Exhibit 99.3

Duane Morris LLP
Toni Marie Vaccarino (TV-8340)
744 Broad Street, Suite 1200
Newark, NJ 07102
(973) 424-2000

-and-

Paul D. Moore
470 Atlantic Avenue, Suite 500

Boston, MA 02210

(617) 289-9200

Attorneys for Med Diversified, Inc., et al.

Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF NEW YORK

In re:	)	Chapter 11
	)	Jointly Administered
)
MED DIVERSIFIED, INC., et al.,	)	Case Nos.:	02-88564
	)		02-88568
	)		02-88570
Debtors.	)		02-88572
	)		02-88573

DISCLOSURE STATEMENT RELATING TO SECOND AMENDED PLAN OF

LIQUIDATION OF TRESTLE CORP., DATED MAY 6, 2004

TABLE OF CONTENTS

I.	BRIEF SUMMARY OF THE PLAN

II.	BRIEF HISTORY OF THE DEBTOR AND ITS BANKRUPTCY CASE

	A.		Overview of the Debtor’s Business

	B.		Events Leading to the Debtor’s Bankruptcy Case

	C.		Commencement of this Chapter 11 Case

	D.		Significant Events During the Chapter 11 Case

		1.	First Day Orders Entered by the Bankruptcy Court

		2.	The Debtor’s Use of Cash Collateral

	E.		Sale of Trestle’s Assets

	F.		The Substantive Consolidation Motion

III.	ASSETS AND LIABILITIES OF THE DEBTOR’S ESTATE

	A.		Assets

		1.	Cash on Hand Expected to be Available for Distribution

		2.	Recovery Rights

	B.		Liabilities

		1.	Secured Claims

		2.	Administrative Claims

		3.	Priority Tax Claims

		4.	Other Priority Claims

		5.	General Unsecured Claims

IV.	SUMMARY OF THE PLAN OF LIQUIDATION

	A.		Classification and Treatment of Claims and Interests

	B.		Treatment of Unclassified Administrative and Priority Tax Claims

		1.	Administrative Expense Claims

i

	2.	Bar Date for Administrative Claims

	3.	Allowed Tax Claims

C.		Classes of Claims and Interests

	1.	Class 1 Claims of the Bank

	2.	Class 2 Claims of Other Secured Creditors

	3.	Class 3 Priority Claims

	4.	Class 4 (Intentionally Omitted)

	5.	Class 5 General Unsecured Claims

	6.	Class 6 Convenience Class Claims

	7.	Class 7 Subordinated Claims

	8.	Class 8 Inter-Debtor Claims

	9.	Class 9 Interests

D.		Implementation of the Plan and Execution of its Terms

	1.	Implementation of the Plan

	2.	The Liquidating Trust

	3.	The Litigation Trust

	4.	The Administrative Claims Fund

	5.	Dissolution

E.	Provisions Regarding Voting Upon and Confirmation of the Plan

	1.	Voting of Claims

	2.	Confirmation of Plan - Requirements

	3.	Nonconsensual Confirmation; Cramdown

	4.	Objections to Plan; Confirmation Hearing; Implementation of Plan

F.		Certain Tax Consequences of the Plan

G.		Executory Contracts and Unexpired Leases

ii

	H.		Provisions Regarding Releases

	I.		Limitation of Liability

	J.		Injunctions and Stays

	K.		Retention of Jurisdiction

		1.	Allowance of Claims

		2.	Executory Contract Proceedings

		3.	Plan Interpretation

		4.	Plan Implementation

		5.	Plan Modification

		6.	Adjudication of Controversies

		7.	Injunctive Relief

		8.	Correct Minor Defects

		9.	Post-Confirmation Orders Regarding Confirmation

		10.	Final Decree

V.	RECOMMENDATION

iii

Pursuant to Section 1125 of the United States Bankruptcy Code, 11 U.S.C. §§101 et seq. (the Bankruptcy Code”), Trestle Corp., the debtor in the above-captioned case under Chapter 11 of the Bankruptcy Code (“Trestle” or the “Debtor”), provides this Disclosure Statement (the “Disclosure Statement”) to all of the Debtor’s known creditors.  The purpose of this Disclosure Statement is to provide such information as the Debtor believes may be deemed material, important or necessary for the Debtor’s creditors to make a reasonable, informed decision in exercising their rights to vote upon the Second Amended Plan of Liquidation of the Debtor dated as of the date of this Disclosure Statement (the “Plan”).  The Plan, a copy of which accompanies this Disclosure Statement as Exhibit A, was filed with the Bankruptcy Court on May 6, 2004.

The Debtor recommends that you vote to accept the Plan.  Each holder of a Claim entitled to vote on the Plan must, however, review the Plan and Disclosure Statement, including all exhibits, carefully and in their entirety and determine whether or not to accept or reject the Plan based upon that creditor’s independent judgment and evaluation.  The description of the Plan in this Disclosure Statement is in summary form and is qualified by reference to the actual terms and conditions of the Plan, which should be reviewed carefully before making a decision to accept or reject the Plan.  Capitalized terms herein have the same meaning as provided in Article 1 of the Plan; other terms shall have the meaning ascribed to them in the Bankruptcy Code.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING THE EXHIBITS HERETO) IS BASED UPON A REVIEW OF THE DEBTOR’S RECORDS, ITS BUSINESS AND ITS AFFAIRS AND INFORMATION PROVIDED BY THE DEBTOR’S EMPLOYEES OR FORMER EMPLOYEES.

EXCEPT AS OTHERWISE EXPRESSLY INDICATED, SUCH INFORMATION HAS NOT BEEN SUBJECT TO AUDIT OR INDEPENDENT REVIEW.

I.              BRIEF SUMMARY OF THE PLAN(1)

The Plan is a liquidating plan and does not contemplate the continuation of the Debtor’s business.  Substantially all of the Debtor’s assets have been liquidated since the commencement of the Debtor’s chapter 11 Case, and the Plan contemplates that the remainder of such assets will be liquidated or otherwise reduced to cash by the Debtor and that the net proceeds from liquidation of assets of the Estate will be distributed by the Liquidating Agent, as disbursing agent, to the holders of various claims described in the Plan to the extent provided for therein.

The following table sets forth a brief summary of the classification and treatment of Claims and Interests and the amounts distributable to the holders of such Claims and Interests under the Plan.  The information set forth in the table is for convenience and represents a summary reference only and is qualified in its entirety by the contents of the Plan, which shall be controlling.  Each holder of the Claim or Interest is referred to the Plan annexed as Exhibit A hereto for further information regarding the classification and treatment of Claims and Interests provided under the Plan.

Class	Treatment	Impairment	Plan Section
Administrative Expense Claims	Unpaid portion of Allowed Administrative Claim paid in full in Cash on the Effective Date, or as soon thereafter as practical.	Unimpaired	II.A.

Priority Tax Claims	Payment of the principal amount of Allowed Priority Tax Claims on the	Unimpaired	II.C.

(1) A more detailed description of the terms of the Plan is provided in Section IV below.

Class	Treatment	Impairment	Plan Section
Effective Date, without interest.

Class 1 (Secured Claims of the Bank)

On the Effective Date of the Plan, or as soon as practicable thereafter, the Liquidating Trust shall pay the Bank all of the Trestle Proceeds except for (i) $175,000, which the Bank has agreed may be paid to Holders of Allowed Unsecured Claims in Class 5, and (ii) sufficient Cash to pay the Allowed Administrative Claims, Allowed Tax Claims and Allowed Claims in Class 3 and Class 6 which the Bank has agreed may be paid to these Creditors.  Except for amounts set aside for the payment of Allowed Administrative Claims, Allowed Tax Claims and Allowed Claims in Classes 3, 5 and 6, the Cash received by the Bank from the Trestle Proceeds shall be deposited by the Bank in the Administrative Claims Fund.  In addition, the Bank shall receive (i) the Net Recoveries received by the Litigation Trust on account of the Recovery Rights, and (ii) the Residual Proceeds from the Liquidating Trust.

		Impaired	IV.A.

Class 2 (Claims of Other Secured Creditors)	On the Effective Date of the Plan, property of the Estate that constitutes security and collateral for the Allowed Claims in Class 2 shall be surrendered to the holders of Allowed Claims in Class 2.	Unimpaired	IV.B.

Class 3 (Priority Claims)	Payment of the principal amount of Allowed Claims in Class 3 on the Effective Date, without interest.	Unimpaired	IV.C.

Class 4 (Intentionally Omitted)

Class 5 (General Unsecured Claims)	Except to the extent that the holder of such Claim agrees to a different treatment, the Liquidating Trust shall pay in Cash on the Effective Date to each holder of an Allowed Claim in	Impaired	IV.E.

Class 5 such Creditor’s Pro Rata Share of the amount remaining from the $175,000 that the Bank agreed to set aside for the payment of Allowed Unsecured Claims pursuant to section IV.A. of the Plan, after payment of the expenses and other obligations of the Liquidating Trust (not directly related to the initiation or prosecution of non-Class 5 Disputed Claims) including, without limitation, the fees and expenses of the Liquidating Agent and the fees and expenses of attorneys and other professionals retained by the Liquidating Agent.  The payments to be made to the holders of Allowed Claims in Class 5 as set forth in this paragraph shall be the sole source of distributions to holders of Allowed Claims in Class 5.

Class 6 (Unsecured Convenience Class Claims)	Payment of the principal amount of such Allowed Claim in Class 6 on the Effective Date, without interest.	Unimpaired	IV.F.

Class 7 (Subordinated Claims)	Holders of Allowed Claims in Class 7 shall receive no distribution under the Plan on account of their Claims	Impaired	IV.G.

Class 8 (Inter-Debtor Claims)	Holders of Allowed Claims in Class 8 will receive no distribution under the Plan on account of their Claims	Impaired	IV.H.

Class 9 (Interests in the Debtor)

The Class 9 Interests shall be deemed canceled on the Effective Date without the payment of any monies or other consideration.  Holders of Class 9 Interests will not receive any distribution under the Plan.

		Impaired	IV.I.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED BY THE DEBTOR TO PROVIDE CREDITORS WITH ADEQUATE INFORMATION SO THAT THEY CAN MAKE AN INFORMED JUDGMENT ABOUT THE PLAN.  EACH CREDITOR

SHOULD READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN.  NO SOLICITATION OF VOTES ON THE PLAN MAY BE MADE EXCEPT PURSUANT TO THIS DISCLOSURE STATEMENT, AND NO PERSON HAS BEEN AUTHORIZED TO UTILIZE ANY INFORMATION CONCERNING THE DEBTOR’S BUSINESS OR ASSETS OR THE PLAN OTHER THAN THE INFORMATION CONTAINED HEREIN FOR PURPOSES OF SOLICITATION.

The Debtor believes that the Plan provides for fair and equitable treatment of the Debtor’s creditors.  The Debtor therefore recommends that creditors vote to accept the Plan.

FOR INFORMATION ABOUT THE PROCEDURE AND DEADLINE FOR VOTING TO ACCEPT OR REJECT THE PLAN AND INFORMATION ABOUT FILING OBJECTIONS TO THE PLAN AND THE CLASSIFICATION OF CLAIMS AND INTERESTS PROVIDED IN THE PLAN, AND THE DEADLINE FOR SUCH OBJECTIONS, SEE THE DETAILED DISCUSSION BELOW.  A HEARING ON CONFIRMATION OF THE PLAN WILL BE HELD BY THE HONORABLE STAN BERNSTEIN, UNITED STATES BANKRUPTCY JUDGE, ON JUNE 25, 2004 AT 10:00 A.M., UNITED STATES BANKRUPTCY COURT, EASTERN DISTRICT OF NEW YORK, UNITED STATES BANKRUPTCY COURT, EASTERN DISTRICT OF NEW YORK, LONG ISLAND FEDERAL COURTHOUSE, 290 FEDERAL PLAZA, CENTRAL ISLIP, NY 11722-4437.  AT THAT HEARING, THE BANKRUPTCY COURT WILL DECIDE WHETHER THE PLAN WILL BE CONFIRMED AND WILL HEAR AND DECIDE ANY AND ALL OBJECTIONS TO THE PLAN OR TO THE PLAN’S CLASSIFICATION OF CLAIMS AND INTERESTS.

II.            BRIEF HISTORY OF THE DEBTOR AND ITS BANKRUPTCY CASE

A.            Overview of the Debtor’s Business

Trestle is a corporation organized under the laws of the state of Delaware with its principal place of business located as of the Petition Date at 151 Shipyard Way, Newport Beach, California.  Prior to the sale of its assets, Trestle was a leading medical solutions company that produced a suite of integrated telemedicine products, including an Internet-enabled microscope.  Trestle’s end-to-end digital solutions enabled health care service providers to collaborate online and on-screen when remotely examining, diagnosing and treating patients.

Trestle developed and sold digital imaging and network medical solutions digitally linking dispersed users and data in the life sciences markets.  Trestle’s MedMicroscopy product provided a digital platform for microscope users to share, store and analyze tissue images.  Trestle’s MedReach product provided healthcare organizations with a cost effective and efficient platform for providing remote examination, diagnosis and treatment of patients.  Trestle’s customers included leading pharmaceutical companies, integrated delivery networks and centers of medical excellence.

Trestle is a wholly-owned subsidiary of Med Diversified, Inc. (“Med”).  Med formed Trestle in September of 2001 in order to have a separate subsidiary corporate entity operate its telemedicine business on a stand alone basis.  Med, as well as certain of its other subsidiaries contributed certain of their assets (including intellectual property rights, certain contractual rights and obligations and equipment) to Trestle, which continued to operate Med’s telemedicine business until the assets of Trestle were sold in May of 2003.

Since its formation, Trestle has operated under the umbrella of Med, as have some 37 direct or indirect subsidiaries of Med, including Trestle.  Med is a corporation organized under the laws of the state of Nevada, with its principal place of business located at 100

Brickstone Square, 5th Floor, Andover, Massachusetts.  Med is a publicly held company trading on the Pink Sheets under the trading symbol “MDDV.”

B.            Events Leading to the Debtor’s Bankruptcy Case

Until October, 2002, Med and its various subsidiaries had been long dependent on financing provided by and through National Century Financial Enterprises, Inc., its affiliates NPF VI, Inc. and NPF XII, Inc. and their servicing company National Premier Financial Services, Inc. (collectively, “NCFE”).  NCFE was one of the nation’s largest financiers of health care receivables.  NCFE typically “purchased” selected physician and other healthcare receivables and subsequently pooled and sold them as asset based securities to institutional investors.  NCFE financed the sellers of the receivables (in the Med entities’ cases, CCG, CCS and Resource), with regular periodic payments.

Pursuant to the terms of certain Sales and Subservicing Agreements by and between NCFE and CCS, CCG and Resource, NCFE purchased certain of the accounts receivables they generated.  Certain sweep and lockbox accounts were established, to which their payors would remit funds.  NCFE would withdraw from those accounts NCFE’s fees and debt servicing payments and, on a weekly basis, would typically wire the balance of those accounts receivable to the Med entities.

Beginning the week of October 21, 2002, and continuing for several weeks, NCFE issued oral commitments to the Med entities, pursuant to which NCFE promised to continue funding the Med entities.  Despite the assurances received from NCFE that funding would be received, NCFE breached its obligations under the Sales and Subservicing Agreements and failed to fund the Med entities with sums necessary to finance their ongoing operations.  On October 31, 2002, the Med entities received letters from NCFE advising that NCFE did not know when or whether it would be in a position to continue funding and/or purchasing accounts receivable.  As a result, the Med entities and numerous other health care providers financed by NCFE (collectively, the “Providers”) could not ascertain whether they would be in a position to provide continued health care to the hundreds of thousands of patients in need of their health care services throughout the United States.

On or about November 4, 2002, litigation ensued on both the state and federal levels between NCFE, on the one hand, and the Med entities and the Providers, on the other, who financed their receivables through NCFE.  Reciprocal restraining orders were issued in both the state and federal courts, having the effect of freezing the Med entities’ cash flow.  On or about November 14, 2002, Med, on behalf of all of the Med entities, sought, but did not receive, an order from the federal court in Columbus, Ohio, which would have released liens of NCFE on future accounts receivable in order to obtain short-term financing in an attempt to forestall bankruptcy.  On November 18, 2002, NCFE filed its own Chapter 11 case in the United States Bankruptcy Court for the Southern District of Ohio (Eastern Division) in Columbus, Ohio, thereby imposing an automatic stay of the Med entities efforts to secure access to proceeds of their accounts receivable.  Meanwhile, NCFE continued to collect the proceeds of the Med entities accounts receivables, including a substantial amount of “Non Purchased Receivables”, including virtually all of the Med entities accounts receivables generated on or after October 21, 2002.

C.            Commencement of this Chapter 11 Case

On November 27, 2002 (the “Petition Date”), Med, CDSI, CCG, CCS, the Debtor and Resource Pharmacy (collectively, the “Debtors”) commenced their Chapter 11 Cases in order to gain access to their accounts receivable, and the proceeds thereof, and to reestablish a cash flow that would enable the Debtors to continue in business and provide essential health care related services to their patients.

D.            Significant Events During the Chapter 11 Case

1.             First Day Orders Entered by the Bankruptcy Court

Shortly after the Petition Date, on December 2, 2002, the Bankruptcy Court conducted a “First Day Hearing.”  At the First Day Hearing, the Bankruptcy Court entered orders approving several motions including:

a.             Motion for an Order Directing Joint Administration of Cases Pursuant to Fed. R. Bankr. P. 1015(b);

b.             Emergency Motion for Order Authorizing Debtors to Pay Certain Pre-Petition Wages, Payroll Taxes, Employee Benefits, Reimbursable Expenses and Insurance;

c.             Motion for Order Authorizing (1) Maintenance of Pre-Petition Bank Accounts; and (2) Continued Use of Business Forms; and

d.             Debtors’ Emergency Motions for Interim and Final Orders Authorizing Use of Cash Collateral.  Trestle filed its own motion independent of that filed on behalf of the other Debtors.

2.             The Debtor’s Use of Cash Collateral

As noted above, one of the Debtor’s “first day” motions was its Emergency Motion for Interim and Final Orders Authorizing Use of Cash Collateral, pursuant to which the Debtor sought authority from the Bankruptcy Court to use the proceeds of its accounts receivable, in which the Bank asserted rights and security interests, to fund the Debtors’ necessary day-to-day costs and expenses of operating its business under the protection of Chapter 11.  At the time of the filing, the Debtor had $841,539 of accounts receivable that were subject to the Bank’s liens.  Through emergency, interim and final orders entered by the Bankruptcy Court, the Bankruptcy Court authorized the Debtor’s use of such proceeds to pay specified budgeted expenses.  To the extent of any diminution in the value of the Debtor’s alleged cash collateral, the Bank was granted a replacement lien on all of the

Debtor’s post-petition assets, other than the Recovery Rights, to secure any diminution in the Bank’s cash collateral resulting from the Debtor’s use.  In the event such lien proved insufficient to protect the Bank’s interests, the Bank was granted so-called “super-priority” administrative claims senior in priority to the rights of other holders of administrative expense claims.  The liens and claims of the Bank were granted the same priority, validity and perfection as existed prior to the commencement of the Debtor’s case.

E.             Sale of Trestle’s Assets

Since prior to the Petition Date, the sale of all or substantially all of Trestle’s assets was contemplated by Trestle’s management.  After the Petition Date, the need to expeditiously effectuate such a sale became even more clear.  It was apparent that continuing operations under chapter 11 would decrease the value of Trestle’s assets to the Estate.  Since Trestle’s customers sought a long-term technology partner, Trestle’s new sales were negatively impacted by the uncertainty of the bankruptcy outcome.  Existing customers withheld new orders in order to ensure that Trestle would have the wherewithal to deliver and service new technology orders.  New customers likewise were reluctant to establish a technology relationship with a chapter 11 debtor whose future was uncertain.

Meanwhile, with the passage of time operating under chapter 11, Trestle maintained its day to day operations through the use of cash collateral while working through its backlog of orders.  Absent new business, however, Trestle was likely ultimately to be unable to maintain sufficient working capital to fund its day to day needs.

For all of the foregoing reasons, Trestle continued after the Petition Date its efforts to attract a buyer for its assets.  In furtherance of those efforts, in January, 2003, Trestle retained First Securities USA, through its division SBI, USA, LLC (“SBI”), as investment bankers and advisors with respect to the contemplated sale.  With SBI’s assistance, Trestle secured a so-called “stalking horse” bid from Trestle Acquisition Corp. (“TAC”), a wholly-owed subsidiary of Sunland Entertainment Co., Inc. which had no prior affiliation with Trestle or the other Debtors.

Pursuant to the Asset Purchase Agreement, TAC proposed to purchase, free and clear of all liens, claims and encumbrances, all or substantially all of Trestle’s assets and certain of those of Med and its subsidiaries, Illumea Corporation and Vidimedix Acquisition Corporation associated with Trestle’s business and operations.  In consideration for the sale, TAC proposed to pay cash in the amount of $1,000,000, as well as to assume up to $165,000 of certain scheduled liabilities.  As a “stalking horse” bid, TAC’s offer was subject to Bankruptcy Court approval, as well as higher and better counteroffers and an auction process if any such offers were received.  On May 12, 2003, the Bankruptcy Court held a hearing on the sale to TAC.  After the receipt of a third party offer and further bidding, the Bankruptcy Court approved the sale to TAC for a cash purchase price of $1,250,000, plus the liabilities assumed by TAC, for an aggregate consideration of approximately $1,400,000.  Trestle consummated such sale shortly thereafter.

F.             The Substantive Consolidation Motion

In March 2004, the Official Committee of Unsecured Creditors of Med (the “Med Committee”) filed a motion seeking to substantively consolidate the estates of Med, CDSI, CCG, Resource Pharmacy, and the Debtor (the “Committee Motion to Substantively Consolidate”).

If the Committee Motion to Substantively Consolidate were granted, all of Trestle’s assets would have been subject to the claims of creditors such as NCFE, which has filed proofs of claims totaling approximately $99,570,000 in the Debtors’ bankruptcy cases, as well as the Bank’s claims that have been asserted against these Debtors.

In conjunction with the confirmation of this Plan and the Plans proposed in the Debtors’ other cases, the Committee Motion to Substantively Consolidate will be withdrawn and creditors of Trestle will not be faced with the potential dilution to which they could have been exposed had said motion been granted.

III.           ASSETS AND LIABILITIES OF THE DEBTOR’S ESTATE

As a result of the sale and the withdrawal of the Committee Motion to Substantively Consolidate, the Debtor’s assets will consist of the proceeds from the sale and the excluded assets, which consist of any proceeds the Debtor may recover on account of the Recovery Rights.  The Debtor’s liabilities consist of Secured Claims, Administrative Claims, Priority Claims, Tax Claims and General Unsecured Claims against the Debtor in this case.

In summary, the Estate’s assets and the claims against the Estate are estimated as follows.

A.            Assets

The Assets on hand as of the filing of this Disclosure Statement are as follows:

1.             Cash on Hand Expected to be Available for Distribution.  The Debtor holds approximately $1.1 million in net cash proceeds of the sale.  This cash will be available to fund the Plan and be distributed to administrative claimants and creditors.

2.             Recovery Rights.  Based upon a preliminary analysis conducted by the Debtor, there appear to be few, if any, preference, fraudulent conveyance or other avoidance actions available to the Estate to generate additional assets for the Estate.  The Debtor’s Statements of Financial Affairs on file with the Court disclosed: (i) all payments to creditors made within ninety (90) days of the Petition Date; (ii) all payments to insiders made within one (1) year of the Petition Date; and (iii) all distributions to an insider of the Debtors, including compensation in any form, bonuses, loans, stock redemptions, and options exercised within one (1) year of the Petition Date.  The Debtor has begun investigating the Recovery Rights and a list of all presently-known potential preference and fraudulent transfer actions and the possible recoveries is attached hereto as Exhibit “B.”  The actions listed on Exhibit “B” do not represent a definitive list of all such actions.  The Debtor is investigating, and the Litigation Trust Trustee will continue to investigate, the Debtor’s books and records for any and all such actions, and to the extent determined to be actionable and material, the Debtor or the Litigation Trust Trustee will pursue them.  Pursuant to section 546 of the Code, avoidance actions under sections 544 through 551 of the Code must be commenced prior to November 27, 2004.  To date, the Debtor has not commenced any recovery actions in this case.  The Debtor has, however, reviewed the potential preference and fraudulent transfer actions identified in Exhibit “B.”  Although the nominal amounts of the transfers are listed in Exhibit “B,” the Debtor cannot accurately estimate the likely recoveries by the Litigation Trust because each claim must be analyzed to determine if any defenses exist, and to be sure that any potential recovery is sufficient to justify the expense of prosecution of the recovery action.

B.            Liabilities

The above-described assets are available to satisfy the following claims pursuant to the Plan:

1.             Secured Claims.  In late 2001, the Bank loaned Med $70,000,000, evidenced by certain subordinated debentures reflecting an aggregate principal owing to the Bank in that amount, dated as of December 28, 2001, issued by Med to the Bank (the “Original Debentures”).  The due date for the Original Debentures was June 28, 2002.  Med was unable to repay the Original Debentures when they became due on June 28, 2002.  In June 2002, Med commenced a lawsuit against the Bank and certain other parties, and the Bank filed its own action against Med, NCFE and certain of their respective executive s, among others.  In August 2002, Med, NCFE and the Bank agreed to settle the claims among themselves by entering into certain agreements, including, without limitation, the Amendment Agreement dated as of June 28, 2002 (the “Amendment Agreement”).  Pursuant to the Amendment Agreement and related documents, Med entered into five amended debentures (the “Amended Debentures”) in the aggregate principal amount of $57,500,000, which, among other things, extended the maturity date of the Original Debentures for two years, to June 28, 2004.  TEGCO Investments, LLC also agreed to purchase from the Bank one of the Original Debentures for a purchase price of $12,500,000.

In connection with the execution of the Amendment Agreement, Med executed a Security Agreement dated as of June 28, 2002 (the “Med Security Agreement”), in which Med granted the Bank a security interest in, among other things, certain of Med’s accounts receivable and related contract rights and a pledge of stock in certain of its subsidiaries, including Trestle.  As part of the same transaction, certain of Med’s subsidiaries, including Trestle, executed a Med Subsidiaries Pledge and Security Agreement dated as of June 28, 2002 (the “Med Sub Security Agreement”), in which Trestle and certain other affiliated entities granted the Bank a security interest in, among other things, certain accounts receivable of such entities and a pledge of stock in certain of their subsidiaries.  Between October 21, 2001, and October 2, 2002, there were 24 separate transactions pursuant to which Med utilized funds it received from the Bank to fund $3,185,129.36 of the Debtor’s cash needs and payroll.

In addition, the Debtor granted the Bank a security interest in all post-petition Assets of the Estate by reason of any diminution in the value of its collateral by reason of the Debtor’s use of such collateral during the chapter 11 Case.  On April 21, 2003, the Bank filed a proof of claim in the amount of $150,000,000 in the Debtor’s bankruptcy case.  No miscellaneous secured claims were filed against the Debtor on or before the Bar date.

2.             Administrative Claims.  Administrative Claims, described in Bankruptcy Code Sections 503(b) and 507(a)(1), are obligations which were incurred by the Debtor’s Estate during the Chapter 11 Case.  These include professional fees and other expenses of the case itself, fees payable pursuant to 28 U.S.C., Section 1930, and claims, if any, of creditors for goods and services supplied to the Estate during the chapter 11 Case other than those assumed by the purchaser of the Debtor’s assets.  All but approximately $24,000.00 of the Estate’s obligations incurred in the normal course of business on or after the Petition Date were paid as such obligations became due in the ordinary course of business, or assumed by TAC pursuant to the sale, other than for professional fees.

Administrative expense claims against the Debtor’s Estate also include such amounts as may be allowed by the Bankruptcy Court, after notice and a hearing, on account of the fees and expenses of the various Professionals who served in the Debtor’s case pursuant to orders of the Bankruptcy Court authorizing and approving their appointment.  As of March 30, 2004, approximately $45,000 professional fees and expenses remain accrued, but unpaid.  The Debtor estimates that an additional $15,000.00 of fees and expenses will be incurred through the Effective Date of the Plan.

The amount ultimately allowed by the Bankruptcy Court may vary from the amount sought and estimated by the above Professionals.  Actual fees and expenses also may vary from the above estimates for the period March 30, 2004 through the Effective Date of the Plan.

3.             Priority Tax Claims.  No allowable unsecured tax claims entitled to priority under Bankruptcy Code Section 507(a)(8) were asserted on or before the Bar Date fixed by the Bankruptcy Court.

4.             Other Priority Claims.  On or before the Bar Date fixed by the Bankruptcy Court, some $368,300 of Priority Claims were asserted against the Debtor.  However, all or substantially all of any such allowable claims have been satisfied pursuant to orders of the Bankruptcy Court.  Accordingly, the Debtor believes that there are few, if any, remaining priority claims to be paid pursuant to the Plan.

5.             General Unsecured Claims.  Pursuant to the Bankruptcy Court’s order fixing April 21, 2003, as the Bar Date or deadline for filing pre-petition claims against Trestle, various creditors filed Claims in addition to, or in excess of, those scheduled by the Debtor.  The Claims asserted against the Debtor on or before the Bar Date aggregate $1,358,722.00.  The Debtor is in the process of reviewing such claims and filing objections to such claims.  Subject to resolution of those claims, the Debtor projects that Allowed Unsecured Claims (without accounting for the deficiency claims of secured creditors) will not exceed $683,000.  The Debtor estimates that holders of Allowed general unsecured claims will receive a dividend of approximately 26% of their claims.

IV.           SUMMARY OF THE PLAN OF LIQUIDATION

THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT, AND IMPLEMENTATION OF THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT AS EXHIBIT A.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO IN THE PLAN.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO IN THE PLAN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR

THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO IN THE PLAN, WHICH ARE OR WILL HAVE BEEN FILED WITH THE CLERK OF THE BANKRUPTCY COURT, WILL CONTROL THE TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, THE DEBTOR, AND OTHER PARTIES IN INTEREST.

A.            Classification and Treatment of Claims and Interests

Under the Plan, Claims against, and Interests in, the Debtor are divided into “Classes of Claims” or “Classes” according to their relative priority and other criteria.  Though the Plan is divided into Classes, the Plan does not seek to allow any Claim, any particular holder of a Claim’s entitlement to distributions under the Plan, or, other than for voting purposes, a holder of a Claim’s entitlement to qualify for a particular Class.

Section 1123 of the Bankruptcy Code requires that a plan of reorganization classify the claims of a debtor’s creditors (other than certain claims, including expenses of administration and taxes) and the interests of its equity holders.  The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim of a creditor or an interest of an equity holder in a particular class only if such a claim or interest is substantially similar to the other claims or interests of such class.  The Plan does not classify expenses of administration and priority taxes.

The Debtor believes that it has classified or not classified all Claims and Interests in compliance with the requirements of Section 1123 of the Bankruptcy Code.  If a holder of a

Claim or Interest challenges such classification of Claims or Interests and the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, then the Debtor, to the extent permitted by the Bankruptcy Court, intends to make such reasonable modifications to the classification of Claims or Interests under the Plan to provide for whatever classification might be required by the Bankruptcy Court for confirmation.  EXCEPT TO THE EXTENT THAT SUCH MODIFICATION OR CLASSIFICATION ADVERSELY AFFECTS THE TREATMENT OF A HOLDER OF A CLAIM OR INTEREST AND REQUIRES RESOLICITATION, ACCEPTANCE OF THE PLAN BY ANY HOLDER OF A CLAIM PURSUANT TO THIS SOLICITATION WILL BE DEEMED TO BE A CONSENT TO THE PLAN’S TREATMENT OF SUCH HOLDER REGARDLESS OF THE CLASS TO WHICH SUCH HOLDER IS ULTIMATELY DEEMED TO BE A MEMBER.

The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each Claim or Interest in a Class unless the holder of a particular Claim or Interest agrees to less favorable treatment of its Claim or Interest.  The Debtor believes that it has complied with such standard.  If the Bankruptcy Court finds otherwise, then it could deny confirmation of the Plan if the holders of affected Claims do not consent to the treatment afforded them under the Plan.

The Plan divides Claims and Interests into 9 Classes.  Administrative Claims and Tax Claims have not been classified and are excluded from the Plan’s Classes in accordance with Section 1123(a)(1) of the Bankruptcy Code.  A Claim or Interest is included in a particular Class only to the extent that such Claim or Interest fits within the description of that Class and, unless otherwise set forth in the Plan, is included in a different Class to the extent that any remainder of such Claim or Interest fits within the description of such different Class.  A Claim or Interest is included in a particular Class only to the extent that such Claim is Allowed in that Class and has not and will not be paid prior to the Effective Date.

B.            Treatment of Unclassified Administrative and Priority Tax Claims

1.             Administrative Expense Claims

Subject to the bar date provisions of section II.B of the Plan, on the later of the Effective Date, or the date on which the Administrative Claim is allowed, the Debtor or the Liquidating Trust, as applicable, will pay to each Creditor holding an Allowed Administrative Claim, unless that Creditor agrees to different treatment, Cash equal to the unpaid portion of such Allowed Administrative Claim; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business of the Debtor shall be paid in full and performed by the Debtor in accordance with the terms and conditions of the particular transactions and any applicable agreements.  United States Trustee quarterly fees will be paid in accordance with 28 U.S.C. § 1930(a)(6).  The source of funds for payment of Allowed Administrative Claims shall be the Debtor’s Cash and the Trestle Proceeds.

The Debtor has paid most of the Debtor’s obligations incurred in the normal course of business since commencement of the chapter 11 Case as such obligations became due in the ordinary course of business, other than for Professional fees.  Therefore, the bulk of the unpaid Administrative Claims are for Professional fees.

2.             Bar Date for Administrative Claims

All applications for compensation of Professionals for services rendered and for reimbursement of expenses incurred on or before the Effective Date, and any other request for compensation by any Entity for making a substantial contribution in the Case, and all other requests for payment of Administrative Claims incurred before the Effective Date under sections 507(a)(1) or 503(b) of the Code (except only for Claims under 28 U.S.C. § 1930) shall be filed no later than thirty (30) days after the Effective Date.  Any such Claim not filed within this deadline shall be forever barred and the Debtor shall be discharged of any obligation on such Claim; and any Creditor who is required to file a request for payment of such Claim and who does not file such request by the applicable bar date shall be forever barred from asserting such Claim against the Estate, the Debtor, the Litigation Trust, the Liquidating Trust, or any of their respective properties.  The Allowed Administrative Claims of Professionals shall be paid in accordance with section 1129(a)(9)(A) of the Code by the Debtor or the Liquidating Trust, as applicable.  Any objections to Administrative Claims must be filed by the later of (i) sixty (60) days after the Confirmation Date, or (ii) twenty (20) days following a request for allowance of such Administrative Claim pursuant to this paragraph.

Any Claim arising on or after the Confirmation Date shall be asserted against the Liquidating Trust or the Litigation Trust, as applicable, and shall not be dealt with under the Plan.

3.             Allowed Tax Claims

Unless the holder of an Allowed Tax Claim agrees otherwise, the Liquidating Trust shall pay in Cash on the Effective Date to each holder of an Allowed Tax Claim the principal amount of such Allowed Claim, without post-petition interest.

C.            Classes of Claims and Interests

The 9 classes into which Claims and Interests are divided under the Plan are as follows:

Class 1 Secured Claims of the Bank	Impaired

Class 2 Other Secured Claims	Unimpaired

Class 3 Priority Claims	Unimpaired

Class 4 (Intentionally Omitted)

Class 5 General Unsecured Claims	Impaired

Class 6 Unsecured Convenience Class Claims	Unimpaired

Class 7 Subordinated Claims	Impaired

Class 8 Inter-Debtor Claims	Impaired

Class 9 Interests	Impaired

Unless otherwise specifically provided for in the Plan or Confirmation Order, other Bankruptcy Court orders, or required by applicable bankruptcy law, interest shall not accrue on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.  Interest also shall not accrue or be paid on any Disputed Claim for the period from the Petition Date to the date such Disputed Claim becomes an Allowed Claim or from the date the Disputed Claim is Allowed.

The treatment of Claims and Interests under the Plan depends on the Class of such Claims or Interests and whether and to what extent such Claims or Interests are Allowed.  The Claims and Interests in each Class and the treatment of such Allowed Claims and Allowed Interests are described below.

1.             Class 1 Claims of the Bank

Class 1 is impaired.  On the Effective Date of the Plan, or as soon as practicable thereafter, the Liquidating Trust shall pay the Bank all of the Trestle Proceeds except for (i) $175,000, which the Bank has agreed may be paid to Holders of Allowed Unsecured Claims in Class 5, and (ii) sufficient Cash to pay the Allowed Administrative Claims, Allowed Tax Claims and Allowed Claims in Class 3 and Class 6 which the Bank has agreed may be paid to these Creditors.  Except for amounts set aside for the payment of Allowed

Administrative Claims, Allowed Tax Claims and Allowed Claims in Classes 3, 5 and 6, the Cash received by the Bank from the Trestle Proceeds shall be deposited by the Bank in the Administrative Claims Fund.  To the extent that a Creditor in Class 1 does not hold an Allowed Secured Claim, such Claim, if it becomes an Allowed Claim, shall be included in Class 5.

The Bank shall also receive (i) the Net Recoveries received by the Litigation Trust on account of the Recovery Rights, and (ii) the Residual Proceeds from the Liquidating Trust.

Had no agreement been reached with the Bank concerning an apportionment of monies for general unsecured creditors, the vast majority of the Debtor’s cash on hand was subject to the Bank’s replacement lien.  Further, the Bank’s undersecured claim, even if limited to the amount of Bank proceeds traceable to monies paid to Trestle, represented over 82% of outstanding general unsecured claims.  If the Committee Motion to Substantively Consolidate was left unresolved, substantial monies would have been needed to be expended in opposing it, and if the motion had been granted, there was the potential that the unsecured class could have been swamped with other claims.

2.             Class 2 Claims of Other Secured Creditors

Class 2 is unimpaired.  On the Effective Date of the Plan, the Liquidating Agent shall surrender to the holders of Allowed Secured Claims in Class 2 such property of the Estate as may be security and collateral therefore.

To the extent that a Creditor in Class 2 does not hold an Allowed Secured Claim, such Claim, if it becomes an Allowed Claim, shall be included in Class 5.

3.             Class 3 Priority Claims

Class 3 is unimpaired.  Except to the extent that the holder of such Claim agrees to a different treatment, the Liquidating Trust shall pay in Cash on the Effective Date to each holder of an Allowed Priority Claim in Class 3 the principal amount of such Allowed Claim, without interest.

4.             Class 4  (Intentionally Omitted)

5.             Class 5 General Unsecured Claims

Class 5 is impaired.  The amount of Disputed Claims that shall be Allowed Claims shall be determined by the Court.  Except to the extent that the holder of such Claim agrees to a different treatment, the Liquidating Trust shall pay in Cash on the Effective Date to each holder of an Allowed Claim in Class 5 such Creditor’s Pro Rata Share of the amount remaining from the $175,000 that the Bank agreed to set aside for the payment of Allowed Unsecured Claims in Class 5 pursuant to section IV.A. of the Plan after payment of the expenses and other obligations of the Liquidating Trust (not directly related to the initiation or prosecution of objections to non-Class 5 Disputed Claims) including, without limitation, the fees and expenses of the Liquidating Agent and the fees and expenses of attorneys and other professionals retained by the Liquidating Agent.  The payments to be made to the holders of Allowed Claims in Class 5 as set forth in this paragraph shall be the sole source of distributions to holders of Allowed Claims in Class 5.

To the extent that the Bank has an Allowed Class 5 Claim (because insufficient collateral exists to secure the Secured Claims of the Bank, or the liens, security interests, or other encumbrances that are senior in priority to the Secured Claims exceed the fair market value of the collateral), such Claims shall be subordinated to the payment of other Allowed Claims in Class 5 as provided for in the Plan.

References in this Disclosure Statement to the amounts of Claims are based upon the amounts of those Claims as reflected in the Debtor’s schedules of liabilities or in filed proofs of claim and are not intended to be admissions regarding the allowed amount of the Claims and shall not constitute a waiver of the Debtor’s, the Litigation Trust, and/or the Liquidation Trusts’ rights to assert any otherwise available affirmative claim, defense, recoupment, setoff, or counterclaim against any party, including the holder of a Claim.  The Debtor, the Litigation Trust, and/or the Liquidation Trust, as applicable, shall be entitled to assert such affirmative claims, defenses, recoupments, setoffs, and counterclaims after the Effective Date.  The Debtor has not completed its audit and analysis of the filed proofs of claim and reserves the right to object to such Claims at any time during these cases prior to the Effective Date.  Pursuant to the Plan, any objections to Disputed Claims that are not resolved prior to the Effective Date of the Plan may be commenced or continued by the Liquidating Trust or Litigation Trust, as applicable, after the Effective Date.

6.             Class 6 Convenience Class Claims

Class 6 is unimpaired.  Except to the extent that the holder of such Claim agrees to a different treatment, the Liquidating Trust shall pay in Cash on the Effective Date to each holder of an Allowed Convenience Class Claim in Class 6 the principal amount of such Allowed Claim, without interest.

7.             Class 7 Subordinated Claims

Class 7 is impaired.  Holders of Allowed Subordinated Claims in Class 7 will receive no distribution under the Plan on account of such Claims.

8.             Class 8 Inter-Debtor Claims

Class 8 is impaired.  Holders of Allowed Claims in Class 8 will receive no distribution under the Plan on account of such Claims.

9.             Class 9 Interests

Class 9 is impaired.  The Class 9 Interests shall be deemed canceled on the Effective Date without the payment of any monies or other consideration.  Holders of Class 9 Interests will not receive any distribution on account of such Interests under the Plan.

D.            Implementation of the Plan and Execution of its Terms

1.             Implementation of the Plan

The Debtor proposes to implement and consummate the Plan through the means contemplated by sections 1123(a)(5) (B), (D), and (E), 1123(b)(2), (b)(3)(A) and (B), (b)(4) and (b)(5) of the Code.

2.             The Liquidating Trust

a.             Purpose of the Liquidating Trust.  The Liquidating Trust shall be deemed established on the Effective Date pursuant to the terms of the Liquidating Trust Agreement.  The purpose of the Liquidating Trust is to liquidate the unliquidated assets of the Debtor’s Estate, if any; to resolve disputes between and among Claim holders (including by objecting to Claims, if appropriate); to make payment of all Allowed Administrative Claims, Allowed Tax Claims and Allowed Claims in Classes 1, 2, 3, 5 and 6, pursuant to the terms of the Plan; and to distribute the Residual Proceeds, if any, to the Bank.

b.             Transfers of Property.  On the Effective Date, all of the assets of the Debtor’s Estate except for the Recovery Rights shall be irrevocably assigned, transferred and conveyed to the Liquidating Trust including, without limitation, all shares of stock, securities, and other equity interests held by the Debtor as of the Effective Date and all of the Trestle Proceeds.

c.             Management and Powers of the Liquidating Trust.  After the Effective Date, the affairs of the Liquidating Trust and all assets held or controlled by the Liquidating Trust shall be managed under the direction of the Liquidating Agent in accordance with the terms of the Liquidating Trust Agreement.  The Liquidating Agent shall be selected by the Debtor.  The Liquidating Trust shall be deemed to be a representative of the Estate as provided by section 1123 of the Code, to the extent of and in accordance with the terms of the Liquidating Trust, shall have the rights, powers and standing of debtors- in-possession under section 1107 of the Code, and such other rights, powers and duties incident to causing performance of the Debtor’s obligations under the Plan or otherwise as may be reasonably necessary to the administration of the Liquidating Trust.  Subject to the terms of the Liquidating Trust Agreement, the powers of the Liquidating Trust shall include, without limitation:  (a) the ability and authority to object to Administrative Claims, Tax Claims and Claims in Classes 3, 5 and 6, and the ability to prosecute or settle such objections and defend claims and counterclaims asserted in connection therewith (including by way of asserting the Debtor’s rights of recoupment, setoff or otherwise); (b) effecting distributions under the Plan to the holders of Allowed Claims pursuant to the terms of the Plan; (c) the sale, lease, license, abandonment or other disposition of any or all of the property of the Liquidating Trust; (d) participation in any post-Confirmation Date motions to amend or modify the Plan or the Liquidating Trust Agreement, or appeals from the Confirmation Order; and (e) participation in actions to enforce or interpret the Plan.

If the holder of a Disputed Claim and the Liquidating Agent agree to a settlement of such holder’s Disputed Claim for an amount not in excess of the face amount of such Disputed Claim, such Claim shall be deemed to be an Allowed Claim as of the Effective Date in an amount equal to the agreed settlement amount without need for further review or approval of the Court.  If the proposed settlement involves a Disputed Claim for an amount in excess of the face amount of such Disputed Claim, then the Liquidating Agent shall provide notice of the proposed settlement to the Office of the United States Trustee, the Reorganized Debtors and counsel for the Bank and schedule a Court hearing to resolve the objection.

All fees and expenses of the Liquidating Trust, including, but not limited to, the fees and expenses of the Liquidating Agent and the fees and expenses of attorneys and other professionals employed by the Liquidating Agent, shall be paid from the $175,000 set aside by the Bank for the payment of Allowed Class 7 Claims, except for fees and expenses directly related to the initiation and/or prosecution of objections to Disputed Claims other than those in Class 5.  The fees and expenses of the Liquidating Trust directly related to the initiation and/or prosecution of objections to Disputed Claims other than those in Class 5 shall be paid by the Reorganized Debtors.

d.             Establishment of Reserve.  Pursuant to the terms of the Liquidating Trust Agreement, the Liquidating Agent shall maintain a reserve in trust for the payment of any administrative expenses of the Liquidating Trust, any applicable taxes, any Tax Claims, any Administrative Claims, and any Disputed Claims which may later become Allowed Claims.

e.             Employment of Professionals.  The Liquidating Agent is authorized, without further order of the Court, to employ such Entities, including professionals, as he/she/it may deem necessary to enable him/her/it to perform his/her/its functions under the Plan, and the costs of such employment and other expenditures shall be paid solely from assets transferred to, or payments received by, the Liquidating Trust as provided in the Plan.  Such Entities shall be compensated and reimbursed for their reasonable and necessary fees and out-of-pocket expenses on a monthly basis from the Liquidating Trust without further notice, hearing or approval of the Court except as set forth in the Liquidating Trust Agreement.

f.              Objections to Claims by the Liquidating Trust.  All objections to Disputed Claims to be filed by the Liquidating Agent shall be filed with the Court and served upon the holders of such Claims by the later of (a) 90 days after the Effective Date, or (b) 90 days after the particular proof of claim has been filed, except as extended by an agreement between the claimant and the Liquidating Trust, or by order of the Court upon a motion filed by the Liquidating Trust, with notice of such motion to be served upon the Office of the United States Trustee and those holders of Disputed Claims to whom the objection is made.  If an objection has not been filed to a proof of claim that relates to a Disputed Claim by the objection bar dates established in this paragraph, the Claim to which the proof of claim relates shall be treated as an Allowed Claim for purposes of distribution under the Plan.

g.             Distributions.  Distributions shall be made in accordance with the Plan, the Confirmation Order, and the Liquidating Trust Agreement.

(i)            Reserve for Disputed Claims.  For purposes of calculating Pro Rata distributions or any other distributions to be made under the Plan to holders of Allowed Claims, the calculation of the total Allowed Claims shall be computed as if all Disputed Claims then pending were allowed in the full amount thereof.

(ii)           Initial Distribution Date.  Except for payments required to be made on the Effective Date in accordance with other sections of the Plan, the Liquidating Agent shall make the initial distribution from the Liquidating Trust at such time as the Liquidating Agent, in the exercise of his or her discretion, deems appropriate, provided that in the reasonable discretion and judgment of the Liquidating Agent, there shall be in the Liquidating Trust Cash in an amount sufficient to render feasible a distribution after making reasonable reserves to pay the expenses (including, but not limited to, federal income taxes and withholding taxes, if any, or in objecting to Claims), debts, charges, liabilities, and obligations of the Liquidating Trust.

(iii)         Allowance of Claims.  Distributions shall be made with respect to any Disputed Claim which becomes an Allowed Claim after the Effective Date on or as soon as practicable after the date on which each Disputed Claim becomes an Allowed Claim.  The amount of any distribution shall be calculated, on a Pro Rata basis, so that each Disputed Claim that becomes an Allowed Claim receives an initial distribution equal to the total percentage distributions made prior to the date of such allowance on account of other Allowed Claims under the Plan and the Liquidating Trust Agreement.

(iv)          Subsequent Distribution Dates.  After the Initial Distribution Date, unless otherwise directed in the Plan or a post-Confirmation Date Final Order, the Liquidating Agent shall make additional annual distributions (to be made every twelfth month following the Effective Date) to the holders of Allowed Claims, provided that in the reasonable discretion and judgment of the Liquidating Agent, there shall be in the Liquidating Trust Cash in an amount sufficient to render feasible a distribution after making reasonable reserves to pay the expenses (including, but not limited to, federal income taxes and withholding taxes, if any, and all expenses and fees incurred in objecting to Claims), debts, charges, liabilities, and obligations of the Liquidating Trust, and provided that each distribution to a single Creditor must exceed $25.00.  Any annual distribution which is less than $25.00 shall be withheld and carried-over to the next period only once; thereafter, the distribution shall be made notwithstanding the fact that it may be less than $25.00.

(v)            Unclaimed Property.  Unclaimed Property that shall remain unclaimed at the end of 180 days following the date of an attempted distribution shall be reallocated to other Creditors and redistributed by the Liquidating Trust.  After the expiration of 180 days following the date of an attempted distribution, each Claim with respect to Unclaimed Property shall be treated as if it had been disallowed in its entirety and all right, title and interest therein shall vest in the Liquidating Trust for redistribution in the order and priority established in the Plan and the Liquidating Trust Agreement. Until the expiration of 180 days following the date on which the distribution of the Unclaimed Property has been attempted, Unclaimed Property shall be delivered upon presentation of proper proof by a holder of its entitlement thereto.

(vi)          Surrender.  Notwithstanding any other provision of the Plan, no holder of an Allowed Claim shall receive any distribution under the Plan in respect of such Allowed Claim until such holder has surrendered to the Liquidating Trust any promissory note or other document(s) evidencing such Allowed Claim, or until evidence of loss and indemnity satisfactory to the Liquidating Agent, in his/her/its sole and absolute discretion, shall have been delivered to the Liquidating Trust in the case of any note or other document(s) alleged to be lost, stolen or destroyed.

(vii)         Final Distribution.  Pursuant to the Plan, the Residual Proceeds from the Liquidating Trust shall be paid to the Bank as soon as practical after (a) the liquidation of all of the assets of the Estate, (b) the payment of all of the expenses and other obligations of the Liquidating Trust including, without limitation, the fees and expenses of the Liquidating Agent and the fees and expenses of attorneys and other professionals retained by the Liquidating Agent, and (c) the payment of all Allowed Tax

Claims, Allowed Priority Claims, Allowed Administrative Claims and Allowed Claims in Class 5 pursuant to the terms of the Plan.

(viii)        Exemption From Certain Transfer Taxes.  Pursuant to section 1146(c) of the Code, the issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer under a plan confirmed under section 1129 of the Code, may not be taxed under any law imposing a stamp tax, transfer tax or similar tax.  Pursuant to section 1146(c) of the Code, no transfer to or from the Liquidating Trust under the Plan, shall be subject to any stamp tax, transfer tax or similar tax.

(ix)          Estimation of Unliquidated Disputed Claims.  As to any unliquidated Disputed Claim, including Claims based upon rejection of executory contracts or leases, or other Disputed Claims, the Court, upon motion by the Liquidating Trust, may estimate the amount of the Disputed Claim and may determine an amount sufficient to reserve for any such Claim.  Any Entity whose Disputed Claim is so estimated shall have recourse only against the Liquidating Trust and against no other assets or person (including the Liquidating Agent), and in any case only in an amount not to exceed the estimated amount of such Entity’s Claim, even if such Entity’s Claim, as finally allowed, exceeds the maximum estimated amount thereof.

(x)           Certain Tax Matters.  For all federal and state income tax purposes, the Debtor shall report and treat the transfer of property conveyed to the Liquidating Trust as a sale of such assets at a selling price equal to the fair market value of such assets on the date of the transfer.  For all such purposes, the transferred assets shall be deemed to have the fair market values determined by the Liquidating Agent in his/her/its absolute and sole discretion, and such valuations shall be used by Debtor and the Liquidating Trust for all federal and state income tax purposes.  The Liquidating Trust shall be deemed to be a “disputed ownership fund” within the meaning of Proposed Treasury Regulation section 1.468B-9.  The Debtor shall irrevocably make and constitute the Liquidating Agent as its attorney-in- fact to prepare, make, and file any statement referenced in Proposed Treasury Regulation section 1.468B-9, or, at the election of the Liquidating Agent, shall prepare, make, and file such statement(s) pursuant to instructions issued by the Liquidating Agent.  Any such statement shall be consistent with the provisions of the Plan and the Liquidating Agent’s determination of the fair market values of the property conveyed to the Liquidating Agent.

(xi)          The Disbursing Agent.  The Liquidating Agent shall serve as the disbursing agent, without bond, for purposes of making transfers and payments under the Plan.

3.             The Litigation Trust

a.             Purpose of the Litigation Trust.  The Litigation Trust shall be deemed established on the effective date of the CDSI Plan pursuant to the terms of the CDSI Plan and the Litigation Trust Agreement.  The purpose of the Litigation Trust is, among other things, to prosecute the Recovery Rights and distribute any Net Recoveries to the Bank (after payment of the claims and expenses of the Litigation Trust Trustee).  No other Creditors or Entities shall receive any proceeds from the Recovery Rights.

b.             Transfers of the Recovery Rights to the Litigation Trust.  On the Effective Date, or as soon thereafter as practicable, the Recovery Rights shall be irrevocably assigned, transferred and conveyed to the Litigation Trust.  The Litigation Trust Claims, which include: (a) claims against insiders; (b) claims and causes of action transferred pursuant to the terms of the Trestle Plan, the Resource Plan, and the Med Plan; and (c) causes of action to subordinate Claims under section 510 of the Code, and causes of action brought under sections 544 through 551 of the Code (except for the CCG Recovery Rights), shall be transferred to the Litigation Trust for the benefit of the Bank on the Effective Date.

The Debtor’s Statements of Financial Affairs on file with the Court disclosed: (i) all payments to creditors made within ninety (90) days of the Petition Date; (ii) all payments to insiders made within one (1) year of the Petition Date; and (iii) all distributions to an insider of the Debtor, including compensation in any form, bonuses, loans, stock redemptions, and options exercised within one (1) year of the Petition Date.  A list of all presently-known potential preference and fraudulent transfer actions and the possible recoveries is attached hereto as Exhibit B.  Pursuant to section 546 of the Code, avoidance actions under sections 544 through 551 of the Code must be commenced prior to November 27, 2004.  To date, the Debtor has not commenced any recovery actions in this case.  However, the Debtor has reviewed the potential preference and fraudulent transfer actions identified in Exhibit B.  Although the nominal amounts of the transfers are listed in Exhibit B, the Debtor cannot accurately estimate the likely recoveries by the Litigation Trust because each claim must be analyzed to determine if any defenses exist, and to be sure that any potential recovery is sufficient to justify the expense of prosecution of the recovery action.

c.             Management and Powers of the Litigation Trust.  After the Effective Date, the affairs of the Litigation Trust and all assets held or controlled by the Litigation Trust shall be managed under the direction of the Litigation Trust Trustee in accordance with the terms of the Litigation Trust Agreement.  The Litigation Trust Trustee shall be selected by the Bank.  The powers of the Litigation Trust Trustee shall include, without limitation:  (a) the initiation and prosecution in every capacity, including as representative of the Estate under section 1123(b)(3)(B) of the Code, of the Recovery Rights assigned to the Litigation Trust; (b) the compromise and settlement of any of the Recovery Rights assigned to the Litigation Trust; (c) effecting distributions of Net Recoveries on the Recovery Rights to the Bank; (d) participation in any post-Confirmation Date motions to amend or modify the Plan or the Litigation Trust Agreement, or appeals from the Confirmation Order as it relates to the Litigation Trust; and (e) participation in actions to enforce or interpret the Plan as it relates to the Litigation Trust.  The management and other powers of the Litigation Trust and the rights of all parties with respect to the Litigation Trust and the Litigation Trust Trustee are as more fully described in the CDSI Plan and the Litigation Trust Agreement. The Litigation Trust Agreement is attached as Exhibit “1” to the Plan.

4.             The Administrative Claims Fund

The Administrative Claims Fund shall be established by the Debtor, Resource, the Reorganized Debtors and Med on the Effective Date for the purpose of making distributions to holders of Allowed Administrative Claims against Med, CDSI, CCG and CCS, and (b) the Allowed Claims of Sun Capital against Med, CDSI, CCG, CCS and Resource.  The source of funds for the Administrative Claims Fund shall be transfers of Cash from the Bank pursuant to the terms of the Plan and the Resource Plan.  The Administrative Claims Fund shall utilize a bank account to be opened and administered by the Reorganized Debtors for the purpose of receiving and disbursing funds in accordance with this paragraph and the Plan.

On, the Effective Date, or as soon as practical thereafter, the Reorganized Debtors shall distribute Cash from the Administrative Claims Fund to the Med Liquidating Trust and the Reorganized Debtors in amounts sufficient to enable these Entities to make the required effective date distributions to (a) holders of Administrative Claims of Med, CDSI, CCG and

CCS pursuant to the terms of the Med Plan and the CDSI Plan, respectively, and (b) the Allowed Claims against Sun Capital pursuant to the terms of the Med Plan, the Resource Plan and the CDSI Plan, respectively.  Any Cash remaining in the Administrative Claims Fund after the distribution to the Med Liquidating Trust and the Reorganized Debtors as provided for in this paragraph shall be used to pay the Med Creditors’ Trust amounts provided for the holders of Allowed General Unsecured Claims of Med in Class 10A pursuant to the Med Plan.  Any Cash remaining in the Administrative Claims Fund after payments to the Med Creditors’ Trust as provided for in this paragraph shall be paid to the Reorganized Debtors.

5.             Dissolution

Pursuant to the Plan, the Confirmation Order and Delaware Law, the Debtor shall cease to exist as a corporate entity and shall be deemed, as a matter of law, dissolved, as of the Effective Date.

E.             Provisions Regarding Voting Upon and Confirmation of the Plan

1.             Voting of Claims

a.             Voting Requirements under the Bankruptcy Code.  As noted above, pursuant to the Bankruptcy Code, a plan groups various claims and equity interests into classes, each consisting of parties having similar legal rights in relation to a debtor.  Each class may then be treated as either “impaired” or “unimpaired” under a plan.  There are three ways in which a plan may leave a claim or interest “unimpaired.”  First, a plan may not propose to alter the legal, equitable or contractual rights of the holder of the claim or interest.  Second, all defaults may be cured and the original terms of the obligation reinstated.  Third, a plan may provide for the payment in full of the obligation to the holder of the claim or interest.  If a class is unimpaired, then it is presumed to vote in favor of a plan.

An impaired class that would receive nothing under a plan (such as Classes 7, 8 and 9 under the Plan) is presumed to have rejected such a plan.  An impaired class that is proposed to receive any distribution (whether in Cash, securities or other property) has the right to vote, as a class, to accept or reject the plan.  A class of creditors accepts a plan if more than one-half (1/2) of the ballots that are timely received from members of such class, representing at least two-thirds (2/3) of the dollar amount of claims for which ballots are timely received, vote in favor of such plan.  Section 1126(e) of the Bankruptcy Code provides that a creditor’s vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that the creditor’s vote either to accept or reject a plan was not solicited or cast in good faith, or in compliance with the Bankruptcy Code.  A plan under which any class of claims is impaired may be confirmed by the Bankruptcy Court only if it has been accepted by at least one such class.

Each holder of an Allowed Claim in an impaired Class which retains or receives property under the Plan shall be entitled to vote separately to accept or reject the Plan and shall indicate such vote on a duly executed and delivered Ballot as provided in such order as is entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

b.             Procedure for Voting.  Creditors in an impaired Class will receive, together with this Disclosure Statement, a form of Ballot to be used in voting to accept or reject the Plan.

Each Creditor should first carefully review this Disclosure Statement and the Plan.  The Creditor should then complete the portions of the Ballot indicating the Class or Classes in which the Creditor’s Claim falls and the total dollar amount of the Claim.  If the Creditor’s Claim falls into more than one Class, then the creditor should list each Class and state the dollar amount of the Claim which belongs in each Class.  It is critical that the Class(es) and amounts(s) of the Claim be correctly stated on the Ballot, so that the Creditor’s vote can be properly counted.

Next, the Creditor should mark in the space provided on the Ballot whether the Creditor wishes to accept or to reject the Plan.  Please be sure to fill in the name of the Creditor for whom the Ballot is being filed.  Finally, the Ballot must be signed by the Creditor, or by an officer, partner, or other authorized agent of the Creditor.  Please note that the Debtor reserves the right to object to the allowance, designation of Class and/or allowable amount of any Claim set forth in a Ballot for purposes of voting and/or distribution under the Plan.

c.             Mailing of Ballots.  Completed and signed Ballots should be returned to:

If by Mail:

Donlin Recano & Company, Inc.

Re: Med Diversified, Inc. et al.

P.O. Box 2034, Murray Hill Station

New York, New York, 10156-0701

Attn:  Voting Department

If by Hand or Overnight Courier:

Donlin Recano & Company, Inc.

Re: Med Diversified, Inc. et al.

419 Park Avenue South, Suite 1206

New York, NY 10016

Attn:  Voting Department

in the enclosed self addressed return envelopes.  Completed Ballots should be returned as soon as possible, and in any event so that they are RECEIVED NO LATER THAN JUNE 15, 2004 AT 4:00 P.M.  ANY BALLOTS WHICH ARE RECEIVED BY DONLIN RECANO AFTER JUNE 15, 2004 AT 4:00 P.M.  SHALL NOT BE COUNTED IN DETERMINING ACCEPTANCE OF THE PLAN.

d.             Separate Votes by Each Impaired Class.  Claims in Classes 2, 3 and 6 are unimpaired under the Plan and thus are presumed to accept the Plan.  Holders of Claims and Interests in Classes 7, 8 and 9 are deemed under applicable law to have rejected the Plan and, therefore, are not entitled to vote to accept or reject the Plan.  Acceptance of the Plan by holders of Claims in the remaining Classes is being solicited.  Holders of unclassified Administrative Claims and Priority Tax Claims also are not entitled to vote to accept or reject the Plan.  The votes of holders of Allowed Claims in all Classes entitled to vote will be counted separately, by Class, to determine whether the Plan is accepted.

Only written Ballots, which must be substantially in the form of those being distributed with this Disclosure Statement, completed according to the instructions in this Disclosure Statement, will be counted in determining acceptance or rejection of the Plan.

e.             Unimpaired Classes and Classes Which Receive Nothing Need Not Vote On the Plan.  Section 1126(f) of the Bankruptcy Code provides that the Debtor need not solicit acceptance of the Plan by any Class of Claims or Interests which is not impaired under the Plan.  This is because, as previously noted, unimpaired Classes (and each individual holder of a Claim or Interest in such unimpaired Class) are conclusively presumed to have accepted the Plan.  Further, Section 1126(g) of the Bankruptcy Code provides that a Class is deemed not to have accepted the Plan if the holders of Claims or

Interests in the Class will receive nothing under the Plan with respect to such Claims or Interests.  Therefore, holders of Claims in Classes 2, 3, 6, 7, 8, and 9 will not vote to accept or reject the Plan, and no Ballots have been sent to the holders of Claims in such Classes.

2.             Confirmation of Plan - Requirements

In order for the Plan to be confirmed, the Bankruptcy Code requires, among other things, that the Plan be proposed in good faith, that the Debtor discloses specified information concerning payments made or promised to insiders, and that the Plan comply with the applicable provisions of chapter 11 of the Bankruptcy Code.  Section 1129(a) of the Bankruptcy Code also requires that at least one Class of Claims has accepted the Plan (“Minimum Voting Threshold”), that confirmation of the Plan is not likely to be followed by the need for further financial reorganization, and that the Plan be fair and equitable with respect to each Class of Claims or Interests which is impaired under the Plan.  The Bankruptcy Court can confirm the Plan if it finds that all of the requirements of section 1129(a) have been met.  The Proponents believe the Plan meets all of these required elements.  With respect to the so-called “feasibility” test (i.e., that the Plan is not likely to be followed by the need for further financial reorganization), the Plan provides for an orderly liquidation of the Debtor’s assets and the Debtor believes that it will be able to consummate the Plan fully.

3.             Nonconsensual Confirmation; Cramdown

Classes 7, 8 and 9 are deemed to have rejected the Plan.  Therefore, the Plan does not satisfy all of the requirements of Section 1129(a) of the Bankruptcy Code.  Although the Minimum Voting Threshold is not met, the Bankruptcy Court nevertheless may confirm the Plan under the “cram down” provisions of Section 1129(b) of the Bankruptcy Code if all of the other provisions of Section 1129(a) of the Bankruptcy Code are met.  Thus, the

Proponents presently intend (i) to undertake to have the Bankruptcy Court confirm the Plan under the “cram down” provisions of Section 1129(b) of the Bankruptcy Code and (ii)  to amend the Plan to the extent necessary to obtain entry of the Confirmation Order.

The Bankruptcy Court, on request of the Debtor, “shall” confirm the Plan over the dissenting vote of an impaired Class under Section 1129(b) of the Bankruptcy Code if the Plan does not discriminate unfairly and is fair and equitable with respect to each Class of Claims or interests that is impaired under, and has not accepted, the Plan.  For purposes of Section 1129(b) of the Bankruptcy Code, a Plan is “fair and equitable” with respect to a class of unsecured creditors if, at a minimum, it satisfies the “absolute “priority rule” and the “best interests of creditors test.”

a.             Absolute Priority Rule.  To satisfy the absolute priority rule, the Plan must provide that the holder of any Claim or Interest that is junior to the Claims of the dissenting Class will not receive or retain under the Plan on account of such junior Claim or interest any property unless the claims of the dissenting Class are paid in full.

The Debtor believes that the Plan satisfies the absolute priority rule.  The Debtor further believes that all non-accepting impaired Classes will receive or retain payment or distribution, as the case may be, on account of their Claims or Interests, sufficient to permit full satisfaction of such Claims before junior Classes receive or retain any property on account of such junior Claims.

b.             Best Interest of Creditors Test; Liquidation Analysis.  Under the best interest of creditors test, the Plan is confirmable if, with respect to each impaired Class of Claims or Interests, each holder of an Allowed Claim or Allowed Interest in such Class has either (i) accepted the Plan, or (ii) receives or retains under the Plan, on account of its Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtor was to be liquidated under chapter 7 of the Bankruptcy Code.

To determine what the holders of each Class of Claims or Interests would receive if the Debtor was to be liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtor’s assets in a chapter 7 liquidation case.  The amount that would be available for satisfaction of the Allowed Claims and Allowed Interests of the Debtor would consist of the proceeds resulting from the sale of the assets of the Debtor augmented by the cash held by the Debtor at the time of the commencement of the chapter 7 case.  Such amounts would be reduced by the costs and expenses of the liquidation and by such additional Administrative Priority Claims and other priority Claims that might result from the termination of the Debtor’s businesses and the chapter 7 case.

The costs of liquidation under chapter 7 would include the fees and expenses payable to the chapter 7 trustee appointed in the chapter 7 case, as well as those fees and expenses that might be payable to other professional persons employed by the trustee.  Costs of administration in the liquidation case would also include any unpaid expenses incurred by the Debtor during the chapter 11 Cases, such as compensation for attorneys, financial advisors and accountants, as well as costs and expenses of members of any official committee appointed in the chapter 11 Cases.  Additionally, Priority Claims may arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by the Debtor during the pendency of the chapter 11 Case.

To determine if the Plan, as proposed, is in the best interests of creditors and equity interest holders, the present value of the distribution likely to be made to each class in a liquidating case are compared with the present value of the distribution to each impaired Class provided for by the Plan.

In applying the best interest test, it is possible that Claims in a chapter 7 case may not be classified in the same manner as provided for by the Plan.  Priorities and order of distribution of estate assets are established by the applicable provisions of chapter 7.  Under those provisions, each class of Claims is paid in a descending order of priority.  No junior classes of Claims are paid until all senior classes have received payment in full.  In the event that available assets are insufficient to pay all members of such class in full, then each member of the class shares on a pro rata basis.

The Debtor believes that the primary advantage of the Plan over a chapter 7 liquidation is that Creditors will likely receive more under the Plan than they would in a chapter 7 case, at least by the amount of the additional administrative expenses likely to be incurred in such chapter 7 case.  Because the Plan contemplates that (i) the Bankruptcy Court’s involvement will diminish substantially after the Effective Date, and (ii) the process of Claims resolution will proceed without the necessity for additional investigation by a chapter 7 trustee and its separate and new professionals, the Plan offers the opportunity to avoid additional administrative costs and the resulting delay which would result from a chapter 7 liquidation.  The Debtor believes that the Plan will result in lower total administrative costs, and thus higher recoveries for creditors than would the liquidation of the Debtor’s assets under chapter 7 of the Bankruptcy Code.

Moreover, the Debtor believes that in the event of liquidation under chapter 7, the holders of Priority Claims and Unsecured Claims would receive no distribution or an extremely small distribution with respect to their Claims by virtue of the Bank’s senior security interests which encumber almost all of the Debtors’ assets, the Allowed

Administrative Claims and the Bank’s and the NCFE Released Parties’ substantial Unsecured Claims.  In contrast, under the Plan, all Allowed Priority Claims and Allowed Tax Claims, as well as Claims in Classes 3 and 6 will be paid in full, and the holders of Unsecured Claims in Class 5 will receive a greater distribution than would otherwise be available in a chapter 7 case.  As set forth in the liquidation analysis attached hereto as Exhibit C, each member of a Class of Claims and Interests established under the Plan will receive money or property of a value which is greater or equal to that which it would receive in a chapter 7 liquidation.

Thus, the Proponents believe the Plan satisfies the best interests of creditors test, and, indeed, that the Plan is in the “best interests of creditors.”

4.             Objections to Plan; Confirmation Hearing; Implementation of Plan

As noted above, the Debtor will seek to confirm the Plan pursuant to Section 1129(b) of the Bankruptcy Code, which provides that the Plan may be confirmed even though it has not been accepted by each Class of impaired Claims or Interests if the Bankruptcy Court finds, among other things, that the Plan does not discriminate unfairly and is fair and equitable to each impaired Class of Claims or Interests which did not vote to accept the Plan.  In addition, to confirm the Plan, the Bankruptcy Code requires that the Court make a series of determinations concerning the Plan, including that:  (i) the Plan has classified Claims and Interests in a permissible manner; (ii) the Plan complies with the technical requirements of chapter 11 of the Bankruptcy Code; (iii) the Debtor has proposed the Plan in good faith; and (iv) the disclosures concerning the Plan have been adequate and have included information concerning all payments made or promised in connection with the Plan and the chapter 11 Cases, as well as the identity and affiliations of, and compensation to be paid to all officers, directors and other insiders.  Also, as noted above, the Bankruptcy Code requires that the Plan be accepted by the requisite votes of holders of Claims, that the Plan be feasible, and that confirmation of the Plan be in the “the interest” (absent unanimity) of the holders of each impaired Class of Claims or Interests.  The Debtor believes that all of these conditions necessary to confirm the Plan have been met or will be met and will seek a ruling of the Court to this effect at the Confirmation Hearing.

The CONFIRMATION HEARING will be held by the Honorable Stan Bernstein, United States Bankruptcy Judge, beginning on JUNE 25, 2004, at 10:00 a.m., in the United States Bankruptcy Court, Eastern District Of New York, Long Island Federal Courthouse, 290 Federal Plaza, Central Islip, NY  11722-4437.  At that hearing, the Bankruptcy Court will decide whether the Plan should be confirmed, and will hear and decide any and all OBJECTIONS TO THE PLAN.  Any Creditor, or other party in interest who wishes to object to confirmation of the Plan, OR TO THE CLASSIFICATION OF CLAIMS AND INTERESTS provided in the Plan, must, not later than 4:00 p.m. on June 15, 2004, file an objection with the Clerk’s Office, United States Bankruptcy Court, Eastern District Of New York, Long Island Federal Courthouse, 290 Federal Plaza, Central Islip, NY 11722-4437, and serve a copy of the objection on counsel to the Debtor, Paul D. Moore, Esq., Duane Morris LLP, 470 Atlantic Avenue, Suite 500, Boston, MA  02210.

Any objections to the Plan which are not filed and served by the above date may not be considered by the Bankruptcy Court.  Any person or entity who files an objection to confirmation of the Plan or to the classification of Claims and Interests provided in the Plan must also attend the Confirmation Hearing, either in person or through counsel.

If the Plan is confirmed, its provisions will bind the Estate and any and all entities, including all of the Debtor’s creditors and shareholders, whether or not the Claim or Interest of such creditor or shareholder is impaired under the Plan and whether or not the creditor or shareholder has, either individually or by a Class, voted to accept the Plan.

F.             Certain Tax Consequences of the Plan

Certain federal income tax consequences to the Debtor’s Estate are briefly described below.  HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTOR’S ESTATE SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE TAX CONSEQUENCES OF THE PLAN TO THEM.  (All section references and references to the Code in this portion of the Disclosure Statement are to the Internal Revenue Code of 1986, as amended.)

The majority of the Debtor’s assets will have been liquidated for cash prior to the Effective Date.  On the Effective Date, all remaining assets, including certain causes of action, will be transferred to the Liquidating Trust for disposition pursuant to the Plan, and the business of the Debtor will cease.

The Liquidating Agent, to the extent the Liquidating Agent deems it necessary to fulfill any obligation to any taxing authority, may require persons who are to receive distributions under the Plan to provide the Liquidating Agent with appropriate taxpayer identification numbers before making a payment to any such person.  If a person shall fail to provide the Liquidating Agent with any requested taxpayer identification information within 30 days of the request, then this failure shall be deemed a waiver of all claims against the Estate (including the right to any payment by the Liquidating Agent or the Estate), and the funds that would otherwise have been distributed to said person shall revert and be distributed in accordance with the Plan to other persons which have provided the requested taxpayer identification information, or to the Plan Expenses, as appropriate.

It is possible that the separate corporate existence of the Debtor may be terminated prior to the final distribution of cash by the Debtor and the Liquidating Agent.  Under such circumstances, the Internal Revenue Service may contend that the creditors are taxable currently on the income earned on the fund after such termination, regardless of when distributed to them.

In all events, because of the limited nature and anticipated value of the assets that will comprise the corpus of the funds held by the Debtor and the Liquidating Agent under the Plan, it appears unlikely that any characterization of the transfer and the Debtor’s and Liquidating Agent’s actions pursuant to the Plan will have a major impact on the holders of Allowed Claims.

G.            Executory Contracts and Unexpired Leases

All executory contracts and unexpired leases of the Debtor, not previously rejected or assumed and assigned pursuant to an order of the Court, are rejected pursuant to the Plan and the Confirmation Order.

Pursuant to the terms of the Confirmation Order and Bankruptcy Rule 3002(c)(4), and except as otherwise ordered by the Court, a proof of claim for each Claim arising from the rejection of an executory contract or unexpired lease shall be filed with the Court no later than thirty (30) days after the later of (i) the date of the entry of a Final Order approving such rejection, and (ii) the Confirmation Date, or such Claim shall be forever barred.  All Claims for damages arising from the rejection of an executory contract or unexpired lease shall be included in Class 5 and any Allowed Claim arising therefrom shall be treated in accordance with Article V of the Plan.

H.            Provisions Regarding Releases

The treatment of the Claims of the Bank under the Plan represents the product of extensive negotiations between the Debtor, the Bank and the NCFE Released Parties and embodies an agreement reached between the parties.  In exchange for the treatment of the Bank’s Claims as set forth in the Plan, the Debtor and the Estate hereby release the Bank, the NCFE Released Parties and the TLC Debtors (subject to and conditioned upon the Debtor’s receipt of a reciprocal release from the TLC Debtors), together with their respective predecessors, successors and assigns of, from, and with respect to any and all manner of action and actions, cause and causes of action, debts, demands, suits, disputes, breaches of contracts, controversies, damages, accounts, disgorgement rights, executions, and any claims or other remedies, whether now known or unknown, suspected or unsuspected, past, present or future, asserted or unasserted, contingent or liquidated, whether in contract, in tort or otherwise, at law or in equity, including, without limitation, the Med Adversary Proceeding, which the Debtor and/or the Estate ever had or now have, claim to have had, or hereafter can, shall or may claim to have against the Bank, the NCFE Released Parties and the TLC Debtors.

In exchange for the treatment of the Debtor’s claims asserted in the bankruptcy cases of the NCFE Released Parties and the TLC Debtors, and the foregoing releases, and with the exception of (i) the Bank’s claims against, and equity interests in, the TLC Debtors assigned by the Bank to the NCFE Released Parties under the settlement agreement between the Bank and the NCFE Released Parties referred to below, and (ii) the obligations of the Bank under that settlement agreement, the NCFE Released Parties and the TLC Debtors release the Bank, the Debtor, and the Estate, together with their respective predecessors, successors and assigns (collectively the “Released Parties”) of, from, and with respect to any and all manner of action and actions, cause and causes of action, debts, demands, suits, disputes, breaches of contracts, controversies, damages, accounts, disgorgement rights, executions, and any claims or other remedies, whether now known or unknown, suspected or unsuspected, past, present or future, asserted or unasserted, contingent or liquidated, whether in contract, in tort or otherwise, at law or in equity, which the NCFE Released Parties or the TLC Debtors ever had or now have, claim to have had, or hereafter can, shall or may claim to have against the Released Parties.

In exchange for the treatment of the Claims of the NCFE Released Parties and the TLC Debtors under the Plan, the treatment of the Debtor’s claims asserted in the bankruptcy cases of the NCFE Released Parties and the TLC Debtors, and the foregoing releases, and with the exception of (i) the Bank’s claims against, and equity interests in, the TLC Debtors assigned by the Bank to the NCFE Released Parties under the settlement agreement between the Bank and the NCFE Released Parties referred to below, and (ii) the obligations of the NCFE Released Parties under that settlement agreement, the Bank releases the NCFE Released Parties and the TLC Debtors, together with their respective predecessors, successors and assigns, of, from, and with respect to any and all manner of action and actions, cause and causes of action, debts, demands, suits, disputes, breaches of contracts, controversies, damages, accounts, disgorgement rights, executions, and any claims or other remedies, whether now known or unknown, suspected or unsuspected, past, present or future, asserted or unasserted, contingent or liquidated, whether in contract, in tort or otherwise, at law or in equity, which the Bank ever had or now has, claim to have had, or hereafter can, shall or may claim to have against the NCFE Released Parties, the TLC Debtors, and their respective predecessors, successors and assigns; provided however that the release by the Bank of the TLC Debtors and their predecessors, successors and assigns shall not be effective until confirmation of a chapter 11 plan in the cases of the TLC Debtors that is consistent with the Settlement Agreement and Release between the Bank and the NCFE debtors that was previously approved by the Bankruptcy Court in the NCFE debtors’ cases.

The foregoing releases are a part of the settlements contained in the Plan.  The settlements are subject to Bankruptcy Court approval, which approval hearing is scheduled for June 25, 2004.  The standards of Fed. R. Bankr. P. 9019 shall be applied in connection with consideration of the approval of the settlements.

Confirmation of the Plan shall constitute Court approval of the compromises reflected herein.  The releases contained in the Plan shall become effective on the Effective Date.

I.              Limitation of Liability

Neither (a) the Debtor, nor any of its employees, officers, or directors employed as of the Effective Date, (b) the Liquidating Agent, (c) the Litigation Trust Trustee, (d) the Facilitator, (e) the NCFE Released Parties, or (f) the Bank, nor any professional persons employed by any of the foregoing during the pendency of this case, shall have or incur any liability to any person or entity for any act taken or omission made in good faith in connection with, or relating to, the Chapter 11 Case, any possible post-petition disposition of the Debtor’s assets, or to negotiating, formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract instrument, security, release, or other agreement, instrument, or document created in connection with the foregoing, except for willful misconduct or gross negligence.

J.             Injunctions and Stays

Unless otherwise provided, all injunctions or stays provided for in the Case pursuant to section 105 or 362 of the Code, or otherwise, in existence at the Confirmation Date prior to the entry of the Confirmation Order, shall remain in full force and effect until the closing of the Case.

Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Entities that have held, currently hold or may hold a Claim or other debt or liability or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan will be permanently enjoined from taking any of the following actions on account of any such Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtor, the Liquidating Trust, the Litigation Trust or their respective property, other than to enforce any right pursuant to the Plan to a distribution; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor, the Liquidating Trust, the Litigation Trust or their respective property, other than as permitted pursuant to clause (a) above; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtor, the Liquidating Trust, the Litigation Trust or their respective property; (d) asserting a setoff or right of subrogation of any kind against any debt, liability or obligation due to the Debtor, the Liquidating Trust or the Litigation Trust; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein or elsewhere in the Plan shall be deemed to affect the right of any entity to exercise, on or after the Effective Date, any right left unaffected by section 553(a) of the Code to set off a debt owing by such entity against the Debtor that arose prior to the Petition Date.

As of the Effective Date, all Entities that have held, currently hold or may hold any claims, obligations, suits, judgment, damages, demands, debts, rights, causes of action or liabilities that are released pursuant to the Plan will be permanently enjoined from taking any of the following actions against any Entity released pursuant to the Plan or its property on account of such released claim, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities:  (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff or right of subrogation of any kind against any debt, liability or obligation due to any released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein or elsewhere in the Plan shall be deemed to affect the right of any entity to exercise, on or after the Effective Date, any right left unaffected by section 553(a) of the Bankruptcy Code to set off a debt owing by such entity to the Debtor (or its assignee under the Plan) that arose prior to the Petition Date against an Allowed Claim of such entity against the Debtor that arose prior to the Petition Date.

By accepting distribution pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in this section.

K.            Retention of Jurisdiction

The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the chapter 11 Case and the Plan pursuant to, and for the purposes of,

Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

1.             Allowance of Claims

To hear and determine the allowance of all Claims and Interests upon objections to any such Claims or Interests;

2.             Executory Contract Proceedings

To act with respect to proceedings regarding the rejection of any executory contract or unexpired lease of the Debtor pursuant to sections 365 of the Code and Article VI of the Plan, and to determine the allowance of any Claims arising from the resolution of any such proceedings;

3.             Plan Interpretation

To resolve controversies and disputes regarding the interpretation of the Plan, the Confirmation Order, the Litigation Trust Agreement, and the Liquidating Trust Agreement;

4.             Plan Implementation

To implement and enforce the provisions of the Plan, the Confirmation Order, the Litigation Trust Agreement, and the Liquidating Trust Agreement, and otherwise to enter orders in aid of confirmation and implementation of the Plan, including, without limitation, appropriate orders to protect the Liquidating Trust from any action or other proceeding that may be initiated by any Creditor or Interest Holder.  Upon the request of an interested party, the Court may resolve an objection to the payment of professional fees or other administrative costs paid from the Liquidating Trust on the ground that they are unreasonable or inconsistent with the requirements of the Code.  All requests for payment of fees by professionals employed by the Liquidating Trust shall be served (with a 15-day period to object) on the Reorganized Debtors and the Office of the United States Trustee.  If

no objection is received by the Liquidating Agent within the 15-day period, the Liquidating Agent may pay the fees without the need for further review or approval of the Court.  If an objection to professional fees incurred by the Liquidating Trust is received within the 15-day period, the Liquidating Agent shall schedule a Court hearing to resolve the objection.  All fees and expenses of administration and representation of the Liquidating Trust shall be paid from the assets of the Liquidating Trust after approval as specified above;

5.             Plan Modification

To modify the Plan pursuant to section 1127 of the Code and the applicable Bankruptcy Rules;

6.             Adjudication of Controversies

To adjudicate such contested matters and adversary proceedings as may be pending or subsequently initiated in the Court including, but not limited to, actions relating to any Recovery Rights, pending litigation matters, objections to Claims, or actions relating to taxes brought by the Liquidating Trust;

7.             Injunctive Relief

To issue any injunction or other relief appropriate to implement the intent of the Plan, and to enter such further orders enforcing any injunctions or other relief issued under the Plan or pursuant to the Confirmation Order;

8.             Correct Minor Defects

To correct any defect, cure any omission or reconcile any inconsistency or ambiguity in the Plan, the Confirmation Order or any document executed or to be executed in connection therewith, including, without limitation, the Liquidating Trust Agreement, as may be necessary to carry out the purposes and intent of the Plan, provided that the rights of any holder of an Allowed Claim or Allowed Interest are not materially and adversely affected thereby;

9.             Post-Confirmation Orders Regarding Confirmation

To enter and implement such orders as may be appropriate in the event the Confirmation Order is, for any reason, stayed, reversed, revoked, modified or vacated; and

10.          Final Decree

To enter a final decree closing the Case.

V.            RECOMMENDATION

The Debtor believes that the Plan provides for the fair and equitable treatment of the Debtor’s creditors and therefore recommends that creditors vote to accept the Plan.

Dated: May 6, 2004	TRESTLE CORPORATION

	By:	/s/ Alexander H. Bromley
Its: Vice President and General Counsel of
Med Diversified, Inc.

DUANE MORRIS LLP
Paul D. Moore
470 Atlantic Avenue, Suite 500
Boston, MA 02210
Tel: (617) 289-9200
Fax: (617) 289-9201
E- mail:pdmoore@duanemorris.com

and

Toni Marie Vaccarino (TV-8340)
744 Broad Street, Suite 1200
Newark, NJ 07102
Tel: (973) 424-2000
Fax: (973) 424-2001
E- mail:tmvaccarino@duanemorris.com

Counsel for Debtor and Debtor in Possession

DISCLOSURE EXHIBIT LIST

1 -	Exhibit A	Plan

2 -	Exhibit B	Potential Preference and Fraudulent Transfer Actions

3 -	Exhibit C	Liquidation Analysis

EXHIBIT A

HEARING DATE:  June 25, 2004 at 10:00 a.m.
OBJECTION/BALLOTING DEADLINE:  June 15, 2004 at 4:00 p.m.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF NEW YORK

In re:	)	Chapter 11
)
	)	Jointly Administered
)
MED DIVERSIFIED, INC., et al.,	)	Case Nos.:	02-88564
	)		02-88568
	)		02-88570
Debtors.	)		02-88572
	)		02-88573
)
)

SECOND AMENDED PLAN OF LIQUIDATION OF DEBTOR TRESTLE
CORPORATION DATED MAY 6, 2004

Pursuant to section 1121 of the Bankruptcy Code, Trestle Corporation, a Delaware corporation (the “Debtor”), proposes this Second Amended Plan of Liquidation.

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

A.            Specific Definitions.  In addition to such other terms as are defined in other sections hereof, the following terms shall have the following meanings:

1.             “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Code and referred to in section 507(a)(l) of the Code, including, without limitation, compensation of and reimbursement of costs to Professionals, and all fees and charges assessed against the Debtor and the Estate under 28 U.S.C. § 1930.

2.             “Administrative Claims Fund” means a fund established by the Debtor, Resource Pharmacy, the Reorganized Debtors and Med on the Effective Date for the purpose of making distributions to (a) holders of Allowed Administrative Claims against Med, CDSI, CCG and CCS, and (b) Sun Capital on account of its Allowed Claims against Med, CDSI, CCS, CCG and Resource Pharmacy.  To the extent that funds remain after the payment of Allowed Administrative Claims against Med, CDSI, CCG and CCS and the Allowed Claims of Sun Capital, amounts remaining in the Administrative Claims Fund may be used to fund the Class 10A Distribution (as defined in the Med Plan).  The source of funds for the Administrative Claims Fund shall be transfers pursuant to the Plan and the Resource Plan on the Effective Date.  The Administrative Claims Fund shall utilize a bank account to be opened and administered by the Reorganized Debtors for the purpose of receiving and disbursing funds in accordance with the Plan.

3.             “Allowed Administrative Claim” means all or that portion of an Administrative Claim which is an Allowed Claim.

4.             “Allowed Claim” means that portion of a Claim: (a) which was scheduled by the Debtor pursuant to section 521 of the Code, other than a Claim scheduled as disputed, contingent or unliquidated; (b) proof of which was timely filed with the Court, and as to which no objection has been filed on or prior to the deadlines established by sections II.B., V.B.6., and/or VI. of the Plan; or (c) which has otherwise been allowed by a Final Order.

5.             “Allowed Convenience Class Claim” means all or that portion of a Convenience Class Claim which is an Allowed Claim.

6.             “Allowed Priority Claim” means all or that portion of a Priority Claim which is an Allowed Claim.

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7.             “Allowed Secured Claim” means all or that portion of a Secured Claim which is an Allowed Claim.

8.             “Allowed Subordinated Claim” means all or that portion of a Subordinated Claim which is an Allowed Claim.

9.             “Allowed Tax Claim” means all or that portion of a Tax Claim which is an Allowed Claim.

10.           “Allowed Unsecured Claim” means all or that portion of an Unsecured Claim which is an Allowed Claim.

11.           “Bank” means Private Investment Bank Limited.

12.           “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

13.           “Business Day” means any day other than a Saturday, a Sunday or a “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

14.           “Case” means the chapter 11 case under the Code commenced by the Debtor on the Petition Date.

15.           “Cash” means lawful currency of the United States and equivalents thereof, including, but not limited to: bank deposits, wire transfers, checks, and other similar items.

16.           “CCG” means Chartwell Care Givers, Inc., a Delaware corporation.

17.           “CCG Creditors’ Trust” means that trust established in accordance with the CDSI Plan which, after the effective date of the CDSI Plan, will hold and distribute certain assets and funds for the benefit of certain holders of Claims against CCG in accordance with the terms of the CDSI Plan.

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18.           “CCS” means Chartwell Community Services, Inc., a Texas corporation.

19.           “CCS Creditors’ Trust” means that trust established in accordance with the CDSI Plan which, after the effective date of the CDSI Plan, will hold and distribute certain assets and funds for the benefit of certain holders of Claims against CCS in accordance with the terms of the CDSI Plan.

20.           “CDSI” means Chartwell Diversified Services, Inc., a Delaware corporation.

21.           “CDSI Confirmation Date” means the date of entry of the CDSI Confirmation Order.

22.           “CDSI Confirmation Order” means the order of the Court confirming the CDSI Plan pursuant to section 1129 of the Code.

23.           “CDSI Creditors’ Trust” means that trust established in accordance with the CDSI Plan which, after the effective date of the CDSI Plan, will hold and distribute certain assets and funds for the benefit of certain holders of Claims against CDSI in accordance with the terms of the CDSI Plan.

24.           “CDSI Plan” means the Second Amended Joint Plan of Reorganization of Debtors CDSI, CCG and CCS (including all exhibits and attachments), as modified or amended from time to time.

25.           “Claim” or “Claims” as defined in the Code, section 101(5)(A) and (B) means (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an

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equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

26.           “Class” means a group of Claims or Interests classified together in a class designated in Article III of the Plan.

27.           “Code” means the Bankruptcy Code, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., including all amendments thereto.

28.           “Confirmation Date” means the date of entry of the Confirmation Order.

29.           “Confirmation Order” means the order of the Court confirming the Plan pursuant to section 1129 of the Code.

30.           “Convenience Class Claim” means any Unsecured Claim that is asserted against the Debtor in an amount that is less than $100, or any Unsecured Claim the holder of which has agreed to accept $100 or less in full satisfaction of such Claim.

31.           “Court” means the United States Bankruptcy Court for the Eastern District of New York.

32.           “Creditor” means any holder of a Claim, as defined in the Code, section 101(10).

33.           “Debtor” mean Trestle Corporation, whether as debtor or as debtor- in-possession.

34.           “Disclosure Statement” means the “Disclosure Statement Regarding the Second Amended Plan of Liquidation of Trestle Corporation, Dated May 6, 2004” (and all exhibits and attachments thereto or referenced therein) that relates to the Plan and is approved pursuant to section 1125 of the Code in an order entered by the Court, as such Disclosure Statement may be amended, modified or supplemented.

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35.           “Disputed Claim” means any Claim which is not an Allowed Claim, or a Claim which has been disallowed by the Court under section 502 of the Code.

36.           “Effective Date” means, unless an earlier date is otherwise agreed to by the Debtor and the Bank, the later of: (i) the eleventh (11th) day after the Confirmation Date if it is a Business Day (or, if it is not a Business Day, the first Business Day thereafter); or (ii) the first Business Day on which the Confirmation Order becomes a Final Order; or (iii) the eleventh (11th) day after the CDSI Confirmation Date if it is a Business Day (or, if it is not a Business Day, the first Business Day thereafter); or (iv) the first Business Day on which the CDSI Confirmation Order becomes a Final Order.

37.           “Entity” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a government or any subdivision thereof, or any other entity.

38.           “Estate” means the estate created by section 541(a) of the Code upon the Petition Date.

39.           “Final Order” means an order or judgment of the Court, the operation or effect of which has not been stayed, and as to which the time to appeal or to seek reargument or rehearing has expired, and as to which no appeal, reargument, or petition for rehearing or certiorari has been taken or is pending.

40.           “Initial Distribution Date” means the first Business Day on which a distribution is made under the Plan to holders of Allowed Claims.

41.           “Interest” means (a) the common or preferred stock or any ownership rights in the common or preferred stock of the Debtor, and (b) any right, warrant or option,

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however arising, to acquire the common stock or any other equity interest, or any rights therein, of the Debtor.

42.           “Interest Holder” means the holder of an Interest.

43.           “Liquidating Trust” means that trust established in accordance with section V.B. hereof, and which, after the Effective Date, will hold and distribute certain assets and funds for the benefit of holders of Allowed Claims in accordance with the terms of the Plan, and will have such powers, duties and obligations as are set forth therein, in the Liquidating Trust Agreement, in the Confirmation Order, in other Final Orders, and by applicable law.

44.           “Liquidating Trust Agreement” means that certain “Liquidating Trust Agreement,” a true and correct copy of which is attached hereto as Exhibit ”1.”

45.           “Liquidating Agent” shall mean the Liquidating Agent of the Liquidating Trust consisting of one (1) Entity to be designated by the Bank on or before the Effective Date.

46.           “Litigation Trust” means that trust established in accordance with the CDSI Plan which, after the Effective Date, will hold and prosecute the Recovery Rights and certain other claims for the benefit of the Bank in accordance with the terms of the Plan and the CDSI Plan, and will have such powers, duties and obligations as are set forth therein, in the Litigation Trust Agreement, in the Confirmation Order, in the CDSI Confirmation Order, in other Final Orders, and by applicable law.

47.           “Litigation Trust Agreement” means that certain “Litigation Trust Agreement,” a true and correct copy of which is attached hereto as Exhibit ”2.”

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48.           “Litigation Trust Trustee” shall mean the Trustee of the Litigation Trust consisting of one (1) Entity to be designated by the Bank on or before the Effective Date.

49.           “Med” means Med Diversified, Inc., a Nevada corporation.

50.           “Med Adversary Proceeding” means the adversary proceeding captioned Med Diversified, Inc. et al. v. National Century Financial Enterprises, Inc. et al., Case No. 03-8262 (Bankr. E.D.N.Y.).

51.           “Med Creditors’ Trust” means that trust established in accordance with the Med Plan which, after the effective date of the Med Plan, will hold and distribute certain assets and funds for the benefit of certain holders of Claims against Med in accordance with the terms of the Med Plan.

52.           “Med Liquidating Trust” means that Liquidating Trust (as defined in the Med Plan) established in accordance with the Med Plan, and which, after the Effective Date, will hold and distribute certain assets and funds for the benefit of holders of Allowed Claims against Med, in accordance with the terms of the Med Plan.

53.           “Med Plan” means the Second Amended Plan of Liquidation of Debtor Med (including all exhibits and attachments), as modified from time to time.

54.           “NCFE Released Parties” or “NCFE” means National Century Financial Enterprises, Inc., National Premier Financial Services, Inc., NPF VI, Inc., NPF XII, Inc., NPF X, Inc., NPF-LL, and NPF Capital.

55.           “Net Recoveries” means the Cash actually received by the Litigation Trust on account of the Recovery Rights, less the cost of recovering such Cash, including, without limitation, all attorneys’ fees and costs of litigation associated with such Recovery Rights.

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56.           “Petition Date” means November 27, 2002.

57.           “Plan” means this “Second Amended Plan of Liquidation of Debtor Trestle Corporation Dated May 6, 2004” (including all exhibits and attachments, each of which is hereby incorporated and made part of the Plan), as modified or amended from time to time.

58.           “Priority Claim” means a Claim other than an Administrative Claim or a Tax Claim which, if allowed, would be entitled to priority under section 507(a) of the Code.

59.           “Pro Rata” means proportionately, so that with respect to a particular Allowed Claim, the ratio of (a)(i) the amount of property distributed on account of such Claim to (ii) the amount of such Claim, is the same as the ratio of (b)(i) the amount of property distributed on account of all Allowed Claims of the Class in which such Claim is included to (ii) the amount of all Allowed Claims in that Class.

60.           “Professionals” means those Entities (a) employed in the Case under sections 327 or 1103 of the Code, and (b) entitled, under sections 328, 330, 331, 503(b), 506(b), and/or 507(a)(1) of the Code, to seek compensation for legal, accounting or other professional services and the costs and expenses related to such services from the Debtor or the Estate.

61.           “Recovery Rights” means any and all causes of action, claims and legal entitlements including, without limitation, actions to subordinate Claims under section 510 of the Code, and avoidance power actions set forth in sections 544 through 551, inclusive, of the Code.

62.           “Reorganized Debtors” means, collectively, CDSI, CCG and CCS from and after the Effective Date.

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63.           “Residual Proceeds” means the Cash remaining in the Liquidating Trust after (a) the liquidation of all of the assets of the Estate, (b) the payment of all expenses and other obligations of the Liquidating Trust including, without limitation, the fees and expenses of the Liquidating Agent and the fees and expenses of attorneys and other professionals retained by the Liquidating Agent, and (c) the payment of the amounts required to be paid to holders of Allowed Claims pursuant to the terms of the Liquidating Trust Agreement and the Plan.

64.           “Resource Pharmacy” means Resource Pharmacy, Inc.

65.           “Resource Plan” means the “Second Amended Plan of Liquidation of Debtor Resource Pharmacy, Inc. (including all exhibits and attachments), as modified or amended from time to time.

66.           “Resource Proceeds” means the proceeds of the sale of the assets of Resource Pharmacy.

67.           “Secured Claim” means a Claim secured by a lien on any property of the Estate, but only to the extent of the value of the secured interest that the holder of such Claim has in such property as of the Petition Date (or, with respect to Court approved post-petition financing, the Confirmation Date), with such value calculated after deducting the amount of all liens, security interests, encumbrances, interests, or other claims, that are senior in priority to such Claim with respect to such property.

68.           “Subordinated Claims” means: (a) any Claim, or a portion of a Claim, that is subject to subordination under section 510 of the Code, and (b) any Claim, or portion of a Claim, for any fine, penalty, or forfeiture, or for multiple, exemplary, or punitive damages to the extent that such fine, penalty, forfeiture, or damages are not compensation for actual pecuniary loss suffered by the holder of such Claim.  In the event that the Court

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determines that the Subordination of a Claim is inappropriate, such Claim shall be treated as a Class 7 Claim.

69.           “Sun Capital” means Sun Capital Healthcare, Inc.

70.           “Tax Claim” means a Claim entitled to priority under section 507(a)(8) of the Code.

71.           “TLC Debtors” means Tender Loving Care Health Services, Inc., a Delaware corporation, T.L.C. Home Health Care, Inc., a Florida corporation, Albert Gallatin Home Care, Inc., a Delaware corporation, Staff Builders, Inc., a New York corporation, Staff Builders International, Inc., a New York corporation, Careco, Inc., a Massachusetts corporation, Tender Loving Care Home Care Services, Inc., a New York corporation, T.L.C. Midwest, Inc., a Delaware corporation, U.S. Ethicare Corp., a Delaware corporation, T.L.C. Medicare Services of Dade, Inc., a Florida corporation, T.L.C. Medicare Services of Broward, Inc., a Florida corporation, U.S. Ethicare Chautauqua Corp., a New York corporation, Ethicare Certified Services, Inc., a New York corporation, U.S. Ethicare Erie Corp., a New York corporation, U.S. Ethicare Niagara Corp., a New York corporation, S.B.H.F., Inc., a New York corporation, Staff Builders Services, Inc., a New York corporation, Staff Builders Home Health Care, Inc., a Delaware corporation, St. Lucie Home Health Agency, Inc., a Florida corporation, and a Reliable Homemaker of Martin St. Lucie County, Inc., a Florida corporation, each of which is a debtor in a chapter 11 bankruptcy case pending in this Court.

72.           “Trestle” means Trestle Corporation.

73.           “Trestle Proceeds” means the proceeds of the sale of the assets of Trestle.

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74.           “Unclaimed Property” means any funds or other property to be distributed to Creditors pursuant to the Plan and the Liquidating Trust Agreement which, after an attempted distribution, has not been received by the rightful Creditor.  Unclaimed property shall include checks and any other property which have been returned as undeliverable without a proper forwarding address, or which were not mailed or delivered because of the absence of a proper address to which to mail or deliver such property.

75.           “Unsecured Claim” means a Claim which is not a Priority Claim, Secured Claim, Subordinated Claim, or Administrative Claim.

B.            Interpretation, Rules of Construction, and Computation of Time

1.             Any term used in the Plan that is not defined herein, whether in this Article I or elsewhere, or other Exhibits hereto, but that is defined in the Code or the Bankruptcy Rules has the meaning ascribed to that term in (and shall be construed in accordance with the rules of construction under) the Code or the Bankruptcy Rules.

2.             Any capitalized term used in the Plan that is not defined herein, or other Exhibits hereto, but that is defined and used in the Disclosure Statement has the meaning ascribed to that term in the Disclosure Statement.

3.             The words “herein,” “hereof,” “hereto,” “hereunder” and others of similar import refer to the Plan as a whole and not to any particular article, section, subsection or clause contained in the Plan.

4.             Unless specified otherwise in a particular reference, a reference in the Plan to an article or a section is a reference to that article or section of the Plan.

5.             Any reference in the Plan to a document being in a particular form or on particular terms and conditions means that the document shall be substantially in such form or substantially on such terms and conditions.

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6.             Any reference in the Plan to an existing document means such document, as it may have been amended, modified or supplemented from time to time as of the Effective Date.

7.             Whenever from the context it is appropriate, each term stated in either the singular or the plural shall include both the singular and the plural.

8.             The rules of construction set forth in section 102 of the Code shall apply to the Plan.

9.             In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

10.           All Exhibits to the Plan are incorporated into the Plan, and shall be deemed to be part of the Plan.

11.           The provisions of the Plan shall control over the contents of the Disclosure Statement.  The provisions of the Confirmation Order shall control over the contents of the Plan.

12.           Whenever any action is required to be taken, or a distribution of property is required to be made, on a particular date, the action or distribution shall be taken or made on such date, or as soon as practicable thereafter.

ARTICLE II

PAYMENT OF ADMINISTRATIVE EXPENSES
AND TREATMENT OF CERTAIN UNCLASSIFIED CLAIMS

A.            Administrative Claims.  Subject to the bar date provisions of section II.B of the Plan, on the later of the Effective Date, or the date on which the Administrative Claim is allowed, the Debtor or the Liquidating Trust, as applicable, will pay to each Creditor holding an Allowed Administrative Claim, unless that Creditor agrees to different treatment, Cash

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equal to the unpaid portion of such Allowed Administrative Claim; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business of the Debtor shall be paid in full and performed by the Debtor in accordance with the terms and conditions of the particular transactions and any applicable agreements.  United States Trustee quarterly fees will be paid in accordance with 28 U.S.C. § 1930(a)(6). The source of funds for payment of Allowed Administrative Claims shall be the Debtor’s Cash and the Trestle Proceeds.

B.            Bar Date For Administrative Claims.  All applications for compensation of Professionals for services rendered and for reimbursement of expenses incurred on or before the Effective Date, and any other request for compensation by any Entity for making a substantial contribution in the Case, and all other requests for payment of Administrative Claims incurred before the Effective Date under sections 507(a)(1) or 503(b) of the Code (except only for Claims under 28 U.S.C. § 1930) shall be filed no later than thirty (30) days after the Effective Date.  Any such Claim not filed within this deadline shall be forever barred and the Debtor shall be discharged of any obligation on such Claim; and any Creditor who is required to file a request for payment of such Claim and who does not file such request by the applicable bar date shall be forever barred from asserting such Claim against the Estate, the Debtor, the Litigation Trust, the Liquidating Trust, or any of their respective properties.  The Allowed Administrative Claims of Professionals shall be paid in accordance with section 1129(a)(9)(A) of the Code by the Debtor or the Liquidating Trust, as applicable.  Any objections to Administrative Claims must be filed by the later of (i) sixty (60) days after the Effective Date, or (ii) twenty (20) days following a request for allowance of such Administrative Claim pursuant to this paragraph.

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Any Claim arising on or after the Confirmation Date shall be asserted against the Liquidating Trust or the Litigation Trust, as applicable, and shall not be dealt with under this Plan.

C.            Allowed Tax Claims.  Unless the holder of an Allowed Tax Claim agrees otherwise, the Liquidating Trust shall pay in Cash on the Effective Date to each holder of an Allowed Tax Claim the principal amount of such Allowed Claim, without interest.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

A.            Manner of Classification of Claims and Interests.  Except for Claims of a kind specified in sections 507(a)(1) or 507(a)(8) of the Code, all Claims against, and Interests in, the Debtor and with respect to all property of the Debtor and the Estate, are defined and hereinafter designated in respective Classes.  The Plan is intended to deal with all Claims against and Interests in the Debtor, of whatever character, whether known or unknown, whether or not with recourse, whether or not contingent or unliquidated, and whether or not previously allowed by the Court pursuant to section 502 of the Code.  However, only holders of Allowed Claims will receive any distribution under the Plan.  For purposes of determining Pro Rata distributions under the Plan, Disputed Claims shall be included in the Class in which such Claims would be included if Allowed.  Nothing in the Plan or in the Confirmation Order shall affect or alter any subordination agreement or inter-creditor agreement between Creditors that existed prior to the Confirmation Date.

B.            Classification.  Allowed Claims and Interests are divided into the following Classes:

Class 1 Claims (Secured Claims of the Bank).  Class 1 consists of the Allowed Secured Claims of the Bank against Trestle.

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Class 2 Claims (Other Secured Claims).  Class 2 consists of all Secured Claims against Trestle, other than Class 1 Claims.  Each holder of an Allowed Secured Claim in Class 2 shall be deemed to be a separate sub-class of Class 2.

Class 3 Claims (Priority Claims).  Class 3 consists of all Allowed Priority Claims against Trestle.  Class 3 does not include any Tax Claims, all of which shall be treated in accordance with section II.C. of the Plan.

Class 4 Claims.  (Intentionally Omitted)

Class 5 Claims (General Unsecured Claims).  Class 5 consists of all Allowed Claims against Trestle (including Claims arising from the rejection of executory contracts) other than (a) Administrative Claims, (b) Tax Claims, and (c) Claims included within any other Class designated in the Plan.  Class 5 shall be deemed to include the Allowed Claims of those Creditor(s) holding an alleged Secured Claim against Trestle for which: (i) no collateral exists to secure the alleged Secured Claim; and/or (ii) liens, security interests, or other encumbrances that are senior in priority to the alleged Secured Claim exceed the fair market value of the collateral securing such alleged Secured Claim as of the Petition Date.

Class 6 Claims (Unsecured Convenience Class Claims).  Class 6 consists of all Allowed Convenience Class Claims against Trestle.

Class 7 Claims (Subordinated Claims).  Class 7 consists of all Allowed Subordinated Claims against Trestle.

Class 8 Claims (Inter-Debtor Claims).  Class 8 consists of all Allowed Claims of CDSI, CCS, CCG, Med or Resource Pharmacy against the Debtor.

Class 9 Interests.  Class 9 consists of all Interests in Trestle.

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ARTICLE IV
TREATMENT OF CLAIMS AND INTERESTS

A.            Class 1 Claims of the Bank

Class 1 is impaired.  On the Effective Date of the Plan, or as soon as practicable thereafter, the Liquidating Trust shall pay the Bank all of the Trestle Proceeds except for (i) $175,000, which the Bank has agreed may be paid to holders of Allowed Unsecured Claims in Class 5, and (ii) sufficient Cash to pay the Allowed Administrative Claims, Allowed Tax Claims and Allowed Claims in Class 3 and Class 6 which the Bank has agreed may be paid to these Creditors.  Except for amounts set aside for the payment of Allowed Administrative Claims, Allowed Tax Claims and Allowed Claims in Classes 3, 5 and 6, the Cash received by the Bank from the Trestle Proceeds shall be deposited by the Bank in the Administrative Claims Fund.  To the extent that a Claim in Class 1 is not an Allowed Secured Claim, such Claim, if it becomes an Allowed Claim, shall be included in Class 5.

The Bank shall also receive (i) the Net Recoveries received by the Litigation Trust on account of the Recovery Rights, and (ii) the Residual Proceeds from the Liquidating Trust.

B.            Class 2 Claims of Other Secured Creditors

Class 2 is unimpaired.  On the Effective Date of the Plan, the Liquidating Agent shall surrender to the holders of Allowed Secured Claims in Class 2 such property of the Estate as may be security and collateral therefor.

To the extent that a Claim in Class 2 is not an Allowed Secured Claim, such Claim, if it becomes an Allowed Claim, shall be included in Class 5.

C.            Class 3 Priority Claims

Class 3 is unimpaired.  Except to the extent that the holder of such Claim agrees to a different treatment, the Liquidating Trust shall pay in Cash on the Effective Date

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to each holder of an Allowed Priority Claim in Class 3 the principal amount of such Allowed Claim, without interest.

D.            Class 4.  (Intentionally Omitted)

E.             Class 5 General Unsecured Claims

Class 5 is impaired.  The amount of Disputed Claims in Class 5 that shall be Allowed Claims shall be determined by the Court.  Except to the extent that the holder of such Claim agrees to a different treatment, the Liquidating Trust shall pay in Cash on the Effective Date to each holder of an Allowed Claim in Class 5 such Creditor’s Pro Rata Share of the amount remaining from the $175,000 that the Bank agreed to set aside for the payment of Allowed Unsecured Claims pursuant to section IV.A. of the Plan, after payment of or reserve for the expenses and other obligations of the Liquidating Trust (except for expenses directly related to the initiation or prosecution of objections to Claims other than those in Class 5) including, without limitation, the fees and expenses of the Liquidating Agent and the fees and expenses of attorneys and other professionals retained by the Liquidating Agent.  The payments to be made to the holders of Allowed Claims in Class 5 as set forth in this paragraph shall be the sole source of distributions to holders of Allowed Claims in Class 5.

To the extent that the Bank has an Allowed Class 5 Claim (because insufficient collateral exists to secure the Secured Claims of the Bank or the liens, security interests, or other encumbrances that are senior in priority to the Secured Claims of the Bank exceed the fair market value of the collateral securing the Bank’s Secured Claims), such Claims shall be subordinated to the payment of other Allowed Claims in Class 5 as provided for in the Plan.(1)

(1) The Bank’s agreement to subordinate its Unsecured Claim as provided for herein is only effective if the Plan is confirmed by a Final Order.  Nothing in the Plan or the Disclosure Statement shall be construed as acknowledging or authorizing the subordination of the Bank’s Unsecured Claims in the event the Plan is not confirmed.

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F.             Class 6 Convenience Class Claims

Class 6 is unimpaired.  Except to the extent that the holder of such Claim agrees to a different treatment, the Liquidating Trust shall pay in Cash on the Effective Date to each holder of an Allowed Convenience Class Claim in Class 6 the principal amount of such Allowed Claim, without interest.

G.            Class 7 Subordinated Claims

Class 7 is impaired.  Holders of Allowed Subordinated Claims in Class 7 will receive no distribution under the Plan on account of such Claims.

H.            Class 8 Inter-Debtor Claims

Class 8 is impaired.  Holders of Allowed Claims in Class 8 will receive no distribution under the Plan on account of such Claims.

I.              Class 9 Interests

Class 9 is impaired.  The Class 9 Interests shall be deemed canceled on the Effective Date without the payment of any monies or other consideration.  Holders of Class 9 Interests will not receive any distribution on account of such Interests under the Plan.

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ARTICLE V

IMPLEMENTATION OF THE PLAN AND
EXECUTION OF ITS TERMS

A.            Implementation of the Plan

The Debtor proposes to implement and consummate the Plan through the means contemplated by sections 1123(a)(5) (B), (D), and (E), 1123(b)(2), (b)(3)(A) and (B), (b)(4) and (b)(5) of the Code.

B.            The Liquidating Trust

1.             Purpose of the Liquidating Trust.  The Liquidating Trust shall be deemed established on the Effective Date pursuant to the terms of the Liquidating Trust Agreement.  The purpose of the Liquidating Trust is to liquidate the unliquidated assets of the Debtor’s Estate, if any, to resolve disputes between and among Claim holders (including by objecting to Claims, if appropriate); to make payment of all Allowed Administrative Claims, Allowed Tax Claims and Allowed Claims in Classes 1, 2, 3, 5 and 6 pursuant to the terms of the Plan; and to distribute the Residual Proceeds, if any, to the Bank.

2.             Transfers of Property.  On the Effective Date, all of the assets of the Debtor’s Estate except for the Recovery Rights shall be irrevocably assigned, transferred and conveyed to the Liquidating Trust including, without limitation, all shares of stock, securities, and other equity interests held by the Debtor as of the Effective Date and all of the Trestle Proceeds.

3.             Management and Powers of the Liquidating Trust.  After the Effective Date, the affairs of the Liquidating Trust and all assets held or controlled by the Liquidating Trust shall be managed under the direction of the Liquidating Agent in accordance with the terms of the Liquidating Trust Agreement.  The Debtor shall select the Liquidating Agent.  The Liquidating Trust shall be deemed to be a representative of the Estate as provided by section 1123 of the Code, to the extent of and in accordance with the terms of the Liquidating Trust, shall have the rights, powers and standing of debtors-in-possession under section 1107 of the Code, and such other rights, powers and duties incident to causing

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performance of the Debtor’s obligations under the Plan or otherwise as may be reasonably necessary to the administration of the Liquidating Trust.  Subject to the terms of the Liquidating Trust Agreement, the powers of the Liquidating Trust shall include, without limitation: (a) the ability and authority to object to Administrative Claims, Tax Claims and Claims in Classes 3, 5 and 6, and the ability to prosecute or settle such objections and defend claims and counterclaims asserted in connection therewith (including by way of asserting the Debtor’s rights of recoupment, setoff or otherwise); (b) the ability and authority to prosecute all objections to Claims that were filed by the Debtor and that were not resolved by a Final Order as of the Effective Date, and the ability to settle such objections and defend claims and counterclaims asserted in connection therewith (including by way of asserting the Debtor’s rights of recoupment, setoff or otherwise); (c) effecting distributions under the Plan to the holders of Allowed Claims pursuant to the terms of the Plan; (d) the sale, lease, license, abandonment or other disposition of any or all of the property of the Liquidating Trust; (e) participation in any post-Confirmation Date motions to amend or modify the Plan or the Liquidating Trust Agreement, or appeals from the Confirmation Order; and (f) participation in actions to enforce or interpret the Plan.

If the holder of a Disputed Claim and the Liquidating Agent agree to a settlement of such holder’s Disputed Claim for an amount not in excess of the face amount of such Disputed Claim, such Claim shall be deemed to be an Allowed Claim as of the Effective Date in an amount equal to the agreed settlement amount without need for further review or approval of the Court.  If the proposed settlement involves a Disputed Claim for an amount in excess of the face amount of such Disputed Claim, then the Liquidating Agent shall provide notice of the proposed settlement to the Office of the United States Trustee, the

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Reorganized Debtors and counsel for the Bank and schedule a Court hearing to resolve the objection.

All fees and expenses of the Liquidating Trust, including, but not limited to, the fees and expenses of the Liquidating Agent and the fees and expenses of attorneys and other professionals employed by the Liquidating Agent, shall be paid from the $175,000 set aside by the Bank for the payment of Allowed Class 5 Claims, except for fees and expenses directly related to the initiation and/or prosecution of objections to Disputed Claims other than those in Class 5.  The fees and expenses of the Liquidating Trust directly related to the initiation and/or prosecution of objections to non-Class 5 Claims shall be paid by the Reorganized Debtors.

4.             Establishment of Reserve.  Pursuant to the terms of the Liquidating Trust Agreement, the Liquidating Agent shall maintain a reserve in trust for the payment of any administrative expenses of the Liquidating Trust, any applicable taxes and Disputed Claims which may later become Allowed Claims.

5.             Employment of Professionals.  The Liquidating Agent is authorized, without further order of the Court, to employ such Entities, including professionals, as he/she/it may deem necessary to enable him/her/it to perform his/her/its functions under the Plan, and the costs of such employment and other expenditures shall be paid solely from assets transferred to, or payments received by, the Liquidating Trust as provided in the Plan.  Such Entities shall be compensated and reimbursed for their reasonable and necessary fees and out-of-pocket expenses on a monthly basis from the Liquidating Trust without further notice, hearing or approval of the Court except as set forth in the Liquidating Trust Agreement.

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6.             Objections to Claims by the Liquidating Trust.  All objections to Disputed Claims to be filed by the Liquidating Agent shall be filed with the Court and served upon the holders of such Claims by the later of (a) 90 days after the Effective Date, or (b) 90 days after the particular proof of claim has been filed, except as extended by an agreement between the claimant and the Liquidating Trust, or by order of the Court upon a motion filed by the Liquidating Trust, with notice of such motion to be served upon the Office of the United States Trustee and those holders of Disputed Claims to whom the objection is made.  If an objection has not been filed to a proof of claim that relates to a Disputed Claim by the objection bar dates established in this paragraph, the Claim to which the proof of claim relates shall be treated as an Allowed Claim for purposes of distribution under the Plan.

7.             Distributions.  Distributions shall be made in accordance with the Plan, the Confirmation Order, and the Liquidating Trust Agreement.

(a)           Reserve for Disputed Claims.  For purposes of calculating Pro Rata distributions or any other distributions to be made under the Plan to holders of Allowed Claims, the calculation of the total Allowed Claims shall be computed as if all Disputed Claims then pending were allowed in the full amount thereof.

(b)           Initial Distribution Date.  Except for payments required to be made on the Effective Date in accordance with other sections of the Plan, the Liquidating Agent shall make the initial distribution from the Liquidating Trust at such time as the Liquidating Agent, in the exercise of his or her discretion, deems appropriate, provided that in the reasonable discretion and judgment of the Liquidating Agent, there shall be in the Liquidating Trust Cash in an amount sufficient to render feasible a distribution after making reasonable reserves to pay the expenses (including, but not limited to, federal income taxes

23

and withholding taxes, if any, or in objecting to Claims), debts, charges, liabilities, and obligations of the Liquidating Trust.

(c)           Allowance of Claims.  Distributions shall be made with respect to any Disputed Claim which becomes an Allowed Claim after the Effective Date on or as soon as practicable after the date on which each Disputed Claim becomes an Allowed Claim.  The amount of any distribution shall be calculated, on a Pro Rata basis, so that each Disputed Claim that becomes an Allowed Claim receives an initial distribution equal to the total percentage distributions made prior to the date of such allowance on account of other Allowed Claims under the Plan and the Liquidating Trust Agreement.

(d)           Subsequent Distribution Dates.  After the Initial Distribution Date, unless otherwise directed in the Plan or a post-Confirmation Date Final Order , the Liquidating Agent shall make additional distributions at such time as the Liquidating Agent, in the exercise of his or her discretion, deems appropriate, provided that in the reasonable discretion and judgment of the Liquidating Agent, there shall be in the Liquidating Trust Cash in an amount sufficient to render feasible a distribution after making reasonable reserves to pay the expenses (including, but not limited to, federal income taxes and withholding taxes, if any, and all expenses and fees incurred in objecting to Claims), debts, charges, liabilities, and obligations of the Liquidating Trust.

(e)           Unclaimed Property.  Unclaimed Property that shall remain unclaimed at the end of 180 days following the date of an attempted distribution shall be reallocated to other Creditors and redistributed by the Liquidating Trust.  After the expiration of 180 days following the date of an attempted distribution, each Claim with respect to Unclaimed Property shall be treated as if it had been disallowed in its entirety and all right, title and interest therein shall vest in the Liquidating Trust for redistribution in the

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order and priority established in the Plan and the Liquidating Trust Agreement.  Until the expiration of 180 days following the date on which the distribution of the Unclaimed Property has been attempted, Unclaimed Property shall be delivered upon presentation of proper proof by a holder of its entitlement thereto.

(f)            Surrender.  Notwithstanding any other provision of the Plan, no holder of an Allowed Claim shall receive any distribution under the Plan in respect of such Allowed Claim until such holder has surrendered to the Liquidating Trust any promissory note or other document(s) evidencing such Allowed Claim, or until evidence of loss and indemnity satisfactory to the Liquidating Agent, in his/her/its sole and absolute discretion, shall have been delivered to the Liquidating Trust in the case of any note or other document(s) alleged to be lost, stolen or destroyed.

(g)           Final Distribution.  Pursuant to the Plan, the Residual Proceeds from the Liquidating Trust shall be paid to the Bank as soon as practical after (a) the liquidation of all of the assets of the Estate, (b) the payment of all of the expenses and other obligations of the Liquidating Trust including, without limitation, the fees and expenses of the Liquidating Agent and the fees and expenses of attorneys and other professionals retained by the Liquidating Agent, and (c) the payment of all Allowed Tax Claims, Allowed Administrative Claims and Allowed Claims in Class 2, 3, 5 and 6 pursuant to the terms of the Plan.

(h)           Exemption From Certain Transfer Taxes.  Pursuant to section 1146(c) of the Code, the issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer under a plan confirmed under section 1129 of the Code, may not be taxed under any law imposing a stamp tax, transfer tax or similar tax.

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Pursuant to section 1146(c) of the Code, no transfer to or from the Liquidating Trust under the Plan, shall be subject to any stamp tax, transfer tax or similar tax.

(i)            Estimation of Unliquidated Disputed Claims.  As to any unliquidated Disputed Claim, including Claims based upon rejection of executory contracts or leases, or other Disputed Claims, the Court, upon motion by the Liquidating Trust, may estimate the amount of the Disputed Claim and may determine an amount sufficient to reserve for any such Claim.  Any Entity whose Disputed Claim is so estimated shall have recourse only against the Liquidating Trust and against no other assets or person (including the Liquidating Agent), and in any case only in an amount not to exceed the estimated amount of such Entity’s Claim, even if such Entity’s Claim, as finally allowed, exceeds the maximum estimated amount thereof.

(j)            Certain Tax Matters.  For all federal and state income tax purposes, the Debtor shall report and treat the transfer of property conveyed to the Liquidating Trust as a sale of such assets at a selling price equal to the fair market value of such assets on the date of the transfer.  For all such purposes, the transferred assets shall be deemed to have the fair market values determined by the Liquidating Agent in his/her/its absolute and sole discretion, and such valuations shall be used by the Debtor and the Liquidating Trust for all federal and state income tax purposes.  The Liquidating Trust shall be deemed to be a “disputed ownership fund” within the meaning of Proposed Treasury Regulation section 1.468B-9.  The Debtor shall irrevocably make and constitute the Liquidating Agent as its attorney- in-fact to prepare, make, and file any statement referenced in Proposed Treasury Regulation section 1.468B-9, or, at the election of the Liquidating Agent, shall prepare, make, and file such statement(s) pursuant to instructions issued by the Liquidating Agent.  Any such statement shall be consistent with the provisions of the Plan

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and the Liquidating Agent’s determination of the fair market values of the property conveyed to the Liquidating Agent.

(k)           The Disbursing Agent.  The Liquidating Agent shall serve as the disbursing agent, without bond, for purposes of making transfers and payments under the Plan.

C.            The Litigation Trust

1.             Purpose of the Litigation Trust.  The Litigation Trust shall be deemed established on the effective date of the CDSI Plan pursuant to the terms of the CDSI Plan and the Litigation Trust Agreement.  The purpose of the Litigation Trust is, among other things, to prosecute the Recovery Rights and distribute any Net Recoveries to the Bank (after payment of the claims and expenses of the Litigation Trust Trustee).  No other Creditors or Entities shall receive any proceeds from the Recovery Rights.

2.             Transfers of the Recovery Rights to the Litigation Trust.  On the Effective Date, or as soon thereafter as practicable, the Recovery Rights shall be irrevocably assigned, transferred and conveyed to the Litigation Trust.

3.             Management and Powers of the Litigation Trust.  After the Effective Date, the affairs of the Litigation Trust and all assets held or controlled by the Litigation Trust shall be managed under the direction of the Litigation Trust Trustee in accordance with the terms of the Litigation Trust Agreement.  The Bank shall select the Litigation Trust Trustee.  The powers of the Litigation Trust Trustee shall include, without limitation: (a) the initiation and prosecution in every capacity, including as representative of the Estates under section 1123(b)(3)(B) of the Code, of the Recovery Rights assigned to the Litigation Trust; (b) the compromise and settlement of any of the Recovery Rights assigned to the Litigation Trust; (c) effecting distributions of Net Recoveries on the Recovery Rights to the Bank;

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(d) participation in any post- Confirmation Date motions to amend or modify the Plan or the Litigation Trust Agreement, or appeals from the Confirmation Order as it relates to the Litigation Trust; and (e) participation in actions to enforce or interpret the Plan as it relates to the Litigation Trust.  The management and other powers of the Litigation Trust and the rights of all parties with respect to the Litigation Trust and the Litigation Trust Trustee are as more fully described in the CDSI Plan and the Litigation Trust Agreement (attached hereto as Exhibit “2”), and are incorporated herein by this reference.

D.            The Administrative Claims Fund

The Administrative Claims Fund shall be established by the Debtor, Resource Pharmacy, the Reorganized Debtors and Med on the Effective Date for the purpose of making distributions to (a) holders of Allowed Administrative Claims of Med, CDSI, CCG and CCS, and (b)  Sun Capital on account of their Allowed Claims against Med, CDSI, CCG, CCS and Resource Pharmacy.  The source of funds for the Administrative Claims Fund shall be transfers of Cash on or before the Effective Date from the Bank pursuant to the terms of the Plan and the Resource Plan in amounts sufficient to pay all such distributions.  The Administrative Claims Fund shall utilize a bank account to be opened and administered by the Reorganized Debtors for the purpose of receiving and disbursing funds in accordance with this paragraph and the Plan.

On the Effective Date, or as soon as practical thereafter, the Reorganized Debtors shall distribute Cash from the Administrative Claims Fund to the Med Liquidating Trust and the Reorganized Debtors in amounts sufficient to enable these Entities to make the required effective date distributions to (a) holders of Allowed Administrative Claims of Med, CDSI, CCG and CCS pursuant to the terms of the Med Plan and the CDSI Plan, respectively, and (b)  Sun Capital on account of its Allowed Claims pursuant to the terms of

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the Med Plan, the Resource Plan and the CDSI Plan, respectively.  Any Cash remaining in the Administrative Claims Fund after the distributions to the Med Liquidating Trust and the Reorganized Debtors as provided for in this paragraph may be used to fund the Class 10A Distribution (as defined in the Med Plan).  Any Cash remaining in the Administrative Claims Fund after payments to the Med Creditors’ Trust as provided for in this paragraph shall be paid to the Reorganized Debtors.

E.             Dissolution

Pursuant to the Plan, the Confirmation Order and Delaware law, the Debtor shall cease to exist as a corporate entity and shall be deemed, as a matter of law, dissolved, as of the Effective Date.

ARTICLE VI

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

All executory contracts and unexpired leases of the Debtor, not previously rejected or assumed and assigned pursuant to an order of the Court, are rejected pursuant to the Plan and the Confirmation Order.

Pursuant to the terms of the Confirmation Order and Bankruptcy Rule 3002(c)(4), and except as otherwise ordered by the Court, a proof of claim for each Claim arising from the rejection of an executory contract or unexpired lease shall be filed with the Court no later than thirty (30) days after the later of (i) the date of the entry of a Final Order approving such rejection, and (ii) the Confirmation Date, or such Claim shall be forever barred.  All Claims for damages arising from the rejection of an executory contract or unexpired lease shall be included in Class 5 and any Allowed Claim arising therefrom shall be treated in accordance with Article IV of the Plan.

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ARTICLE VII

RETENTION OF JURISDICTION

Notwithstanding Confirmation or the Effective Date having occurred, the Court shall retain jurisdiction for the following purposes:

A.            Allowance of Claims.  To hear and determine the allowance of all Claims and Interests upon objections to any such Claims or Interests;

B.            Executory Contract Proceedings.  To act with respect to proceedings regarding the rejection of any executory contract or unexpired lease of the Debtor pursuant to sections 365 of the Code and Article VI of the Plan, and to determine the allowance of any Claims arising from the resolution of any such proceedings;

C.            Plan Interpretation.  To resolve controversies and disputes regarding the interpretation of the Plan, the Confirmation Order, and the Liquidating Trust Agreement;

D.            Plan Implementation.  To implement and enforce the provisions of the Plan, the Confirmation Order, and the Liquidating Trust Agreement, and otherwise to enter orders in aid of confirmation and implementation of the Plan, including, without limitation, appropriate orders to protect the Liquidating Trust from any action or other proceeding that may be initiated by any Creditor or Interest Holder.  Upon the request of an interested party, the Court may resolve an objection to the payment of professional fees or other administrative costs paid from the Liquidating Trust on the ground that they are unreasonable or inconsistent with the requirements of the Code.  All requests for payment of fees by professionals employed by the Liquidating Trust shall be served (with a 15-day period to object) on the Reorganized Debtors and the Office of the United States Trustee.  If no objection is received by the Liquidating Agent within the 15-day period, the Liquidating Agent may pay the fees without the need for further review or approval of the Court.  If an

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objection to professional fees incurred by the Liquidating Trust is received within the 15-day period, the Liquidating Agent shall schedule a Court hearing to resolve the objection.  All fees and expenses of administration and representation of the Liquidating Trust shall be paid from the assets of the Liquidating Trust after approval as specified above;

E.             Plan Modification.  To modify the Plan pursuant to section 1127 of the Code and the applicable Bankruptcy Rules;

F.             Adjudication of Controversies.  To adjudicate such contested matters and adversary proceedings as may be pending or subsequently initiated in the Court including, but not limited to, actions relating to any Recovery Rights, pending litigation matters, objections to Claims, or actions relating to taxes brought by the Liquidating Trust;

G.            Injunctive Relief.  To issue any injunction or other relief appropriate to implement the intent of the Plan, and to enter such further orders enforcing any injunctions or other relief issued under the Plan or pursuant to the Confirmation Order;

H.            Correct Minor Defects.  To correct any defect, cure any omission or reconcile any inconsistency or ambiguity in the Plan, the Confirmation Order or any document executed or to be executed in connection therewith, including, without limitation, the Liquidating Trust Agreement, as may be necessary to carry out the purposes and intent of the Plan, provided that the rights of any holder of an Allowed Claim or Allowed Interest are not materially and adversely affected thereby;

I.              Post-Confirmation Orders Regarding Confirmation.  To enter and implement such orders as may be appropriate in the event the Confirmation Order is, for any reason, stayed, reversed, revoked, modified or vacated; and

J.             Final Decree.  To enter a final decree closing the Case.

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ARTICLE VIII

RELEASE OF CLAIMS; INJUNCTIONS; MODIFICATION; MISCELLANEOUS

A.            Releases of Claims.  The treatment of the Claims of the Bank under the Plan represents the product of extensive negotiations between the Debtor, the Bank and the NCFE Released Parties and embodies an agreement reached between the parties.  In exchange for the treatment of the Bank’s Claims as set forth in the Plan, the Debtor and the Estate hereby release the Bank, the NCFE Released Parties and the TLC Debtors (subject to and conditioned upon the Debtor’s receipt of a reciprocal release from the TLC Debtors), together with their respective predecessors, successors and assigns of, from, and with respect to any and all manner of action and actions, cause and causes of action, debts, demands, suits, disputes, breaches of contracts, controversies, damages, accounts, disgorgement rights, executions, and any claims or other remedies, whether now known or unknown, suspected or unsuspected, past, present or future, asserted or unasserted, contingent or liquidated, whether in contract, in tort or otherwise, at law or in equity, including, without limitation, the Med Adversary Proceeding, which the Debtor and/or the Estate ever had or now have, claim to have had, or hereafter can, shall or may claim to have against the Bank, the NCFE Released Parties and the TLC Debtors.

In exchange for the treatment of the Debtor’s claims asserted in the bankruptcy cases of the NCFE Released Parties and the TLC Debtors, and the foregoing releases, and with the exception of (i) the Bank’s claims against, and equity interests in, the TLC Debtors assigned by the Bank to the NCFE Released Parties under the settlement agreement between the Bank and the NCFE Released Parties referred to below and (ii) the obligations of the Bank under that settlement agreement, the NCFE Released Parties and the TLC Debtors release the Bank, the Debtor, and the Estate, together with their respective predecessors, successors and

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assigns (collectively the “Released Parties”) of, from, and with respect to any and all manner of action and actions, cause and causes of action, debts, demands, suits, disputes, breaches of contracts, controversies, damages, accounts, disgorgement rights, executions, and any claims or other remedies, whether now known or unknown, suspected or unsuspected, past, present or future, asserted or unasserted, contingent or liquidated, whether in contract, in tort or otherwise, at law or in equity, which the NCFE Released Parties or the TLC Debtors ever had or now have, claim to have had, or hereafter can, shall or may claim to have against the Released Parties.

In exchange for the treatment of the Claims of the NCFE Released Parties and the TLC Debtors under the Plan, the treatment of the Debtor’s claims asserted in the bankruptcy cases of the NCFE Released Parties and the TLC Debtors, and the foregoing releases, and with the exception of (i) the Bank’s claims against, and equity interests in, the TLC Debtors assigned by the Bank to the NCFE Released Parties under the settlement agreement between the Bank and the NCFE Released Parties referred to below and (ii) the obligations of the NCFE Released Parties under that settlement agreement, the Bank releases the NCFE Released Parties and the TLC Debtors, together with their respective predecessors, successors and assigns, of, from, and with respect to any and all manner of action and actions, cause and causes of action, debts, demands, suits, disputes, breaches of contracts, controversies, damages, accounts, disgorgement rights, executions, and any claims or other remedies, whether now known or unknown, suspected or unsuspected, past, present or future, asserted or unasserted, contingent or liquidated, whether in contract, in tort or otherwise, at law or in equity, which the Bank ever had or now has, claim to have had, or hereafter can, shall or may claim to have against the NCFE Released Parties, the TLC Debtors, and their respective predecessors, successors and assigns; provided however that

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the release by the Bank of the TLC Debtors and their predecessors, successors and assigns shall not be effective until confirmation of a chapter 11 plan in the cases of the TLC Debtors that is consistent with the Settlement Agreement and Release between the Bank and the NCFE debtors that was previously approved by the Bankruptcy Court in the NCFE debtors’ cases.

Confirmation of the Plan shall constitute Court approval of the compromises reflected herein.  The releases contained in this section shall become effective on the Effective Date.

B.            Limitation of Liability.  Neither (a) the Debtor, nor any of its employees, officers, or directors employed as of the Effective Date, (b) the Liquidating Agent, (c) the Litigation Trust Trustee, (d) the Facilitator, (e) the NCFE Released Parties, or (f) the Bank, nor any professional persons employed by any of the foregoing during the pendency of this case, shall have or incur any liability to any person or entity for any act taken or omission made in good faith in connection with, or relating to, the Chapter 11 Case, any possible post-petition disposition of the Debtor’s assets, or to negotiating, formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract instrument, security, release, or other agreement, instrument, or document created in connection with the foregoing, except for willful misconduct or gross negligence.

C.            Injunctions and Stays.  Unless otherwise provided, all injunctions or stays provided for in the Case pursuant to section 105 or 362 of the Code, or otherwise, in existence at the Confirmation Date prior to the entry of the Confirmation Order, shall remain in full force and effect until the closing of the Case.  Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Entities that have held, currently hold or may hold a Claim or other debt or liability or an Interest or other right of an equity security

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holder that is terminated pursuant to the terms of the Plan will be permanently enjoined from taking any of the following actions on account of any such Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtor, the Liquidating Trust, the Litigation Trust or their respective property, other than to enforce any right pursuant to the Plan to a distribution; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor, the Liquidating Trust, the Litigation Trust or their respective property, other than as permitted pursuant to clause (a) above; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtor, the Liquidating Trust, the Litigation Trust or their respective property; (d) asserting a setoff or right of subrogation of any kind against any debt, liability or obligation due to the Debtor, the Liquidating Trust or the Litigation Trust; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein or elsewhere in the Plan shall be deemed to affect the right of any entity to exercise, on or after the Effective Date, any right left unaffected by section 553(a) of the Code to set off a debt owing by such entity against the Debtor that arose prior to the Petition Date.

As of the Effective Date, all Entities that have held, currently hold or may hold any claims, obligations, suits, judgment, damages, demands, debts, rights, causes of action or liabilities that are released pursuant to the Plan will be permanently enjoined from taking any of the following actions against any Entity released pursuant to the Plan or its property on account of such released claim, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner

35

any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff or right of subrogation of any kind against any debt, liability or obligation due to any released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein or elsewhere in the Plan shall be deemed to affect the right of any entity to exercise, on or after the Effective Date, any right left unaffected by section 553(a) of the Bankruptcy Code to set off a debt owing by such entity to the Debtor (or its assignee under the Plan) that arose prior to the Petition Date against an Allowed Claim of such entity against the Debtor that arose prior to the Petition Date.

By accepting distribution pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in this section.

D.            Modification.  The Debtor reserves the right to amend or modify the Plan prior to its confirmation, at all times consistent with and in accordance with section 1127 of the Code.

E.             Plan of Reorganization.  For income tax purposes, the Plan shall constitute a plan of reorganization.

F.             Provisions Severable.  Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of the Plan.

G.            Headings Do Not Control.  In interpreting the Plan, the headings of individual sections are provided for convenience only, and are not intended to control over the text of any section.

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H.            Taking Action.  After the Effective Date, to the extent the Plan requires an action by the Debtor, the action may be taken by the Liquidating Trust on behalf of the Debtor.

I.              No Transfer Taxes.  Pursuant to section 1146(c) of the Code, no transfer or sale by the Debtor that has occurred during the Case shall be subject to any stamp tax, transfer tax or similar tax.

ARTICLE IX

CONDITIONS PRECEDENT TO
EFFECTIVENESS OF PLAN/WAIVER

This plan will not become effective and the Effective Date shall not occur unless and until:

A.            the Confirmation Order, in form and substance reasonably acceptable to the Debtor and the Bank, shall have been entered by the Bankruptcy Court and shall have become a Final Order;

B.            each of the Plan Documents, in form and substance reasonably acceptable to the Debtor and the Bank, (1) shall have been executed, delivered and, if necessary, properly recorded, (2) shall have become effective, and (3) shall have been field with the Bankruptcy Court; and

C.            all actions, other documents, and agreements necessary to implement the Plan shall have been executed, delivered and, if necessary, properly recorded, and shall have been effective.

Notwithstanding the foregoing, the Debtor and the Bank may waive one or more of the foregoing conditions precedent to the effectiveness of the Plan, provided that such waiver shall be in writing and signed by each of the Debtor and the Bank or their respective attorneys.

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ARTICLE X

CONFIRMATION REQUEST

The Debtor requests Confirmation of the Plan pursuant to sections 1129(a) and/or 1129(b) of the Code, as applicable.

Dated: May 6, 2004	TRESTLE CORPORATION

	By:	/s/ Alexander H. Bromley
Its: Vice President and General Counsel of Med Diversified, Inc.

DUANE MORRIS LLP

Paul D. Moore

470 Atlantic Avenue, Suite 500

Boston, MA  02210

Tel: (617) 289-9200

Fax: (617) 289-9201

E- mail: pdmoore@duanemorris.com

and

Toni Marie Vaccarino (TV-8340)

744 Broad Street, Suite 1200

Newark, NJ  07102

Tel: (973) 424-2000

Fax: (973) 424-2001

E- mail: tmvaccarino@duanemorris.com

Counsel for Debtor and Debtor in Possession

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PLAN EXHIBIT LIST

1 -    Exhibit 1         Liquidating Trust Agreement

2 -    Exhibit 2         Litigation Trust Agreement

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EXHIBIT 1

Draft 4/09/04

TRESTLE CORPORATION LIQUIDATING TRUST AGREEMENT

THIS LIQUIDATING TRUST AGREEMENT (this “Agreement”) is dated as of [EFFECTIVE DATE], by and between Trestle Corporation, a Delaware corporation, (“Debtor”); Chartwell Diversified Services, Inc., a Delaware corporation, as reorganized (“Reorganized CDSI”), Chartwell Community Services, Inc., a Texas corporation, as reorganized, and Chartwell Community Services, Inc., as reorganized (collectively, the “Reorganized Debtors”); and [LIQUIDATING AGENT], [ENTITY TYPE], not in his/her/its individual or corporate capacity, but solely as liquidating agent hereunder (“Liquidating Agent”).

RECITALS:

A.            WHEREAS, a voluntary petition was filed by the Debtor on November 27, 2002 in the United States Bankruptcy Court for the for the Eastern District of New York (“Bankruptcy Court”) under chapter 11 of Title 11 of the United States Code (“Bankruptcy Code”), which is being jointly administered with certain other cases under case numbers 02-88564, 02-88565, 02-88568, 02-88570, 02-88572 and 02-88573;

B.            WHEREAS, on April 9, 2004, the Debtor filed the “Second Amended Plan of Liquidation of Debtor Trestle Corporation Dated April 9, 2004” (the “Plan”);

C.            WHEREAS, the holders of Allowed and Disputed Administrative Claims, Tax Claims and Claims in Class 1, Class 2, Class 3, Class 5 and Class 6 (“Trust Claims”) have asserted conflicting claims of ownership of, or a legal or equitable interest in all of the assets of the Debtor, other than the Recovery Rights (the “Trust Estate”);

D.            WHEREAS, pending the resolution of the conflicting claims of the holders of Trust Claims (“Claimants”), the Plan contemplates that the Trust Estate will be transferred to a liquidating trust created under New York law (“Trust”) for the benefit of the holders of allowed Trust Claims (“Beneficiaries” and each individually a “Beneficiary”);

E.             WHEREAS, the Plan was confirmed by the Bankruptcy Court pursuant to that certain Order dated [order date] (“Confirmation Order”) and is subject to the continuing jurisdiction of the Bankruptcy Court;

F.             WHEREAS, the Debtor desires that the Trust be funded with the Trust Estate, in accordance with and as contemplated by the Plan;

G.            WHEREAS, the Beneficiaries desire to exchange their Trust Claims for their respective rights in and to the Trust Estate;

NOW THEREFORE, for and in consideration of the mutual promises and agreements contained herein and in the Plan, the receipt and sufficiency of which are hereby expressly acknowledged, the Debtor and the Liquidating Agent hereby agree as follows.

AGREEMENTS:

1.             Defined Terms; Rules of Interpretation.

1.1           Capitalized Terms.  Capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings assigned to them in the Plan.  Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.  For purposes of this Agreement, Disputed Claims shall be included in the Class in which such Claims would be included if such claims were Allowed Claims.

1.2           Computation of Time.  In computing any period of time prescribed or allowed by this Agreement, the provisions of Bankruptcy Rule 9006(a) will apply.

1.3           Rules of interpretation.  For purposes of this Agreement, unless otherwise provided herein:

1.3.1        any reference in this Agreement to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will he substantially in such form or substantially on such terms and conditions;

1.3.2        any reference in this Agreement to an existing document or exhibit filed or to be filed means such document or exhibit, as it may have been or may be amended, modified, or supplemented pursuant to this Agreement;

1.3.3        any reference to any entity as a holder of a Claim includes that entity’s successors, assigns, and affiliates;

1.3.4        except as otherwise specified, all references in this Agreement to Sections, Articles, and Exhibits are references to sections, articles, and exhibits of or to this Agreement;

1.3.5        the words “herein,” “hereunder,” and “hereto” refer to this Agreement in its entirety rather than to a particular portion of this Agreement;

1.3.6        the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and

1.3.7        except where the context otherwise requires, words importing the masculine, feminine or neuter gender shall include the feminine, the masculine and the neuter, as appropriate; words importing the singular number shall include the plural number and vice versa; and words importing persons shall include partnerships, associations, and corporations.

1.4           Headings.  The headings of the various Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

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1.5           Construction with the Plan.  The Plan is hereby incorporated fully by reference and is made a part hereof for all purposes.  In the event of any inconsistency or conflict between the terms, conditions and provisions of this Agreement and the terms, conditions and provisions of the Plan, the terms, conditions and provisions of the Plan shall control.

2.             Declaration of Trust: Purpose.

2.1           Creation of Trust.  Pursuant to the Plan and the Order, and subject to the continuing jurisdiction of the Court, on the Effective Date the Trust shall be established for the benefit of the Beneficiaries.  The Trust is irrevocable.  Notwithstanding the creation of the Trust for the benefit of the Beneficiaries, the Beneficiaries shall not hold legal title to the Trust Estate, nor shall they have any right to direct or control the acquisition, management, or disposition of the Trust Estate and, except as otherwise expressly provided herein or as required by applicable law or the Plan, there shall be no requirement of the Liquidating Agent to provide information or any accounting to the Beneficiaries with respect to the Trust or the Trust Estate.

2.2           Conveyance of Trust Estate.

2.2.1        Effective Date Transfers.  On the Effective Date, the Debtor shall irrevocably transfer the Trust Estate to the Liquidating Agent for the benefit of the Beneficiaries, free and clear of all claims, interests or liens, including, without limitation, those of the Debtor, Debtor’s affiliates and insiders, and all of their respective successors and assigns.  The Liquidating Agent shall accept the transfer of the Trust Estate, in trust, for the purposes set forth in the Plan and this Agreement.

2.3           Acceptance of Fiduciary Duty.  The Liquidating Agent hereby accepts the fiduciary duty imposed upon him by this Agreement, and agrees to act as a fiduciary of the Trust subject to the terms and conditions set forth herein and in the Plan.

2.4           Purpose of Trust.  This Trust is established for the purposes of (a) resolving the conflicting claims of ownership of the Trust Estate, including by objecting to Trust Claims, if appropriate, and (b) receiving and holding the Trust Estate and distributing the Cash of the Trust Estate to the Beneficiaries in accordance with the provisions of the Plan and this Agreement, with no objective to engage in the conduct of a trade or business, The Liquidating Agent, shall take all reasonable and necessary actions to make timely distributions of the Trust Estate and to otherwise not unduly prolong the duration of the Trust.

3.             Beneficial Interests.

3.1           Beneficial Interests.  The Beneficiaries’ interests in the Trust (“Beneficial Interests”) will not be evidenced by any certificate or other instrument or document.

3.2           No Transfer or Exchange.  Beneficial Interests in the Trust are non- transferable and non-assignable other than to successors in interest, or by will, the laws of descent and distribution, or by operation of law (each a “Permitted Transfer”).  Unless the

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Liquidating Agent receives actual written notice of a Permitted Transfer from the transferor or the duly authorized transferee not less than thirty (30) days prior to a distribution made pursuant to the terms of this Agreement, the Liquidating Agent shall have no duty or obligation to make or direct any distributions or payments to such transferee.

4.             Administration of Trust Estate.

4.1           Powers of the Liquidating Agent.  During the Liquidating Agent’s administration of the Trust, and subject to any limitations in the Plan or this Agreement, the Liquidating Agent may exercise the following powers:

(a)           to receive and hold all the assets of the Trust Estate and to have exclusive possession and control thereof as permissible under applicable law and to make distributions under the Plan to the Beneficiaries of such assets;

(b)           to enter into, perform and exercise rights under contracts binding upon the Trust (but not upon the Liquidating Agent in the Liquidating Agent’s individual or corporate capacity) which are reasonably incident to the administration of the Trust and which the Liquidating Agent, in the exercise of the Liquidating Agent’s best business judgment, reasonably believes to be in the best interests of the Trust;

(c)           to establish and maintain accounts at banks and other financial institutions, in a clearly specified fiduciary capacity, into which the Cash of the Trust may be deposited, and to authorize and appoint one or more persons to perform transactions on such accounts, including, without limitation, drawing checks or making withdrawals from such accounts, and paying or distributing such amounts of the Trust Estate as permitted or required under the Plan and this Agreement;

(d)           to employ attorneys, accountants, appraisers, property managers, brokers, realtors, expert witnesses, insurance adjusters or other persons whose services may be necessary or advisable in the sole judgment of the Liquidating Agent to advise or assist it in the discharge of its duty as Liquidating Agent, or otherwise in the exercise of any powers vested in the Liquidating Agent and to pay from the Trust Estate reasonable compensation to such attorneys, accountants, appraisers, property managers, brokers, realtors, expert witnesses, insurance adjusters or other persons;

(e)           to hold, operate, market, and lease (For the purposes of holding for sale) the assets in the Trust Estate;

(f)            to collect and receive any interest income, proceeds of sale, and other income or distributions derived from or relating to the Trust Estate (“Trust Income”) and to add the Trust Income to the Trust Estate or to make distributions of all or any part of the Trust Income to the Beneficiaries in accordance with the terms of this Agreement;

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(g)           to borrow funds, but only to the extent such borrowing is necessary and consistent with the administration of the Trust in accordance with its purpose;

(h)           to object to and contest the allowance of any Administrative Claims, Tax Claims, Class 3 Claims, Class 5 Claims or Class 6 Claims (or any Claim that could result in such a Claim) asserted against the Debtor or the Estate, and to prosecute, settle and/or defend such Claims and any counterclaims asserted in connection therewith (including by way of asserting the Debtors’ rights of recoupment, setoff or otherwise) in accordance with the Plan and subject to Section 4.3;

(i)            to sue or be sued in connection with any matter arising from or related to the Plan or this Agreement that affects in any way the rights or obligations of the Trust, the Liquidating Agent or the Beneficiaries;

(j)            to represent the interests of the Beneficiaries with respect to any matters relating to the Plan or this Agreement affecting the rights of the Beneficiaries, including, without limitation, the right to participate in any post-Effective Date motions to amend or modify the Plan or the Agreement, any appeals from the Confirmation Order as they relate to the classes of Claims to be paid from the Trust, and any actions to enforce or interpret the Plan;

(k)           to request that the Bankruptcy Court estimate any Claim that is contingent or unliquidated and to treat any such estimation of a Claim’s amount as the Allowed amount of such Claim or the maximum limitation on such claim, as appropriate, in accordance with the Plan;

(l)            to give to any person a power of attorney to enable such person to implement the Liquidating Agent’s decisions or to perform a specific act or acts permitted by this Agreement;

(m)          to do any and all other things, not in violation of any other terms of this Agreement or the Plan which, in the reasonable business judgment of the Liquidating Agent, is necessary or appropriate for the proper liquidation, management, investment and distribution of the assets of the Trust Estate.

4.2           Limitations on the Liquidating Agent; Investments.

4.2.1        No Trade or Business.  The Liquidating Agent shall carry out the purposes of the Trust and the directions contained herein and shall not at any time enter into or engage in any business on behalf of the Trust or the Beneficiaries.

4.2.2        Investments.  The Liquidating Agent shall invest any Cash held at any time as part of the Trust Estate, including, without limitation, in the Disputed Claim Reserve, only in interest-bearing deposits or certificates of deposit issued by any federally insured banking institution on the Office of the United States Trustee’s list of approved depository institutions or unconditionally guaranteed as to

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payment by, the United States of America and its agencies or instrumentalities, or as otherwise permitted pursuant to section 345 of the Bankruptcy Code, pending need for the disbursement thereof in accordance with this Agreement and the Plan.  The Liquidating Agent shall be restricted to the collection and holding of such Cash and to the payment and distribution thereof for the purposes set forth in this Agreement and the Plan and to the conservation and protection of the Trust Estate in accordance with the provisions hereof.

4.3           Objections to Trust Claims; Settlement.

4.3.1        Objections.  Pursuant to the Plan, the Liquidating Agent shall have the right and standing to object to and contest the allowance of any Trust Claims.  The Liquidating Agent must file all objections to Trust Claims with the Bankruptcy Court and serve notice of such objection upon the holders of such Claims by the later of (a) ninety (90) days after the Effective Date and (b) ninety (90) days after the particular proof of claim for a Trust Claim has been filed.  Such deadline may be extended by an agreement between those holders of Trust Claims to whom the extension relates and the Liquidating Agent or by order of the Bankruptcy Court upon a motion Filed by the Liquidating Agent with notice of such motion to be served upon such holders and the Office of the United States Trustee.  If an objection is not Filed to a proof of Claim relating to a Trust Claim by the objection bar dates established in the Plan, such Claim shall be treated as an Allowed Claim for all purposes under the Plan and this Agreement; provided, however, that if the holder of the Claim is a debtor under any chapter of the Bankruptcy Code, the deadline shall be ninety (90) days after the Liquidating Agent obtains relief from stay or other relief which will permit the Filing of an objection to such Claim.

4.3.2        Settlement.  If the holder of a disputed Trust Claim and the Liquidating Agent agree to a settlement of such holder’s Disputed Claim for an amount not in excess of the face amount of such Claim, such Claim shall be deemed to be an Allowed Claim as of the Effective Date in an amount equal to the agreed settlement amount without need for further review or approval of the Court.  If the proposed settlement involves an amount in excess of the face amount of the disputed Trust Claim, then the Liquidating Agent shall provide notice of the proposed settlement to the Reorganized Debtors, the Office of the United States Trustee, and counsel for the Bank and shall schedule a Bankruptcy Court hearing to approve the settlement.

4.4           [Intentionally left blank]

4.5           Trust Expenses.  All reasonable costs, expenses and obligations incurred by the Liquidating Agent in carrying out his duties under this Agreement or in any manner connected, incidental or related to the administration of the Trust including, without limitation, federal and state income taxes and withholding taxes, if any, and all expenses and fees incurred in the objection to Trust Claims, and any reasonable fees and expenses of the Liquidating Agent and any attorneys, accountants, investment advisors, expert witnesses, insurance adjusters, property managers, realtors, brokers, professionals or other persons whom the Liquidating Agent may reasonably deem advisable to employ in connection with the Trust that are not directly related to the objecting to and contesting of Disputed

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Administrative Claims, Tax Claims and Disputed Claims in Class 3 and Class 6 (collectively, the “Trust Expenses”) shall be paid from the Administrative Expense Reserve (as defined in Section 4.7).  All reasonable costs, expenses and obligations incurred by the Liquidating Agent that relate directly to the objecting to and contesting of Disputed Administrative Claims, Tax Claims and Disputed Claims in Class 3 and Class 6 (collectively, the “Reorganized Debtors’ Expenses”) shall be paid by the Reorganized Debtors.

4.6           Disputed Claims Reserve.

4.6.1        Creation of the Disputed Claims, Reserve.  As soon as practicable after the initial transfer of the Trust Estate to the Liquidating Agent, the Liquidating Agent shall establish a reserve for the purpose of making payments to holders of Trust Claims that are disputed or subject to dispute that later become Allowed Claims (the “Disputed Claims Reserve”).  In accordance with the Plan and Section 5.5.3, on each Distribution Date, the Liquidating Agent shall transfer to the Disputed Claims Reserve sufficient Cash to make the distributions required by the Plan to the holders of Trust Claims not paid on such distribution date if such Trust Claims later become Allowed Claims.  Notwithstanding anything herein to the contrary, it is expressly understood that the establishment of the Disputed Claims Reserve by the Liquidating Agent, or its agents, is solely for administrative convenience, and that amounts allocable to such Disputed Claims Reserve need not be segregated and may be commingled for investment purposes.

4.6.2        Maintenance of the Disputed Claims Reserve.  As Cash is distributed on account of Claims that were previously reserved for, such distributed Cash amounts shall be deducted from and paid out of the Disputed Claims Reserve.

4.6.3        Termination of the Disputed Claims Reserve.  After all Trust Claims have either been finally disallowed or become Allowed Claims and payments on account of those Claims which have become Allowed Claims have been made out of the Disputed Claims Reserve, any Cash remaining in the Disputed Claims Reserve shall become unreserved Cash of the Trust Estate to be distributed by the Liquidating Agent in accordance with the Plan and this Agreement.

4.7           Administrative Expense Reserve.  On the Effective Date or as soon as practicable thereafter, the Liquidating Agent shall establish a reserve for the purpose of paying all estimated Trust Expenses that are not directly related to the objecting to and contesting of Disputed Administrative Claims, Tax Claims and Disputed Claims in Class 3 and Class 6 (the “Administrative Expense Reserve”), including but not limited to costs and expenses of the Liquidating Agent, Trust’s counsel or other Professionals employed by the Liquidating Agent.  The Administrative Expense Reserve shall be funded with an amount equal to $175,000.000.  The Liquidating Agent shall also in his reasonable discretion (i) release funds in the Administrative Expense Reserve, if any, (ii) allocate such funds pro rata to the Claim Accounts of holders of Allowed Class 5 Claims and (iii) distribute such funds to such Class 5 Claim holders in accordance with this Agreement and the Plan.  Notwithstanding anything herein to the contrary, it is expressly understood that the establishment of the Administrative Expense Reserve by the Liquidating Agent, or its

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agents, is solely for administrative convenience, and that amounts allocable to such Administrative Expense Reserve need not be segregated and may be commingled for investment purposes.

4.8           Compensation of Liquidating Agent and Professionals.  From time to time after the Effective Date and without further order of the Bankruptcy Court, the Liquidating Agent may employ such persons or entities, including Professionals (which may, but need not, include Professionals previously or currently employed in the Cases), reasonably necessary to assist the Liquidating Agent in performing his duties under this Agreement and the Plan.  The Liquidating Agent and any person or entity retained by the Liquidating Agent shall be entitled to reasonable compensation and reimbursement of necessary fees and expenses reasonably incurred in performing their duties.  The Liquidating Agent shall provide notice (with a 15-day period in which to object) to the persons specifically identified in Section 8.3 of all requests for compensation by the Liquidating Agent or any person or entity retained by the Liquidating Agent hereunder and, in such notice, shall state what portion of such expenses are Trust Expenses and what portion of such expenses are Reorganized Debtors’ Expenses.  If no objection is received by the Liquidating Agent within the 15-day period, the Liquidating Agent may pay the proposed compensation amount without the need for further review or approval of the Bankruptcy Court or any other party.  If an objection to the proposed compensation of the Liquidating Agent or any person or entity retained by the Liquidating Agent is received within the 15- day period, and such objection cannot otherwise be resolved, the Liquidating Agent shall schedule a Bankruptcy Court hearing to resolve the objection.

4.9           Transferee Liabilities.  If any liability shall be asserted against the Trust as transferee of the Trust Estate on account of any claimed liability of or through the Debtors, the Liquidating Agent may use such part of the Trust Estate as may be necessary in contesting any such claimed liability and in payment, compromise, settlement and discharge thereof on terms reasonably satisfactory to the Liquidating Agent.  In no event shall the Liquidating Agent be required or obligated to use the Liquidating Agent’s own property, funds or assets for any such purposes.

4.10         Tax Issues.

4.10.1      Taxation as Disputed Ownership Fund. The Liquidating Agent shall report the Trust for federal and state income tax purposes as a “disputed ownership fund” as defined in Proposed Treasury Regulations section 1.468B-9 to be taxed as a “qualified settlement fund” as described in Treasury Regulations section 1.468B-2.

4.10.2      Fiscal Year.  The Trust’s fiscal year shall end on December 31 of each year.

4.10.3      Accounting Method.  The Trust shall use an accrual method of accounting within the meaning of section 446(e) of the Internal Revenue Code of 1986, as amended (“IRC”).

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4.10.4      Administrator; Returns.  The Liquidating Agent shall be the “administrator” of the Trust and shall fulfill the duties of an administrator of a disputed ownership fund as described in Proposed Treasury Regulations section 1.468B-9(b)(l).  In accordance with Proposed Treasury Regulations section 1.468B-9(c)(l), the Trust shall be treated as the owner of all assets that it holds and the Liquidating Agent shall obtain an employer identification number for the Trust.  Within the time required by applicable law, the Liquidating Agent shall prepare all required tax returns for the Trust (including requests for tax refunds and required information returns) and related reports and shall file them with the applicable taxing authorities and, if necessary or required, distribute copies to the Beneficiaries and shall otherwise comply with the requirements of proposed Treasury Regulations section 1.468B-9 and the IRC.  The Liquidating Agent shall pay from the Trust Estate any taxes owed by the Trust in connection with such returns.

4.10.5      Withholding Requirements. The Liquidating Agent shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions from the Trust pursuant to the Plan shall be subject to such withholding and reporting requirements.  The Liquidating Agent may withhold all or part of a distribution amount due to any Beneficiary until such time as such Beneficiary provides the necessary information or Cash to comply with any withholding requirements of any Governmental Unit.  Any property so withheld shall be paid by the Liquidating Agent to the appropriate authority.  If a Beneficiary fails to provide (a) the information necessary to comply with the applicable withholding requirements of any Governmental Unit or (b) the Cash necessary to comply with any such applicable withholding requirements within ninety (90) days from the date of the request for such information from the Beneficiary, then such Beneficiary’s distribution amount shall be treated as Unclaimed Property and forfeited in accordance with Section 5.10.

4.11         Reports. The Liquidating Agent shall prepare and provide to the specified persons the following reports:

4.11.1      Quarterly Reports.  Within thirty (30) days following the Effective Date, and quarterly thereafter, the Liquidating Agent shall prepare a written report setting forth the activities and financial condition of the Trust and provide such report to those persons specifically listed in Section 8.33 and those requesting such a report in writing.  In addition, the Liquidating Agent shall cause such report to be filed with the Bankruptcy Court.

4.11.2      Unaudited Financial Reports.  The Liquidating Agent shall prepare unaudited interim financial reports as may be required by regulatory authorities, applicable laws, rules or regulations and shall file any such reports with the appropriate authorities.

4.11.3      Final Report.  The Liquidating Agent shall prepare a final report accounting of all receipts and disbursements and shall distribute the same to those persons specifically identified in Section 8.33 and cause such report to be filed with the Bankruptcy Court.

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5.             Distributions from the Trust.

5.1           Payments from Trust Estate.  All payments to be made to the Beneficiaries shall be made only from the assets, income and proceeds of the Trust Estate and only to the extent that the Liquidating Agent shall have received sufficient assets, income or proceeds of the Trust Estate to make such payments in accordance with the terms of this Agreement and the Plan.  Each Beneficiary shall look solely to the assets, income and proceeds of the Trust Estate, and not to the Liquidating Agent in his individual capacity, for distributions to such Beneficiary as herein provided.  In no event shall any Beneficiary receive distributions exceeding the amount of such Beneficiary’s Allowed Claim (plus any allowed interest).  No distribution shall be made to a Beneficiary unless and until such Beneficiary has surrendered to the Liquidating Agent any promissory note or other document(s) evidencing such Beneficiary’s Allowed Claim, or, in the case of any note or other documents(s) alleged to have been lost, stolen or destroyed, until the Beneficiary has provided the Liquidating Agent with evidence of such loss and indemnity satisfactory to the Liquidating Agent, in his sole discretion.

5.2           Distribution Dates.  The Liquidating Agent shall make distributions to Beneficiaries (a) on the Effective Date and (b) thereafter, as often as in the reasonable discretion, and judgment of the Liquidating Agent there shall be in the Trust Estate Cash in an amount sufficient to render feasible a distribution of Cash to Beneficiaries (each a “Distribution Date”), The Liquidating Agent shall distribute to the Beneficiaries such aggregate amount of Cash, if any, as shall then be held in the Trust, excluding reasonable amounts of Cash held in the Disputed Claims Reserve, the Administrative Expense Reserve or otherwise needed to pay the expenses (including, but not limited to, the federal and state income taxes and withholding taxes, if any), debts, charges, liabilities and obligations of the Trust.

5.3           Distribution Amount.  On each Distribution Date, the Liquidating Agent shall determine the amount to be distributed to Beneficiaries holding Allowed Trust Claims (the “Distribution Amount”), taking into account (a) the aggregate amount of Cash then held in the Trust Estate (b) the Cash held in the Disputed Claims Reserve, (c) the Cash held in the Administrative Expense Reserve, and (d) such other amounts which the Liquidating Agent, in the Liquidating Agent’s solo discretion, shall reasonably retain in the Trust.  Subject to Section 5.11, the aggregate amount to be distributed to the Beneficiaries holding Allowed Trust Claims in accordance with the provisions of this Agreement and the Plan shall be determined by the Liquidating Agent in the Liquidating Agent’s reasonable discretion and his determination shall be final and conclusive on all persons, in the absence of gross negligence or willful misconduct by the Liquidating Agent.

5.4           Establishment of the Claim Accounts.

5.4.1        Establishment, Revision of Claims List.  On the Effective Date or as soon as practicable thereafter, the Liquidating Agent shall establish a list of all holders of Trust Claims, including the full name and address of each holder of a Trust Claim as of the Effective Date, the amount of each Trust Claim, and the designation of each Trust Claim as Allowed, subject to dispute, disputed or finally disallowed (the “Claims List”).

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5.4.2        Reliance; Revision of Claims List.  The Liquidating Agent shall be entitled to rely upon the Claims List in calculating and distributing the Trust Estate; provided, however, that the Claims List shall be adjusted by the Liquidating Agent as provided in Sections 5.6, 5.8 and 5.10.3.  The Liquidating Agent shall also revise the Claims List from time to time upon receipt of notice from the holder of a Trust Claim stating that such Trust Claim has been transferred pursuant to a Permitted Transfer to a new holder and setting forth the name and address of such new holder; provided, however, that the Liquidating Agent shall not be required to revise such Claims List during the ten (10) day period preceding the date of any distribution made hereunder.

5.4.3        Establishment of the Claim Accounts.  Upon receipt of the Claims List, the Liquidating Agent will establish on the books and records maintained by the Liquidating Agent, or its duly authorized agent, an account representing each Trust Claim that has not been finally disallowed as set forth on the Claims List (each, a “Claim Account”), It is expressly understood that the establishment of the Claim Accounts by the Liquidating Agent, or its agents, is solely for administrative convenience, and that amounts allocable to such Claim Accounts need not be segregated and may be commingled for investment purposes.

5.5           Allocation of Distribution Amounts.

5.5.1        Generally.  On each Distribution Date, the Liquidating Agent shall allocate the Distribution Amount to the Claim Accounts in accordance with this Section 5.5 before distributing specified amounts to the Beneficiaries in accordance with Section 5.6, Amounts allocated to Claim Accounts relating to Claims that are disputed or subject to dispute shall be transferred to the Disputed Claims Reserve and shall remain as part of the Trust Estate pending resolution of such Claims and further distributions as provided for herein.  Amounts allocated to Claim Accounts relating to Claims that are later Allowed shall be distributed to Beneficiaries pursuant to Section 5.8.

5.5.2        Allocation of Trestle Proceeds.  On the Effective Date or as soon thereafter as practicable, the Liquidating Agent will allocate the proceeds of the sale of the assets of Trestle Corporation (“Trestle Proceeds”) to the Claim Accounts of holders of Trust Claims as follows:

(a)           To the Claim Account of each holder of an Allowed or Disputed Administrative Claim, an amount equal to the unpaid portion of such Administrative Claim;

(b)           To the Claim Account of each holder of a Tax Claim, an amount equal to the unpaid portion of such Tax Claim;

(c)           To the Claim Account of each holder of a Class 3 Claim, an amount equal to the unpaid portion of such Class 3 Claim;

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(d)           To the Claim Account of each holder of a Class 6 Claim, an amount equal to the unpaid portion of the principal amount of such Class 6 Claim, without interest;

(e)           To the Claim Account of each holder of a Class 5 Claim, an amount equal to such Claim holder’s pro rata share of (i) $175,000.00, less (ii) the amount determined by the Liquidating Agent in his reasonable discretion needed to fund all expenses in the Administrative Expense Reserve that do not relate directly to the objecting to and contesting of Disputed Administrative Claims, Tax Claims and Disputed Claims in Class 3 and Class 6; and

(f)            To the Claim Account of the holder of the Class 1 Claims, the amount of Trestle Proceeds remaining after making the allocations called for in 5.5.2(a) through 5.5.2(d).

5.5.3        Transfer to the Disputed Claims Reserve.  After allocating the Distribution Amount to the Claim Accounts, the Liquidating Agent shall transfer to the Disputed Claims Reserve Cash in an amount equal to the aggregate amount allocated to Claim Accounts for Claims that are disputed or subject to dispute.  Such transferred amounts shall remain in the Disputed Claims Reserve as part of the Trust Estate pending resolution of such Claims.

5.6           Distributions to Beneficiaries. Distributions from the Trust shall be made only in respect of Allowed Trust Claims.  Subject to the provisions of this Section 5, on each Distribution Date, the Liquidating Agent shall make distributions to Beneficiaries as follows:

5.6.1        To each holder of an Allowed Claims in Class 2, the Liquidating Agent shall surrender to each such holder such property as may be security and collateral for such Allowed Class 2 Claim;

5.6.2        To all other Beneficiaries, the Liquidating Agent shall distribute Cash to the extent of the amounts allocated to each Beneficiary’s Claim Account which have not previously been distributed; provided, however, that amounts to be distributed to the Bank hereunder shall instead be distributed to as Reorganized CDSI, as representative of the Reorganized Debtors, in their capacity as administrators of the Administrative Claims Fund, to be deposited in the Administrative Claims Fund in accordance with the Plan.

5.6.3        Distributions to each Beneficiary shall be allocated first to the original principal portion of such Beneficiary’s Allowed Trust Claim, as determined for federal income tax purposes, and then, to the extent the amount distributed exceeds such amount, to the remainder of such Trust Claim.

5.7           Setoffs.  Notwithstanding anything to the contrary herein, pursuant to the Plan, the Liquidating Agent may, in accordance with section 553 of the Bankruptcy Code and applicable non-bankruptcy law, set off against any Allowed Claim and the Distributions to be made pursuant the Plan and this Agreement to any Beneficiary on account of such Allowed Claim (before any Distribution is made on account of such

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Allowed Claim), the claims, rights and causes of action of any nature that the Trust may hold against such Beneficiary and, if such set off is made, the Liquidating Agent shall adjust such Beneficiary’s Claim Account accordingly; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim shall constitute a waiver or release by the Trust of any such claims, rights and causes of action that it may possess against such Beneficiary.

5.8           Allocations and Distributions of Cash Allocated to Disputed Claims.  At such time as the Liquidating Agent is informed that all or any portion of a Claim that has been disputed or subject to dispute has been Allowed or finally disallowed (“Resolved Claim”), the Liquidating Agent shall, on the next Distribution Date or on the Final Distribution Date, as the case may be, take the following actions with regard to the total Cash previously allocated to the Claim Account related to that Resolved Claim (“Disputed Claim Distribution Amount”):

5.8.1        distribute from the Disputed Claims Reserve to the holder of the Resolved Claim the same portion of such Disputed Claim Distribution Amount as the portion, if any, of the Resolved Claim which is Allowed;

5.8.2        retain for that Claim Account (and in the Disputed Claim Reserve) the same portion, if any, of such Disputed Claim Distribution Amount as the portion of the Resolved Claim which remains disputed;

5.8.3        Upon the final resolution of any disputed Claim and the subsequent reallocation, retention or distribution of the Disputed Claim Distribution Amount as herein provided, the Liquidating Agent shall adjust the Claims List to reflect the actions taken pursuant to this Section 5.8.

5.9           Fractional Distributions.  Notwithstanding anything to the contrary herein, no distributions in fractions of U.S.  Dollars shall be issued.  Whenever any payment of a fraction of a dollar would otherwise be called for, the actual payment shall be rounded down to the nearest whole dollar.

5.10         Unclaimed Property.

5.10.1      Allocation to Claim Accounts.  If, in connection with any distribution under this Section 5, any Beneficiary entitled to a distribution does not receive such attempted distribution for any reason, including, without limitation, (a) that the Beneficiary is not at the address set forth in the Claims List, (b) that the property is not mailed or delivered because of the absence of a proper address to which to mail or deliver such properly, and (c) that a distribution by check is not cashed, the amount allocated to the Claim Account of such Beneficiary (“Unclaimed Property”) shall remain part of the Trust Estate and shall remain allocated to such Beneficiary’s Claim Account for one hundred eighty (180) days.  Nothing contained herein shall require the Liquidating Agent or the Trust to attempt to locate any Beneficiary.

5.10.2      No Further Distributions.  If any Beneficiary’s distribution is returned as undeliverable without a forwarding address, or is not mailed or delivered because of the absence of a proper address to which to mail or deliver such property.

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or is a check that is not cashed within for one hundred eighty (180) days after the Distribution Date, no further distributions shall be made to such Beneficiary until the Liquidating Agent is notified of such Beneficiary’s then-current address.

5.10.3      Distributions of Unclaimed Property.  Unclaimed Property that is allocated to a Beneficiary’s Claim Account shall be distributed as follows:

(a)           Beneficiary Located.  If a Beneficiary shall claim such Unclaimed Property within for one hundred eighty (180) days of the date distribution was attempted, then such property shall be delivered to such Beneficiary on the next Distribution Date or the Final Distribution Date, as the case may be.  No interest shall be paid on account of Unclaimed Property held by the Trust.

(b)           Reallocation and Redistribution of Unclaimed Property.  If no claim is made for Unclaimed Property by the Beneficiary within for one hundred eighty (180) days of the date on which the distribution was attempted, then, in accordance with the Plan, such Beneficiary’s Trust Claim shall be discharged and the Beneficiary shall be forever barred from asserting such Claim for such Unclaimed Property against the Debtor, the Estate, or the Liquidating Agent, or any of their respective properties.  All amounts allocated to the Claim Account for such Beneficiary shall be reallocated in the same manner provided in Section 5.8 as if such amount had been allocated with respect to a disallowed Claim and such amount shall be redistributed on the next Distribution Dale.  Each Trust Claim with respect to such Unclaimed Property shall be treated as if it had been disallowed in its entirety, and the Claims List shall be adjusted accordingly.

5.11         Final Distribution.  Upon resolution of all outstanding objections to disputed Trust Claims, and after all funds due to the Trust for the benefit of the Beneficiaries pursuant to the Plan have been received, and after all remaining funds in the Administrative Expense Reserve, if any, have been released from reserve and allocated to Claim Accounts of the holders of Allowed Class 5 Claims in accordance with Section 4.7, and prior to the Termination Date (as defined in Section 5.133), the Liquidating Agent shall prepare a final accounting of all distributions from the Trust and the proposed distribution of all Cash remaining in the Trust Estate, including any amounts forfeited to the Trust pursuant to the Plan and Section 5.10 (the “Final Cash”).  Once the amount of the Final Cash has been determined, the Liquidating Agent shall make the following distributions (and the date on which the following distributions are made shall be known as the “Final Distribution Date”):

5.11.1      Distribution of Amounts Allocated to Claim Accounts.  The Liquidating Agent shall distribute to the holders of Claim Accounts all amounts allocated to such Claim Accounts on account of Allowed Trust Claims that have not previously been distributed.

5.12         Distribution of Final Cash.  The Liquidating Agent shall distribute the Final Cash to the Bank on account of its Allowed Class 1 Claims.

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5.13         Termination.  The Trust, shall terminate upon the distribution of all of the assets of the Trust Estate to the Beneficiaries, which date shall not be more than two (2) years from and after the Effective Date (the “Termination Date”); provided, however, that if in the reasonable determination of the Liquidating Agent, in light of existing facts and circumstances, the distribution of the Trust Estate will not be completed prior to the Termination Date, the Liquidating Agent may extend the duration of the trust for an additional period of one (1) year with the prior approval of the Bankruptcy Court; and provided further that the duration of the Trust may be further extended by order of the Bankruptcy Court.

6.             Concerning the Liquidating Agent.

6.1           Acceptance by the Liquidating Agent.  The Liquidating Agent accepts the Trust hereby created for the benefit of the Beneficiaries and agrees to act as Liquidating Agent of the Trust pursuant to the terms of the Plan, the Order and this Agreement.  The Liquidating Agent shall have and exercise the rights and powers herein granted and shall be charged solely with the performance of the duties herein declared on the part of the Liquidating Agent.  The Liquidating Agent agrees to receive the Trust Estate and disburse the Cash of the Trust Estate pursuant to the terms of the Plan, the Order and this Agreement, and to not.  unduly prolong the duration of the Trust.

6.2           Standard of Care; Exculpation.  The Liquidating Agent shall perform all duties and obligations imposed on him by this Agreement with reasonable diligence and care under the circumstances.  The Liquidating Agent shall not be personally liable to the Trust, the Debtor, the Beneficiaries or any other Person except for such of the Liquidating Agent’s own acts as shall constitute fraud, bad faith, willful misconduct, gross negligence or willful disregard of his duties.  Except as aforesaid, the Liquidating Agent shall be entitled to be indemnified as set forth in Section 6.7.

6.3           Limitation on Liability.  The Liquidating Agent shall not be liable for any action taken or omitted in good faith and believed to be authorized hereby or within the rights or powers conferred hereunder, or taken or omitted in accordance with advice of his Professionals (which Professionals may be of the Liquidating Agent’s own choosing), or by Court order, and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind unless caused by willful misconduct or gross negligence.

6.4           Discretion of the Liquidating Agent.  Except as otherwise provided herein, the Liquidating Agent, within the limitations and restrictions expressed and imposed herein, may act freely under all or any of the rights, powers and authority conferred hereby, in all matters concerning the Trust Estate, after forming his best reasonable business judgment based upon the circumstances of any particular question or situation as to the best course to pursue, without the necessity of obtaining the consent or permission or authorization of the Bankruptcy Court, the Beneficiaries or any official or officer; and the rights, powers and authority conferred on the Liquidating Agent by this Agreement are conferred in contemplation of such freedom of reasonable business judgment and action within the limitations and restrictions so expressed and imposed; provided, however, that the Liquidating Agent shall not be liable for any error or exercise of judgment, unless it shall be

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proved that the Liquidating Agent was grossly negligent or acted in a manner which constituted willful misconduct.

6.5           Reliance by the Liquidating Agent.

6.5.1        Genuineness of Documents.  The Liquidating Agent may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, objection, order, judgment, decree, or other paper or document reasonably believed by it to be genuine and to have been signed, made, entered or presented by the proper party, parties, official, officials, entity or entities.

6.5.2        Reliance on Certificates or Opinions.  In the absence of gross negligence or willful misconduct on the part of the Liquidating Agent, the Liquidating Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, on any certificates or opinions furnished to the Liquidating Agent and conforming to the requirements of this Agreement, but in the case of any such certificates or opinions that are specifically required to be furnished to the Liquidating Agent by any provision hereof, the Liquidating Agent shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement.

6.5.3        Reliance on Professionals.  The Liquidating Agent may consult with Professionals, including legal counsel and with independent public accountants and other experts to be selected by him.  In the absence of gross negligence or willful misconduct on the part of the Liquidating Agent, the Liquidating Agent shall not be liable for any action taken or for any omission made in reliance on any opinion or certification of such Professionals or in accordance with the advice of such Professionals.

6.6           Reliance on the Liquidating Agent.  No person dealing with the Liquidating Agent shall be obligated to inquire into the expediency or propriety of any transaction or the right, power, or authority of the Liquidating Agent to enter into or consummate the same upon such terms as the Liquidating Agent may deem advisable.

6.7           Indemnification.

6.7.1        Indemnification of Liquidating Agent.  The Liquidating Agent shall be indemnified out of the Trust Estate and to the full extent of the Trust Estate against any and all liabilities and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Liquidating Agent in connection with the defense or disposition of any threatened, pending, or completed action, suit or other proceeding whether civil, criminal, administrative, or investigative, by reason of his being or having been such a Liquidating Agent, employee or agent; provided, however that he shall not be entitled to such indemnification in respect of any matter as to which he shall have been adjudicated to have acted in bad faith or with willful misconduct or gross negligence or in reckless

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disregard of his duties.  The rights accruing to any Liquidating Agent under these provisions shall not exclude any other right to which he may be lawfully entitled.

6.7.2        Payment of Expenses.  The Liquidating Agent may make advance payments for expenses (including attorneys’ fees) incurred in defending any action, suit or proceeding referred to in Section 6.7.1, provided that the indemnified Liquidating Agent shall have given a written undertaking to repay any amount advanced to him by the Trust in the event it is subsequently determined that he is not entitled to such indemnification.

6.8           Resignation and Removal.

5.8.1        Resignation.  The Liquidating Agent may resign and be discharged from any future obligations and liabilities hereunder by giving written notice thereof to the persons specifically identified in Section 8.33 and the Bankruptcy Court at least thirty (30) days prior to the effective date of such resignation.

6.8.2        Removal.  The Liquidating Agent may be removed at any time by Beneficiaries holding not less than two-thirds of the Beneficial Interests in the Trust.  Upon any such removal, such removed Liquidating Agent shall be entitled to any and all reimbursement and indemnification set forth in this Agreement which remains due and owing to such Liquidating Agent at the time of such removal.

6.8.3        Appointment of Successor Liquidating Agent.  If, at any time, the Liquidating Agent shall give notice of his intent to resign or be removed or shall for any reason become incapable of acting hereunder, the Court shall designate a successor Liquidating Agent.

6.8.4        Acceptance of Appointment by Successor Liquidating Agent.  Any successor Liquidating Agent appointed hereunder shall execute an instrument accepting such appointment consistent with the terms set forth herein.  Thereupon, such successor Liquidating Agent shall, without any further act, become vested with all of the estates, properties, rights, powers, trusts and duties of his or her predecessor in the Trust with like effect as if originally named herein.  Notwithstanding the foregoing, in the event of the resignation or removal of the Liquidating Agent, such retiring Liquidating Agent shall (a) promptly execute and deliver such documents, instruments and other writings as may be requested by the successor Liquidating Agent and (b) otherwise cooperate in effecting such successor Liquidating Agent’s assumption of his/her/its obligations and functions.

6.8.5        Trust Continuance.  The death, resignation, incompetency or removal of the Liquidating Agent shall not operate to terminate the Trust or to revoke any existing agency created pursuant to the terms of this Agreement or to invalidate any action theretofore taken by the retiring Liquidating Agent.  In the event of the resignation or removal of the Liquidating Agent, such retiring Liquidating Agent shall (a) promptly execute and deliver such documents, instruments and other writings as may be requested by the successor Liquidating Agent to effect the change in the retiring Liquidating Agent’s capacity under this Agreement and the conveyance of the

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Trust Estate then held by the retiring Liquidating Agent to its successor and (b) otherwise cooperate in effecting such successor Liquidating Agent’s assumption of its obligations and functions.

7.             Supplements and Amendments to this Agreement.

7.1           Supplements and Amendment.  At any time and from time to time, the Liquidating Agent may execute a supplement or amendment hereto for the purpose of adding provisions to, or changing or eliminating provisions of, this Agreement, or amendments thereto; provided, however, that no such supplement or amendment shall (a) require any Beneficiaries to furnish or advance funds to the Liquidating Agent or shall entail any personal liability or the surrender of any individual right on the part of any Beneficiaries, except with their written consent, or (b) change or modify the provisions for distribution of the Trust Estate.  In no event, however, shall this Agreement be amended in any way that would change the purposes of the Trust as set forth in Section 2.4 or conflict with the provisions of the Plan or the Order.

7.2           Notice and Effect of Executed Amendment.  Upon the execution of any declaration of amendment or supplement and the approvals required herein, this Agreement shall be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Agreement of the Liquidating Agent and the Beneficiaries shall thereafter be determined, exercised and enforced subject in all respects to such modification and amendment, and all the terms and conditions of any such amendment or supplement shall be thereby deemed to be part of the terms and conditions of this Agreement for any and all purposes.

8.             Miscellaneous.

8.1           Appointment of Representative.  Each of the Reorganized Debtors hereby appoints the Reorganized CDSI as their representative in connection with the Trust and this Agreement.  All distributions, notices or reports of any nature to be made or delivered to the Reorganized Debtors under this Agreement shall be made to the Reorganized CDSI for the benefit of the Reorganized Debtors.

8.2           Binding Agreement.  All agreements contained herein shall be binding upon, and inure to the benefit of, the Liquidating Agent, the Debtor and the Beneficiaries, and their respective successors, assigns, heirs or personal representatives, as the case may be.  Any request, notice, direction, consent, waiver or other instrument or action by any party hereto or any Beneficiary shall bind their respective heirs, personal representatives, successors and assigns.

8.3           Notices.  Unless otherwise expressly specified or permitted by the terms of this Agreement, all notices shall be in writing and shall be personally served or sent by facsimile (upon confirmation of receipt) and by United States mail, and shall be deemed given when sent or, if mailed, when deposited in the United States mail, so long as it is properly addressed, in any such case addressed as follows:

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If to the Liquidating Agent:

[name]

[company/firm]

[address]

[address]

Telephone: [                ]

Fax:[                ]

If to the Bank:

Howard Steinberg, Esq.

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Telephone: 310-277-1010

Fax: 310-203-7199

If to the Reorganized Debtors:

Howard Steinberg, Esq.

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Telephone: 310-277-1010

Fax: 310-203-7199

If to the Office of the United States Trustee:

[name]

Office of the United States Trustee

[address]

[address]

Telephone: [                ]

Fax:[                ]

and if to any Beneficiary, addressed to its latest mailing address reflected on the Claims List.

8.4           Severability.  In the event any provision of this Agreement or the application thereof to any person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

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8.5           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

8.6           Governing Law.  This Agreement including all matters of construction, validity and performance hereof, shall in all respects be governed by, and construed and interpreted in accordance with the internal laws of the State of New York.

8.7           Retention of Jurisdiction.  In accordance with the Plan, the Trust and the Trust Estate shall remain subject to the jurisdiction of the Bankruptcy Court.  Such jurisdiction shall include, without limitation, the jurisdiction contemplated by section 1142 of the Code.

[Remainder of page intentionally left blank; signature page follows.)

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IN WITNESS WHEREOF, the parties have executed or have hereunto caused this Agreement to be duly executed, as of the day and year first above written.

DEBTOR:

TRESTLE CORPORATION

By:
Name:
Title:

REORGANIZED DEBTORS:

CHARTWELL COMMUNITY SERVICES, INC.

By:
Name:
Title:

CHARTWELL DIVERSIFIED SERVICES, INC.

By:
Name:
Title:

CHARTWELL CARE GIVERS, INC.

By:
Name:
Title:

LIQUIDATING AGENT:

[ ], not in his/her/its individual capacity, but solely as Liquidating Agent of the Trestle Corporation Liquidating Trust

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EXHIBIT 2

4-09-04 Draft

CHARTWELL LITIGATION TRUST AGREEMENT

THIS Litigation TRUST AGREEMENT (this “Agreement”) is dated as of [EFFECTIVE DATE], by and among Chartwell Diversified Services, Inc.  (“CDSI”), a Delaware corporation; Chartwell Community Services, Inc.  (“CCS”), a Texas corporation; Chartwell Care Givers, Inc.  (“CCG”), a Delaware corporation (collectively, the “Chartwell Debtors”); Med Diversified, Inc., a Nevada Corporation (“Med”); Resource Pharmacy, Inc., a Nevada corporation (“Resource”); Trestle Corporation, a Delaware Corporation (“Trestle” and, collectively with the Chartwell Debtors, Med and Resource, the “Debtors”); CDSI, as reorganized (“Reorganized CDSI”); CCS, as reorganized; CCG, as reorganized; Private Investment Bank Limited, a Bahamian bank and trust company (“Bank”); Sun Capital Health Care, Inc., a [    ] (“Sun Capital”) and [TRUSTEE], [ENTITY TYPE], not in his/her/its individual or corporate capacity, but solely as trustee hereunder (the “Trustee”).

A.            WHEREAS, voluntary petitions were filed by the Debtors and certain other debtors on November 27, 2002 in the United States Bankruptcy Court for the Eastern District of New York (the “Court”) under chapter 11 of Title 11 of the United States Code (the “Code”) as Case Nos.  02-88568, 02-88564, 02-88565, 02-88570, 02-88572 and 02- 88573 and such cases arc being jointly administered by the Court (such cases, collectively, the “Cases”);

B.            WHEREAS, the Chartwell Debtors have filed the “Second Amended Joint Plan of Reorganization of Debtors Chartwell Diversified Services, Inc., Chartwell Care Givers, Inc., and Chartwell Community Services, Inc.  Dated April 9, 2004” (the “Plan”);

C.            WHEREAS, Resource filed the “Second Amended Plan of Liquidation of Debtor Resource Pharmacy, Inc.  Dated April 9, 2004” (the “Resource Plan”);

D.            WHEREAS, Trestle tiled the “Second Amended Plan of Liquidation of Debtor Trestle Corporation Dated April 9, 2004” (the “Trestle Plan”)

E.             WHEREAS, Med has filed the “Second Amended Plan of Liquidation of Debtor Med Diversified, Inc.  Dated April 9, 2004” (the “Med Plan” and, collectively with the Plan, the Resource Plan and the Trestle Plan, the “Plans”);

F.             WHEREAS, the Debtors hold the Litigation Trust Claims and Sun Capital holds certain purchased accounts receivable;

G.            WHEREAS, the Plans contemplate that (i) the Litigation Trust Claims and the right to net recoveries associated with such Litigation Trust Claims and (ii) certain purchased accounts receivable to be transferred by Sun Capital to this trust ((i) and (ii), collectively, the “Trust Estate”), will be transferred to a trust created under New York law (the “Trust”) for the benefit of the Bank (the “Beneficiary”);

H.            WHEREAS, the Plans were confirmed by the Court pursuant to those certain Orders entered on [ENTRY DATE] (the “Orders”) and arc subject to the continuing jurisdiction of the Court;

J.             WHEREAS, pursuant to the Plans and the Orders, the Trust will be established for the primary purpose of liquidating the Trust Estate, with no objective to engage in the conduct of a trade or business;

K.            WHEREAS, the Reorganized.  Debtors desire to appoint the Reorganized CDSI (as defined below) as their representative under the Trust;

L.             WHEREAS, the Debtors and the Bank desire to create and fund the Trust, as contemplated by the Plans and pursuant to this Agreement.

AGREEMENTS:

1.             Defined Terms; Rules of Interpretation.

1.1           Capitalized Terms.  Capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings assigned to them in the Plan.  Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.2           Computation of Time.  In computing any period of lime prescribed or allowed by this Agreement, the provisions of Bankruptcy Rule 9006(a) will apply.

1.3           Rules of Interpretation. For purposes of this Agreement, unless otherwise provided herein:

1.3.1        any reference in this Agreement to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions;

1.3.2        any reference in this Agreement to an existing document or exhibit filed or to be filed means such document or exhibit, as it may have been or may be amended, modified, or supplemented pursuant to this Agreement;

1.3.3        any reference to any Beneficiary includes that entity’s successors, assigns, and affiliates;

1.3.4        except as otherwise specified, all references in this Agreement to Sections, Articles, and Exhibits are references to sections, articles, and exhibits of or to this Agreement;

1.3.5        the words “herein,” “hereunder,” and “hereto” refer to this Agreement in its entirety rather than to a particular portion of this Agreement;

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1.3.6        the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and

1.3.7        except where the context otherwise requires, words importing the masculine, feminine or neuter gender shall include the feminine, the masculine and the neuter, as appropriate; words importing the singular number shall include the plural number and vice versa; and words importing persons shall include partnerships, associations, and corporations.

1.4           Headings.  The headings of the various Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

1.5           Construction with the Plan.  The Plan is hereby incorporated fully by reference and is made a part hereof for all purposes.  In the event of any inconsistency or conflict between the terms, conditions and provisions of this Agreement and the terms, conditions and provisions of the Plan, the terms, conditions and provisions of the Plan shall control.

2.             Appointment of Representative.  Each of the Reorganized Debtors hereby appoints the reorganized CDSI (the “Reorganized CDSI”) as their representative in connection with the Trust and this Agreement, All distributions, notices or reports of any nature to be made or delivered to the Reorganized Debtors under this Agreement shall be made to the Reorganized CDSI for the benefit of the Reorganized Debtors.

3.             Trust Established; Purpose.

3.1           Establishment of Trust.  Pursuant to the Plan and the Order, and subject to the continuing jurisdiction of the Court, on the Effective Date, the Trust shall be established for the benefit of the Bank (the “Beneficiary”), The Trust is revocable by the Beneficiary.  Notwithstanding the creation of the Trust for the benefit of the Beneficiary, the Beneficiary shall not hold legal title to the Trust Estate, nor shall it have any right to direct or control the acquisition, management, or disposition of the Trust Estate and, except as otherwise expressly provided herein or as required by applicable law or the Plan, there shall be no requirement of the Trustee to provide information or any accounting to the Beneficiary with respect to the Trust or the Trust Estate.

3.2           Conveyance of the Trust Estate.  On the Effective Date, pursuant to the Plans and the Orders, the Debtors shall irrevocably assign the Trust Estate to the Trustee for the benefit of the Beneficiary, free and clear of all claims, interests or liens.  The Debtors shall deliver to the Trustee all instruments of title, transfer, conveyance, assignment and confirmation, if any, and shall cooperate with the Trustee and take such other actions as the Trustee may deem reasonably necessary or desirable in order to more effectively transfer, convey and assign all rights, title and interests in and to the Trust Estate to the Trust.

3.3           Acceptance by Trustee.  The Trustee shall accept the conveyance of the Trust Estate for the purposes set forth in the Plans and this Agreement.  The Trustee hereby agrees to make continuing efforts to dispose of the trust assets (including by means of prosecuting the Litigation Trust Claims) and make timely distributions to the Beneficiary and

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shall not unduly prolong the duration of the Trust, The Trustee hereby accepts the fiduciary duty imposed upon him/her/it by this Agreement, and agrees to act as a fiduciary of the Trust subject to the terms and conditions set forth herein and in the Plan.

3.4           Purpose of Trust.  The Trust is organized for the sole purposes of collecting, holding, liquidating (including, without limitation, by prosecuting, compromising or settling the Litigation Trust Claims) and distributing the Trust Estate under the Plans, with no objective to engage in the conduct of a trade or business.

3.5           Reversion.  In the event that the Trustee is unable to prosecute any of the Litigation Trust Claims, and only in such event, the causes of action that the Trustee is unable to prosecute (the “Reversion Claims”) shall revert to Reorganized CDSI and be prosecuted by Reorganized CDSI at the direction of the Trustee and for the benefit of the Trust; provided, however, that the Trust shall retain all rights to any and all proceeds or recoveries from the Reversion Claims and any proceeds of or recoveries from the Reversion Claims shall be added to the Trust Estate.  Any and all fees, costs and expenses incurred in respect of the investigation, initiation, prosecution, compromise or settlement of the Reversion Claims shall be paid by the Trustee from the Administrative Expense Reserve, and, to the extent that is insufficient, from the balance of the Trust Estate.

4.             Beneficial Interests.

4.1           Beneficial Interests.  The Beneficiary’s interests in the Trust (“Beneficial Interests”) will not be evidenced by any certificate or other instrument or document.

4.2           No Transfer or Exchange.  Beneficial Interests in the Trust are transferable and assignable.  Unless the Trustee receives actual written notice of a transfer or assignment from the transferor or the duly authorized transferee not less than thirty (30) days prior to a distribution made pursuant to the terms of this Agreement, the Trustee shall have no duty or obligation to make or direct any distributions or payments to such transferee.

5.             Administration of Trust Estate.

5.1           Powers of the Trustee.  During the Trustee’s administration of the Trust, and subject to any limitations in the Plan or this Agreement, the Trustee may exercise the following powers:

(a)           to receive and hold all the assets of the Trust Estate and to have exclusive possession and control thereof as permissible under applicable law;

(b)           to initiate and prosecute in every capacity, including as representative of the Estates under section 1123(b)(3)(B) of the Code, the Litigation Trust Claims assigned to the Trust;

(c)           subject to Section 5.9, to compromise and settle any Litigation Trust Claims assigned to the Trust without the need for further review or approval of the Court;

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(d)           to effect distributions of the Trust Estate to the Beneficiary in accordance with the terms of the Plan and this Agreement;

(e)           to collect and receive any interest income, proceeds of sale, and other income or distributions derived from or relating to the Trust Estate (“Trust Income”) and to add the Trust Income to the Trust Estate or to make distributions of all or any part of the Trust Income to the Beneficiary in accordance with the terms of this Agreement;

(f)            to participate in any post-Confirmation Date motions to amend or modify the Plans or this Agreement, or appeals from the Orders as they relate to the Trust;

(g)           to participate in actions to enforce or interpret the Plans as they relate to the Trust;

(h)           to enter into, perform and exercise rights under contracts binding upon the Trust (but not upon the Trustee in his/her/its respective individual or corporate capacities) which are reasonably incident to the administration of the Trust and which the Trustee, in the exercise of his/her/its best business judgment, reasonably believes to be in the best interests of the Trust;

(i)            to establish and maintain accounts at banks and other financial institutions, in a clearly specified fiduciary capacity, into which the cash of the Trust (including the Administrative Expense Reserve) may be deposited, and to authorize and appoint one or more persons to perform transactions on such accounts, including without limitation drawing checks or making withdrawals from such accounts, and paying or distributing such amounts of the Trust Estate as permitted or required under the Plan and this Agreement;

(j)            to employ attorneys, accountants, expert witnesses, or other persons whose services may be necessary or advisable in the sole judgment of the Trustee, to advise or assist him/her/it in the discharge of his/her/its duty as Trustee, or otherwise in the exercise of any powers vested in the Trustee and to pay from the Trust Estate reasonable compensation to such attorneys, accountants, expert witnesses, or other persons;

(k)           to transfer or otherwise dispose of the assets in the Trust Estate;

(l)            to pay any and all necessary expenses attributable or relating to the administration, management, maintenance, operation, preservation or liquidation of the Trust Estate, including, without limitation, the reasonable fees of the Trustee, and any and all fees, costs and expenses incurred in respect of the investigation, initiation and prosecution of the Litigation Trust Claims in accordance with the Plan;

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(m)          to represent the interests of the Bunk and the Reorganized Debtors with respect to any matters relating to this Agreement or the Trust affecting the rights of the Beneficiary;

(n)           to give to any person a power of attorney to enable such person to implement the Trustee’s decisions or to perform a specific act or acts permitted by this Agreement; and

(o)           to do any and all other things, not in violation of any other terms of this Agreement, which, in the reasonable business judgment of the Trustee are necessary or appropriate for the proper liquidation, management, investment and distribution of the assets of the Trust Estate in accordance with the provisions of this Agreement and the Plan.

5.2           Limitations on the Trustee: Investments.

5.2.1        No Trade or Business.  The Trustee shall carry out the purposes of the Trust and the directions contained herein and shall not at any time enter into or engage in any business on behalf of the Trust or the Beneficiary.

5.2.2        Investments.  The Trustee shall invest any Cash held at any time as part of the Trust Estate, including, without limitation, in the Administrative Expense Reserve, only in interest-bearing deposits or certificates of deposit issued by any federally insured banking institution on the Office of the United States Trustee’s list of approved depository institutions or unconditionally guaranteed as to payment by, the United Slates of America and its agencies or instrumentalities, or as otherwise permitted pursuant to section 345 of the Bankruptcy Code, pending need for the disbursement thereof in accordance with this Agreement and the Plan.  The Trustee shall be restricted to the collection and holding of such Cash and to the payment and distribution thereof for the purposes set forth in this Agreement and the Plan and to the conservation and protection of the Trust Estate in accordance with the provisions hereof; provided, however, that the Trustee shall not retain in the Trust Estate cash in excess of the Administrative Expense Reserve (as defined in Section 5.4).

5.3           Trust Expenses.  All reasonable costs, expenses and obligations incurred by the Trustee in carrying out his/her/its duties under this Agreement or in any manner connected, incidental or related to the administration of the Trust including, without limitation, federal and state income taxes and withholding taxes, if any; all fees, costs, and expenses incurred in initiating, prosecuting, compromising and settling the Litigation Trust Claims, and any reasonable fees and expenses of the Trustee and of any attorneys, accountants, investment advisors, expert witnesses, insurance adjustors, property managers, realtors, brokers, professionals or other persons whom the Trustee may reasonably deem advisable to employ in connection with the Trust (collectively, the “Trust Expenses”) shall be paid from the Administrative Expense Reserve, and if the Administrative Expense Reserve shall be insufficient, the Trust Expenses may be paid from the balance of the Trust Estate.

5.4           Administrative Expense Reserve.  On the Effective Date or as soon as practicable thereafter, the Trustee shall establish a reserve for the purpose of paying the Trust

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Expenses (the “Administrative Expense Reserve”), including but not limited to costs and expenses of the Trustee, the Trust’s counsel or other Professionals employed by the Trustee.  The Trustee shall periodically review the Administrative Expense Reserve, increasing or decreasing such reserve as necessary to assure that the cash held in the Administrative Expense Reserve is not in excess of an amount reasonably necessary to maintain the value of the property of the Trust Estate during liquidation (including by means of prosecuting the Litigation Trust Claims).  After the Trust Expenses have been paid in full from the Administrative Expense Reserve, all remaining funds in the Administrative Expense Reserve, if any, shall be released from reserve and shall be distributed to the Beneficiary on the Final Trust Distribution Date (as defined in Section 6.7) in accordance with the terms of the Plan and this Agreement.  Notwithstanding anything herein to the contrary, it is expressly understood that the establishment of the Administrative Expense Reserve by the Trustee, or its agents, is solely for administrative convenience, and that amounts allocable to such Administrative Expense Reserve need not be segregated and may be commingled for investment purposes.

5.5           Compensation of Trustee and Professionals.  From time to time after the Effective Date and without further order of the Court, the Trustee may employ such persons or entities, including Professionals (which may, but need not, include Professionals previously or currently employed in the Cases), reasonably necessary to assist the Trustee in performing his/her/its duties under this Agreement and the Plan.  The Trustee and any person or entity retained by the Trustee shall be entitled to reasonable compensation and reimbursement of necessary fees and expenses reasonably incurred in performing their duties.  The Trustee shall provide notice (with a 15-day period in which to object) to the Beneficiary of all requests for compensation by the Trustee or any person or entity retained by the Trustee hereunder.  If no objection is received by the Trustee within the 15-day period, the Trustee may pay the proposed compensation amount without the need for further review or approval of the Court or any other party.  If an objection to the proposed compensation of the Trustee or any person or entity retained by the Trustee is received within the 15-day period, and such objection cannot otherwise be resolved, the Trustee shall schedule a Court hearing to resolve the objection.

5.6           Transferee Liabilities.  If any liability shall be asserted against the Trust as transferee of the Trust Estate on account of any claimed liability of or through the Debtors, the Trustee may use such part of the Trust Estate as may be necessary in contesting any such claimed liability and in payment, compromise, settlement and discharge thereof on terms reasonably satisfactory to the Trustee.  In no event shall the Trustee be required or obligated to use the Trustee’s own property, funds or assets for any such purposes.

5.7           Tax Issues.

5.7.1        Taxed as a Grantor Trust.  The Trustee shall report the Trust for federal income lax purposes as a “liquidating trust” as defined in Treasury Regulations Section 301.7701-4(d) and Rev.  Proc.  94-45, 1994-28 l.R.B. 124, and as a “grantor trust,” with the Beneficiary treated as the grantors and the deemed owners of the Trust.  The transfer of the Trust Estate to the Trust will be treated, for all federal and state tax purposes, us a deemed transfer to the Beneficiary, followed by a deemed transfer by the Beneficiary to the Trust.  The Trustee shall, in his/her/its reasonable discretion, determine the value of all

7

property transferred to the Trust and shall promptly notify the Debtors and the Beneficiary of such property values and the Trustee, the Debtors, and the Beneficiary shall use such valuations for all federal and stale tax purposes.

5.7.2        Current Taxation.  All of the Trust’s income shall he allocated to the Beneficiary and subject to federal income tax on a current basis.

5.7.3        Filing Requirements.  The Trustee shall prepare and provide to or file with the appropriate parties such notices, tax returns and other filings as may be required by the above-mentioned or any other provisions of the Internal Revenue Code of 1986, as amended, and any regulations or rulings promulgated thereunder, and as may be required by any other applicable federal or state law.  Without limiting the generality of the foregoing, the Trustee shall/lie returns for the trust as a “grantor trust” pursuant to Treasury Regulations section 1.671-4(a).

5.8           Reports.  The Trustee shall prepare and provide to the specified persons the following reports:

5.8.1        Quarterly Reports.  Within thirty (30) days following the Effective Date, and quarterly thereafter, the Trustee shall prepare a written report setting forth the activities and financial condition of the Trust and provide such report to the Beneficiary.  In addition, the Trustee shall cause such report to be filed with the Court.

5.8.2        Unaudited Financial Reports.  The Trustee shall prepare unaudited interim financial reports and such other reports as may be required by regulatory authorities, applicable laws, rules or regulations and shall file any such reports with the appropriate authorities.

5.8.3        Final Report.  The Trustee shall prepare a final report accounting of all receipts and disbursements and shall distribute the same to the Beneficiary and cause such report to be filed with the Court.

5.9           Settlement.  If the compromise or settlement of any Litigation Trust Claim assigned to the Trust would result in a payment from the Class 10A Distribution (as defined in the Med Plan), the Trustee shall provide the Med Creditors’ Trust (as defined in the Med Plan) 15 days’ notice of such compromise or settlement.  If the Med Creditors’ Trust does not object to such compromise or settlement within such 15-day period, the Litigation Trust Claim, as compromised or settled, shall be deemed approved by the Med Creditors’ Trust.  If the Med Creditors’ Trust does object to such settlement within such 15-day period, the Trustee shall schedule a Bankruptcy Court hearing to approve the settlement.

6.             Distributions from the Trust.

6.1           Payments from Trust Estate.  All payments to be made hereunder to the Beneficiary shall be made only from the assets, income and proceeds of the Trust Estate and only to the extent that the Trustee shall have received sufficient assets, income or proceeds of the Trust Estate to make such payments in accordance with this section 6 and the Plan.  The Beneficiary shall look solely to the assets, income and proceeds of the Trust Estate.

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and not to the Trustee in his/her/its personal or corporate capacity for distribution to the Beneficiary, as herein provided.

6.2           Distribution Dates.  As often as in the reasonable discretion and judgment of the Trustee there shall be in the Trust Estate Cash in an amount sufficient to render feasible a distribution of Cash to Beneficiaries (a “Distribution Date”), the Trustee shall distribute to the Beneficiaries such aggregate amount of Cash, if any, as shall then be held in the Trust, excluding reasonable amounts of Cash held in the Disputed Claims Reserve, the Administrative Expense Reserve or otherwise needed to pay the expenses (including, but not limited to, the federal income taxes and withholding taxes, if any), debts, charges, liabilities and obligations of the Trust.

6.3           Distribution Amount.  On each Distribution Date, the Trustee shall determine the amount to be distributed to Beneficiary by subtracting the amount of cash held in the Administrative Expense Reserve from the total cash of the Trust Estate (the “Distribution Amount”).

6.4           [Intentionally omitted]

6.5           Distribution of Distribution Amount.  On each Distribution Date, the Trustee will distribute 100% of the Distribution Amount to the Beneficiary.

6.6           [Intentionally omitted]

6.7           Final Distribution.  After all of the properly of the Trust Estate has been reduced to cash or abandoned, and after all funds due to the Trust for the benefit of the Beneficiary have been received, including, without limitation, all payments with respect to the Litigation Trust Claims, and prior to the Termination Date (as defined in Section 6.8), the Trustee shall release from reserve any remaining cash in the Administrative Expense Reserve and shall prepare a final accounting of all distributions from the Trust and of all Cash remaining in the Trust Estate (the “Final Cash”).  Once the amount of the Final Cash has been determined, the Trustee shall distribute the Final Cash as follows (and the date on which the following distributions are made shall be known as the “Final Trust Distribution Date”):

6.7.1        Trust Expenses.  First, the Trustee shall pay from the Final Cash any and all Trust Expenses and any other obligations of the Trust that have not previously been paid.

6.7.2        Distribution to Beneficiary.  Finally, all Cash remaining in the Trust Estate shall be distributed in accordance with Section 6.5.

6.8           Termination.  The Trust shall terminate upon the distribution of all of the assets of the Trust Estate to the Beneficiary, which date shall not be more than four (4) years from and after the Effective Date (the “Termination Date”); provided, however, that, if in the reasonable determination of the Trustee, in light of existing facts and circumstances, the distribution of the Trust Estate will not be completed prior to the Termination Date, the Trustee may extend the duration of the trust for an additional period of one (1) year with the prior approval of the Court; and provided further that the duration of the Trust may be further extended by order of the Court.

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7.             Concerning the Trustee.

7.1           Acceptance by the Trustee.  The Trustee accepts the Trust hereby created for the benefit of the Beneficiary and agrees to act as Trustee of the Trust pursuant to the terms of the Plan, the Order and this Agreement, The Trustee shall have and exercise the rights and powers herein granted and shall be charged solely with the performance of the duties herein declared on the part of the Trustee.  The Trustee agrees to receive the Trust Estate and disburse the Cash of the Trust Estate pursuant to the terms of the Plan, the Order and this Agreement, and to not unduly prolong the duration of the Trust.

7.2           Standard of Care: Exculpation.  The Trustee shall perform all duties and obligations imposed on him/her/it by this Agreement with reasonable diligence and care under the circumstances.  The Trustee shall not be personally liable to the Trust, the Reorganized Debtors, the Beneficiary or any other Person except for such of the Trustee’s own acts as shall constitute fraud, bad faith, willful misconduct, gross negligence or willful disregard of his/her/its duties.  Except as aforesaid, the Trustee shall be entitled to be indemnified as set forth in Section 7.7.

7.3           Limitation on Liability.  The Trustee shall not be liable for any action taken or omitted in good faith and believed to be authorized hereby or within the rights or powers conferred hereunder, or taken or omitted in accordance with advice of his/her/its Professionals (which Professionals may be of the Trustee’s own choosing), or by Court order, and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind unless caused by willful misconduct or gross negligence.

7.4           Discretion of the Trustee.  Except as otherwise provided herein, the Trustee, within the limitations and restrictions expressed and imposed herein, may act freely under all or any of the rights, powers and authority conferred hereby, in all matters concerning the Trust Estate, after forming his/her/its best reasonable business judgment based upon the circumstances of any particular question or situation as to the best course to pursue, without the necessity of obtaining the consent or permission or authorization of the Court, the Beneficiary, the Reorganized Debtors, or any official or officer; and the rights, powers and authority conferred on the Trustee by this Agreement are conferred in contemplation of such freedom of reasonable business judgment and action within the limitations and restrictions so expressed and imposed; provided, however, that the Trustee shall not be liable for any error or exercise of judgment, unless it shall he proved that the Trustee was grossly negligent or acted in a manner which constituted willful misconduct.

7.5           Reliance by the Trustee.

7.5.1        Genuineness of Documents.  The Trustee may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, objection, order, judgment, decree, or other paper or document reasonably believed by it to be genuine and to have been signed, made, entered or presented by the proper party, parties, official, officials, entity or entities.

7.5.2        Reliance on Certificates or Opinions.  In the absence of gross negligence or willful misconduct on the part of the Trustee, the Trustee may conclusively

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rely, as to the truth of the statements and the correctness of the opinions expressed therein, on any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement, but in the case of any such certificates or opinions that are specifically required to be furnished to the Trustee by any provision hereof, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement.

7.6           Reliance on the Trustee.  No person dealing with the Trustee shall be obligated to inquire into the expediency or propriety of any transaction or the right, power, or authority of the Trustee to enter into or consummate the same upon such terms as the Trustee may deem advisable.

7.7           Indemnification.

7.7.1        Indemnification of Trustee.  The Trustee shall be indemnified out of the Trust Estate and to the full extent of the Trust Estate against any and all liabilities and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Trustee in connection with the defense or disposition of any threatened, pending, or completed action, suit or other proceeding whether civil, criminal, administrative, or investigative, by reason of his/her/its being or having been such a Trustee, employee or agent; provided, however, that he shall not be entitled to such indemnification in respect of any matter as to which he shall have been adjudicated to have acted in bad faith or with willful misconduct or gross negligence or in reckless disregard of his/her/its duties.  The rights accruing to any Trustee under these provisions shall not exclude any other right to which he may be lawfully entitled.

7.7.2        Payment of Expenses.  The Trustee may make advance payments for expenses (including attorneys’ fees) incurred in defending any action, suit or proceeding referred to in section 7.7.1, provided that the indemnified Trustee shall have given a written undertaking to repay any amount advanced to him/her/it by the Trust in the event it is subsequently determined that he is not entitled to such indemnification.

7.8           Resignation and Removal.

7.8.1        Resignation.  The Trustee may resign and be discharged from any future obligations and liabilities hereunder by giving written notice thereof to the Beneficiary and the Court at least thirty (30) days prior to the effective date of such resignation.

7.8.2        Removal.  The Trustee may be removed at any time by Beneficiary holding not less than two-thirds of the Beneficial Interests in the Trust.  Upon any such removal, such removed Trustee shall be entitled to any and all reimbursement and indemnification set forth in this Agreement which remains due and owing to such Trustee at the time of such removal.

7.8.3        Appointment of Successor Trustee.  If, at any time, the Trustee shall give notice of his/her/its intent to resign or be removed or shall for any reason become incapable of acting hereunder, the Court shall designate a successor Trustee.

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7.8.4        Acceptance of Appointment by Successor Trustee.  Any successor Trustee appointed hereunder shall execute an instrument accepting such appointment consistent with the terms set forth herein.  Thereupon, such successor Trustee shall, without any further act, become vested with all of the estates, properties, rights, powers, trusts and duties of his/her/its predecessor in the Trust with like effect as if originally named herein.  Notwithstanding the foregoing, in the event of the resignation or removal of the Trustee, such retiring Trustee shall (a) promptly execute and deliver such documents, instruments and other writings as may be requested by the successor Trustee and (b) otherwise cooperate in effecting such successor Trustee’s assumption of his/her/its obligations and functions.

7.8.5        Trust Continuance.  The death, resignation, incompetency or removal of the Trustee shall not operate to terminate the Trust or to revoke any existing agency created pursuant to the terms of this Agreement or to invalidate any action theretofore taken by the retiring Trustee.

8.             Supplements and Amendments to this Agreement.

8.1           Supplements and Amendment.  At any time and from time to time, the Trustee may execute a supplement or amendment hereto for the purpose of adding provisions to, or changing or eliminating provisions of, this Agreement, or amendments thereto; provided, however, that no such supplement or amendment shall (a) require any Beneficiary to furnish or advance funds to the Trustee or shall entail any personal liability or the surrender of any individual right on the part of any Beneficiary, except with their written consent, or (b) change or modify the provisions for distribution of the Trust Estate, In no event, however, shall this Agreement be amended in any way that would change the purposes of the Trust as set forth in section 3.4 or conflict with the provisions of the Plan or the Order.

8.2           Notice and Effect of Executed Amendment.  Upon the execution of any declaration of amendment or supplement and the approvals required herein, this Agreement shall be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Agreement of the Trustee and the Beneficiary shall thereafter be determined, exercised and enforced subject in all respects to such modification and amendment, and all the terms and conditions of any such amendment or supplement shall be thereby deemed to be part of the terms and conditions of this Agreement for any and all purposes.

9.             Miscellaneous.

9.1           Binding Agreement.  All agreements contained herein shall be binding upon, and inure to the benefit of, the Trustee, the Debtor and the Beneficiary, and their respective successors, assigns, heirs or personal representatives, as the case may be.  Any request, notice, direction, consent, waiver or other instrument or action by any party hereto or any Beneficiary shall bind their respective heirs, personal representatives, successors and assigns.

9.2           Notices.  Unless otherwise expressly specified or permitted by the terms of this Agreement, all notices shall be in writing and shall be personally served or sent

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by facsimile (upon confirmation of receipt) and by United States mail, and shall be deemed given when sent or, if mailed, when deposited in the United States mail, so long as it is properly addressed, in any such case as follows:

If to the Trustee:

[TRUSTEE]

Attn: [NAME]

[ADDRESS]

Fax:  [#]

With a copy to:

[TRUSTEE COUNSEL]

Attn: [NAME]

[ADDRESS]

Fax:  [#]

If to the Bank:

IRELL & MANELLA LLP

Attn: Howard Steinberg, Esq.

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Fax:  (310) 203-7199

If to Reorganized CDSI in its capacity as the representative of the Reorganized Debtors:

IRELL &MANELLA LLP

Attn: Howard Steinberg, Esq.

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Fax:  (310) 203-7199

9.3           Severability.  In the event any provision of this Agreement or the application thereof to any person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

9.4           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

9.5           Governing Law.  This Agreement including all matters of construction, validity and performance hereof, shall in all respects be governed by, and construed and interpreted in accordance with the internal laws of the State of New York.

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9.6           Retention of Jurisdiction.  In accordance with the Plan, the Trustee and the Trust Estate shall remain subject to the jurisdiction of the Court.  Such jurisdiction shall include, without limitation, the jurisdiction contemplated by section 1142 of the Code.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the parties have executed or have hereunto caused this Agreement to be duly executed, as of the day and year first above written.

DEBTORs:

CHARTWELL COMMUNITY SERVICES, INC.

By:
Name:
Title:

CHARTWELL DIVERSIFIED SERVICES, INC.

By:
Name:
Title:

CHARTWELL CARE GIVERS, INC.

By:
Name:
Title:

RESOURCE PHARMACY, INC.

By:
Name:
Title:

TRESTLE CORPORATION

By:
Name:
Title:

REORGANIZED DEBTORs:

CHARTWELL COMMUNITY SERVICES, INC.

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By:
Name:
Title:

CHARTWELL DIVERSIFIED SERVICES, INC.

By:
Name:
Title:

CHARTWELL CARE GIVERS, INC.

By:
Name:
Title:

SUN CAPITAL HEALTH CARE, INC.

By:
Name:
Title:

TRUSTEE:

[ ], not in his/her/its individual capacity, but solely as Trustee of the CCS Trust

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EXHIBIT B

EXHIBIT B

PREFERENCE AND FRAUDULENT TRANSFER ACTIONS

TRESTLE CORPORATION

The Debtor has reviewed its books and records for payments made within the ninety (90) day period preceding the Petition Date and prepared the chart below listing recipients of potential preference payments.

PAYEE	NO. OF PAYMENTS	TOTAL AMOUNT PAID
Coreco Imaging	4	$8,800
Scientific Instruments	2	$30,000
Molecular Diagnostics	4	$61,100

In addition, certain Creditors of the Debtor are investigating, or may hereafter investigate, whether the Debtor’s estates may have causes of action against any current or former Insiders including, without limitation, claims for breach of fiduciary duties of loyalty, good faith and due care, self dealing, or other actionable conduct.  These Insiders may include, without limitation:

John F. Andrews

Donald Ayers

Richard Boudreau

Dale Clift

John Collura

John H. Derby

George Kuselias

Mark A. MacLennan

Frank P. Magliochetti, Jr.

Edwin A. Reilly

Samuel Romeo

Michael Rusnak

David Savitsky

Stephen Savitsky

J. Dale Sherrat

Gregory Simms

Mitchell Stein

The Debtor and its current and former Insiders vigorously dispute that any such claims exist or have any validity whatsoever.

The Debtor is investigating, and the applicable trust will continue to investigate, whether to continue to pursue asserted and potential claims and litigation matters described in the Disclosure Statement (which are incorporated in this Exhibit by reference as if set forth in full) and any other matters in which the Debtor has claims or counter-claims.

The Debtor has prepared this disclosure to put such payees, Insiders and litigants on notice that they may have received an avoidable preference, fraudulent transfer or be a party to a retained action.  Persons included on these lists may be entitled to assert one or more defenses to such avoidance actions.  These lists do not represent a definitive list of all such preference and fraudulent conveyance actions.  All recipients of payments or other transfers of interests in any of the Debtor’s property within the applicable statutory periods for preference or fraudulent conveyance actions are notified that the Debtor is continuing to investigate potential preference, fraudulent conveyance actions and litigation matters, and to the extent determined to be actionable and material, the Debtor or the applicable trusts may pursue them pursuant to the terms of the applicable Plan.

EXHIBIT C

TRESTLE CORPORATION

Liquidation Analysis

($000s)

Unaudited Balance Sheet Data as of January 31, 2004

	Notes	Book Value	Realization Rate		Liquidation Value
			Low	High	Low	High
Current Assets
Unrestricted cash and equivalents	a	$1,049	100%	100%	$1,049	$1,049
Total current assets		1,049			1,049	1,049

	Notes	Book Value	Realization Rate		Liquidation Value
			Low	High	Low	High
Other Assets
Bankruptcy avoidance actions and other litigation claims	b	$—	0%	0%	$—	$—
Total other assets		—			—	—

Total Gross Liquidation Value		1,049			1,049	1,049

Creditor Recoveries
Net proceeds available to creditors					$1,049	$1,049

		Estimated Allowed Claim	Estimated Recovery (%)		Estimated Distribution ($)
			Low	High	Low	High
Bank Secured Claims	c	842	100%	100%	842	842

Net proceeds available to pay administrative expenses					207	207

Administrative Claims - Chpt. 7	d	68	100%	100%	68	68
Administrative Claims - Chpt. 11
Post-petition trade creditors	e	—	0%	0%	—	—
Wages, salaries and other payroll	f	—	0%	0%	—	—
Professional fees	g	39	100%	100%	39	39

Net proceeds available to distribute to holders of priority claims					100	100

Priority Claims	h	—

Net estimated proceeds available to General Unsecured Creditors					100	100

General unsecured claims	i	42,132	0.24%	0.24%	100	100

The accompanying notes are an integral part of this analysis

TRESTLE CORPORATION

Assumptions and Notes to Accompany
Hypothetical Liquidation Analysis

General Assumptions:

Trestle Corporation (the “Debtor”) has prepared this hypothetical liquidation analysis (the “Liquidation Analysis”) in accordance with §1129(a)(7)(A)(ii) to demonstrate that the Plan of Reorganization is in the best interest of each holder of a claim or interest.

The Liquidation Analysis is based on the unaudited values of the Debtor’s assets as of January 31, 2004 as reflected on its books and records and as set forth on the monthly operating report for January 2004 tiled with the Court.  Except as otherwise noted, for the purpose of the Liquidation Analysis, the Debtor assumes that these asset values are representative of the assets and post-petition liabilities as of the dale of liquidation.

The Liquidation Analysis illustrates an estimate of recovery values and percentages in the event that:

•      The Debtor’s bankruptcy case is converted to a case under Chapter 7 of the Bankruptcy Code (“Chapter 7”); and

•      A trustee is appointed to liquidate the Debtor’s assets.

The Liquidation Analysis assumes that the Debtor’s estate is not substantively consolidated with those of Med, CDSI, CCG, CCS and Resource, and that a Chapter 7 trustee liquidates each Debtor’s assets independently

The determination of the hypothetical proceeds from the liquidation of the Debtor’s assets is an uncertain process.  To prepare the Liquidation Analysis, the Debtor’s management has made a number of estimates and assumptions that the Debtor’s management believes are developed and reasonable, but which may be inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies beyond the Debtor’s or its management’s control.  Accordingly, neither the Debtor nor its management makes any representation or warranty, or offers any assurance, that a chapter 7 trustee would realize the liquidation values reflected in this Liquidation Analysis if the Debtor were, in fact, to undergo such a liquidation.  Actual results could vary materially and adversely from those set forth on the accompanying chart.

Notes to Asset Accounts:

a              Unrestricted cash and equivalents:    On May 12, 2003, after a notice and a hearing, the Bankruptcy Court approved the Debtor’s sale of its assets to Trestle Acquisition Corp. “TAC”), a wholly owned subsidiary of Sunland Entertainment Co., for a cash purchase price of $1,250,000, plus the assumption of certain liabilities.  Trestle and TAC consummated the sale shortly after the court hearing.  Since consummating the sale, the Debtor has maintained the cash proceeds as its primary asset and has used those proceeds to pay the court authorized fees of professionals including SBI, USA, LLC, the Debtor’s investment banker, and other court authorized professionals.  The sole asset available for distribution to the holders of allowed claims against and interests in the Debtor is the unrestricted cash and equivalents on the balance sheet at January 31, 2004 of approximately $1.1 million.

b              Bankruptcy avoidance actions and other litigation claims:    Bankruptcy avoidance actions and other litigation claims represent potential preference claims, fraudulent conveyance litigation, other avoidance actions and litigation claims.  Management has reviewed the Debtor’s books and records and does not believe that there are any material preference actions that would generate a meaningful recovery.  Management has also consulted with counsel regarding the existence of other bankruptcy causes of action and litigation claims and the likelihood of success in prosecuting such claims.  Considering the cost and expense of litigating any such bankruptcy causes of action and litigation claims, the uncertain outcome, the lack of funds to fund such litigation, and magnitude of the claims of the Bank and NCFE, the Liquidation Analysis does not assign any value to recoveries from any such bankruptcy causes of action.

Notes to Creditor Recoveries:

c              Bank Secured Claim:    This claim represents the secured claim of Private Investment Bank Limited relating to the debentures that the Debtor issued to the Bank as the same were amended from time-to-time.  In connection with the amendment of the debentures, the Debtor granted to the Bank a security interest in and to certain of its accounts receivable.  At the petition date, the Debtor reported accounts receivable of $842 thousand on its balance sheet.  Pursuant to various cash collateral orders, the Bankruptcy Court granted adequate protection liens to the Bank to protect the value of its security interest in the Debtor’s accounts receivable.  Accordingly, for the purpose of this analysis, the Debtor assumed that Bank’s secured claim would be allowed in the amount of Debtor’s accounts receivable at the petition date, No other creditor has asserted a secured claim against the Debtor’s assets.

d              Administrative Claims – Chpt. 7:    These claims represent the claims of the Chapter 7 Trustee, his counsel and the costs of liquidation.  For the purpose of the Liquidation Analysis, the Administrative Claims - Chpt. 7 are equal to the sum of the compensation for the Chapter 7 trustee estimated in accordance with the guidelines set forth in §326 of the Bankruptcy Code, and the compensation for the Chapter 7 trustee’s counsel, estimated at 25% of the trustee’s commission.  Because all of the Debtor’s assets have been sold, there is no other provision for estimated costs of liquidation.

e              Post-petition trade creditors:    The Debtor does not have any outstanding liabilities to post-petition trade creditors.  The amount shown on the balance sheet for accrued expenses at January 31, 2004, represents accruals for professional fees allocated to the Debtor.  The treatment of professional fees is addressed below.

f               Wages, salaries and other payroll:    These claims consist of the claims of the Debtor’s employees for wages and other payroll benefits including accrued salaries, accrued PTO, accrued fringe benefits and accrued payroll taxes.  TAC assumed the Debtor’s payroll related obligations in connection with its purchase of the [Debtor’s assets.  Accordingly, there are no such liabilities at January 31, 2004.

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g              Professional fees:    These claims consist of the claims of the professionals that the Bankruptcy Court authorized the Debtor to retain, at the expense of the ‘Debtor’s estate.  At January 31, 2004, the amount of such claims was $34 thousand.  As of March 31, 2004, the Debtor estimates that these claims will be $38,700.

h              Priority Claims:    These claims consist of claims entitled to priority under §507 of the Bankruptcy Code.  Creditors filed proofs of claim asserting approximately $368 thousand of priority claims against the Debtor, Having reviewed all of such proofs of claim, the Debtor has determined that creditors have filed claims against the wrong debtor or misclassified their claims and that such claims would not be allowed a priority claims.  Accordingly, the Debtor estimates that there are not any allowed priority claims entitled to share in the proceeds from the sale of the Debtor’s assets.

p              General Unsecured Claims:    Creditors filed proofs of claim asserting approximately $1.4 million of unsecured claims against the Debtor.  For the purpose of the Liquidation Analysis, general unsecured claims consists of the Debtor’s estimate of the allowed amount of such filed proofs of claim, the allowed amount of claims filed as secured or priority that should be classified as unsecured, and the estimated amount of the unsecured deficiency claims of the Bank, after giving effect to distributions it receives from the other Debtors’ estates (including Med, CDSI, CCS, CCG, and Resource) and NCFE, or approximately $42 million.  In a liquidation, the Debtor estimates that approximately $100 thousand would be available to distribute to holders of allowed general unsecured claims, representing a percentage recovery of approximately 0.24%, As a result of compromises contained in the Plan, the Debtor estimates that the amount of allowed general unsecured claim will he $683 thousand.  Under the Plan, holders of these allowed claims would receive their pro rata share of $175 thousand, representing a recovery of approximately 26%.

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EXHIBIT A

HEARING DATES: June 25, 2004 at 10:00 a.m.

June 28, 2004 at 9:00 a.m.

June 29, 2004 at 9:00 a.m.

OBJECTION/BALLOTING DEADLINE: June 15, 2004 at 4:00 p.m.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF NEW YORK

In re:	)	Chapter 11
)
	)	Jointly Administered
MED DIVERSIFIED, INC., et al.,	)
	)	Case Nos.:	02-88564
	)		02-88568
Debtors.	)		02-88570
	)		02-88572
	)		02-88573
)
)

SECOND AMENDED PLAN OF LIQUIDATION OF DEBTOR RESOURCE

PHARMACY, INC. DATED MAY 10, 2004

Pursuant to section 1121 of the Bankruptcy Code, Resource Pharmacy, Inc., a Nevada corporation (the “Debtor”), proposes this Second Amended Plan of Liquidation.

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

A.                             Specific Definitions.  In addition to such other terms as are defined in other sections hereof, the following terms shall have the following meanings:

1.                                       “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Code and referred to in section 507(a)(l) of the Code, including, without limitation, compensation of and reimbursement of costs to Professionals, and all fees and charges assessed against the Debtor and the Estate under 28 U.S.C. § 1930.

2.                                       “Administrative Claims Fund” means a fund established by the Debtor, Trestle, the Reorganized Debtors and Med on the Effective Date for the purpose of making distributions to (a) holders of Allowed Administrative Claims against Med, CDSI, CCG and CCS, and (b) Sun Capital on account of its Allowed Claims.  To the extent that funds remain after the payment of Allowed Administrative Claims against Med, CDSI, CCG and CCS and the Allowed Claims of Sun Capital, amounts remaining in the Administrative Claims Fund may be used to fund the Class 10A Distribution (as defined in the Med Plan). The source of funds for the Administrative Claims Fund shall be transfers pursuant to the Plan and the Trestle Plan on the Effective Date.  The Administrative Claims Fund shall utilize a bank account to be opened and administered by the Reorganized Debtors for the purpose of receiving and disbursing funds in accordance with the Plan.

3.                                       “Allowed Administrative Claim” means all or that portion of an Administrative Claim which is an Allowed Claim.

4.                                       “Allowed Claim” means that portion of a Claim: (a) which was scheduled by the Debtor pursuant to section 521 of the Code, other than a Claim scheduled as disputed, contingent or unliquidated; (b) proof of which was timely filed with the Court, and as to which no objection has been filed on or prior to the deadlines established by sections II.B., V.B.6. and/or VI. of the Plan; or (c) which has otherwise been allowed by a Final Order.

5.                                       “Allowed Convenience Class Claim” means all or that portion of a Convenience Class Claim which is an Allowed Claim.

6.                                       “Allowed Priority Claim” means all or that portion of a Priority Claim which is an Allowed Claim.

7.                                       “Allowed Secured Claim” means all or that portion of a Secured Claim which is an Allowed Claim.

8.                                       “Allowed Subordinated Claim” means all or that portion of a Subordinated Claim which is an Allowed Claim.

9.                                       “Allowed Tax Claim” means all or that portion of a Tax Claim which is an Allowed Claim.

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10.                                 “Allowed Unsecured Claim” means all or that portion of an Unsecured Claim which is an Allowed Claim.

11.                                 “Bank” means Private Investment Bank Limited.

12.                                 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

13.                                 “Business Day” means any day other than a Saturday, a Sunday or a “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

14.                                 “Case” means the chapter 11 case under the Code commenced by the Debtor on the Petition Date.

15.                                 “Cash” means lawful currency of the United States and equivalents thereof, including, but not limited to: bank deposits, wire transfers, checks, and other similar items.

16.                                 “CCG” means Chartwell Care Givers, Inc., a Delaware corporation.

17.                                 “CCG Creditors’ Trust” means that trust established in accordance with the CDSI Plan which, after the effective date of the CDSI Plan, will hold and distribute certain assets and funds for the benefit of certain holders of Claims against CCG in accordance with the terms of the CDSI Plan.

18.                                 “CCS” means Chartwell Community Services, Inc., a Texas corporation.

19.                                 “CCS Creditors’ Trust” means that trust established in accordance with the CDSI Plan which, after the effective date of the CDSI Plan, will hold and distribute certain assets and funds for the benefit of certain holders of Claims against CCS in accordance with the terms of the CDSI Plan.

20.                                  “CDSI” means Chartwell Diversified Services, Inc., a Delaware corporation.

21.                                  “CDSI Confirmation Date” means the date of entry of the CDSI Confirmation Order.

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22.                                  “CDSI Confirmation Order” means the order of the Court confirming the CDSI Plan pursuant to section 1129 of the Code.

23.                                  “CDSI Creditors’ Trust” means that trust established in accordance with the CDSI Plan which, after the effective date of the CDSI Plan, will hold and distribute certain assets and funds for the benefit of certain holders of Claims against CDSI in accordance with the terms of the CDSI Plan.

24.                                  “CDSI Plan” means the Second Amended Joint Plan of Reorganization of Debtors CDSI, CCG and CCS (including all exhibits and attachments), as modified or amended from time to time.

25.                                  “Claim” or “Claims” as defined in the Code, section 101(5)(A) and (B) means (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

26.                                  “Class” means a group of Claims or Interests classified together in a class designated in Article III of the Plan.

27.                                  “Code” means the Bankruptcy Code, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., including all amendments thereto.

28.                                  “Confirmation Date” means the date of entry of the Confirmation Order.

29.                                  “Confirmation Order” means the order of the Court confirming the Plan pursuant to section 1129 of the Code.

30.                                  “Convenience Class Claim” means any Unsecured Claim that is asserted against the Debtor in an amount that is less than $100, or any Unsecured Claim the holder of which has agreed to accept $100 or less in full satisfaction of such Claim.

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31.                                  “Court” means the United States Bankruptcy Court for the Eastern District of New York.

32.                                   “Creditor” means any holder of a Claim, as defined in the Code, section 101(10).

33.                                   “Debtor” mean Resource Pharmacy, Inc., whether as debtor or as debtor-in-possession.

34.                                   “Disclosure Statement” means the “Disclosure Statement Regarding the Second Amended Plan of Liquidation of Resource Pharmacy, Inc., Dated May 18, 2004” (and all exhibits and attachments thereto or referenced therein) that relates to the Plan and is approved pursuant to section 1125 of the Code in an order entered by the Court, as such Disclosure Statement may be amended, modified or supplemented.

35.                                   “Disputed Claim” means any Claim which is not an Allowed Claim, or a Claim which has been disallowed by the Court under section 502 of the Code.

36.                                   “Effective Date” means, unless an earlier date is otherwise agreed to by the Debtor and the Bank, the later of: (i) the eleventh (11th) day after the Confirmation Date if it is a Business Day (or, if it is not a Business Day, the first Business Day thereafter); or (ii) the first Business Day on which the Confirmation Order becomes a Final Order; or (iii) the eleventh (11th) day after the CDSI Confirmation Date if it is a Business Day (or, if it is not a Business Day, the first Business Day thereafter); or (iv) the first Business Day on which the CDSI Confirmation Order becomes a Final Order; or (v) the first day after all of the conditions precedent specified in the NCFE/Bank Settlement Agreement have been satisfied or waived in accordance with the NCFE/Bank Settlement Agreement and the NCFE Bank/Settlement Agreement has become effective.

37.                                   “Entity” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a government or any subdivision thereof, or any other entity.

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38.                                   “Estate” means the estate created by section 541(a) of the Code upon the Petition Date.

39.                                  “Final Order” means an order or judgment of the Court, the operation or effect of which has not been stayed, and as to which the time to appeal or to seek reargument or rehearing has expired, and as to which no appeal, reargument, or petition for rehearing or certiorari has been taken or is pending.

40.                                  “Initial Distribution Date” means the first Business Day on which a distribution is made under the Plan to holders of Allowed Claims.

41.                                  “Interest” means (a) the common or preferred stock or any ownership rights in the common or preferred stock of the Debtor, and (b) any right, warrant or option, however arising, to acquire the common stock or any other equity interest, or any rights therein, of the Debtor.

42.                                  “Interest Holder” means the holder of an Interest.

43.                                  “Liquidating Trust” means that trust established in accordance with section V.B. hereof, and which, after the Effective Date, will hold and distribute certain assets and funds for the benefit of holders of Allowed Claims in accordance with the terms of the Plan, and will have such powers, duties and obligations as are set forth therein, in the Liquidating Trust Agreement, in the Confirmation Order, in other Final Orders, and by applicable law.

44.                                  “Liquidating Trust Agreement” means that certain “Liquidating Trust Agreement,” a true and correct copy of which is attached hereto as Exhibit “1.”

45.                                  “Liquidating Agent” shall mean the Liquidating Agent of the Liquidating Trust consisting of one (1) Entity to be designated by the Debtor subject to the approval of McKesson Pharmaceutical, which approval shall not be unreasonably withheld, on or before the Effective Date.

46.                                  “Litigation Trust” means that trust established in accordance with the CDSI Plan which, after the Effective Date, will hold and prosecute the Recovery Rights and

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certain other claims for the benefit of the Bank in accordance with the terms of the Plan and the CDSI Plan, and will have such powers, duties and obligations as are set forth therein, in the Litigation Trust Agreement, in the Confirmation Order, in the CDSI Confirmation Order, in other Final Orders, and by applicable law.

47.                                   “Litigation Trust Agreement” means that certain “Litigation Trust Agreement,” a true and correct copy of which is attached hereto as Exhibit “2.”

48.                                   “Litigation Trust Trustee” shall mean the Trustee of the Litigation Trust consisting of one (1) Entity to be designated by the Bank on or before the Effective Date.

49.                                   “Med” means Med Diversified, Inc., a Nevada corporation.

50.                                   “Med Adversary Proceeding” means the adversary proceeding captioned Med Diversified, Inc. et al. v. National Century Financial Enterprises, Inc. et al., Case No. 03-8262 (Bankr. E.D.N.Y.).

51.                                   “Med Creditors’ Trust” means that trust established in accordance with the Med Plan which, after the effective date of the Med Plan, will hold and distribute certain assets and funds for the benefit of certain holders of Claims against Med in accordance with the terms of the Med Plan.

52.                                   “Med Liquidating Trust” means that Liquidating Trust (as defined in the Med Plan) established in accordance with the Med Plan, and which, after the Effective Date, will hold and distribute certain assets and funds for the benefit of holders of Allowed Claims against Med, in accordance with the terms of the Med Plan.

53.                                   “Med Plan” means the Second Amended Plan of Liquidation of Debtor Med (including all exhibits and attachments), as modified from time to time.

54.                                   “NCFE/Bank Settlement” means that certain settlement agreement between the NCFE Released Parties and the Bank, which was approved by Order of the United States Bankruptcy Court for the Southern District of Ohio, Eastern Division, dated March 2, 2004.

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55.                                  “NCFE Released Parties” or “NCFE” means National Century Financial Enterprises, Inc., National Premier Financial Services, Inc., NPF VI, Inc., NPF XII, Inc., NPF X, Inc., NPF-LL, and NPF Capital.

56.                                  “Net Recoveries” means the Cash actually received by the Litigation Trust on account of the Recovery Rights, less the cost of recovering such Cash, including, without limitation, all attorneys’ fees and costs of litigation associated with such Recovery Rights.

57.                                  “Net Resource Proceeds” means the amount remaining from the Resource Proceeds after payment of Allowed Claims in Class 4, Allowed Administrative Claims (except for the super-priority Administrative Claim of Sun Capital), Allowed Tax Claims, Allowed Priority Claims and Allowed Convenience Class Claims as provided for in the Plan.

58.                                  “Petition Date” means November 27, 2002.

59.                                  “Plan” means this “Second Amended Plan of Liquidation of Debtor Resource Pharmacy, Inc., Dated May 10, 2004” (including all exhibits and attachments, each of which is hereby incorporated and made part of the Plan), as modified or amended from time to time.

60.                                  “Priority Claim” means a Claim other than an Administrative Claim or a Tax Claim which, if allowed, would be entitled to priority under section 507(a) of the Code.

61.                                  “Pro Rata” means proportionately, so that with respect to a particular Allowed Claim, the ratio of (a)(i) the amount of property distributed on account of such Claim to (ii) the amount of such Claim, is the same as the ratio of (b)(i) the amount of property distributed on account of all Allowed Claims of the Class in which such Claim is included to (ii) the amount of all Allowed Claims in that Class.

62.                                  “Professionals” means those Entities (a) employed in the Case under sections 327 or 1103 of the Code, and (b) entitled, under sections 328, 330, 331, 503(b),

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506(b), and/or 507(a)(l) of the Code, to seek compensation for legal, accounting or other professional services and the costs and expenses related to such services from the Debtor or the Estate.

63.                                  “Recovery Rights” means any and all causes of action, claims and legal entitlements including, without limitation, actions to subordinate Claims under section 510 of the Code, and avoidance power actions set forth in sections 544 through 551, inclusive, of the Code.

64.                                  “Related Debtors” means, collectively, the Debtor, CDSI, CCG, CCS, Trestle and Med.

65.                                  “Reorganized Debtors” means, collectively, CDSI, CCG and CCS from and after the Effective Date.

66.                                  “Residual Proceeds” means the Cash remaining in the Liquidating Trust after (a) the liquidation of all of the assets of the Estate, (b) the payment of all expenses and other obligations of the Liquidating Trust including, without limitation, the fees and expenses of the Liquidating Agent and the fees and expenses of attorneys and other professionals retained by the Liquidating Agent, and (c) the payment of the amounts required to be paid to holders of Allowed Claims pursuant to the terms of the Liquidating Trust Agreement and the Plan.

67.                                  “Resource Pharmacy” means Resource Pharmacy, Inc.

68.                                  “Resource Proceeds” means the proceeds of the sale of the assets of Resource Pharmacy.

69.                                  “Subordinated Claims” means: (a) any Claim, or a portion of a Claim, that is subject to subordination under section 510 of the Code, and (b) any Claim, or portion of a Claim, for any fine, penalty, or forfeiture, or for multiple, exemplary, or punitive damages to the extent that such fine, penalty, forfeiture, or damages are not compensation for actual pecuniary loss suffered by the holder of such Claim.  In the event that the Court

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determines that the Subordination of a Claim is inappropriate, such Claim shall be treated as a Class 7 Claim.

70.                                  “Secured Claim” means a Claim secured by a lien on any property of the Estate, but only to the extent of the value of the secured interest that the holder of such Claim has in such property as of the Petition Date (or, with respect to Court approved post-petition financing, the Confirmation Date), with such value calculated after deducting the amount of all liens, security interests, encumbrances, interests, or other claims, that are senior in priority to such Claim with respect to such property.

71.                                    “Sun Capital” means Sun Capital HealthCare, Inc.

72.                                    “Sun Capital Escrow Account” means an account established by Sun Capital for the proceeds of the pre October 18, 2002 receivables collected in the approximate amount of $3,600,000.

73.                                    “Tax Claim” means a Claim entitled to priority under section 507(a)(8) of the Code.

74.                                    “TLC Debtors” means Tender Loving Care Health Services, Inc., a Delaware corporation, T.L.C. Home Health Care, Inc., a Florida corporation, Albert Gallatin Home Care, Inc., a Delaware corporation, Staff Builders, Inc., a New York corporation, Staff Builders International, Inc., a New York corporation, Careco, Inc., a Massachusetts corporation, Tender Loving Care Home Care Services, Inc., a New York corporation, T.L.C. Midwest, Inc., a Delaware corporation, U.S. Ethicare Corp., a Delaware corporation, T.L.C, Medicare Services of Dade, Inc., a Florida corporation, T.L.C. Medicare Services of Broward, Inc., a Florida corporation, U.S. Ethicare Chautauqua Corp., a New York corporation, Ethicare Certified Services, Inc., a New York corporation, U.S. Ethicare Erie Corp., a New York corporation, U.S. Ethicare Niagara Corp., a New York corporation, S.B.H.F., Inc., a New York corporation, Staff Builders Services, Inc., a New York corporation, Staff Builders Home Health Care, Inc., a Delaware corporation, St. Lucie Home Health Agency, Inc., a Florida corporation, and a Reliable Homemaker of Martin St. Lucie

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County, Inc., a Florida corporation, each of which is a debtor in a chapter 11 bankruptcy case pending in this Court.

75.                                   “Trestle” means Trestle Corporation.

76.                                   “Trestle Plan” means the “Second Amended Plan of Liquidation of Debtor Trestle Corporation” (including all exhibits and attachments), as modified or amended from time to time.

77.                                   “Trestle Proceeds” means the proceeds of the sale of the assets of Trestle.

78.                                   “Unclaimed Property” means any funds or other property to be distributed to Creditors pursuant to the Plan and the Liquidating Trust Agreement which, after an attempted distribution, has not been received by the rightful Creditor.  Unclaimed property shall include checks and any other property which have been returned as undeliverable without a proper forwarding address, or which were not mailed or delivered because of the absence of a proper address to which to mail or deliver such property.

79.                                   “Unsecured Claim” means a Claim which is not a Priority Claim, Secured Claim, Subordinated Claim, or Administrative Claim.

B.                                     Interpretation. Rules of Construction, and Computation of Time

1.                                          Any term used in the Plan that is not defined herein, whether in this Article I or elsewhere, or other Exhibits hereto, but that is defined in the Code or the Bankruptcy Rules has the meaning ascribed to that term in (and shall be construed in accordance with the rules of construction under) the Code or the Bankruptcy Rules.

2.                                          Any capitalized term used in the Plan that is not defined herein, or other Exhibits hereto, but that is defined and used in the Disclosure Statement has the meaning ascribed to that term in the Disclosure Statement.

3.                                          The words “herein,” “hereof,” “hereto,” “hereunder” and others of similar import refer to the Plan as a whole and not to any particular article, section, subsection or clause contained in the Plan.

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4.                                          Unless specified otherwise in a particular reference, a reference in the Plan to an article or a section is a reference to that article or section of the Plan.

5.                                          Any reference in the Plan to a document being in a particular form or on particular terms and conditions means that the document shall be substantially in such form or substantially on such terms and conditions.

6.                                          Any reference in the Plan to an existing document means such document, as it may have been amended, modified or supplemented from time to time as of the Effective Date.

7.                                          Whenever from the context it is appropriate, each term stated in either the singular or the plural shall include both the singular and the plural.

8.                                          The rules of construction set forth in section 102 of the Code shall apply to the Plan.

9.                                          In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

10.                                    All Exhibits to the Plan are incorporated into the Plan, and shall be deemed to be part of the Plan.

11.                                    The provisions of the Plan shall control over the contents of the Disclosure Statement.  The provisions of the Confirmation Order shall control over the contents of the Plan.

12.                                    Whenever any action is required to be taken, or a distribution of property is required to be made, on a particular date, the action or distribution shall be taken or made on such date, or as soon as practicable thereafter.

ARTICLE II

PAYMENT OF ADMINISTRATIVE EXPENSES

AND TREATMENT OF CERTAIN UNCLASSIFIED CLAIMS

A.                                   Administrative Claims.  Subject to the bar date provisions of section II.B of the Plan, on the later of the Effective Date, or the date on which the Administrative Claim is

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allowed, the Debtor or the Liquidating Trust, as applicable, will pay to each Creditor holding an Allowed Administrative Claim, unless that Creditor agrees to different treatment, Cash equal to the unpaid portion of such Allowed Administrative Claim; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business of the Debtor shall be paid in full and performed by the Debtor in accordance with the terms and conditions of the particular transactions and any applicable agreements.  Sun Capital has an Allowed super-priority Administrative Claim, and on the Effective Date, unless Sun Capital agrees to different treatment, the Reorganized Debtors shall pay Sun Capital from the Administrative Claims Fund Cash equal to the unpaid portion of such super-priority Administrative Claim.  United States Trustee quarterly fees will be paid in accordance with 28 U.S.C. § 1930(a)(6).  The source of funds for payment of Allowed Administrative Claims shall be the Debtor’s Cash and the Resource Proceeds.  The source of funds for the payment of the Allowed super-priority Administrative Claims of Sun Capital shall be the Administrative Claims Fund, which shall be funded, on or before the Effective Date, with an amount sufficient to pay the Allowed super-priority Administrative Claims of Sun Capital.

B.                                     Bar Date For Administrative Claims.  All applications for compensation of Professionals for services rendered and for reimbursement of expenses incurred on or before the Effective Date, and any other request for compensation by any Entity for making a substantial contribution in the Case, and all other requests for payment of Administrative Claims incurred before the Effective Date under sections 507(a)(1) or 503(b) of the Code (except only for Claims under 28 U.S.C. § 1930) shall be filed no later than thirty (30) days after the Effective Date.  Any such Claim not filed within this deadline shall be forever barred and the Debtor shall be discharged of any obligation on such Claim; and any Creditor who is required to file a request for payment of such Claim and who does not file such request by the applicable bar date shall be forever barred from asserting such Claim against the Estate, the Debtor, the Liquidating Trust, the Litigation Trust or any of their respective

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properties.  The Allowed Administrative Claims of Professionals shall be paid in accordance with section 1129(a)(9)(A) of the Code by the Debtor or the Liquidating Trust, as applicable.  Any objections to Administrative Claims must be filed by the later of (i) sixty (60) days after the Effective Date, or (ii) twenty (20) days following a request for allowance of such Administrative Claim pursuant to this paragraph.

Any Claim arising on or after the Confirmation Date shall be asserted against the Liquidating Trust or the Litigation Trust, as applicable, and shall not be dealt with under this Plan.

C.                                     Allowed Tax Claims.  Unless the holder of an Allowed Tax Claim agrees otherwise, the Liquidating Trust shall pay in Cash on the Effective Date to each holder of an Allowed Tax Claim the principal amount of such Allowed Claim, without post-petition interest.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

A.                                    Manner of Classification of Claims and Interests.  Except for Claims of a kind specified in sections 507(a)(l) or 507(a)(8) of the Code, all Claims against, and Interests in, the Debtor and with respect to all property of the Debtor and the Estate, are defined and hereinafter designated in respective Classes.  The Plan is intended to deal with all Claims against and Interests in the Debtor, of whatever character, whether known or unknown, whether or not with recourse, whether or not contingent or unliquidated, and whether or not previously allowed by the Court pursuant to section 502 of the Code. However, only holders of Allowed Claims will receive any distribution under the Plan.  For purposes of determining Pro Rata distributions under the Plan, Disputed Claims shall be included in the Class in which such Claims would be included if Allowed.  Nothing in the Plan or in the Confirmation Order shall affect or alter any subordination agreement or inter-creditor agreement between Creditors that existed prior to the Confirmation Date.

B.                                      Classification.  Allowed Claims and Interests are divided into the following

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Classes:

Class 1 Claims (Secured Claims of the Bank).  Class 1 consists of the Allowed Secured Claims of the Bank against Resource Pharmacy.

Class 2 Claims (Secured Claims of the NCFE Released Parties).  Class 2 consists of the Allowed Secured Claims of the NCFE Released Parties against Resource Pharmacy.

Class 3 Claim (Secured Claim of Sun Capital),. Class 3 consists of the Allowed Secured Claim of Sun Capital.

Class 4 Claims (Other Secured Claims).  Class 4 consists of all Secured Claims against Resource Pharmacy, other than Class 1, 2 and 3 Claims.  Each holder of an Allowed Secured Claim in Class 4 shall be deemed to be a separate sub-class of Class 4.

Class 5 Claims (Priority Claims).  Class 5 consists of all Allowed Priority Claims against Resource Pharmacy. Class 5 does not include any Tax Claims, all of which shall be treated in accordance with section 11.C of the Plan.

Class 6.  (Intentionally Omitted)

Class 7 Claims (General Unsecured Claims).  Class 7 consists of all Allowed Claims against Resource Pharmacy (including Claims arising from the rejection of executory contracts) other than (a) Administrative Claims, (b) Tax Claims, and (c) Claims included within any other Class designated in the Plan, Class 7 shall be deemed to include those Creditor(s) holding an alleged Secured Claim against Resource Pharmacy for which: (i) no collateral exists to secure the alleged Secured Claim; and/or (ii) liens, security interests, or other encumbrances that are senior in priority to the alleged Secured Claim exceed the fair market value of the collateral securing such alleged Secured Claim as of the Petition Date.

Class 8 Claims (Unsecured Convenience Class Claims).  Class 8 consists of all Allowed Convenience Class Claims against Resource Pharmacy.

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Class 9 Claims (Subordinated Claims).  Class 9 consists of all Allowed Subordinated Claims against Resource Pharmacy.

Class 10 Claims (Inter-Debtor Claims).  Class 10 consists of all Allowed Claims of CDSI, CCS, CCG, Med or Trestle against the Debtor.

Class 11 Interests.  Class 11 consists of all Interests in Resource Pharmacy.

ARTICLE IV

TREATMENT OF CLAIMS AND INTERESTS

A.                                   Class 1 Claims of the Bank

Class 1 is impaired.  On the Effective Date of the Plan, or as soon as practicable thereafter, the Liquidating Trust shall pay the Bank all of the Net Resource Proceeds except for $930,000, which the Bank has agreed may be paid to Holders of Allowed Unsecured Claims in Class 7.  The amounts paid to the Bank from the Net Resource Proceeds shall be deposited by the Bank in the Administrative Claims Fund.  To the extent that a Creditor in Class 1 does not hold an Allowed Secured Claim, such Claim, if it becomes an Allowed Claim, shall be included in Class 7.

In addition, the Bank shall receive (i) the Net Recoveries received by the Litigation Trust on account of the Recovery Rights, and (ii) the Residual Proceeds from the Liquidating Trust.

B.                                     Class 2 Claims of the NCFE Released Parties

Class 2 is impaired.  The Claims of the NCFE Released Parties have been assigned to the Bank pursuant to the NCFE/Bank Settlement.  As a result, on the Effective Date of the Plan, or as soon as practicable thereafter, the Liquidating Trust shall pay the Bank all of the Net Resource Proceeds except for $930,000, which the Bank has agreed may be paid to Holders of Allowed Unsecured Claims in Class 7.  The amounts paid to the Bank from the Net Resource Proceeds shall be deposited by the Bank in the Administrative Claims Fund. To the extent that a Creditor in Class 2 docs not hold an Allowed Secured Claim, such Claim, if it becomes an Allowed Claim, shall be included in Class 7.

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In addition, the Bank shall receive (i) the Net Recoveries received by the Litigation Trust on account of the Recovery Rights, and (ii) the Residual Proceeds from the Liquidating Trust.

C.                                      Class 3 Claim of Sun Capital

Class 3 is unimpaired.  To the extent that the Allowed Class 3 Claims are not paid in full from the Administrative Claims Fund, each holder of an Allowed Secured Claim in Class 3 shall receive payment in Cash on the Effective Date of the amount of such unpaid Allowed Secured Claim, or shall be paid according to such terms that are mutually acceptable to Sun Capital and the Debtor. The approximate amount of the Sun Capital claim is $2.6 million.  Notwithstanding anything to the contrary contained in this Plan, all of Sun Capital’s rights and its first priority security interest and liens (including with respect to the separate escrow account constituting the Resource Proceeds), under the factoring documents, all orders of this Court effective as of this date and any subsequent order of the Court, will be preserved until Sun Capital receives payment in Cash in full satisfaction of its Claims.  In the event, that the Debtors and Sun Capital cannot agree to the amount of Sun Capital’s Allowed Claim prior to the Effective Date, the Debtors will establish a separate reserve escrow on account thereof into which will be deposited Cash in an amount equal to the amount of Sun Capital’s Claim as asserted by Sun Capital (or such other amount as may be determined by Order of the Bankruptcy Court), and Sun Capital’s liens will attach to such escrow funds.  Until Sun Capital receives Cash payment in full satisfaction of its Allowed Claim, fees and charges provided for in the factoring documents shall continue to accrue and will be added to the amount of Sun Capital’s Claim.

D.                                     Class 4 Claims of Other Secured Creditors

Class 4 is unimpaired.  On the Effective Date of the Plan, the Liquidating Agent shall surrender to the holders of Allowed Secured Claims in Class 4 such property of the Estate as may be security and collateral therefor.

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To the extent that a Creditor in Class 4 does not hold an Allowed Secured Claim, such Claim, if it becomes an Allowed Claim, shall be included in Class 7.

E.                                       Class 5 Priority Claims

Class 5 is unimpaired.  Except to the extent that the holder of such Claim agrees to a different treatment, the Liquidating Trust shall pay in Cash on the Effective Date to each holder of an Allowed Priority Claim in Class 5 the principal amount of such Allowed Claim, without interest.

F.                                       Class 6.  (Intentionally Omitted)

G.                                      Class 7 General Unsecured Claims

Class 7 is impaired. The amount of Disputed Claims that shall be Allowed Claims shall be determined by the Court. Except to the extent that the holder of such Claim agrees to a different treatment, the Liquidating Trust shall pay in Cash on the Effective Date to each holder of an Allowed Claim in Class 7 such Creditor’s Pro Rata Share of the amount remaining from the $930,000 that the Bank agreed to set aside for the payment of Allowed General Unsecured Claims pursuant to sections IV.A. and IV.B. of the Plan, after payment of the expenses and other obligations of the Liquidating Trust (not directly related to the initiation or prosecution of objections to Disputed Claims other than those in Class 7) including, without limitation, the fees and expenses of the Liquidating Agent and the fees and expenses of attorneys and other professionals retained by the Liquidating Agent.  Each holder of an Allowed Claim in Class 7 shall receive the lesser of: (a) an amount equal to such Creditor’s Allowed Claim in Class 7, or (b) such Creditor’s Pro Rata share of the available sum of monies to be distributed to all holders of Allowed Claims in Class 7 by the Liquidating Trust after payment of the fees and expenses of the Liquidating Trust as provided for herein.  The payments to be made to the holders of Allowed Claims in Class 7 as set forth in this paragraph shall be the sole source of distributions to holders of Allowed Claims in Class 7.

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To the extent that the Bank has an Allowed Class 7 Claim (because insufficient collateral exists to secure the Secured Claims of the Bank and/or NCFE, or the liens, security interests, or other encumbrances that are senior in priority to the Secured Claims exceed the fair market value of the collateral), such Claims shall be subordinated to the payment of other Allowed Claims in Class 7 as provided for in the Plan.(1)

H.                                    Class 8 Convenience Class Claims

Class 8 is unimpaired.  Except to the extent that the holder of such Claim agrees to a different treatment, the Liquidating Trust shall pay in Cash on the Effective Date to each holder of an Allowed Convenience Class Claim in Class 8 the principal amount of such Allowed Claim, without interest.

I.                                         Class 9 Subordinated Claims

Class 9 is impaired.  Holders of Allowed Subordinated Claims in Class 9 will receive no distribution under the Plan on account of such Claims.

J.                                        Class 10 Inter-Debtor Claims

Class 10 is impaired.  Holders of Allowed Claims in Class 10 will receive no distribution under the Plan on account of such Claims.

K.                                    Class 11 Interests

Class 11 is impaired.  The Class 11 Interests shall be deemed canceled on the Effective Date without the payment of any monies or other consideration.  Holders of Class 11 Interests will not receive any distribution on account of such Interests under the Plan.

(1) The Bank’s agreement to subordinate its General Unsecured Claim as provided for herein is only effective if the Plan is confirmed by a Final Order.  Nothing in the Plan or the Disclosure Statement shall be construed as acknowledging or authorizing the subordination of the Bank’s General Unsecured Claims in the event the Plan is not confirmed.

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ARTICLE V

IMPLEMENTATION OF THE PLAN AND

EXECUTION OF ITS TERMS

A.                                   Implementation of the Plan

The Debtor proposes to implement and consummate the Plan through the means contemplated by sections 1123(a)(5) (B), (D), and (E), 1123(b)(2), (b)(3)(A) and (B), (b)(4) and (b)(5) of the Code.

B.                                     Transfer of Sun Capital Escrow Account

On the Effective Date, all Cash and other rights and interests in the Sun Capital Escrow Account shall be transferred, free and clear of any claims, including without limitation any and all claims of the Related Debtors, the TLC Debtors, and their respective creditors and equity security holders as follows: (i) $400,000 to the Bank, and (ii) the remainder to the NCFE Released Parties. Thereafter, Sun Capital shall have no further liability or obligation to collect prepetition accounts receivable.

C.                                     The Liquidating Trust

1.                                       Purpose of the Liquidating Trust.  The Liquidating Trust shall be deemed established on the Effective Date pursuant to the terms of the Liquidating Trust Agreement.  The purpose of the Liquidating Trust is to liquidate the unliquidated assets of the Debtor’s Estate, make payment of all Allowed Claims pursuant to the terms of the Plan, and distribute the Residual Proceeds, if any, to the Bank.  The Liquidating Trust shall also be responsible for objecting to all Claims, if appropriate.

2.                                       Transfers of Property.  On the Effective Date, all of the assets of the Debtor’s Estate except for the Recovery Rights shall be irrevocably assigned, transferred and conveyed to the Liquidating Trust including, without limitation, all shares of stock, securities, and other equity interests held by the Debtor as of the Effective Date and the Resource Proceeds.

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3.                                       Management and Powers of the Liquidating Trust.  After the Effective Date, the affairs of the Liquidating Trust and all assets held or controlled by the Liquidating Trust shall be managed under the direction of the Liquidating Agent in accordance with the terms of the Liquidating Trust Agreement.  The Debtor shall select the Liquidating Agent, subject to the approval of McKesson Pharmaceutical, which approval shall not be unreasonably withheld.  The Liquidating Trust shall be deemed to be a representative of the Estate as provided by section 1123 of the Code, to the extent of and in accordance with the terms of the Liquidating Trust, shall have the rights, powers and standing of debtors-in-possession under section 1107 of the Code, and such other rights, powers and duties incident to causing performance of the Debtor’s obligations under the Plan or otherwise, all as may be reasonably necessary to the administration of the Liquidating Trust.  Subject to the terms of the Liquidating Trust Agreement, the powers of the Liquidating Trust shall include, without limitation: (a) the ability and authority to object to Administrative Claims, Tax Claims and Claims in Classes 5 and 7, and the ability to prosecute or settle such objections and defend claims and counterclaims asserted in connection therewith (including by way of asserting the Debtor’s rights of recoupment, setoff or otherwise); (b) the ability and authority to prosecute all objections to Claims that were filed by the Debtor and that were not resolved by a Final Order as of the Effective Date, and the ability to settle such objections and defend claims and counterclaims asserted in connection therewith (including by way of asserting the Debtor’s rights of recoupment, setoff or otherwise); (c) effecting distributions under the Plan to the holders of Allowed Claims pursuant to the terms of the Plan; (d) the sale, lease, license, abandonment or other disposition of any or all of the property of the Liquidating Trust; (c) participation in any post-Confirmation Date motions to amend or modify the Plan or the Liquidating Trust Agreement, or appeals from the Confirmation Order; and (f) participation in actions to enforce or interpret the Plan.

If the holder of a Disputed Claim and the Liquidating Agent agree to a settlement of such holder’s Disputed Claim for an amount not in excess of the face amount

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of such Disputed Claim, such Claim shall be deemed to be an Allowed Claim as of the Effective Date in an amount equal to the agreed settlement amount without need for further review or approval of the Court.  If the proposed settlement involves a Disputed Claim for an amount in excess of the face amount of such Disputed Claim, then the Liquidating Agent shall provide notice of the proposed settlement to the Reorganized Debtors, the Office of the United States Trustee, and counsel for the Bank and schedule a Court hearing to resolve the objection.

All fees and expenses of the Liquidating Trust, including, but not limited to, the fees and expenses of the Liquidating Agent and the fees and expenses of attorneys and other professionals employed by the Liquidating Agent, shall be paid from the $930,000 set aside by the Bank for the payment of Allowed Class 7 Claims, except for fees and expenses directly related to the initiation and/or prosecution of objections to Disputed Claims in classes other than Class 7.  The fees and expenses of the Liquidating Trust directly related to the initiation and/or prosecution of objections to Disputed Claims other than those in Class 7 shall be paid by the Reorganized Debtors.

4.                                        Establishment of Reserve.  Pursuant to the terms of the Liquidating Trust Agreement, the Liquidating Agent shall maintain a reserve in trust for the payment of any administrative expenses of the Liquidating Trust, any applicable taxes, any Tax Claims, any Administrative Claims, and any Disputed Claims which may later become Allowed Claims.

5.                                        Employment of Professionals.  The Liquidating Agent is authorized, without further order of the Court, to employ such Entities, including professionals, as he/she/it may deem necessary to enable him/her/it to perform his/her/its functions under the Plan, and the costs of such employment and other expenditures shall be paid solely from assets transferred to, or payments received by, the Liquidating Trust as provided in the Plan.  Such Entities shall be compensated and reimbursed for their reasonable and necessary fees and out-of pocket expenses on a monthly basis from the Liquidating Trust without further

22

notice, hearing or approval of the Court except as set forth in the Liquidating Trust Agreement.

6.                                        Objections to Claims by the Liquidating Trust.  All objections to Disputed Claims to be filed by the Liquidating Agent shall be filed with the Court and served upon the holders of such Claims by the later of (a) 90 days after the Effective Date, or (b) 90 days after the particular proof of claim has been filed, except as extended by an agreement between the claimant and the Liquidating Trust, or by order of the Court upon a motion filed by the Liquidating Trust, with notice of such motion to be served upon the Office of the United States Trustee and those holders of Disputed Claims to whom the objection is made.  If an objection has not been filed to a proof of claim that relates to a Disputed Claim by the objection bar dates established in this paragraph, the Claim to which the proof of claim relates shall be treated as an Allowed Claim for purposes of distribution under the Plan.

7.                                        Distributions.  Distributions shall be made in accordance with the Plan, the Confirmation Order, and the Liquidating Trust Agreement.

(a)                                   Reserve for Disputed Claims.  For purposes of calculating Pro Rata distributions or any other distributions to be made under the Plan to holders of Allowed Claims, the calculation of the total Allowed Claims shall be computed as if all Disputed Claims then pending were allowed in the full amount thereof.

(b)                                  Initial Distribution Date.  Except for payments required to be made on the Effective Date in accordance with other sections of the Plan, the Liquidating Agent shall make the initial distribution from the Liquidating Trust at such time as the Liquidating Agent, in the exercise of his or her discretion, deems appropriate, provided that in the reasonable discretion and judgment of the Liquidating Agent, there shall be in the Liquidating Trust Cash in an amount sufficient to render feasible a distribution after making reasonable reserves to pay the expenses (including, but not limited to, federal

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income taxes and withholding taxes, if any, or in objecting to Claims), debts, charges, liabilities, and obligations of the Liquidating Trust.

(c)                                   Allowance of Claims.  Distributions shall be made with respect to any Disputed Claim which becomes an Allowed Claim after the Effective Date on or as soon as practicable after the date on which each Disputed Claim becomes an Allowed Claim.  The amount of any distribution shall be calculated, on a Pro Rata basis, so that each Disputed Claim that becomes an Allowed Claim receives an initial distribution equal to the total percentage distributions made prior to the date of such allowance on account of other Allowed Claims under the Plan and the Liquidating Trust Agreement.

(d)                                  Subsequent Distribution Dates.  After the Initial Distribution Date, unless otherwise directed in the Plan or a post-Confirmation Date Final Order, the Liquidating Agent shall make additional distributions at such time as the Liquidating Agent, in the exercise of his or her discretion, deems appropriate, provided that in the reasonable discretion and judgment of the Liquidating Agent, there shall be in the Liquidating Trust Cash in an amount sufficient to render feasible a distribution after making reasonable reserves to pay the expenses (including, but not limited to, federal income taxes and withholding taxes, if any, and all expenses and fees incurred in objecting to Claims), debts, charges, liabilities, and obligations of the Liquidating Trust.

(e)                                   Unclaimed Property.  Unclaimed Property that shall remain unclaimed at the end of 180 days following the date of an attempted distribution shall be reallocated to other Creditors and redistributed by the Liquidating Trust.  After the expiration of 180 days following the date of an attempted distribution, each Claim with respect to Unclaimed Property shall be treated as if it had been disallowed in its entirety and all right, title and interest therein shall vest in the Liquidating Trust for redistribution in the order and priority established in the Plan and the Liquidating Trust Agreement.  Until the expiration of 180 days following the date on which the distribution of the Unclaimed.

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Property has been attempted, Unclaimed Property shall be delivered upon presentation of proper proof by a holder of its entitlement thereto.

(f)                                    Surrender.  Notwithstanding any other provision of the Plan, no holder of an Allowed Claim shall receive any distribution under the Plan in respect of such Allowed Claim until such holder has surrendered to the Liquidating Trust any promissory note or other document(s) evidencing such Allowed Claim, or until evidence of loss and indemnity satisfactory to the Liquidating Agent, in his/her/its sole and absolute discretion, shall have been delivered to the Liquidating Trust in the case of any note or other document(s) alleged to be lost, stolen or destroyed.

(g)                                 Final Distribution.  Pursuant to the Plan, the Residual Proceeds from the Liquidating Trust shall be paid to the Bank as soon as practical after (a) the liquidation of all of the assets of the Estate, (b) the payment of all of the expenses and other obligations of the Liquidating Trust including, without limitation, the fees and expenses of the Liquidating Agent and the fees and expenses of attorneys and other professionals retained by the Liquidating Agent, and (c) the payment of all Allowed Tax Claims, Allowed Priority Claims, Allowed Administrative Claims and Allowed Claims in Class 7 pursuant to the terms of the Plan.

(h)                                  Exemption From Certain Transfer Taxes.  Pursuant to section 1146(c) of the Code, the issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer under a plan confirmed under section 1129 of the Code, may not be taxed under any law imposing a stamp tax, transfer tax or similar tax. Pursuant to section 1146(c) of the Code, no transfer to or from the Liquidating Trust under the Plan, shall be subject to any stamp tax, transfer tax or similar tax.

(i)                                      Estimation of Unliquidated Disputed Claims.  As to any unliquidated Disputed Claim, including Claims based upon rejection of executory contracts or leases, or other Disputed Claims, the Court, upon motion by the Liquidating Trust, may estimate the amount of the Disputed Claim and may determine an amount

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sufficient to reserve for any such Claim.  Any Entity whose Disputed Claim is so estimated shall have recourse only against the Liquidating Trust and against no other assets or person (including the Liquidating Agent), and in any case only in an amount not to exceed the estimated amount of such Entity’s Claim, even if such Entity’s Claim, as finally allowed, exceeds the maximum estimated amount thereof.

(j)                                      Certain Tax Matters.  For all federal and state income tax purposes, the Debtor shall report and treat the transfer of property conveyed to the Liquidating Trust as a sale of such assets at a selling price equal to the fair market value of such assets on the date of the transfer.  For all such purposes, the transferred assets shall be deemed to have the fair market values determined by the Liquidating Agent in his/her/its absolute and sole discretion, and such valuations shall be used by the Debtor and the Liquidating Trust for all federal and state income tax purposes.  The Liquidating Trust shall be deemed to be a “disputed ownership fund” within the meaning of Proposed Treasury Regulation section 1.468B-9.  The Debtor shall irrevocably make and constitute the Liquidating Agent as its attorney- in-fact to prepare, make, and file any statement referenced in Proposed Treasury Regulation section 1.468B-9, or, at the election of the Liquidating Agent, shall prepare, make, and file such statement(s) pursuant to instructions issued by the Liquidating Agent.  Any such statement shall be consistent with the provisions of the Plan and the Liquidating Agent’s determination of the fair market values of the property conveyed to the Liquidating Agent.

(k)                                   The Disbursing Agent.  The Liquidating Agent shall serve as the disbursing agent, without bond, for purposes of making transfers and payments under the Plan.

D.                                    The Litigation Trust

1.                                       Purpose of the Litigation Trust.  The Litigation Trust shall be deemed established on the effective date of the CDSI Plan pursuant to the terms of the CDSI Plan and the Litigation Trust Agreement.  The purpose of the Litigation Trust is, among other

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things, to prosecute the Recovery Rights and distribute any Net Recoveries to the Bank (after payment of the claims and expenses of the Litigation Trust Trustee).  No other Creditors or Entities shall receive any proceeds from the Recovery Rights.

2.                                       Transfers of the Recovery Rights to the Litigation Trust.  On the Effective Date, or as soon thereafter as practicable, the Recovery Rights shall be irrevocably assigned, transferred and conveyed to the Litigation Trust.

3.                                       Transfer of Sun Accounts Receivable.  On the Effective Date, immediately following the payment in full of the Allowed Claim of Sun Capital or, if there is a disagreement about the amount of the Allowed Claim, upon the establishment of a separate reserve escrow account into which will be deposited an amount equal to the amount of Sun Capital’s Claim as asserted by Sun Capital (or such other amount as may be determined by Order of the Bankruptcy Court) to which Sun Capital’s lien will attach, all purchased accounts receivable shall be transferred by Sun Capital to the Litigation Trust.

4.                                       Management and Powers of the Litigation Trust.  After the Effective Date, the affairs of the Litigation Trust and all assets held or controlled by the Litigation Trust shall be managed under the direction of the Litigation Trust Trustee in accordance with the terms of the Litigation Trust Agreement.  The Bank shall select the Litigation Trust Trustee.  The powers of the Litigation Trust Trustee shall include, without limitation: (a) the initiation and prosecution in every capacity, including as representative of the Estates under section 1123(b)(3)(B) of the Code, of the Recovery Rights assigned to the Litigation Trust; (b) the compromise and settlement of any of the Recovery Rights assigned to the Litigation Trust; (c) effecting distributions of Net Recoveries on the Recovery Rights to the Bank; (d) participation in any post- Confirmation Date motions to amend or modify the Plan or the Litigation Trust Agreement, or appeals from the Confirmation Order as it relates to the Litigation Trust; and (e) participation in actions to enforce or interpret the Plan as it relates to the Litigation Trust.  The management and other powers of the Litigation Trust and the rights of all parties with respect to the Litigation Trust and the Litigation Trust

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Trustee are as more fully described in the CDSl Plan and the Litigation Trust Agreement, which are incorporated herein by this reference.

E.                                      The Administrative Claims Fund

The Administrative Claims Fund shall be established by the Debtor, Trestle, the Reorganized Debtors and Med on the Effective Date for the purpose of making distributions to (a) holders of Allowed Administrative Claims of Med, CDSI, CCG and CCS, and (b) the Allowed Claims of Sun Capital, The source of funds for the Administrative Claims Fund shall be transfers of Cash on or before the Effective Date from the Bank pursuant to the terms of the Plan and the Trestle Plan in amounts sufficient to pay all such distributions.  The Administrative Claims Fund shall utilize a bank account to be opened and administered by the Reorganized Debtors for the purpose of receiving and disbursing funds in accordance with this paragraph and the Plan.

On, the Effective Date, or as soon as practical thereafter, the Reorganized Debtors shall distribute Cash from the Administrative Claims Fund to the Med Liquidating Trust and the Reorganized Debtors in amounts sufficient to enable these Entities to make the required effective date distributions to (a) holders of Allowed Administrative Claims of Med, CDSI, CCG and CCS pursuant to the terms of the Med Plan and the CDSI Plan, respectively, and (b) Sun Capital on account of its Allowed Claims pursuant to the terms of the Plan, the Med Plan and the CDSI Plan.  Any Cash remaining in the Administrative Claims Fund after the distribution to the Med Liquidating Trust and the Reorganized Debtors as provided for in this paragraph may be used to fund the Class 10A Distribution (as defined in the Med Plan), Any Cash remaining in the Administrative Claims Fund after payments to the Med Creditors’ Trust as provided for in this paragraph shall be paid to the Reorganized Debtors.

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F.                                      Dissolution

Pursuant to the Plan, the Confirmation Order and Nevada law, the Debtor shall cease to exist as a corporate entity and shall be deemed, as a matter of law, dissolved, as of the Effective Date.

ARTICLE VI

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

All executory contracts and unexpired leases of the Debtor, not previously rejected or assumed and assigned pursuant to an order of the Court, are rejected pursuant to the Plan and the Confirmation Order.

Pursuant to the terms of the Confirmation Order and Bankruptcy Rule 3002(c)(4), and except as otherwise ordered by the Court, a proof of claim for each Claim arising from the rejection of an executory contract or unexpired lease shall be filed with the Court no later than thirty (30) days after the later of (i) the date of the entry of a Final Order approving such rejection, and (ii) the Confirmation Date, or such Claim shall be forever barred.  All Claims for damages arising from the rejection of an executory contract or unexpired lease shall be included in Class 6 and any Allowed Claim arising therefrom shall be treated in accordance with Article IV of the Plan.

ARTICLE VII

RETENTION OF JURISDICTION

Notwithstanding Confirmation or the Effective Date having occurred, the Court shall retain jurisdiction for the following purposes:

A.                                   Allowance of Claims.  To hear and determine the allowance of all Claims and Interests upon objections to any such Claims or Interests;

B.                                     Executory Contract Proceedings.  To act with respect to proceedings regarding the rejection of any executory contract or unexpired lease of the Debtor pursuant to sections 365 of the Code and Article VI of the Plan, and to determine the allowance of any Claims arising from the resolution of any such proceedings;

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C.                                      Plan Interpretation.  To resolve controversies and disputes regarding the interpretation of the Plan, the Confirmation Order, the Litigation Trust Agreement, and the Liquidating Trust Agreement;

D.                                     Plan Implementation.  To implement and enforce the provisions of the Plan, the Confirmation Order, the Litigation Trust Agreement, and the Liquidating Trust Agreement, and otherwise to enter orders in aid of confirmation and implementation of the Plan, including, without limitation, appropriate orders to protect the Liquidating Trust from any action or other proceeding that may be initiated by any Creditor or Interest Holder.  Upon the request of an interested party, the Court may resolve an objection to the payment of professional fees or other administrative costs paid from the Liquidating Trust on the ground that they are unreasonable or inconsistent with the requirements of the Code.  All requests for payment of fees by professionals employed by the Liquidating Trust shall be served (with a 15-day period to object) on the Reorganized Debtors and the Office of the United States Trustee.  If no objection is received by the Liquidating Agent within the 15-day period, the Liquidating Agent may pay the fees without the need for further review or approval of the Court.  If an objection to professional fees incurred by the Liquidating Trust is received within the 15-day period, the Liquidating Agent shall schedule a Court hearing to resolve the objection.  All fees and expenses of administration and representation of the Liquidating Trust shall be paid from the assets of the Liquidating Trust after approval as specified above;

E.                                       Plan Modification.  To modify the Plan pursuant to section 1127 of the Code and the applicable Bankruptcy Rules;

F.                                      Adjudication of Controversies.  To adjudicate such contested matters and adversary proceedings as may be pending or subsequently initiated in the Court including, but not limited to, actions relating to any Recovery Rights, pending litigation matters, objections to Claims, or actions relating to taxes brought by the Liquidating Trust;

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G.                                     Injunctive Relief.  To issue any injunction or other relief appropriate to implement the intent of the Plan, and to enter such further orders enforcing any injunctions or other relief issued under the Plan or pursuant to the Confirmation Order;

H.                                    Correct Minor Defects.  To correct any defect, cure any omission or reconcile any inconsistency or ambiguity in the Plan, the Confirmation Order or any document executed or to be executed in connection therewith, including, without limitation, the Liquidating Trust Agreement, as may be necessary to carry out the purposes and intent of the Plan, provided that the rights of any holder of an Allowed Claim or Allowed Interest are not materially and adversely affected thereby;

I.                                         Post-Confirmation Orders Regarding Confirmation.  To enter and implement such orders as may be appropriate in the event the Confirmation Order is, for any reason, stayed, reversed, revoked, modified or vacated; and

J.                                        Final Decree.  To enter a final decree closing the Case.

ARTICLE VIII

RELEASE OF CLAIMS; INJUNCTIONS; MODIFICATION; MISCELLANEOUS

A.                                   Releases of Claims.  The treatment of the Claims of the Bank and the NCFE Released Parties under the Plan represents the product of extensive negotiations between the Debtor, the Bank and the NCFE Released Parties and embodies an agreement reached between the parties.  In exchange for the treatment of the Bank’s and the NCFE Released Parties’ Claims as set forth in the Plan, the Debtor and the Estate hereby release the Bank, the NCFE Released Parties and the TLC Debtors (subject to and conditioned upon the Debtor’s receipt of a reciprocal release from the TLC Debtors), together with their respective predecessors, successors and assigns of, from, and with respect to any and all manner of action and actions, cause and causes of action, debts, demands, suits, disputes, breaches of contracts, controversies, damages, accounts, disgorgement rights, executions,

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and any claims or other remedies, whether now known or unknown, suspected or unsuspected, past, present or future, asserted or unasserted, contingent or liquidated, whether in contract, in tort or otherwise, at law or in equity, including, without limitation, the Med Adversary Proceeding, which the Debtor and/or the Estate ever had or now have, claim to have had, or hereafter can, shall or may claim to have against the Bank, the NCFE Released Parties and the TLC Debtors.

In exchange for the treatment of the Debtor’s claims asserted in the bankruptcy cases of the NCFE Released Parties and the TLC Debtors, and the foregoing releases, and with the exception of (i) the Bank’s claims against, and equity interests in, the TLC Debtors assigned by the Bank to the NCFE Released Parties under the settlement agreement between the Bank and the NCFE Released Parties referred to below and (ii) the obligations of the Bank under that settlement agreement, the NCFE Released Parties and the TLC Debtors release the Bank, the Debtor, and the Estate, together with their respective predecessors, successors and assigns (collectively the “Released Parties”) of, from, and with respect to any and all manner of action and actions, cause and causes of action, debts, demands, suits, disputes, breaches of contracts, controversies, damages, accounts, disgorgement rights, executions, and any claims or other remedies, whether now known or unknown, suspected or unsuspected, past, present or future, asserted or unasserted, contingent or liquidated, whether in contract, in tort or otherwise, at law or in equity, which the NCFE Released Parties or the TLC Debtors ever had or now have, claim to have had, or hereafter can, shall or may claim to have against the Released Parties.

In exchange for the treatment of the Claims of the NCFE Released Parties and the TLC Debtors under the Plan, the treatment of the Debtor’s claims asserted in the bankruptcy

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cases of the NCFE Released Parties and the TLC Debtors, and the foregoing releases, and with the exception of (i) the Bank’s claims against, and equity interests in, the TLC Debtors assigned by the Bank to the NCFE Released Parties under the settlement agreement between the Bank and the NCFE Released Parties referred to below and (ii) the obligations of the NCFE Released Parties under that settlement agreement, the Bank releases the NCFE Released Parties and the TLC Debtors, together with their respective predecessors, successors and assigns, of, from, and with respect to any and all manner of action and actions, cause and causes of action, debts, demands, suits, disputes, breaches of contracts, controversies, damages, accounts, disgorgement rights, executions, and any claims or other remedies, whether now known or unknown, suspected or unsuspected, past, present or future, asserted or unasserted, contingent or liquidated, whether in contract, in tort or otherwise, at law or in equity, which the Bank ever had or now has, claim to have had, or hereafter can, shall or may claim to have against the NCFE Released Parties, the TLC Debtors, and their respective predecessors, successors and assigns; provided however that the release by the Bank of the TLC Debtors and their predecessors, successors and assigns shall not be effective until confirmation of a chapter 11 plan in the cases of the TLC Debtors that is consistent with the Settlement Agreement and Release between the Bank and the NCFE debtors that was previously approved by the Bankruptcy Court in the NCFE debtors’ cases.

Confirmation of the Plan shall constitute Court approval of the compromises reflected herein.  The releases contained in this section shall become effective on the Effective Date.

B.                                     Limitation of Liability.  Neither (a) the Debtor, nor any of its employees, officers, or directors employed as of the date of the Plan, (b) the Liquidating Agent, (c) the

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Litigation Trust Trustee, (d) the Facilitator, (e) the NCFE Released Parties, or (f) the Bank, nor any professional persons employed by any of the foregoing during the pendency of this case, shall have or incur any liability to any person or entity for any act taken or omission made in good faith in connection with, or relating to, the Chapter 11 Case, any possible post-petition disposition of the Debtor’s assets, or to negotiating, formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract instrument, security, release, or other agreement, instrument, or document created in connection with the foregoing, except for willful misconduct or gross negligence.

C.                                     Injunctions and Stays.  Unless otherwise provided, all injunctions or stays provided for in the Case pursuant to section 105 or 362 of the Code, or otherwise, in existence at the Confirmation Date prior to the entry of the Confirmation Order, shall remain in full force and effect until the closing of the Case.

Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Entities that have held, currently hold or may hold a Claim or other debt or liability or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan will be permanently enjoined from taking any of the following actions on account of any such Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtor, the Liquidating Trust, the Litigation Trust or their respective property, other than to enforce any right pursuant to the Plan to a distribution; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor, the Liquidating Trust, the Litigation Trust or their respective property, other than as permitted pursuant to clause (a) above; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtor, the Liquidating Trust, the Litigation Trust or their respective property; (d) asserting a setoff or right of subrogation of any kind against any debt, liability or obligation due to the Debtor, the Liquidating Trust or the Litigation Trust; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions

34

of the Plan; provided, however, that nothing contained herein or elsewhere in the Plan shall be deemed to affect the right of any entity to exercise, on or after the Effective Date, any right left unaffected by section 553(a) of the Code to set off a debt owing by such entity against the Debtor that arose prior to the Petition Date.

As of the Effective Date, all Entities that have held, currently hold or may hold any claims, obligations, suits, judgment, damages, demands, debts, rights, causes of action or liabilities that are released pursuant to the Plan will be permanently enjoined from taking any of the following actions against any Entity released pursuant to the Plan or its property on account of such released claim, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff or right of subrogation of any kind against any debt, liability or obligation due to any released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein or elsewhere in the Plan shall be deemed to affect the right of any entity to exercise, on or after the Effective Date, any right left unaffected by section 553(a) of the Bankruptcy Code to set off a debt owing by such entity to the Debtor (or its assignee under the Plan) that arose prior to the Petition Date against an Allowed Claim of such entity against the Debtor that arose prior to the Petition Date.

By accepting distribution pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in this section.

D.                                    Modification.  The Debtor reserves the right to amend or modify the Plan prior to its confirmation, at all times consistent with and in accordance with section 1127 of the Code.

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E.                                      Plan of Reorganization.  For income tax purposes, the Plan shall constitute a plan of reorganization.

F.                                      Provisions Severable.  Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of the Plan.

G.                                     Headings Do Not Control.  In interpreting the Plan, the headings of individual sections are provided for convenience only, and are not intended to control over the text of any section.

H.                                    Taking Action.  After the Effective Date, to the extent the Plan requires an action by the Debtor, the action may be taken by the Liquidating Trust on behalf of the Debtor.

I.                                         No Transfer Taxes.  Pursuant to section 1146(c) of the Code, no transfer or sale by the Debtor that has occurred during the Case shall be subject to any stamp tax, transfer tax or similar tax.

ARTICLE IX

CONDITIONS PRECEDENT TO
EFFECTIVENESS OF PLAN/WAIVER

This plan will not become effective and the Effective Date shall not occur unless and until:

A.                                  the Confirmation Order, in form and substance reasonably acceptable to the Debtor and the Bank, shall have been entered by the Bankruptcy Court and shall have become a Final Order;

B.                                    each of the Plan Documents, in form and substance reasonably acceptable to the Debtor and the Bank, (1) shall have been executed, delivered and, if necessary, property recorded, (2) shall have become effective, and (3) shall have been filed with the Bankruptcy Court; and

C.                                    all actions, other documents, and agreements necessary to implement the Plan shall have been executed, delivered and, if necessary, properly recorded, and shall have been effective.

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Notwithstanding the foregoing, the Debtor and the Bank may waive one or more of the foregoing conditions precedent to the effectiveness of the Plan, provided that such waiver shall be in writing and signed by each of the Debtor and the Bank or their respective attorneys.

ARTICLE X

CONFIRMATION REQUEST

The Debtor requests Confirmation of the Plan pursuant to sections 1129(a) and/or 1129(b) of the Code, as applicable.

Dated: May 10, 2004	RESOURCE PHARMACY, INC.

	By:	/s/ James Shanahan
	Its:	Treasurer and Secretary

DUANE MORRIS LLP

Paul D. Moore

470 Atlantic Avenue, Suite 500

Boston, MA 02210

Tel: (617) 289-9200

Fax: (617) 289-9201

E-mail: pdmoore@duanemorris.com

and

Toni Marie Vaccarino (TV-8340)

744 Broad Street, Suite 1200

Newark, NJ 07102

Tel: (973) 424-2000

Fax: (973) 424-2001

E-mail: tmvaccarino@duanemorris.com

Counsel for Debtor and Debtor in Possession

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PLAN EXHIBIT LIST

1 - Exhibit 1	Liquidating Trust Agreement

2 - Exhibit 2	Litigation Trust Agreement

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EXHIBIT 1

Draft 4/09/04

RESOURCE PHARMACY, INC. CORPORATION LIQUIDATING TRUST

AGREEMENT

THIS LIQUIDATING TRUST AGREEMENT (this “Agreement”) is dated as of [EFFECTIVE DATE], by and between Resource Pharmacy, Inc., a Nevada corporation, (“Debtor”), Chartwell Diversified Services, Inc., a Delaware corporation, as reorganized (“Reorganized CDSI”), Chartwell Community Services, Inc., a Texas corporation, as reorganized, and Chartwell Community Services, Inc., as reorganized (collectively, the “Reorganized Debtors”); and [LIQUIDATING AGENT], [ENTITY TYPE], not in his/her/its individual or corporate capacity, but solely as liquidating agent hereunder (“Liquidating Agent”).

RECITALS:

A.                                WHEREAS, a voluntary petition was filed by the Debtor on November 27, 2002 in the United States Bankruptcy Court for the for the Eastern District of New York (“Bankruptcy Court”) under chapter 11 of Title 11 of the United States Code (“Bankruptcy Code”), which is being jointly administered with certain other cases under case numbers 02-88564, 02-88565, 02-88568, 02-88570, 02-88572 and 02-88573;

B.                                  WHEREAS, on April 9, 2004, the Debtor filed the “Second Amended Plan of Liquidation of Debtor Resource Pharmacy, Inc. Dated April 9, 2004” (the “Plan”);

C.                                  WHEREAS, the holders of Allowed and Disputed Administrative Claims, Tax Claims and Claims in Class 1, Class 2, Class 3, Class A, Class 5, Class 7 and Class 8 (“Trust Claims”) have asserted conflicting claims of ownership of, or a legal or equitable interest in all of the assets of the Debtor, other than the Recovery Rights (the “Trust Estate”);

D.                                    WHEREAS, pending the resolution of the conflicting claims of the holders of Trust Claims (“Claimants”), the Plan contemplates that the Trust Estate will be transferred to a liquidating trust created under New York law (“Trust”) for the benefit of the holders of allowed Trust Claims (“Beneficiaries” and each individually a “Beneficiary”);

E.                                      WHEREAS, the Plan was confirmed by the Bankruptcy Court pursuant to that certain Order dated [order date] (“Confirmation Order”) and is subject to the continuing jurisdiction of the Bankruptcy Court;

F.                                      WHEREAS, the Debtor desires that the Trust be funded with the Trust Estate, in accordance with and as contemplated by the Plan;

G.                                     WHEREAS, the Beneficiaries desire to exchange their Trust Claims for their respective rights in and to the Trust Estate;

NOW THEREFORE, for and in consideration of the mutual promises and agreements contained herein and in the Plan, the receipt and sufficiency of which are hereby expressly acknowledged, the Debtor and the Liquidating Agent hereby agree as follows.

AGREEMENTS:

1.                                       Defined Terms; Rules of Interpretation.

1.1                            Capitalized Terms.  Capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings assigned to them in the Plan.  Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.  For purposes of this Agreement, Disputed Claims shall be included in the Class in which such Claims would be included if such claims were Allowed Claims.

1.2                             Computation of Time.  In computing any period of time prescribed or allowed by this Agreement, the provisions of Bankruptcy Rule 9006(a) will apply.

1.3                             Rules of Interpretation.  For purposes of this Agreement, unless otherwise provided herein:

1.3.1                                    any reference in this Agreement to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions;

1.3.2                                    any reference in this Agreement to an existing document or exhibit filed or to be filed means such document or exhibit, as it may have been or may be amended, modified, or supplemented pursuant to this Agreement;

1.3.3                                    any reference to any entity as a holder of a Claim includes that entity’s successors, assigns, and affiliates;

1.3.4                                    except as otherwise specified, all references in this Agreement to Sections, Articles, and Exhibits are references to sections, articles, and exhibits of or to this Agreement;

1.3.5                                    the words “herein,” “hereunder,” and “hereto” refer to this Agreement in its entirety rather than to a particular portion of this Agreement;

1.3.6                                    the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and

1.3.7                                    except where the context otherwise requires, words importing the masculine, feminine or neuter gender shall include the feminine, the masculine and the neuter, as appropriate; words importing the singular number shall include the plural number and vice versa; and words importing persons shall include partnerships, associations, and corporations.

1.4                            Headings.  The headings of the various Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

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1.5                            Construction with the Plan.  The Plan is hereby incorporated fully by reference and is made a part hereof for all purposes.  In the event of any inconsistency or conflict between the terms, conditions and provisions of this Agreement and the terms, conditions and provisions of the Plan, the terms, conditions and provisions of the Plan shall control.

2.                                       Declaration of Trust; Purpose.

2.1                            Creation of Trust.  Pursuant to the Plan and the Order, and subject to the continuing jurisdiction of the Court, on the Effective Date the Trust shall be established for the benefit of the Beneficiaries.  The Trust is irrevocable.  Notwithstanding the creation of the Trust for the benefit of the Beneficiaries, the Beneficiaries shall not hold legal title to the Trust Estate, nor shall they have any right to direct or control the acquisition, management, or disposition of the Trust Estate and, except as otherwise expressly provided herein or as required by applicable law or the Plan, there shall be no requirement of the Liquidating Agent to provide information or any accounting to the Beneficiaries with respect to the Trust or the Trust Estate.

2.2                            Conveyance of Trust Estate.

2.2.1                                    Effective Date Transfers.  On the Effective Date, the Debtor shall irrevocably transfer the Trust Estate to the Liquidating Agent for the benefit of the Beneficiaries, free and clear of all claims, interests or liens, including, without limitation, those of the Debtor, Debtor’s affiliates and insiders, and all of their respective successors and assigns.  The Liquidating Agent shall accept the transfer of the Trust Estate, in trust, for the purposes set forth in the Plan and this Agreement.

2.3                            Acceptance of Fiduciary Duty.  The Liquidating Agent hereby accepts the fiduciary duty imposed upon him by this Agreement, and agrees to act as a fiduciary of the Trust subject to the terms and conditions set forth herein and in the Plan.

2.4                            Purpose of Trust.  This Trust is established for the purposes of (a) resolving the conflicting claims of ownership of the Trust Estate, including by objecting to Trust Claims, if appropriate, and (b) receiving and holding the Trust Estate and distributing the Cash of the Trust Estate to the Beneficiaries in accordance with the provisions of the Plan and this Agreement, with no objective to engage in the conduct of a trade or business.  The Liquidating Agent shall take all reasonable and necessary actions to make timely distributions of the Trust Estate and to otherwise not unduly prolong the duration of the Trust.

3.                                       Beneficial Interests.

3.1                            Beneficial Interests.  The Beneficiaries’ interests in the Trust (“Beneficial Interests”) will not be evidenced by any certificate or other instrument or document.

3.2                            No Transfer or Exchange.  Beneficial Interests in the Trust are non-transferable and non-assignable other than to successors in interest, or by will, the laws of descent and distribution, or by operation of law (each a “Permitted Transfer”).  Unless the

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Liquidating Agent receives actual written notice of a Permitted Transfer from the transferor or the duly authorized transferee not less than thirty (30) days prior to a distribution made pursuant to the terms of this Agreement, the Liquidating Agent shall have no duty or obligation to make or direct any distributions or payments to such transferee.

4.                                       Administration of Trust Estate.

4.1                                 Powers of the Liquidating Agent.  During the Liquidating Agent’s administration of the Trust, and subject to any limitations in the Plan or this Agreement, the Liquidating Agent may exercise the following powers:

(a)                                  to receive and hold all the assets of the Trust Estate and to have exclusive possession and control thereof as permissible under applicable law and to make distributions under the Plan to the Beneficiaries of such assets;

(b)                                 to enter into, perform and exercise rights under contracts binding upon the Trust (but not upon the Liquidating Agent in the Liquidating Agent’s individual or corporate capacity) which are reasonably incident to the administration of the Trust and which the Liquidating Agent, in the exercise of the Liquidating Agent’s best business judgment, reasonably believes to be in the best interests of the Trust;

(c)                                  to establish and maintain accounts at banks and other financial institutions, in a clearly specified fiduciary capacity, into which the Cash of the Trust may be deposited, and to authorize and appoint one or more persons to perform transactions on such accounts, including, without limitation, drawing checks or making withdrawals from such accounts, and paying or distributing such amounts of the Trust Estate as permitted or required under the Plan and this Agreement;

(d)                                 to employ attorneys, accountants, appraisers, property managers, brokers, realtors, expert witnesses, insurance adjusters or other persons whose services may be necessary or advisable in the sole judgment of the Liquidating Agent to advise or assist it in the discharge of its duty as Liquidating Agent, or otherwise in the exercise of any powers vested in the Liquidating Agent and to pay from the Trust Estate reasonable compensation to such attorneys, accountants, appraisers, property managers, brokers, realtors, expert witnesses, insurance adjusters or other persons;

(e)                                  to hold, operate, market, and lease (for the purposes of holding for sale) the assets in the Trust Estate;

(f)                                    to collect and receive any interest income, proceeds of sale, and other income or distributions derived from or relating to the Trust Estate (“Trust Income”) and to add the Trust Income to the Trust Estate or to make distributions of all or any part of the Trust Income to the Beneficiaries in accordance with the terms of this Agreement;

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(g)                                 to borrow funds, but only to the extent such borrowing is necessary and consistent with the administration of the Trust in accordance with its purpose;

(h)                                 to object to and contest the allowance of any Administrative Claims, Tax Claims, Class 5 Claims and Class 7 Claims (or any Claim that could result in such a Claim) asserted against the Debtor or the Estate, and to prosecute, settle and/or defend such Claims and any counterclaims asserted in connection therewith (including by way of asserting the Debtors’ rights of recoupment, setoff or otherwise) in accordance with the Plan and subject to Section 4.3;

(i)                                     to sue or be sued in connection with any matter arising from or related to the Plan or this Agreement that affects in any way the rights or obligations of the Trust, the Liquidating Agent or the Beneficiaries;

(j)                                     to represent the interests of the Beneficiaries with respect to any matters relating to the Plan or this Agreement affecting the rights of the Beneficiaries, including, without limitation, the right to participate in any post-Effective Date motions to amend or modify the Plan or the Agreement, any appeals from the Confirmation Order as they relate to the classes of Claims to be paid from the Trust, and any actions to enforce or interpret the Plan;

(k)                                  to request that the Bankruptcy Court estimate any Claim that is contingent or unliquidated and to treat any such estimation of a Claim’s amount as the Allowed amount of such Claim or the maximum limitation on such claim, as appropriate, in accordance with the Plan;

(1)                                  to give to any person a power of attorney to enable such person to implement the Liquidating Agent’s decisions or to perform a specific act or acts permitted by this Agreement;

(m)                               to do any and all other things, not in violation of any other terms of this Agreement or the Plan which, in the reasonable business judgment of the Liquidating Agent, is necessary or appropriate for the proper liquidation, management, investment and distribution of the assets of the Trust Estate.

4.2                                 Limitations on the Liquidating Agent; Investments.

4.2.1                                  No Trade or Business.  The Liquidating Agent shall carry out the purposes of the Trust and the directions contained herein and shall not at any time enter into or engage in any business on behalf of the Trust or the Beneficiaries.

4.2.2                                  Investments.  The Liquidating Agent shall invest any Cash held at any time as part of the Trust Estate, including, without limitation, in the Disputed Claim Reserve, only in interest-bearing deposits or certificates of deposit issued by any federally insured banking institution on the Office of the United States Trustee’s list of approved depository institutions or unconditionally guaranteed as to

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payment by, the United States of America and its agencies or instrumentalities, or as otherwise permitted pursuant to section 345 of the Bankruptcy Code, pending need for the disbursement thereof in accordance with this Agreement and the Plan.  The Liquidating Agent shall be restricted to the collection and holding of such Cash and to the payment and distribution thereof for the purposes set forth in this Agreement and the Plan and to the conservation and protection of the Trust Estate in accordance with the provisions hereof.

4.3                           Objections to Trust Claims: Settlement.

4.3.1                                   Objections.  Pursuant to the Plan, the Liquidating Agent shall have the right and standing to object to and contest the allowance of any Trust Claims.  The Liquidating Agent must file all objections to Trust Claims with the Bankruptcy Court and serve notice of such objection upon the holders of such Claims by the later of (a) ninety (90) days after the Effective Date and (b) ninety (90) days after the particular proof of claim for a Trust Claim has been filed.  Such deadline may be extended by an agreement between those holders of Trust Claims to whom the extension relates and the Liquidating Agent or by order of the Bankruptcy Court upon a motion Filed by the Liquidating Agent with notice of such motion to be served upon such holders and the Office of the United States Trustee.  If an objection is not Filed to a proof of Claim relating to a Trust Claim by the objection bar dates established in the Plan, such Claim shall be treated as an Allowed Claim for all purposes under the Plan and this Agreement; provided, however, that if the holder of the Claim is a debtor under any chapter of the Bankruptcy Code, the deadline shall be ninety (90) days after the Liquidating Agent obtains relief from stay or other relief which will permit the Filing of an objection to such Claim.

4.3.2                                   Settlement.  If the holder of a disputed Trust Claim and the Liquidating Agent agree to a settlement of such holder’s Disputed Claim for an amount not in excess of the face amount of such Claim, such Claim shall be deemed to be an Allowed Claim as of the Effective Date in an amount equal to the agreed settlement amount without need for further review or approval of the Court.  If the proposed settlement involves an amount in excess of the face amount of the disputed Trust Claim, then the Liquidating Agent shall provide notice of the proposed settlement to the Reorganized Debtors, the Office of the United States Trustee, and counsel for the Bank and shall schedule a Bankruptcy Court hearing to approve the settlement.

4.4                           [Intentionally left blank]

4.5                           Trust Expenses.  All reasonable costs, expenses and obligations incurred by the Liquidating Agent in carrying out his duties under this Agreement or in any manner connected, incidental or related to the administration of the Trust including, without limitation, federal and state income taxes and withholding taxes, if any, and all expenses and fees incurred in the objection to Trust Claims, and any reasonable fees and expenses of the Liquidating Agent and any attorneys, accountants, investment advisors, expert witnesses, insurance adjustors, property managers, realtors, brokers, professionals or other persons whom the Liquidating Agent may reasonably deem advisable to employ in connection with the Trust that are not directly related to the objecting to and contesting of Disputed

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Administrative Claims, Tax Claims and Disputed Claims in Class 3 (collectively, the “Trust Expenses”) shall be paid from the Administrative Expense Reserve (as defined in Section 4.7), All reasonable costs, expenses and obligations incurred by the Liquidating Agent that relate directly to the objecting to and contesting of Disputed Administrative Claims, Tax Claims and Disputed Claims in Class 3 (collectively, the “Reorganized Debtors’ Expenses”) shall be paid by the Reorganized Debtors.

4.6                            Disputed Claims Reserve.

4.6.1                                    Creation of the Disputed Claims Reserve.  As soon as practicable after the initial transfer of the Trust Estate to the Liquidating Agent, the Liquidating Agent shall establish a reserve for the purpose of making payments to holders of Trust Claims that are disputed or subject to dispute that later become Allowed Claims (the “Disputed Claims Reserve”).  In accordance with the Plan and Section 5.5.3, on each Distribution Date, the Liquidating Agent shall transfer to the Disputed Claims Reserve sufficient Cash to make the distributions required by the Plan to the holders of Trust Claims not paid on such Distribution Date if such Trust Claims later become Allowed Claims.  Notwithstanding anything herein to the contrary, it is expressly understood that the establishment of the Disputed Claims Reserve by the Liquidating Agent, or its agents, is solely for administrative convenience, and that amounts allocable to such Disputed Claims Reserve need not be segregated and may be commingled for investment purposes.

4.6.2                                    Maintenance of the Disputed Claims Reserve.  As Cash is distributed on account of Claims that were previously reserved for, such distributed Cash amounts shall be deducted from and paid out of the Disputed Claims Reserve.

4.6.3                                    Termination of the Disputed Claims Reserve.  After all Trust Claims have either been finally disallowed or become Allowed Claims and payments on account of those Claims which have become Allowed Claims have been made out of the Disputed Claims Reserve, any Cash remaining in the Disputed Claims Reserve shall become unreserved Cash of the Trust Estate to be distributed by the Liquidating Agent in accordance with the Plan and this Agreement.

4.7                            Administrative Expense Reserve.  On the Effective Date or as soon as practicable thereafter, the Liquidating Agent shall establish a reserve for the purpose of paying all estimated Trust Expenses that are not directly related to the objecting to and contesting of Disputed Administrative Claims, Tax Claims and Disputed Claims in Class 3 (the “Administrative Expense Reserve”), including but not limited to costs and expenses of the Liquidating Agent, the Trust’s counsel or other Professionals employed by the Liquidating Agent.  The Administrative Expense Reserve shall be funded with an amount equal to $930,000.000.  The Liquidating Agent shall also in his reasonable discretion (i) release funds in the Administrative Expense Reserve, if any, (ii) allocate such funds pro rata to the Claim Accounts of holders of Allowed Class 7 Claims and (iii) distribute such funds to such Class 7 Claim holders in accordance with this Agreement and the Plan.  Notwithstanding anything herein to the contrary, it is expressly understood that the establishment of the Administrative Expense Reserve by the Liquidating Agent, or its agents, is solely for administrative convenience, and that amounts allocable to such

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Administrative Expense Reserve need not be segregated and may be commingled for investment purposes.

4.8                           Compensation of Liquidating Agent and Professionals.  From time to time after the Effective Date and without further order of the Bankruptcy Court, the Liquidating Agent may employ such persons or entities, including Professionals (which may, but need not, include Professionals previously or currently employed in the Cases), reasonably necessary to assist the Liquidating Agent in performing his duties under this Agreement and the Plan.  The Liquidating Agent and any person or entity retained by the Liquidating Agent shall be entitled to reasonable compensation and reimbursement of necessary fees and expenses reasonably incurred in performing their duties.  The Liquidating Agent shall provide notice (with a 15-day period in which to object) to the persons specifically identified in Section 8.3 of all requests for compensation by the Liquidating Agent or any person or entity retained by the Liquidating Agent hereunder and, in such notice, shall state what portion of such expenses are Trust Expenses and what portion of such expenses are Reorganized Debtors’ Expenses.  If no objection is received by the Liquidating Agent within the 15-day period, the Liquidating Agent may pay the proposed compensation amount without the need for further review or approval of the Bankruptcy Court or any other party.  If an objection to the proposed compensation of the Liquidating Agent or any person or entity retained by the Liquidating Agent is received within the 15-day period, and such objection cannot otherwise be resolved, the Liquidating Agent shall schedule a Bankruptcy Court hearing to resolve the objection.

4.9                           Transferee Liabilities.  If any liability shall be asserted against the Trust as transferee of the Trust Estate on account of any claimed liability of or through the Debtors, the Liquidating Agent may use such part of the Trust Estate as may be necessary in contesting any such claimed liability and in payment, compromise, settlement and discharge thereof on terms reasonably satisfactory to the Liquidating Agent.  In no event shall the Liquidating Agent be required or obligated to use the Liquidating Agent’s own property, funds or assets for any such purposes.

4.10                     Tax Issues.

4.10.1                            Taxation as Disputed Ownership Fund.  The Liquidating Agent shall report the Trust for federal and state income tax purposes as a “disputed ownership fund” as defined in Proposed Treasury Regulations section 1.468B-9 to be taxed as a “qualified settlement fund” as described in Treasury Regulations section 1.468B-2.

4.10.2                            Fiscal Year.  The Trust’s fiscal year shall end on December 31 of each year.

4.10.3                             Accounting Method.  The Trust shall use an accrual method of accounting within the meaning of section 446(c) of the Internal Revenue Code of 1986, as amended (“IRC”).

4.10.4                             Administrator; Returns.  The Liquidating Agent shall be the “administrator” of the Trust and shall fulfill the duties of an administrator of a disputed

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ownership fund as described in Proposed Treasury Regulations section 1.468B-9(b)(l).  In accordance with Proposed Treasury Regulations section 1.468B-9(c)(l), the Trust shall be treated as the owner of all assets that it holds and the Liquidating Agent shall obtain an employer identification number for the Trust. Within the time required by applicable law, the Liquidating Agent shall prepare all required tax returns for the Trust (including requests for tax refunds and required information returns) and related reports and shall file them with the applicable taxing authorities and, if necessary or required, distribute copies to the Beneficiaries and shall otherwise comply with the requirements of proposed Treasury Regulations section 1.468B-9 and the IRC.  The Liquidating Agent shall pay from the Trust Estate any taxes owed by the Trust in connection with such returns.

4.10.5                            Withholding Requirements.  The Liquidating Agent shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions from the Trust pursuant to the Plan shall be subject to such withholding and reporting requirements.  The Liquidating Agent may withhold all or part of a distribution amount due to any Beneficiary until such time as such Beneficiary provides the necessary information or Cash to comply with any withholding requirements of any Governmental Unit. Any property so withheld shall be paid by the Liquidating Agent to the appropriate authority.  If a Beneficiary fails to provide (a) the information necessary to comply with the applicable withholding requirements of any Governmental Unit or (b) the Cash necessary to comply with any such applicable withholding requirements within ninety (90) days from the date of the request for such information from the Beneficiary, then such Beneficiary’s distribution amount shall be treated as Unclaimed Property and forfeited in accordance with Section 5.10.

4.11                     Reports.  The Liquidating Agent shall prepare and provide to the specified persons the following reports:

4.11.1                            Quarterly Reports.  Within thirty (30) days following the Effective Date, and quarterly thereafter, the Liquidating Agent shall prepare a written report selling forth the activities and financial condition of the Trust and provide such report to those persons specifically listed in Section 8.3 and those requesting such a report in writing.  In addition, the Liquidating Agent shall cause such report to be filed with the Bankruptcy Court.

4.11.2                              Unaudited Financial Reports.  The Liquidating Agent shall prepare unaudited interim financial reports as may be required by regulatory authorities, applicable laws, rules or regulations and shall file any such reports with the appropriate authorities.

4.11.3                              Final Report.  The Liquidating Agent shall prepare a final report accounting of all receipts and disbursements and shall distribute the same to those persons specifically identified in Section 8.3 and cause such report to be filed with the Bankruptcy Court.

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5.                                       Distributions from the Trust.

5.1                            Payments from Trust Estate.  All payments to be made to the Beneficiaries shall be made only from the assets, income and proceeds of the Trust Estate and only to the extent that the Liquidating Agent shall have received sufficient assets, income or proceeds of the Trust Estate to make such payments in accordance with the terms of this Agreement and the Plan.  Each Beneficiary shall look solely to the assets, income and proceeds of the Trust Estate, and not to the Liquidating Agent in his individual capacity, for distributions to such Beneficiary as herein provided.  In no event shall any Beneficiary receive distributions exceeding the amount of such Beneficiary’s Allowed Claim (plus any allowed interest).  No distribution shall be made to a Beneficiary unless and until such Beneficiary has surrendered to the Liquidating Agent any promissory note or other document(s) evidencing such Beneficiary’s Allowed Claim, or, in the case of any note or other documents(s) alleged to have been lost, stolen or destroyed, until the Beneficiary has provided the Liquidating Agent with evidence of such loss and indemnity satisfactory to the Liquidating Agent, in his sole discretion.

5.2                               Distribution Dates.  The Liquidating Agent shall make distributions to Beneficiaries (a) on the Effective Date and (b) thereafter, as often as in the reasonable discretion and judgment of the Liquidating Agent there shall be in the Trust Estate Cash in an amount sufficient to render feasible a distribution of Cash to Beneficiaries (each a “Distribution Date”).  The Liquidating Agent shall distribute to the Beneficiaries such aggregate amount of Cash, if any, as shall then be held in the Trust, excluding reasonable amounts of Cash held in the Disputed Claims Reserve, the Administrative Expense Reserve or otherwise needed to pay the expenses (including, but not limited to, the federal and state income taxes and withholding taxes, if any), debts, charges, liabilities and obligations of the Trust.

5.3                            Distribution Amount.  On each Distribution Date, the Liquidating Agent shall determine the amount to be distributed to Beneficiaries holding Allowed Trust Claims (the “Distribution Amount”), taking into account (a) the aggregate amount of Cash then held in the Trust Estate (b) the Cash held in the Disputed Claims Reserve, (c) the Cash held in the Administrative Expense Reserve, and (d) such other amounts which the Liquidating Agent, in the Liquidating Agent’s sole discretion, shall reasonably retain in the Trust. Subject to Section 5.11, the aggregate amount to be distributed to the Beneficiaries holding Allowed Trust Claims in accordance with the provisions of this Agreement and the Plan shall be determined by the Liquidating Agent in the Liquidating Agent’s reasonable discretion and his determination shall be final and conclusive on all persons, in the absence of gross negligence or willful misconduct by the Liquidating Agent.

5.4                               Establishment of the Claim Accounts.

5.4.1                                  Establishment, Revision of Claims List.  On the Effective Date or as soon as practicable thereafter, the Liquidating Agent shall establish a list of all holders of Trust Claims, including the full name and address of each holder of a Trust Claim as of the Effective Date, the amount of each Trust Claim, and the designation of each Trust Claim as Allowed, subject to dispute, disputed or finally disallowed (the “Claims List”).

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5.4.2                                  Reliance; Revision of Claims List.  The Liquidating Agent shall be entitled to rely upon the Claims List in calculating and distributing the Trust Estate; provided, however, that the Claims List shall be adjusted by the Liquidating Agent as provided in Sections 5.7, 5.8 and 5.10.3.  The Liquidating Agent shall also revise the Claims List from time to time upon receipt of notice from the holder of a Trust Claim stating that such Trust Claim has been transferred pursuant to a Permitted Transfer to a new holder and setting forth the name and address of such new holder; provided, however, that the Liquidating Agent shall not be required to revise such Claims List during the ten (10) day period preceding the date of any distribution made hereunder.

5.4.3                                  Establishment of the Claim Accounts.  Upon receipt of the Claims List, the Liquidating Agent will establish on the books and records maintained by the Liquidating Agent, or its duly authorized agent, an account representing each Trust Claim that has not been finally disallowed as set forth on the Claims List (each, a “Claim Account”).  It is expressly understood that the establishment of the Claim Accounts by the Liquidating Agent, or its agents, is solely for administrative convenience, and that amounts allocable to such Claim Accounts need not be segregated and may be commingled for investment purposes.

5.5                               Allocation of Distribution Amounts.

5.5.1                                  Generally.  On each Distribution Date, the Liquidating Agent shall allocate the Distribution Amount to the Claim Accounts in accordance with this Section 5.5 before distributing specified amounts to the Beneficiaries in accordance with Section 5.6.  Amounts allocated to Claim Accounts relating to Claims that are disputed or subject to dispute shall be transferred to the Disputed Claims Reserve and shall remain as part of the Trust Estate pending resolution of such Claims and further distributions as provided for herein.  Amounts allocated to Claim Accounts relating to Claims that are later Allowed shall be distributed to Beneficiaries pursuant to Section 5.8.

5.5.2                                  Allocation of Resource Proceeds.  On the Effective Date or as soon thereafter as practicable, the Liquidating Agent will allocate the proceeds of the sale of the assets of Resource Pharmacy (“Resource Proceeds”) to the Claim Accounts of holders of Trust Claims as follows:

(a)                        To the Claim Account of each holder of an Allowed or Disputed Administrative Claim, an amount equal to the unpaid portion of such Administrative Claim;

(b)                       To the Claim Account of each holder of an Allowed or Disputed Tax Claim, an amount equal to the unpaid portion of such Tax Claim;

(c)                        To the Claim Account of the holder of an Allowed or Disputed Class 3 Claim, an amount equal to the unpaid portion of such Class 3 Claim;

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(d)                       To the Claim Account of each holder of an Allowed or Disputed Class 5 Claim, an amount equal to the unpaid portion of such Class 5 Claim;

(e)                        To the Claim Account of each holder of an Allowed or Disputed Class 8 Claim, an amount equal to the unpaid portion of the principal amount of such Class 8 Claim, without interest;

(f)                          To the Claim Account of each holder of an Allowed or Disputed Class 7 Claim, an amount equal to such Claim holder’s pro rata share of (i) $930,000.00, less (ii) the amount determined by the Liquidating Agent in his reasonable discretion needed to fund all expenses in the Administrative Expense Reserve that do not relate directly to the objecting to and contesting of Disputed Administrative Claims, Tax Claims and Disputed Claims in Class 3; and

(g)                       To the Claim Account of the Bank, an amount equal to the amount of Resource Proceeds remaining after making the allocations called for in for in 5.5.2(a) through 5.5.2(e).

5.5.3                                  Transfer to the Disputed Claims Reserve.  After allocating the Distribution Amount to the Claim Accounts, the Liquidating Agent shall transfer to the Disputed Claims Reserve Cash in an amount equal to the aggregate amount allocated to Claim Accounts for Claims that are disputed or subject to dispute.  Such transferred amounts shall remain in the Disputed Claims Reserve as part of the Trust Estate pending resolution of such Claims.

5.6                                   Distributions to Beneficiaries.  Distributions from the Trust shall be made only in respect of Allowed Trust Claims.  Subject to the provisions of this Section 5, on each Distribution Date, the Liquidating Agent shall make distributions to Beneficiaries as follows:

5.6.1                                  To each holder of an Allowed Claim in Class 4, the Liquidating Agent shall surrender to each such holder such property as may be security and collateral for such Allowed Class 4 Claim;

5.6.2                                    To all other Beneficiaries, the Liquidating Agent shall distribute Cash to the extent of the amounts allocated to each Beneficiary’s Claim Account which have not previously been distributed; provided, however, that amounts to be distributed to the Bank hereunder shall instead be distributed to as Reorganized CDSI, as representative of the Reorganized Debtors, in their capacity as administrators of the Administrative Claims Fund, to be deposited in the Administrative Claims Fund in accordance with the Plan.

5.6.3                                    Distributions to each Beneficiary shall be allocated first to the original principal portion of such Beneficiary’s Allowed Trust Claim, as determined for federal income tax purposes, and then, to the extent the amount distributed exceeds such amount, to the remainder of such Trust Claim.

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5.7                                   Setoffs.  Notwithstanding anything to the contrary herein, pursuant to the Plan, the Liquidating Agent may, in accordance with section 553 of the Bankruptcy Code and applicable non-bankruptcy law, set off against any Allowed Claim and the Distributions to be made pursuant the Plan and this Agreement to any Beneficiary on account of such Allowed Claim (before any Distribution is made on account of such Allowed Claim), the claims, rights and causes of action of any nature that the Trust may hold against such Beneficiary and, if such set off is made, the Liquidating Agent shall adjust such Beneficiary’s Claim Account accordingly; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim shall constitute a waiver or release by the Trust of any such claims, rights and causes of action that it may possess against such Beneficiary.

5.8                               Allocations and Distributions of Cash Allocated to Disputed Claims.  At such time as the Liquidating Agent is informed that all or any portion of a Claim that has been disputed or subject to dispute has been Allowed or finally disallowed (“Resolved Claim”), the Liquidating Agent shall, on the next Distribution Date or on the Final Distribution Date, as the case may be, take the following actions with regard to the total Cash previously allocated to the Claim Account related to that Resolved Claim (“Disputed Claim Distribution Amount”):

5.8.1                                    Distribute from the Disputed Claims Reserve to the holder of the Resolved Claim the same portion of such Disputed Claim Distribution Amount as the portion, if any, of the Resolved Claim which is Allowed;

5.8.2                                    Retain for that Claim Account (and in the Disputed Claim Reserve) the same portion, if any, of such Disputed Claim Distribution Amount as the portion of the Resolved Claim which remains disputed;

5.8.3                                 Upon the final resolution of any disputed Claim and the subsequent reallocation, retention or distribution of the Disputed Claim Distribution Amount as herein provided, the Liquidating Agent shall adjust the Claims List to reflect the actions taken pursuant to this Section 5,8.

5.9                               Fractional Distributions.  Notwithstanding anything to the contrary herein, no distributions in fractions of U.S.  Dollars shall be issued.  Whenever any payment of a fraction of a dollar would otherwise be called for, the actual payment shall be rounded down to the nearest whole dollar.

5.10                         Unclaimed Property.

5.10.1                              Allocation to Claim Accounts.  If, in connection with any distribution under this Section 5, any Beneficiary entitled to a distribution docs not receive such attempted distribution for any reason, including, without limitation, (a) that the Beneficiary is not at the address set forth in the Claims List, (b) that the property is not mailed or delivered because of the absence of a proper address to which to mail or deliver such property, and (c) that a distribution by check is not cashed, the amount allocated to the Claim Account of such Beneficiary (“Unclaimed Property”) shall remain part of the Trust Estate and shall remain allocated to such Beneficiary’s

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Claim Account for one hundred eighty (180) days.  Nothing contained herein shall require the Liquidating Agent or the Trust to attempt to locate any Beneficiary.

5.10.2                               No Further Distributions.  If any Beneficiary’s distribution is returned as undeliverable without a forwarding address, or is not mailed or delivered because of the absence of a proper address to which to mail or deliver such property, or is a check that is not cashed within for one hundred eighty (180) days after the Distribution Date, no further distributions shall be made to such Beneficiary until the Liquidating Agent is notified of such Beneficiary’s then-current address.

5.10.3                               Distributions of Unclaimed Property.  Unclaimed Property that is allocated to a Beneficiary’s Claim Account shall be distributed as follows:

(a)                        Beneficiary Located.  If a Beneficiary shall claim such Unclaimed Property within for one hundred eighty (180) days of the date distribution was attempted, then such property shall be delivered to such Beneficiary on the next Distribution Date or the Final Distribution Date, as the case may be.  No interest shall be paid on account of Unclaimed Property held by the Trust.

(b)                       Reallocation and Redistribution of Unclaimed Property.  If no claim is made for Unclaimed Property by the Beneficiary within for one hundred eighty (180) days of the date on which the distribution was attempted, then, in accordance with the Plan, such Beneficiary’s Trust Claim shall be discharged and the Beneficiary shall be forever barred from asserting such Claim for such Unclaimed Property against the Debtor, the Estate or the Liquidating Agent, or any of their respective properties.  All amounts allocated to the Claim Account for such Beneficiary shall be reallocated in the same manner provided in Section 5.8 as if such amount had been allocated with respect to a disallowed Claim and such amount shall be redistributed on the next Distribution Date.  Each Trust Claim with respect to such Unclaimed Property shall be treated as if it had been disallowed in its entirety, and the Claims List shall be adjusted accordingly.

5.11                           Final Distribution.  Upon resolution of all outstanding objections to disputed Trust Claims, and after all funds due to the Trust for the benefit of the Beneficiaries pursuant to the Plan have been received, and after all remaining funds in the Administrative Expense Reserve, if any, have been released from reserve and allocated to Claim Accounts of the holders of Allowed Class 7 Claims in accordance with Section 4.7, and prior to the Termination Date (as defined in Section 5.122), the Liquidating Agent shall prepare a final accounting of all distributions from the Trust and the proposed distribution of all Cash remaining in the Trust Estate, including any amounts forfeited to the Trust pursuant to the Plan and Section 5.10 (the “Final Cash”).  Once the amount of the Final Cash has been determined, the Liquidating Agent shall make the following distributions (and the date on which the following distributions are made shall be known as the “Final Distribution Date”):

5.11.1                               Distribution of Amounts Allocated to Claim Accounts.  The Liquidating Agent shall distribute to the holders of Claim Accounts all amounts

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allocated to such Claim Accounts on account of Allowed Trust Claims that have not previously been distributed.

Distribution of Final Cash.  The Liquidating Agent shall distribute the Final Cash to the Bank on account of its Allowed Class 1 and Class 2 Claims.

5.12                            Termination.  The Trust shall terminate upon the distribution of all of the assets of the Trust Estate to the Beneficiaries, which date shall not be more than two (2) years from and after the Effective Date (the “Termination Date”); provided, however, that if in the reasonable determination of the Liquidating Agent, in light of existing facts and circumstances, the distribution of the Trust Estate will not be completed prior to the Termination Date, the Liquidating Agent may extend the duration of the trust for an additional period of one (1) year with the prior approval of the Bankruptcy Court; and provided further that the duration of the Trust may be further extended by order of the Bankruptcy Court.

6.                                       Concerning the Liquidating Agent.

6.1                               Acceptance by the Liquidating Agent.  The Liquidating Agent accepts the Trust hereby created for the benefit of the Beneficiaries and agrees to act as Liquidating Agent of the Trust pursuant to the terms of the Plan, the Order and this Agreement.  The Liquidating Agent shall have and exercise the rights and powers herein granted and shall be charged solely with the performance of the duties herein declared on the part of the Liquidating Agent.  The Liquidating Agent agrees to receive the Trust Estate and disburse the Cash of the Trust Estate pursuant to the terms of the Plan, the Order and this Agreement, and to not unduly prolong the duration of the Trust.

6.2                             Standard of Care; Exculpation.  The Liquidating Agent shall perform all duties and obligations imposed on him by this Agreement with reasonable diligence and care under the circumstances.  The Liquidating Agent shall not be personally liable to the Trust, the Debtor, the Beneficiaries or any other Person except for such of the Liquidating Agent’s own acts as shall constitute fraud, bad faith, willful misconduct, gross negligence or willful disregard of his duties.  Except as aforesaid, the Liquidating Agent shall be entitled to be indemnified as set forth in Section 6.7.

6.3                             Limitation on Liability.  The Liquidating Agent shall not be liable for any action taken or omitted in good faith and believed to be authorized hereby or within the rights or powers conferred hereunder, or taken or omitted in accordance with advice of his Professionals (which Professionals may be of the Liquidating Agent’s own choosing), or by Court order, and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind unless caused by willful misconduct or gross negligence.

6.4                             Discretion of the Liquidating Agent.  Except as otherwise provided herein, the Liquidating Agent, within the limitations and restrictions expressed and imposed herein, may act freely under all or any of the rights, powers and authority conferred hereby, in all matters concerning the Trust Estate, after forming his best reasonable business judgment based upon the circumstances of any particular question or situation as to the best course to pursue, without the necessity of obtaining the consent or permission or

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authorization of the Bankruptcy Court, the Beneficiaries, or any official or officer; and the rights, powers and authority conferred on the Liquidating Agent by this Agreement are conferred in contemplation of such freedom of reasonable business judgment and action within the limitations and restrictions so expressed and imposed; provided, however, that the Liquidating Agent shall not be liable for any error or exercise of judgment, unless it shall be proved that the Liquidating Agent was grossly negligent or acted in a manner which constituted willful misconduct.

6.5                             Reliance by the Liquidating Agent.

6.5.1                                    Genuineness of Documents.  The Liquidating Agent may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, objection, order, judgment, decree, or other paper or document reasonably believed by it to be genuine and to have been signed, made, entered or presented by the proper party, parties, official, officials, entity or entities.

6.5.2                                    Reliance on Certificates or Opinions.  In the absence of gross negligence or willful misconduct on the part of the Liquidating Agent, the Liquidating Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, on any certificates or opinions furnished to the Liquidating Agent and conforming to the requirements of this Agreement, but in the case of any such certificates or opinions that are specifically required to be furnished to the Liquidating Agent by tiny provision hereof, the Liquidating Agent shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement.

6.5.3                                  Reliance on Professionals.  The Liquidating Agent may consult with Professionals, including legal counsel and with independent public accountants and other experts to be selected by him.  In the absence of gross negligence or willful misconduct on the part of the Liquidating Agent, the Liquidating Agent shall not be liable for any action taken or for any omission made in reliance on any opinion or certification of such Professionals or in accordance with the advice of such Professionals.

6.6                            Reliance on the Liquidating Agent.  No person dealing with the Liquidating Agent shall be obligated to inquire into the expediency or propriety of any transaction or the right, power, or authority of the Liquidating Agent to enter into or consummate the same upon such terms as the Liquidating Agent may deem advisable.

6.7                            Indemnification.

6.7.1                                     Indemnification of Liquidating Agent.  The Liquidating Agent shall be indemnified out of the Trust Estate and to the full extent of the Trust Estate against any and all liabilities and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Liquidating Agent in connection with the defense or disposition of any threatened, pending, or completed action, suit or other proceeding whether civil, criminal, administrative, or

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investigative, by reason of his being or having been such a Liquidating Agent, employee or agent; provided, however that he shall not be entitled to such indemnification in respect of any matter as to which he shall have been adjudicated to have acted in bad faith or with willful misconduct or gross negligence or in reckless disregard of his duties.  The rights accruing to any Liquidating Agent under these provisions shall not exclude any other right to which he may be lawfully entitled.

6.7.2                                     Payment of Expenses.  The Liquidating Agent may make advance payments for expenses (including attorneys’ fees) incurred in defending any action, suit or proceeding referred to in Section 6.7.1, provided that the indemnified Liquidating Agent shall have given a written undertaking to repay any amount advanced to him by the Trust in the event it is subsequently determined that he is not entitled to such indemnification.

6.8                                     Resignation and Removal.

6.8.1                                     Resignation.  The Liquidating Agent may resign and be discharged from any future obligations and liabilities hereunder by giving written notice thereof to the persons specifically identified in Section 8.3 and the Bankruptcy Court at least thirty (30) days prior to the effective date of such resignation.

6.8.2                                     Removal.  The Liquidating Agent may be removed at any time by Beneficiaries holding not less than two-thirds of the Beneficial Interests in the Trust.  Upon any such removal, such removed Liquidating Agent shall be entitled to any and all reimbursement and indemnification set forth in this Agreement which remains due and owing to such Liquidating Agent at the time of such removal.

6.8.3                                     Appointment of Successor Liquidating Agent.  If, at any time, the Liquidating Agent shall give notice of his intent to resign or be removed or shall for any reason become incapable of acting hereunder, the Court shall designate a successor Liquidating Agent.

6.8.4                                     Acceptance of Appointment by Successor Liquidating Agent.  Any successor Liquidating Agent appointed hereunder shall execute an instrument accepting such appointment consistent with the terms set forth herein.  Thereupon, such successor Liquidating Agent shall, without any further act, become vested with all of the estates, properties, rights, powers, trusts and duties of his or her predecessor in the Trust with like effect as if originally named herein.  Notwithstanding the foregoing, in the event of the resignation or removal of the Liquidating Agent, such retiring Liquidating Agent shall (a) promptly execute and deliver such documents, instruments and other writings as may be requested by the successor Liquidating Agent and (b) otherwise cooperate in effecting such successor Liquidating Agent’s assumption of his/her/its obligations and functions.

6.8.5                                     Trust Continuance.  The death, resignation, incompetency or removal of the Liquidating Agent shall not operate to terminate the Trust or to revoke any existing agency created pursuant to the terms of this Agreement or to invalidate any action theretofore taken by the retiring Liquidating Agent.  In the event of the

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resignation or removal of the Liquidating Agent, such retiring Liquidating Agent shall (a) promptly execute and deliver such documents, instruments and other writings as may be requested by the successor Liquidating Agent to effect the change in the retiring Liquidating Agent’s capacity under this Agreement and the conveyance of the Trust Estate then held by the retiring Liquidating Agent to its successor and (b) otherwise cooperate in effecting such successor Liquidating Agent’s assumption of its obligations and functions.

7.                                      Supplements and Amendments to this Agreement.

7.1                              Supplements and Amendment.  At any time and from time to time, the Liquidating Agent may execute a supplement or amendment hereto for the purpose of adding provisions to, or changing or eliminating provisions of, this Agreement, or amendments thereto; provided, however, that no such supplement or amendment shall (a) require any Beneficiaries to furnish or advance funds to the Liquidating Agent or shall entail any personal liability or the surrender of any individual right on the part of any Beneficiaries, except with their written consent, or (b) change or modify the provisions for distribution of the Trust Estate, In no event, however, shall this Agreement be amended in any way that would change the purposes of the Trust as set forth in Section 2.4 or conflict with the provisions of the Plan or the Order.

7.2                              Notice and Effect of Executed Amendment.  Upon the execution of any declaration of amendment or supplement and the approvals required herein, this Agreement shall be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Agreement of the Liquidating Agent and the Beneficiaries shall thereafter be determined, exercised and enforced subject in all respects to such modification and amendment, and all the terms and conditions of any such amendment or supplement shall be thereby deemed to be part of the terms and conditions of this Agreement for any and all purposes.

8.                                      Miscellaneous.

8.1                               Appointment of Representative.  Each of the Reorganized Debtors hereby appoints the Reorganized CDSI as their representative in connection with the Trust and this Agreement.  All distributions, notices or reports of any nature to be made or delivered to the Reorganized Debtors under this Agreement shall be made to the Reorganized CDSI for the benefit of the Reorganized Debtors.

8.2                              Binding Agreement.  All agreements contained herein shall be binding upon, and inure to the benefit of, the Liquidating Agent, the Debtor, and the Beneficiaries, and their respective successors, assigns, heirs or personal representatives, as the case may be. Any request, notice, direction, consent, waiver or other instrument or action by any party hereto or any Beneficiary shall bind their respective heirs, personal representatives, successors and assigns.

8.3                              Notices.  Unless otherwise expressly specified or permitted by the terms of this Agreement, all notices shall be in writing and shall be personally served or sent by facsimile (upon confirmation of receipt) and by United States mail, and shall be deemed

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given when sent or, if mailed, when deposited in the United States mail, so long as it is properly addressed, in any such case addressed as follows:

If to the Liquidating Agent:

[name]

[company/firm]

[address]

[address]

Telephone: [           ]

Fax: [           ]

If to the Bank:

Howard Steinberg, Esq.

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Telephone: 310-277-1010

Fax: 310-203-7199

If to the Reorganized Debtors:

Howard Steinberg, Esq.

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Telephone: 310-277-1010

Fax: 310-203-7199

If to the Office of the United States Trustee:

[name]

Office of the United States Trustee

[address]

[address]

Telephone: [           ]

Fax: [           ]

and if to any Beneficiary, addressed to its latest mailing address reflected on the Claims List.

8.4                                 Severability.  In the event any provision of this Agreement or the application thereof to any person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each

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provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

8.5                                 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

8.6                                 Governing Law.  This Agreement including all matters of construction, validity and performance hereof, shall in all respects be governed by, and construed and interpreted in accordance with the internal laws of the State of New York.

8.7                                 Retention of Jurisdiction.  In accordance with the Plan, the Trust and the Trust Estate shall remain subject to the jurisdiction of the Bankruptcy Court. Such jurisdiction shall include, without limitation, the jurisdiction contemplated by section 1142 of the Code.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the parties have executed or have hereunto caused this Agreement to be duly executed, as of the day and year first above written.

DEBTOR:

RESOURCE PHARMACY, INC.

By:
Name:
Title:

REORGANIZED DEBTORS:

CHARTWELL COMMUNITY SERVICES, INC.

By:
Name:
Title:

CHARTWELL DIVERSIFIED SERVICES, INC.

By:
Name:
Title:

CHARTWELL CARE GIVERS, INC.

By:
Name:
Title:

LIQUIDATING AGENT:

[ ], not in his/her/its individual capacity, but solely as Liquidating Agent of the Resource Pharmacy, Inc. Liquidating Trust

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EXHIBIT 2

CHARTWELL LITIGATION TRUST AGREEMENT

THIS Litigation TRUST AGREEMENT (this “Agreement”) is dated as of [EFFECTIVE DATE], by and among Chartwell Diversified Services, Inc. (“CDSI”), a Delaware corporation; Chartwell Community Services, Inc. (“CCS”), a Texas corporation; Chartwell Care Givers, Inc. (“CCG”), a Delaware corporation (collectively, the “Chartwell Debtors”); Med Diversified, Inc., a Nevada Corporation (“Med”); Resource Pharmacy, Inc., a Nevada corporation (“Resource”); Trestle Corporation, a Delaware Corporation (“Trestle” and, collectively with the Chartwell Debtors, Med and Resource, the “Debtors”); CDSI, as reorganized (“Reorganized CDSI”); CCS, as reorganized; CCG, as reorganized; Private Investment Bank Limited, a Bahamian bank and trust company (“Bank”); Sun Capital Health Care, Inc., a [   ] (“Sun Capital”) and [TRUSTEE], [ENTITY TYPE], not in his/her/its individual or corporate capacity, but solely as trustee hereunder (the “Trustee”).

A.                                   WHEREAS, voluntary petitions were filed by the Debtors and certain other debtors on November 27, 2002 in the United States Bankruptcy Court for the Eastern District of New York (the “Court”) under chapter 11 of Title 11 of the United Stales Code (the “Code”) as Case Nos. 02-88568, 02-88564, 02-88565, 02-88570, 02-88572 and 02-88573 and such cases are being jointly administered by the Court (such cases, collectively, the “Cases”);

B.                                     WHEREAS, the Chartwell Debtors have filed the “Second Amended Joint Plan of Reorganization of Debtors Chartwell Diversified Services, Inc., Chartwell Care Givers, Inc., and Chartwell Community Services, Inc. Dated April 9, 2004” (the “Plan”);

C.                                     WHEREAS, Resource filed the “Second Amended Plan of Liquidation of Debtor Resource Pharmacy, Inc. Dated April 9, 2004” (the “Resource Plan”);

D.                                    WHEREAS, Trestle tiled the “Second Amended Plan of Liquidation of Debtor Trestle Corporation Dated April 9, 2004” (the “Trestle Plan”)

E.                                      WHEREAS, Med has filed the “Second Amended Plan of Liquidation of Debtor Med Diversified, Inc. Dated April 9, 2004” (the “Med Plan” and, collectively with the Plan, the Resource Plan and the Trestle Plan, the “Plans”);

F.                                      WHEREAS, the Debtors hold the Litigation Trust Claims and Sun Capital holds certain purchased accounts receivable;

G.                                     WHEREAS, the Plans contemplate that (i) the Litigation Trust Claims and the right to net recoveries associated with such Litigation Trust Claims and (ii) certain purchased accounts receivable to be transferred by Sun Capital to this trust ((i) and (ii), collectively, the “Trust Estate”), will be transferred to a trust created under New York law (the “Trust”) for the benefit of the Bank (the “Beneficiary”);

H.                                    WHEREAS, the Plans were confirmed by the Court pursuant to those certain Orders entered on [ENTRY DATE] (the “Orders”) and are subject to the continuing jurisdiction of the Court;

J.                                        WHEREAS, pursuant to the Plans and the Orders, the Trust will be established for the primary purpose of liquidating the Trust Estate, with no objective to engage in the conduct of a trade or business;

K.                                    WHEREAS, the Reorganized Debtors desire to appoint the Reorganized CDSI (as defined below) as their representative under the Trust;

L.                                      WHEREAS, the Debtors and the Bank desire to create and fund the Trust, as contemplated by the Plans and pursuant to this Agreement.

AGREEMENTS:

1.                                       Defined Terms; Rules of Interpretation.

1.1                                 Capitalized Terms.  Capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings assigned to them in the Plan. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.2                                 Computation of Time.  In computing any period of time prescribed or allowed by this Agreement, the provisions of Bankruptcy Rule 9006(a) will apply.

1.3                                 Rules of Interpretation.  For purposes of this Agreement, unless otherwise provided herein:

1.3.1                        any reference in this Agreement to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions;

1.3.2                        any reference in this Agreement to an existing document or exhibit filed or to be filed means such document or exhibit, as it may have been or may be amended, modified, or supplemented pursuant to this Agreement;

1.3.3                        any reference to any Beneficiary includes that entity’s successors, assigns, and affiliates;

1.3.4                        except as otherwise specified, all references in this Agreement to Sections, Articles, and Exhibits are references to sections, articles, and exhibits of or to this Agreement;

1.3.5                        the words “herein,” “hereunder,” and “hereto” refer to this Agreement in its entirety rather than to a particular portion of this Agreement;

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1.3.6                        the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and

1.3.7                        except where the context otherwise requires, words importing the masculine, feminine or neuter gender shall include the feminine, the masculine and the neuter, as appropriate; words importing the singular number shall include the plural number and vice versa; and words importing persons shall include partnerships, associations, and corporations.

1.4                                 Headings.  The headings of the various Sections herein are to convenience of reference only and shall not define or limit any of the terms or provisions hereof.

1.5                                 Construction with the Plan.  The Plan is hereby incorporated fully by reference and is made a part hereof for all purposes. In the event of any inconsistency or conflict between the terms, conditions and provisions of this Agreement and the terms, conditions and provisions of the Plan, the terms, conditions and provisions of the Plan shall control.

2.                                       Appointment of Representative.  Each of the Reorganized Debtors hereby appoints the reorganized CDSI (the “Reorganized CDSI”) as their representative in connection with the Trust and this Agreement. All distributions, notices or reports of any nature to be made or delivered to the Reorganized Debtors under this Agreement shall be made to the Reorganized CDSI for the benefit of the Reorganized Debtors.

3.                                       Trust Established; Purpose.

3.1                                 Establishment of Trust.  Pursuant to the Plan and the Order, and subject to the continuing jurisdiction of the Court, on the Effective Date, the Trust shall be established for the benefit of the Bank (the “Beneficiary”).  The Trust is revocable by the Beneficiary. Notwithstanding the creation of the Trust for the benefit of the Beneficiary, the Beneficiary shall not hold legal title to the Trust Estate, nor shall it have any right to direct or control the acquisition, management, or disposition of the Trust Estate and, except as otherwise expressly provided herein or as required by applicable law or the Plan, there shall be no requirement of the Trustee to provide information or any accounting to the Beneficiary with respect to the Trust or the Trust Estate.

3.2                                 Conveyance: of the Trust Estate.  On the Effective Date, pursuant to the Plans and the Orders, the Debtors shall irrevocably assign the Trust Estate to the Trustee for the benefit of the Beneficiary, free and clear of all claims, interests or liens. The Debtors shall deliver to the Trustee all instruments of title, transfer, conveyance, assignment and confirmation, if any, and shall cooperate with the Trustee and take such other actions as the Trustee may deem reasonably necessary or desirable in order to more effectively transfer, convey and assign all rights, title and interests in and to the Trust Estate to the Trust.

3.3                                 Acceptance by Trustee.  The Trustee shall accept the conveyance of the Trust Estate for the purposes set forth in the Plans and this Agreement. The Trustee hereby agrees to make continuing efforts to dispose of the trust assets (including by means of prosecuting the Litigation Trust Claims) and make timely distributions to the Beneficiary and

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shall not unduly prolong the duration of the Trust. The Trustee hereby accepts the fiduciary duty imposed upon him/her/it by this Agreement, and agrees to act as a fiduciary of the Trust subject to the terms and conditions set forth herein and in the Plan.

3.4                                 Purpose of Trust.  The Trust is organized for the sole purposes of collecting, holding, liquidating (including, without limitation, by prosecuting, compromising or settling the Litigation Trust Claims) and distributing the Trust Estate under the Plans, with no objective to engage in the conduct of a trade or business.

3.5                                 Reversion.  In the event that the Trustee is unable to prosecute any of the Litigation Trust Claims, and only in such event, the causes of action that the Trustee is unable to prosecute (the “Reversion Claims”) shall revert to Reorganized CDSI and be prosecuted by Reorganized CDSI at the direction of the Trustee and for the benefit of the Trust; provided, however, that the Trust shall retain all rights to any and all proceeds or recoveries from the Reversion Claims and any proceeds of or recoveries from the Reversion Claims shall be added to the Trust Estate. Any and all fees, costs and expenses incurred in respect of the investigation, initiation, prosecution, compromise or settlement of the Reversion Claims shall be paid by the Trustee from the Administrative Expense Reserve, and, to the extent that is insufficient, from the balance of the Trust Estate.

4.                                       Beneficial Interests.

4.1                                 Beneficial Interests.  The Beneficiary’s interests in the Trust (“Beneficial Interests”) will not be evidenced by any certificate or other instrument or document.

4.2                                 No Transfer or Exchange.  Beneficial Interests in the Trust are transferable and assignable. Unless the Trustee receives actual written notice of a transfer or assignment from the transferor or the duly authorized transferee not less than thirty (30) days prior to a distribution made pursuant to the terms of this Agreement, the Trustee shall have no duty or obligation to make or direct any distributions or payments to such transferee.

5.                                       Administration of Trust Estate.

5.1                                 Powers of the Trustee.  During the Trustee’s administration of the Trust, and subject to any limitations in the Plan or this Agreement, the Trustee may exercise the following powers:

(a)                                  to receive and hold all the assets of the Trust Estate and to have exclusive possession and control thereof as permissible under applicable law;

(b)                                 to initiate and prosecute in every capacity, including as representative of the Estates under section 1l23(b)(3)(B) of the Code, the Litigation Trust Claims assigned to the Trust;

(c)                                  subject to Section 5.9, to compromise and settle any Litigation Trust Claims assigned to the Trust without the need for further review or approval of the Court;

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(d)                                 to effect distributions of the Trust Estate to the Beneficiary in accordance with the terms of the Plan and this Agreement;

(e)                                  to collect and receive any interest income, proceeds of sale, and other income or distributions derived from or relating to the Trust Estate (“Trust Income”) and to add the Trust Income to the Trust Estate or to make distributions of all or any part of the Trust Income to the Beneficiary in accordance with the terms of this Agreement;

(f)                                    to participate in any post-confirmation Date motions to amend or modify the Plans or this Agreement, or appeals from the Orders as they relate to the Trust;

(g)                                 to participate in actions to enforce or interpret the Plans as they relate to the Trust;

(h)                                 to enter into, perform and exercise rights under contracts binding upon the Trust (but not upon the Trustee in his/her/its respective individual or corporate capacities) which are reasonably incident to the administration of the Trust and which the Trustee, in the exercise of his/her/its best business judgment, reasonably believes to be in the best interests of the Trust;

(i)                                     to establish and maintain accounts at banks and other financial institutions, in a clearly specified fiduciary capacity, into which the cash of the Trust (including the Administrative Expense Reserve) may be deposited, and to authorize and appoint one or more persons to perform transactions on such accounts, including without limitation drawing checks or making withdrawals from such accounts, and paying or distributing such amounts of the Trust Estate as permitted or required under the Plan and this Agreement;

(j)                                     to employ attorneys, accountants, expert witnesses, or other persons whose services may be necessary or advisable in the sole judgment of the Trustee, to advise or assist him/her/it in the discharge of his/her/its duty as Trustee, or otherwise in the exercise of any powers vested in the Trustee and to pay from the Trust Estate reasonable compensation to such attorneys, accountants, expert witnesses, or other persons;

(k)                                  to transfer or otherwise dispose of the assets in the Trust Estate;

(l)                                     to pay any and all necessary expenses attributable or relating to the administration, management, maintenance, operation, preservation or liquidation of the Trust Estate, including, without limitation, the reasonable fees of the Trustee, and any and all fees, costs and expenses incurred in respect of the investigation, initiation and prosecution of the Litigation Trust Claims in accordance with the Plan;

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(m)                               to represent the interests of the Bank and the Reorganized Debtors with respect to any matters relating to this Agreement or the Trust affecting the rights of the Beneficiary;

(n)                                 to give to any person a power of attorney to enable such person to implement the Trustee’s decisions or to perform a specific act or acts permitted by this Agreement; and

(o)                                 to do any and all other things, not in violation of any other terms of this Agreement, which, in the reasonable business judgment of the Trustee are necessary or appropriate for the proper liquidation, management, investment and distribution of the assets of the Trust Estate in accordance with the provisions of this Agreement and the Plan.

5.2                                 Limitations on the Trustee; Investments.

5.2.1                        No Trade or Business.  The Trustee shall carry out the purposes of the Trust and the directions contained herein and shall not at any time enter into or engage in any business on behalf of the Trust or the Beneficiary.

5.2.2                        Investments.  The Trustee shall invest any Cash held at any time as part of the Trust Estate, including, without limitation, in the Administrative Expense Reserve, only in interest-bearing deposits or certificates of deposit issued by any federally insured banking institution on the Office of the United States Trustee’s list of approved depository institutions or unconditionally guaranteed as to payment by, the United States of America and its agencies or instrumentalities, or as otherwise permitted pursuant to section 345 of the Bankruptcy Code, pending need for the disbursement thereof in accordance with this Agreement and the Plan. The Trustee shall be restricted to the collection and holding of such Cash and to the payment and distribution thereof for the purposes set forth in this Agreement and the Plan and to the conservation and protection of the Trust Estate in accordance with the provisions hereof; provided, however, that the Trustee shall not retain in the Trust Estate cash in excess of the Administrative Expense Reserve (as defined in Section 5.4).

5.3                                 Trust Expenses.  All reasonable costs, expenses and obligations incurred by the Trustee in carrying out his/her/its duties under this Agreement or in any manner connected, incidental or related to the administration of the Trust including, without limitation, federal and state income taxes and withholding taxes, if any; all fees, costs, and expenses incurred in initiating, prosecuting, compromising and settling the Litigation Trust Claims, and any reasonable fees and expenses of the Trustee and of any attorneys, accountants, investment advisors, expert witnesses, insurance adjusters, property managers, realtors, brokers, professionals or other persons whom the Trustee may reasonably deem advisable to employ in connection with the Trust (collectively, the “Trust Expenses”) shall be paid from the Administrative Expense Reserve, and if the Administrative Expense Reserve shall be insufficient, the Trust Expenses may be paid from the balance of the Trust Estate.

5.4                                 Administrative Expense Reserve.  On the Effective Date or as soon as practicable thereafter, the Trustee shall establish a reserve for the purpose of paying the Trust

6

Expenses (the “Administrative Expense Reserve”), including but not limited to costs and expenses of the Trustee, the Trust’s counsel or other Professionals employed by the Trustee. The Trustee shall periodically review the Administrative Expense Reserve, increasing or decreasing such reserve as necessary to assure that the cash held in the Administrative Expense Reserve is not in excess of an amount reasonably necessary to maintain the value of the property of the Trust Estate during liquidation (including by means of prosecuting the Litigation Trust Claims). After the Trust Expenses have been paid in full from the Administrative Expense Reserve, all remaining funds in the Administrative Expense Reserve, if any, shall be released from reserve and shall be distributed to the Beneficiary on the Final Trust Distribution Date (as defined in Section 6.7) in accordance with the terms of the Plan and this Agreement. Notwithstanding anything herein to the contrary, it is expressly understood that the establishment of the Administrative Expense Reserve by the Trustee, or its agents, is solely for administrative convenience, and that amounts allocable to such Administrative Expense Reserve need not be segregated and may be commingled for investment purposes.

5.5                                 Compensation of Trustee and Professionals.  From time to time after the Effective Date and without further order of the Court, the Trustee may employ such persons or entities, including Professionals (which may, but need not, include Professionals previously or currently employed in the Cases), reasonably necessary to assist the Trustee in performing his/her/its duties under this Agreement and the Plan. The Trustee and any person or entity retained by the Trustee shall be entitled to reasonable compensation and reimbursement of necessary fees and expenses reasonably incurred in performing their duties. The Trustee shall provide notice (with a 15-day period in which to object) to the Beneficiary of all requests for compensation by the Trustee or any person or entity retained by the Trustee hereunder. If no objection is received by the Trustee within the 15-day period, the Trustee may pay the proposed compensation amount without the need for further review or approval of the Court or any other party. If an objection to the proposed compensation of the Trustee or any person or entity retained by the Trustee is received within the 15-day period, and such objection cannot otherwise be resolved, the Trustee shall schedule a Court hearing to resolve the objection.

5.6                                 Transferee Liabilities.  If any liability shall be asserted against the Trust as transferee of the Trust Estate on account of any claimed liability of or through the Debtors, the Trustee may use such part of the Trust Estate as may be necessary in contesting any such claimed liability and in payment, compromise, settlement and discharge thereof on terms reasonably satisfactory to the Trustee. In no event shall the Trustee be required or obligated to use the Trustee’s own property, funds or assets for any such purposes.

5.7                                 Tax Issues.

5.7.1                        Taxed as a Grantor Trust. The Trustee shall report the Trust for federal income tax purposes as a “liquidating trust” as defined in Treasury Regulations Section 301.7701-4(d) and Rev. Proc. 94-45, 1994-28 I.R.B. 124, and as a “grantor trust,” with the Beneficiary treated as the grantors and the deemed owners of the Trust. The transfer of the Trust Estate to the Trust will be treated, for all federal and state tax purposes, as a deemed transfer to the Beneficiary, followed by a deemed transfer by the Beneficiary to the Trust. The Trustee shall, in his/her/its reasonable discretion, determine the value of all

7

property transferred to the Trust and shall promptly notify the Debtors and the Beneficiary of such property values and the Trustee, the Debtors, and the Beneficiary shall use such valuations for all federal and state tax purposes.

5.7.2                        Current Taxation.  All of the Trust’s income shall be allocated to the Beneficiary and subject to federal income tax on a current basis.

5.7.3                        Filing Requirements.  The Trustee shall prepare and provide to or file with the appropriate parties such notices, tax returns and other filings as may be required by the above-mentioned or any other provisions of the Internal Revenue Code of 1986, as amended, and any regulations or rulings promulgated thereunder, and as may be required by any other applicable federal or state law. Without limiting the generality of the foregoing, the Trustee shall file returns for the trust as a “grantor trust” pursuant to Treasury Regulations section 1.671-4(a).

5.8                                 Reports.  The Trustee shall prepare and provide to the specified persons the following reports:

5.8.1                        Quarterly Reports.  Within thirty (30) days following the Effective Date, and quarterly thereafter, the Trustee shall prepare a written report setting forth the activities and financial condition of the Trust and provide such report to the Beneficiary. In addition, the Trustee shall cause such report to be filed with the Court.

5.8.2                        Unaudited Financial Reports.  The Trustee shall prepare unaudited interim financial reports and such other reports as may be required by regulatory authorities, applicable laws, rules or regulations and shall file any such reports with the appropriate authorities.

5.8.3                        Final Report.  The Trustee shall prepare a final report accounting of all receipts and disbursements and shall distribute the same to the Beneficiary and cause such report to be filed with the Court.

5.9                                 Settlement.  If the compromise or settlement of any Litigation Trust Claim assigned to the Trust would result in a payment from the Class 10A Distribution (as defined in the Med Plan), the Trustee shall provide the Med Creditors’ Trust (as defined in the Med Plan) 15 days’ notice of such compromise or settlement. If the Med Creditors’ Trust does not object to such compromise or settlement within such 15-day period, the Litigation Trust Claim, as compromised or settled, shall be deemed approved by the Med Creditors’ Trust, If the Med Creditors’ Trust does object to such settlement within such 15-day period, the Trustee shall schedule a Bankruptcy Court hearing to approve the settlement.

6.                                       Distributions from the Trust.

6.1                                 Payments from Trust Estate.  All payments to be made hereunder to the Beneficiary shall be made only from the assets, income and proceeds of the Trust Estate and only to the extent that the Trustee shall have received sufficient assets, income or proceeds of the Trust Estate to make such payments in accordance with this section 6 and the Plan. The Beneficiary shall look solely to the assets, income and proceeds of the Trust Estate,

8

and not to the Trustee in his/her/its personal or corporate capacity for distribution to the Beneficiary, as herein provided.

6.2                                 Distribution Dates.  As often as in the reasonable discretion and judgment of the Trustee there shall be in the Trust Estate Cash in an amount sufficient to render feasible a distribution of Cash to Beneficiaries (a “Distribution Date”), the Trustee shall distribute to the Beneficiaries such aggregate amount of Cash, if any, as shall then be held in the Trust, excluding reasonable amounts of Cash held in the Disputed Claims Reserve, the Administrative Expense Reserve or otherwise needed to pay the expenses (including, but not limited to, the federal income taxes and withholding taxes, if any), debts, charges, liabilities and obligations of the Trust.

6.3                                 Distribution Amount.  On each Distribution Date, the Trustee shall determine the amount to he distributed to Beneficiary by subtracting the amount of cash held in the Administrative Expense Reserve from the total cash of the Trust Estate (the “Distribution Amount”).

6.4                                 [Intentionally omitted]

6.5                                 Distribution of Distribution Amount.  On each Distribution Date, the Trustee will distribute 100% of the Distribution Amount to the Beneficiary.

6.6                                 [Intentionally omitted]

6.7                                 Final Distribution.  After all of the property of the Trust Estate has been reduced to cash or abandoned, and after all funds due to the Trust for the benefit of the Beneficiary have been received, including, without limitation, all payments with respect to the Litigation Trust Claims, and prior to the Termination Date (as defined in Section 6.8), the Trustee shall release from reserve any remaining cash in the Administrative Expense Reserve and shall prepare a final accounting of all distributions from the Trust and of all Cash remaining in the Trust Estate (the “Final Cash”). Once the amount of the Final Cash has been determined, the Trustee shall distribute the Final Cash as follows (and the date on which the following distributions are made shall be known as the “Final Trust Distribution Date”):

6.7.1                        Trust Expenses.  First, the Trustee shall pay from the Final Cash any and all Trust Expenses and any other obligations of the Trust that have not previously been paid.

6.7.2                        Distribution to Beneficiary.  Finally, all Cash remaining in the Trust Estate shall be distributed in accordance with Section 6.5.

6.8                                 Termination.  The Trust shall terminate upon the distribution of all of the assets of the Trust Estate to the Beneficiary, which date shall not be more than four (4) years from and after the Effective Date (the “Termination Date”); provided, however, that if in the reasonable determination of the Trustee, in light of existing facts and circumstances, the distribution of the Trust Estate will not be completed prior to the Termination Date, the Trustee may extend the duration of the trust for an additional period of one (1) year with the prior approval of the Court; and provided further that the duration of the Trust may be further extended by order of the Court.

9

7.                                       Concerning the Trustee.

7.1                                 Acceptance by the Trustee.  The Trustee accepts the Trust hereby created for the benefit of the Beneficiary and agrees to act as Trustee of the Trust pursuant to the terms of the Plan, the Order and this Agreement. The Trustee shall have and exercise the rights and powers herein granted and shall be charged solely with the performance of the duties herein declared on the part of the Trustee. The Trustee agrees to receive the Trust Estate and disburse the Cash of the Trust Estate pursuant to the terms of the Plan, the Order and this Agreement, and to not unduly prolong the duration of the Trust.

7.2                                 Standard of Care; Exculpation.  The Trustee shall perform all duties and obligations imposed on him/her/it by this Agreement with reasonable diligence and care under the circumstances. The Trustee shall not be personally liable to the Trust, the Reorganized Debtors, the Beneficiary or any other Person except for such of the Trustee’s own acts as shall constitute fraud, bad faith, willful misconduct, gross negligence or willful disregard of his/her/its duties. Except as aforesaid, the Trustee shall be entitled to be indemnified as set forth in Section 7.7.

7.3                                 Limitation on Liability.  The Trustee shall not be liable for any action taken or omitted in good faith and believed to be authorized hereby or within the rights or powers conferred hereunder, or taken or omitted in accordance with advice of his/her/its Professionals (which Professionals may be of the Trustee’s own choosing), or by Court order, and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind unless caused by willful misconduct or gross negligence.

7.4                                 Discretion of the Trustee.  Except as otherwise provided herein, the Trustee, within the limitations and restrictions expressed and imposed herein, may act freely under all or any of the rights, powers and authority conferred hereby, in all matters concerning the Trust Estate, after forming his/her/its best reasonable business judgment based upon the circumstances of any particular question or situation as to the best course to pursue, without the necessity of obtaining the consent or permission or authorization of the Court, the Beneficiary, the Reorganized Debtors, or any official or officer; and the rights, powers and authority conferred on the Trustee by this Agreement are conferred in contemplation of such freedom of reasonable business judgment and action within the limitations and restrictions so expressed and imposed; provided, however, that the Trustee shall not be liable for any error or exercise of judgment, unless it shall be proved that the Trustee was grossly negligent or acted in a manner which constituted willful misconduct.

7.5                                 Reliance by the Trustee.

7.5.1                        Genuineness of Documents.  The Trustee may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, objection, order, judgment, decree, or other paper or document reasonably believed by it to be genuine and to have been signed, made, entered or presented by the proper party, parties, official, officials, entity or entities.

7.5.2                        Reliance on Certificates or Opinions.  In the absence of gross negligence or willful misconduct on the part of the Trustee, the Trustee may conclusively

10

rely, as to the truth of the statements and the correctness of the opinions expressed therein, on any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement, but in the case of any such certificates or opinions that are specifically required to be furnished to the Trustee by any provision hereof, the Trustee shall be under a duly to examine the same to determine whether or not they conform to the requirements of this Agreement.

7.6                                    Reliance on the Trustee.  No person dealing with the Trustee shall be obligated to inquire into the expediency or propriety of any transaction or the right, power, or authority of the Trustee to enter into or consummate the same upon such terms as the Trustee may deem advisable.

7.7                                    Indemnification.

7.7.1                        Indemnification of Trustee.  The Trustee shall be indemnified out of the Trust Estate and to the full extent of the Trust Estate against any and all liabilities and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Trustee in connection with the defense or disposition of any threatened, pending, or completed action, suit or other proceeding whether civil, criminal, administrative, or investigative, by reason of his/her/its being or having been such a Trustee, employee or agent; provided, however, that he shall not be entitled to such indemnification in respect of any matter as to which he shall have been adjudicated to have acted in bad faith or with willful misconduct or gross negligence or in reckless disregard of his/her/its duties. The rights accruing to any Trustee under these provisions shall not exclude any other right to which he may be lawfully entitled.

7.7.2                        Payment of Expenses.  The Trustee may make advance payments for expenses (including attorneys’ fees) incurred in defending any action, suit or proceeding referred to in section 7.7.1, provided that the indemnified Trustee shall have given a written undertaking to repay any amount advanced to him/her/it by the Trust in the event it is subsequently determined that he is not entitled to such indemnification.

7.8                                    Resignation and Removal.

7.8.1                        Resignation.  The Trustee may resign and be discharged from any future obligations and liabilities hereunder by giving written notice thereof to the Beneficiary and the Court at least thirty (30) days prior to the effective date of such resignation.

7.8.2                        Removal.  The Trustee may be removed at any time by Beneficiary holding not less than two-thirds of the Beneficial Interests in the Trust. Upon any such removal, such removed Trustee shall be entitled to any and all reimbursement and indemnification set forth in this Agreement which remains due and owing to such Trustee at the time of such removal.

7.8.3                        Appointment of Successor Trustee.  If, at any time, the Trustee shall give notice of his/her/its intent to resign or be removed or shall for any reason become incapable of acting hereunder, the Court shall designate a successor Trustee.

11

7.8.4                        Acceptance of Appointment by Successor Trustee.  Any successor Trustee appointed hereunder shall execute an instrument accepting such appointment consistent with the terms set forth herein. Thereupon, such successor Trustee shall, without any further act, become vested with all of the estates, properties, rights, powers, trusts and duties of his/her/its predecessor in the Trust with like effect as if originally named herein. Notwithstanding the foregoing, in the event of the resignation or removal of the Trustee, such retiring Trustee shall (a) promptly execute and deliver such documents, instruments and other writings as may be requested by the successor Trustee and (b) otherwise cooperate in effecting such successor Trustee’s assumption of his/her/its obligations and functions.

7.8.5                        Trust Continuance.  The death, resignation, incompetency or removal of the Trustee shall not operate to terminate the Trust or to revoke any existing agency created pursuant to the terms of this Agreement or to invalidate any action theretofore taken by the retiring Trustee.

8.                                       Supplements and Amendments to this Agreement.

8.1                                    Supplements and Amendment.  At any time and from time to time, the Trustee may execute a supplement or amendment hereto for the purpose of adding provisions to, or changing or eliminating provisions of, this Agreement, or amendments thereto; provided, however, that no such supplement or amendment shall (a) require any Beneficiary to furnish or advance funds to the Trustee or shall entail any personal liability or the surrender of any individual right on the part of any Beneficiary, except with their written consent, or (b) change or modify the provisions for distribution of the Trust Estate. In no event, however, shall this Agreement be amended in any way that would change the purposes of the Trust as set forth in section 3.4 or conflict with the provisions of the Plan or the Order.

8.2                                    Notice and Effect of Executed Amendment.  Upon the execution of any declaration of amendment or supplement and the approvals required herein, this Agreement shall be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Agreement of the Trustee and the Beneficiary shall thereafter be determined, exercised and enforced subject in all respects to such modification and amendment, and all the terms and conditions of any such amendment or supplement shall be thereby deemed to be part of the terms and conditions of this Agreement for any and all purposes.

9.                                       Miscellaneous.

9.1                                    Binding Agreement.  All agreements contained herein shall be binding upon, and inure to the benefit of, the Trustee, the Debtor and the Beneficiary, and their respective successors, assigns, heirs or personal representatives, as the case may be. Any request, notice, direction, consent, waiver or other instrument or action by any party hereto or any Beneficiary shall bind their respective heirs, personal representatives, successors and assigns.

9.2                                    Notices.  Unless otherwise expressly specified or permitted by the terms of this Agreement, all notices shall be in writing and shall be personally served or sent

12

by facsimile (upon confirmation of receipt) and by United States mail, and shall be deemed given when sent, or, if mailed, when deposited in the United States mail, so long as it is properly addressed, in any such case as follows:

If to the Trustee:

[TRUSTEE]
Attn: [NAME]
[ADDRESS]
Fax: [#]

With a copy to:

[TRUSTEE COUNSEL]

Attn: [NAME]
[ADDRESS]
Fax: [#]

If to the Bank:

IRELL & MANELLA LLP Attn: Howard Steinberg, Esq. 1800 Avenue of the Stars, Suite 900 Los Angeles, CA 90067 Fax: (310) 203-7199

If to Reorganized CDSI in its capacity as the representative of the Reorganized Debtors:

IRELL & MANELLA LLP Attn: Howard Steinberg, Esq. 1800 Avenue of the Stars, Suite 900 Los Angeles, CA 90067 Fax: (310) 203-7199

9.3                                    Severability.  In the event any provision of this Agreement or the application thereof to any person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

9.4                                    Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

9.5                                    Governing Law.  This Agreement including all matters of construction, validity and performance hereof, shall in all respects be governed by, and construed and interpreted in accordance with the internal laws of the State of New York.

13

9.6                                    Retention of Jurisdiction.  In accordance with the Plan, the Trustee and the Trust Estate shall remain subject to the jurisdiction of the Court. Such jurisdiction shall include, without limitation, the jurisdiction contemplated by section 1142 of the Code.

[Remainder of page intentionally left blank; signature page follows.]

14

IN WITNESS WHEREOF, the parties have executed or have hereunto caused this Agreement to be duly executed, as of the day and year first above written.

DEBTORs:

CHARTWELL COMMUNITY SERVICES, INC.

By:
Name:
Title:

CHARTWELL DIVERSIFIED SERVICES, INC.

By:
Name:
Title:

CHARTWELL CARE GIVERS, INC.

By:
Name:
Title:

RESOURCE PHARMACY, INC.

By:
Name:
Title:

TRESTLE CORPORATION

By:
Name:
Title:

REORGANIZED DEBTORs:

CHARTWELL COMMUNITY SERVICES, INC.

15

By:
Name:
Title:

CHARTWELL DIVERSIFIED SERVICES, INC.

By:
Name:
Title:

CHARTWELL CARE GIVERS, INC.

By:
Name:
Title:

SUN CAPITAL HEALTH CARE, INC.

By:
Name:
Title:

TRUSTEE:

[ ], not in his/her/its individual
capacity, but solely as Trustee of the CCS Trust

16

EXHIBIT B

Resource Pharmacy

Case No. 02-88572

Reporting Period: March 31, 2004

Asset Listing

	Book Value
	@ 3/31	@ Petition Date

Current Assets

Cash and Cash Equivalents	$235,977	$221,879
Accounts Receivable	3,650,845	5,144,582
Allowance for Doubtful Accounts	(794,173)	(1,289,062)
Accounts Receivable (net)	2,856,672	3,855,520

InterCompany with Bankrupt Subsidiaries - net	(1,244,811)	—
Inventories	635,178	365,518
Prepaid Expenses and Other Current Assets	17,994	2,632
Total Current Assets	$2,501,010	$4,445,549

Property, Plant and Equipment

Rental Equipment	$305,459	$296,103
Office Furniture & Equipment	77,865	63,566
Leasehold Improvements	—	—
Vehicles	87,710	63,710
Less: Accumulated Depreciation & Amortization	(405,042)	(288,420)
Total Property, Plant and Equipment	$65,992	$134,959

Other Assets

Goodwill (net)	$2,607,394	$2,607,395
Deposits	29,451	13,895
Total Other Assets	$2,636,845	$2,621,290

Total Assets	$5,203,847	$7,201,798

EXHIBIT C

FEASIBILITY ANALYSIS

Reorganized Chartwell

Condensed Consolidated Income Statement

(UNAUDITED $ IN 000’s)

	Actual	Pre-Confirmation Projected	Projected Post-Confirmation
	12 months	6 months	Total
	12/31/03	6/30/04	Q1	Q2	Q3	Q4	Plan Yr 1	Plan Yr 2	Plan Yr 3	Plan Yr 4	Plan Yr 5

Total Revenue	$94,708	$46,436	$23, 084	$23,126	$22,843	$23,068	$92,120	$93,240	$94,376	$95,530	$96,700
Revenue growth			0.2%	0.4%	-0.8%	0.2%	-2.8%	1.2%	1.2%	1.2%	1.2%

Cost of Goods Sold	69,000	33,304	16,749	16,647	16,483	16,517	66,396	67,177	67,969	68,772	69,587

Gross Profit	25,708	13,133	6,335	6,479	6,360	6,551	25,724	26,063	26,407	26,757	27,113
Gross profit margin	27.1%	28.5%	27.4%	28.0%	27.8%	28.4%	27.9%	28.1%	28.0%	28.0%	28.0%

SG & A Operating Expenses	22,753	11,565	5,575	5,701	5,699	5,769	22,745	23,023	23,307	23,595	23,888
SG & A% sales	24.0%	24.9%	24.2%	24.7%	24.9%	25.0%	24.7%	24.7%	24.2%	24.7%	24.7%

EBITDA	2,955	1,567	759	778	661	782	2,980	3,040	3,101	3,163	3,226
EBITDA margin	3.12%	3.58%	3.29%	3.36%	2.90%	3.39%	3.23%	3.20%	3.20%	3.31%	1.34%

Depreciation and Amortization	1,825	460	229	229	229	229	915	915	915	915	915

Med Overhead Allocation	1,112	—	—	—	—	—	—	—	—	—	—

Earnings from Operations	17	1,107	531	549	433	553	2,065	2,125	2,186	2,248	2,311

Equity in Earnings of Joint Ventures	5,278	2,067	1,033	1,033	1,033	1,033	4,133	4,133	4,133	4,133	4,133

Interest Expenses:
DIP Financing	957	414	—	—	—	—	—	—	—	—	—
CCG Committee	—	—	35	31	27	23	116	—	—	—	—
CCS/CDSI	—	—	9	8	7	6	30	—	—	—	—
PIBL Advance (terms to be determined)			—	—	—	—		—	—	—	—
Exit Financing	—	—	38	38	38	38	150	150	150	150	150
Total Interest Expense	957	414	82	77	71	66	295	150	150	150	150

Other (income) Expense:
Minority Interest	80	(4)	(2)	(2)	(2)	(2)	(8)	(8)	(8)	(8)	(8)
Impairment charge	40,794
Other net	58
Total Other (Income) Expense	40,932	(4)	(2)	(2)	(2)	(2)	(8)	(8)	(8)	(8)	(8)

Pretax Income	(36,593)	2,763	1,484	1,508	1,397	1,522	5,911	6,116	6,177	6,239	6,302

Taxes (1)			594	603	559	609	2,364	2,446	2,471	2,495	2,521

Net Income	$(36,593)	$2,763	$890	$905	$838	$913	$3,546	$3,669	$3,706	$3,743	$3,781

(1) taxes are calculated at a flat effective rate of 40% and do not reflect the anticipated tax situation of the reorganized company which is subject to further review.

Reorganized Chartwell

Condensed Consolidated Balance Sheet

(UNAUDITED $ IN 000’s)

	Actual	Projected	Reorganization	Projected	Projected Full-Confirmation
	12/31/2003	6/30/2004	Adjustments	6/30/2004	Q1	Q2	Q3	Q4	Total	Plan Yr 2	Plan Yr 3	Plan Yr 4	Plan Yr 5

Assets
Current assets
Cash and equivalents	$3,752	$51	$2,097	$2,148	2,978	$1,675	$3,384	$2,185	$2,185	$5,024	$7,896	$10,802	$13,743
Accounts receivable, net	8,939	52,509		12,509	11,688	11,791	11,879	11,811	11,811	11,984	12,159	12,338	12,519
Inventory	913	897		897	897	947	947	947	947	961	975	990	1,004
Due from Med	8,138	11,272	(11,272)	—	—	—	—	—	—	—	—	—	—
Intercompetency		(0)	0	—	—	—	—	—	—	—	—	—	—
Prepayment and other	3,114	3,090	(2,696)	394	394	394	394	394	394	394	394	394	394
Total current assets	25,055	27,819	(11,871)	15,948	15,958	14,807	16,605	15,338	15,338	18,363	21,424	24,523	27,660

Non-current assets
Propert and equipment, net	1,858	1,999		1,999	1,985	1,978	1,958	1,994	1,944	1,890	1,836	1,782	1,728
Unallocated excess of historical book value over Reorganization Value		—	(32,604)	(32,604)	(32,604)	(32,604)	(32,604)	(32,604)	(32,604)	(32,604)	(32,604)	(32,604)	(32,604)
Intangible assets	49,389	49,389		49,389	49,389	49,389	49,389	49,389	49,389	49,389	49,389	49,389	49,389
Other assets	899	740		740	740	740	740	740	740	740	740	740	740
Investment in affiliates	10,350	12,424		12,424	12,601	12,778	12,995	13,132	13,132	13,840	14,548	15,256	15,965
Total non-current assets	62,503	64,551	(32,604)	31,948	32,111	32,214	32,438	32,601	32,601	33,255	33,909	34,563	35,217
Total Assets	$87,558	$91,370	$(44,475)	$40,896	$48,069	$41,081	$49,042	$43,939	$47,939	$54,618	$55,333	$59,086	$62,877

Liabilities & Stockholders Equity
Current Liabilities
Accounts payable and accrued liabilities	2,394	9,863	—	9,867	9,301	7,966	9,451	9,321	9,321	9,338	9,355	9,372	9,389
Liabilities subject to compromise	10,778	10,669	(10,699)	—	—	—	—	—	—	—	—	—	—
Other current liabilities	10	53		53	53	53	53	53	53	53	53	53	53
Debtor-in-possession financing	2,566	2,100	(2,100)	—	—	—	—	—	—	—	—	—	—
CCG Committee Plan Note			2,350	2,350	2,031	1,788	1,501	—	—	—	—	—	—
CCS/CDSI Committee Plan Note			600	600	529	457	383	—	—	—	—	—	—
Total current liabilities	20,658	22,689	(9,819)	12,870	12,154	10,264	11,389	9,374	9,374	9,391	9,408	9,425	9,443

Long-term liabilities
Exit Financing			2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500
PIBL Advance (debt service TBO)			5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000
Other long-term liabilities	12	32		32	32	32	32	32	32	32	32	32	32
Total long-term liabilities	12	32	7,500	7,532	7,532	7,532	7,532	7,532	7,532	7,532	7,532	7,532	7,532
Total liabilities	20,670	22,725	(7,319)	20,402	19,686	17,796	18,921	16,906	16,906	16,923	16,940	16,957	16,975

Minority interest	423	419		419	417	416	414	412	412	404	397	389	382
Preferred stock		—		—					—
Stockholders equity		—		—	—	—	—	—	—	—	—	—	—
Common stock		—		—	—	—	—	—	—	—	—	—	—
APIC	94,016	94,016	(94,016)	—	—	—	—	—	—	—	—	—	—
Retained earnings	(27,550)	(24,785)	24,785	—	—	1,795	2,633	3,546	3,546	7,216	19,922	14,665	18,446
Reorganization Value			27,075	27,075	27,075	27,075	27,035	-27,075	27,075	27,875	23,075	27,075	27,075
Total stockholders equity	66,465	69,231	(42,156)	27,075	27,965	28,870	29,788	30,621	30,621	34,291	37,997	41,740	45,521
Total liabilities and stockholders equity	$87,558	$92,371	$(44,475)	$47,896	$48,069	$47,081	$49,042	$47,939	$47,939	$51,618	$55,333	$59,086	$62,877

Reorganized Chartwell

Condensed Consolidated Statement of Cash Flows

(UNAUDITED $ in 000’s)

	Actual	Projected Pre-Confirmation	Projected Post-Confirmation
	12 months	6 months	Total
	12/31/03	6/30/04	Q1	Q2	Q3	Q4	Plan Yr 1	Plan Yr 2	Plan Yr 3	Plan Yr 4	Plan Yr 5

Cash Flow from Operating Activities:
Net Income	$(36,593)	$2,763	$890	$905	$838	$913	$3,546	$3,669	$3,706	$3,743	$3,781
Minority Interest	80	(4)	(2)	(2)	(2)	(2)	(8)	(8)	(8)	(8)	(8)
Equity in earnings of joint ventures	(5,278)	(2,067)	(1,033)	(1,033)	(1,033)	(1,033)	(4,133)	(4,133)	(4,133)	(4,133)	(4,133)
Depreciation/Amortization	1,825	460	229	229	229	229	915	915	915	915	915
Loss on disposal of assets	618		—	—	—	—	—	—	—	—	—
Impairment charge	40,794		—	—	—	—	—	—	—	—	—
Change in Operating assets and liabilities
(Increase) decrease in accounts receivable	5,361	(3,570)	821	(103)	(88)	61	698	(173)	(175)	(178)	(281)
(Increase) decrease in inventory	148	16	—	(50)	—	—	(50)	(14)	(14)	(14)	(85)
(Increase) decrease in other current and non-current assets		184	—	—	—	—	—	—	—	—	—
(Increase) decrease in Due from Med	(5,676)	(2,934)
(Increase) decrease in other assets	(3,873)
Increase (decrease) in accounts payable and accrued liabilities	989	2,635	(366)	(1,535)	1,485	(130)	(546)	17	17	17	18
Increase (decrease) in liabilities subject to compromise		(109)	—	—	—	—	—	—	—	—	—
Increase (decrease) in other liabilities	405		—	—	—	—	—	—	—	—	—
Total change in operating assets and liabilities	(2,646)	(3,779)	455	(1,688)	1,397	(62)	102	(170)	(173)	(176)	(179)
Total Cash flow from operating activities	(1,200)	(2,626)	539	(1,590)	1,429	44	422	274	307	342	376

Cash Flow From Investing Activities:
Capital expenditure	(710)	(609)	(215)	(215)	(215)	(215)	(860)	(861)	(861)	(861)	(861)
Proceeds from the sale of NCOEs		—	—	—	—	—	—	—	—	—	—
Proceeds from the sale of operating assets		—	—	—	—	—	—	—	—	—	—
Distributions from NCOEs	5,960	—	856	856	856	856	3,425	3,425	3,425	3,425	3,425
Total cash from investing activities	5,250	(609)	641	641	641	641	2,565	2,565	2,565	2,565	2,565

Cash Flow From Financing Activities:
Repayment of liabilities subject to compromise.
CCG Note			(279)	(283)	(287)	(1,501)	(2,350)	—	—	—	—
CDSI/CCS Note			(71)	(72)	(73)	(383)	(600)	—	—	—	—
Exit Financing
PIBL Advance (debt service TBD)		(466)	—	—	—	—	—	—	—	—	—
Net repayments under factoring facility	(3,191)
DIP Financing	2,566		—	—	—	—	—	—	—	—	—
Total cash flow from financing activities	(625)	(466)	(350)	(355)	(360)	(1,885)	(2,950)	—	—	—	—

Net cash increase (decrease)	3,425	(3,701)	830	(1,304)	1,700	(1,199)	37	2,838	2,872	2,906	2,941

Cash beginning	327	$3,752	$2,148	$2,978	$1,675	$3,384	$2,148	$2,185	$5,024	$7,896	$10,802
Cash end	$3,752	$51	$2,978	$1,675	$3,384	$2,185	$2,185	$5,024	$7,896	$10,802	$13,743

Supplemental information:
Interest expense	957	$414	$82	$77	$71	$66	$295	$150	$150	$150	$150

CHARTWELL DIVERSIFIED SERVICES, INC.
CHARTWELL COMMUNITY SERVICES, INC.
CHARTWELL CARE GIVERS, INC.
Assumptions and Notes to Feasibility Analysis

(references to $000s)

Introduction and Disclaimer:

Chartwell Diversified Services, Inc. (“CDSI”), Chartwell Community Services, Inc. (“CCS”) and Chartwell Care Givers, Inc. (“CCG,” and together with CDSI and CCS, a “Debtor” or collectively, the “Debtors”) have prepared these historical and pro forma financial statements (the “Projections”) in accordance with § 1129(a)(l1) of the Code to demonstrate that confirmation of the Plan will not lead to the need for further financial reorganization of the Reorganized Debtors (i.e., the Plan is feasible.) Terms used, but not otherwise defined, in these Assumptions and Notes shall have the meaning given to such terms in the Disclosure Statement and Plan. References to dollars are in thousands.

The Projections represent the Debtors’ management’s estimates of future performance based on a number of estimates and assumptions that it believes are developed and reasonable, but are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies beyond the control of the Debtors’ or their management. The Projections were not prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants. The historical financial results were condensed to allow for comparison to the Projections and may not be presented in accordance with generally accepted accounting principals.

Accordingly, none of the Debtors or their management make any representation or warranty, or offer any assurance, that the Reorganized Debtors will realize the projected results. The Reorganized Debtors' actual results could vary materially and adversely from those set forth in the Projections.  The Debtors do not, in the ordinary course, publish or distribute their business plans or financial projections. Accordingly, the Debtors disclaim any obligation to furnish updated business plans or financial projections to holders of allowed claims against or interests in the Debtors prior to, or after the Confirmation Date, or to otherwise make such information publicly available.

Basis of Presentation:

The Plan contemplates the reorganization of the Debtors, the sale of the assets of the TLC Debtors, Resource and Trestle, and the liquidation of the assets of Med. Accordingly, except as otherwise indicated with respect to the calculation of projected cash balances on the Effective Date, the Projections include only the assets, liabilities, income and expenses of the Reorganized Debtors, Chartwell Home Therapies, L.P. (“CHT”) and Chartwell Management Company, Inc. (“CMC”).

The Projections assume that the Court confirms the Plan in accordance with its terms and that the Effective Date of the Plan is June 30, 2004. The Projections include actual results for the 12 months ended December 31, 2003 and pro forma projected results for the six months ended June 30, 2004. For purposes of comparison, the projected financial statements for the post-confirmation periods are prepared assuming a fiscal year ending June 30.

1

The Plan contemplates that CDS Acquisition Corp., a new entity in which Private Investment Bank Limited (“PIBL”) holds substantially all of the value, will receive 100% of the equity of CDSI. Therefore, in accordance with Statement of Position 90-7 issued by the American Institute of Certified Public Accountants, CDSI will adopt fresh-start accounting.  Assets and liabilities of the reorganized Company will be recorded at their fair value upon completion of valuations and appraisals.  The excess of the fair value over the reorganization value will be allocated proportionately as a reduction of the tangible and identifiable intangible assets.  Because fair values have not been determined, reorganization value has not been allocated to individual assets and liabilities and the accompanying pro-forma projected balance sheets reflect the difference between total reorganization value and historical book value (after adjustments to reflect the Plan) on a separate line within non-current assets.

Balance Sheet Assumptions:

Balance sheet assumptions are discussed below. These include pro-forma reorganization adjustments necessary to record the effects of the Plan, including cash disbursement, debt exchange and debt cancellation. Except where otherwise noted, the balance sheet items for the projected periods presented remain consistent with the balance sheet as of December 31, 2003. Other changes to assets liabilities during the pre-confirmation six month period ended June 30, 2004 and for each of the quarters in Plan Year 1 have been projected by management considering the timing of payments, receipts, revenues and expenses.  No such changes were assumed for projected Plan Years 2 through 5.

1.                         Cash

The opening cash balance on the Effective Date will be equal to the sum of (A) (i) opening cash on the Effective Date, (ii) proceeds from the Resource and Trestle sales, (iii) cash on hand at Resource, including distributions from reserves at Sun Capital, (iv) distributions from an escrow account at Sun Capital pursuant to the settlement with NCFE, (v) draws against the exit financing and (vi) advances from PIBL less (B) all payments required to be made on the Effective date as summarized in the table below:

[remainder of page intentionally left blank]

2

Consolidated Reorganized Chartwell

Sources and Uses of Cash

Beginning Cash on debtors balance sheet at effective date		$51

Exit Financing and PIBL advance		7,500

Residual Value of Administrative Claims Fund:
Proceeds of Resource sale	$5,000
Resource cash on hand	346
Resource administrative (non-professional) claims (1)	(509)
Total Resource	4,837
Net proceeds of Trestle sale	1059
Professional fees - Trestle	(34)
Total Trestle	1,025
NCFE settlement-distribution from escrow account	400
Professional fees and reimbursements	(2,500)
Statutory fees to US Trustee	(10)
Med administrative expenses and wind-down costs	(500)
Total Residual Value of Administrative Claims Fund	$3,252	3,252

Settlement amount paid to Trestle unsecured creditors		(175)
Settlement amount paid to Resource unsecured creditors		(930)
Settlement amount paid to Med creditors		(5,250)
Settlement amount paid to convenience class creditors		(100)
Cure payments		(100)
DIP financing payoff		(2,100)

Ending Cash at effective date		$2,148

(1)          Resource and Trestle claims are based on the amounts due as of January 31, 2004 as reflected in their respective Monthly Operating Reports filed with the US Trustee.

Changes to cash for all projection periods presented are based upon the projected net income and changes to the remaining balance sheet items as discussed below.

2.                         Due from Med

The intercompany balance representing the accumulated fundings of Med is eliminated at the Effective date.  For the year ending 2003 and the projected pre-confirmation 6 month period ended June 30, 2004. CDSI fundings of Med (primarily relating to the costs of its corporate office in Andover, MA and professional fees) amounted to $5.676 and $2.934, respectively.

3.                         Other current assets

Pursuant to a Proceeds Distribution Agreement between PIBL and CHT, a portion of distributions received from joint ventures of CHT were paid to PIBL and were to be applied to fees and expenses and to interest and principle outstanding on PIBL debt owed by Med and its subsidiaries.  The PIBL portion of the distributions was recorded in other current assets at June 30, 2004. An adjustment eliminates this balance at the Effective date.

3

The Proceeds Distribution Agreement further provided that the portion of distributions retained by CHT under the Proceeds Distribution Agreement may be loaned to CDSI. Such loans are recorded in the “Intracompany” account between CHT and CDSL which eliminates in consolidation. The portion of the proceeds not loaned by CHT to CDSI is included in consolidated cash.  Therefore, no adjustments are necessary to reflect the CHT portion of distributions under the Proceeds Distribution Agreement.

4.                         Property and equipment

Changes in property and equipment balances are based on projected depreciation and capital expenditures.

5.                         Intangible assets

No amortization of identifiable intangibles was assumed for any of the projection periods.  It is expected that the allocation of the excess of total reorganization value over the fair value of assets and liabilities at the Effective date, will primarily reduce the carrying value of Intangible assets.

6.                         Investment in affiliates

Investments in joint ventures where ownership interests equal 50% or less are accounted for by the equity method.  Each joint venture is assumed to distribute 75% of their Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for each projected pro-forma period beginning with the 1st quarter of Plan Year 1.  For the pre-confirmation projected 6 month period ended June 30, 2003, distributions were assumed to be zero.  Actual distributions in January and February 2004 of $2l5 (of which $97.5 was retained by PIBL under the Proceeds Distribution Agreement) were not considered in the Projections.

7.                         Unallocated excess of historical book value over Reorganization Value

Because reorganization value has not been allocated to the fair value of individual assets and liabilities pending completion of valuations and appraisals, the accompanying pro-forma balance sheets reflect the difference between total reorganization value and historical book value (after adjustments to reflect the Plan) on a separate line within non-current assets.

8.                         Liabilities subject to compromise

Liabilities subject to compromise in excess of amounts payable at the Effective date and through issuance of Plan notes are eliminated.

9.                         Debtor-in-possession financing

Debtor in possession financing is paid at the Effective date.

10.                   Plan notes

The Plan contemplates that Reorganized CDSI will issue to the Liquidating Trusts of CDSI, CCS and CCG promissory notes in settlement with their respective unsecured creditors. Quarterly payments of principle and interest are based on 2-year amortization and annual interest rate of 6%.  The balance due under the notes is payable in a lump sum on June 30, 2005.

4

Debt service on PIBL claims is not shown; all payments are subordinate to payment in full of Plan notes.

11.                   Financing

Exit Financing is assumed to be comprised of a working capital line of credit with availability based upon eligible accounts receivable. The amount borrowed at the Effective date is assumed to remain outstanding throughout the post-confirmation projection period. Interest at an annual rate of 6% is payable quarterly.

12.                   PIBL Advance

It is assumed that PIBL will advance an amount at the Effective date towards the working capital requirements of Reorganized CDSI.  Debt service is to be determined. For purposes of the projections, the advance is assumed to be non-interest bearing and remain outstanding throughout the projection period.

13.                   Retained earnings and Paid-in-Capital

The stock of CDSI is assumed cancelled at the Effective date and new shares will be issued to CDS Acquisition, an entity in which PIBL owns substantially all of the value.  Historical retained earnings and paid-in-capital are eliminated.

14.                   Reorganization Value

The estimated reorganization value was derived from the discounted cash flows of the reorganized debtors over the 5-year projection period, plus a terminal value based upon a multiple of operating income, plus beginning cash and less beginning debt. The estimated reorganization value is subject to change pending completion of valuation and appraisal research.

Operating Assumptions:

Taxes

Taxes are calculated at an assumed effective rule of 40% for each of the projected post-confirmation periods presented and do not reflect the anticipated tax situation of the reorganized company, which is subject to further review. Taxes are assumed to be paid in the period in which they are provided.

Med

Med’s operations are funded by CDSI as discussed under the Balance sheet assumptions for “Due from Med."  However, these costs are not reflected in the income statement of CDSI. For the year ended December 31, 2003, Med’s corporate office incurred $4,653 in general and administrative expenses and $3,244 in reorganization costs. The costs to fund Med’s reorganization and its corporate overhead were projected at $1,538 and $1,921, respectively for the pre-confirmation projected 6 month period ended June 30, 2004 Additionally, as noted in the Balance sheet assumptions for Cash, reorganization adjustments reduce opening cash for projected unpaid professional fees by $2,500 and for unpaid administrative costs and wind-down costs for the Andover office by $500.

5

CHT

CHT has interests in eight joint ventures with various healthcare providers. CHT consolidates its one 80% owned joint venture.  CHT accounts for its ownership interest in one joint venture with 45% interest and six joint ventures with 50% interest by the equity method. The pro forma projected financial statements assume that the projected earnings of the joint ventures for each year (or pro-rata for each quarter) presented are equal to their actual earnings for the 12 month period ended December 31, 2003, normalized to exclude various nonrecurring items. Items in 2003 excluded from the projection include $761 reversal of bad debts due to collections of old accounts receivable, $361 reversal of reserves relating to non-governmental reimbursement, $852 in 2003 earnings relating to extraordinary revenue, and $135 loss on a capitation contract.

CMC

The CMC results of operations for alt projection years (or pro-rata for all quarters) presented are equal to management’s budget for the year ended December 31, 2004. Compared to actual revenues and expenses for December 31, 2003 the budgeted differences are not material to the consolidated projected results.

CCS

Projections for the pre-confirmation 6 month period and for each of the quarters in post confirmation Plan Year 1 are based upon management budgets.  For Plan Years 2 through 5, an assumed growth rate of 1% was applied to total revenues, cost of sales and selling, general and administrative expenses.

The driver for budgeted revenues and cost of sales is attendant hours. A 5% reduction in authorized hours per patient for CCS’ major program was budgeted effective September 2004 in anticipation of program funding reductions by the state of Texas.  Revenue rates are fixed by the state. A 1.1% reduction in rate for CCS’ major program is budgeted effective September 2004.

Under a Wage Enhancement Program by the state, attendant salaries were required to meet certain minimum levels. Those requirements are being relaxed so that attendant wages can be based on what is demanded by local market conditions. An attendant wage reduction was effected in December 2003 and an additional reduction is budgeted for March 2004.

Administrative salaries were budgeted based on actual rosters of employees and existing salaries at December 31, 2003.  The timing of salary increases was based upon the employees’ review dates. Other general and administrative expenses were budgeted according to historical trends.

CCG

Projections for the pre-confirmation 6 month period and for each of the quarters in post confirmation Plan Year 1 are based upon management budgets.  Selling, general and administrative expense for Plan Year 1 is based upon actual expense for the 12 months ended December 31, 2003 adjusted to reflect anticipated cost savings and a reduction in bad debt expense.  For Plan Years 2 through 5, an assumed growth rate of 2% was applied to total revenues, cost of sales and selling, general and administrative expenses.

CCG is a sales-driven business.  Budgeted growth and therapy mix drive revenues and cost of sales. The gross profit level of various therapies is based upon various factors such as payor

6

contract pricing, spread between AWP and acquisition cost of drugs, bundling of charges, etc. The budget derives a weighted average gross profit rate based on actual mix for the year ended December 31, 2003 adjusted for specific changes anticipated.

Administrative salaries were budgeted based on actual rosters of employees and existing salaries at December 31, 2003.  The timing of salary increases was based upon the employees' review dates. Other general and administrative expenses were budgeted according to historical trends.

CDSI Overhead

Projections for the pre-confirmation 6 month period and for each of the quarters in post confirmation Plan Year 1 are based upon management budgets.  For Plan Years 2 through 5, an assumed growth rate of 2% was applied to total selling, general and administrative expenses.

The CDSI corporate office provides operations support in the areas of accounting, accounts payable, treasury, payroll, human resources, reimbursement, compliance, and information technology.  Management considered personnel currently in these roles and any required to transition from the Med Andover office post-confirmation.

Administrative salaries were budgeted based on actual rosters of employees and existing salaries at December 31, 2003.  The timing of salary increases was based upon the employees' review dates. Other general and administrative expenses were budgeted according to historical trends. It is assumed that CDSI will be privately held. As a result, global fees such as legal, accounting, etc. are projected for a private company.

Additional costs representing fees and expenses for corporate oversight and strategic direction provided by Chrysalis Management Group are included for each post-confirmation projection period at an annual rate of $550.

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LIQUIDATION ANALYSIS

CHARTWELL DIVERSIFIED SERVICES, INC.

Liquidation Analysis

($000s)

Unaudited Balance Sheet Data as of January 31, 2004

		Book Value	Realization Rate		Liquidation Value
Current Assets	Notes		Low	High	Low	High

Unrestricted cash and equivalents	a	$554	0%	0%	$—	$—
Due from subs/related parties	b	(4,513)	0%	0%	—	—
Prepaid expenses	c	31	0%	0%	—	—
Total current assets		(3,929)			—	—

		Book Value	Realization Rate		Liquidation Value
Property, Plant and Equipment			Low	High	Low	High

Office furniture and equipment, net	d	36	6%	35%	$2	$13
Total Property and Equipment		36			2	13

		Book Value	Realization Rate		Liquidation Value
Other Assets			Low	High	Low	High

Restricted cash	e	507	0%	0%	—	—
Investments	f	92,538	8%	10%	7,017	9,628
Other intangibles	g	3,282	0%	0%	—	—
Other assets	h	10	0%	0%	—	—
Bankruptcy avoidance actions and other litigation claims	i	—	0%	0%	—	—
Total Other Assets		96,336			$7,017	$9,628

Total Gross Liquidation Value		92,444			7,019	9,640

Creditor Recoveries
Net proceeds available to creditors					$7,019	$9,640

		Estimated Allowed claim	Estimated Recovery (%)		Estimated Distribution ($)
			Low	High	Low	High

Post petition loan payable (CHT)	j	2,375	100%	100%	2,375	2,375

Net estimated proceeds available to pay secured claims					$4,644	$7,266
Bank Secured Claims	k	54,500	7%	12%	4,082	6,386
NCFE Secured Claims	l	7,509	7%	12%	562	880
Other Misc. Secured Claims	m	342			unknown	unknown

Net estimated proceeds available to pay administrative expenses					$—	$—

Administrative Claims - Chpt. 7	n	—	0%	0%	—	—
Administrative Claims - Chpt. 11
Post-petition trade creditors	o	117	0%	0%	—	—
Wages, salaries and other payroll	p	357	0%	0%	—	—
Professional fees	q	126	0%	0%	—	—

Net estimated proceeds available to distribute to holders of priority claims					—	—

Priority Claims	r	5	0%	0%	—	—

Net estimated proceeds available to General Unsecured Creditors					—	—

General unsecured claims	s	49,270	0%	0%

The accompanying notes are an integral part of this analysis

CHARTWELL COMMUNITY SERVICES, INC.

Liquidation Analysis

($000s)

Unaudited Balance Sheet Data as of January 31, 2004

		Book Value	Realization Rate		Liquidation Value
Current Assets	Notes		Low	High	Low	High

Unrestricted cash and equivalents	a	$239	100%	100%	$239	$239
Account receivable	b	5,330	74%	94%	$3,949	$5,015
Other receivable	c	(0)	0%	0%	$—	$—
Intercompany w/related parties	d	10,437	0%	0%	—	—
Prepaid expenses	e	43	0%	0%	—	—
Total current assets		16,049			4,188	5,254

		Book Value	Realization Rate		Liquidation Value
Property, Plant and Equipment			Low	High	Low	High

Office furniture and equipment, net	f	165	11%	22%	$19	$37
Total Property and Equipment		165			19	37

		Book Value	Realization Rate		Liquidation Value
Other Assets			Low	High	Low	High

Goodwill, net	g	9,700	0%	0%	—	—
Restricted cash	h	170	100%	10%	170	170
Intangible asset	i	17,800	0%	0%	—	—
Deposits	j	113	0%	0%	—	—
Bankruptcy avoidance actions and other litigation claims	k	—	0%	0%	—	—
Total Other Assets		27,783			$170	$170

Total Gross Liquidation Value		43,997			4,377	5,461

Creditor Recoveries
Net proceeds available to creditors					$4,377	$5,461

		Estimated Allowed Claim	Estimated Recovery (%)		Estimated Distribution ($)
			Low	High	Low	High

Bank Secured Claim	l	54,500	6%	7%	3,244	4,047
NCFE Secured Claims	m	19,034	6%	7%	1,133	1,414
Other Misc. Secured Claims	n	19			unknown	unknown

Net estimated proceeds available to pay administrative expenses					$—	$—

Administrative Claims - Chpt. 7	o	—	0%	0%	—	—
Administrative Claims - Chpt. 11
Post-petition trade creditors	p	271	0%	0%	—	—
Wages, salaries and other payroll	q	3,656	0%	0%	—	—
Professional fees	r	—	0%	0%	—	—

Net estimated proceeds available to distribute to holders of priority claims					—	—
Priority Claims	s	—	0%	0%	—	—

Net estimated proceeds available to General Unsecured Creditors					—	—

General unsecured claims	t	72,397	0%	0%

The accompanying notes are an integral part of this analysis

CHARTWELL CARE GIVERS, INC.

Liquidation Analysis

($000s)

Unaudited Balance Sheet Data as of January 31, 2004

		Book Value	Realization Rate		Liquidation Value
Current Assets	Notes		Low	High	Low	High

Unrestricted cash and equivalents	a	$112	100%	100%	$112	$112
Accounts receivable	b	7,467	48%	68%	3,618	5,112
Inventories	c	705	25%	55%	179	391
Intercompany w/bankrupt subs.	d	(1,444)	0%	0%	—	—
Prepaid expenses	e	206	0%	0%	—	—
Total current assets		7,047			3,909	5,615

		Book Value	Realization Rate		Liquidation Value
Property, Plant and Equipment			Low	High	Low	High

Property, plant and equipment, net	f	1,432	23%	38%	$328	$550
Total Property and Equipment		1,432			328	550

		Book Value	Realization Rate		Liquidation Value
Other Assets			Low	High	Low	High

Goodwill	g	1,100	0	0%	—	—
Intangible asset, net	h	10,300	0%	0%	—	—
Other assets	i	68	0%	0%	—	—
Bankruptcy avoidance actions and other litigation claims	j	—	0%	0%	—	—
Total Other Assets		11,468			$—	$—

Total Gross Liquidation Value		19,947			4,238	6,165

Creditor Recoveries
Net proceeds available to creditors					$4,238	$6,165

			Estimated Recovery (%)		Estimated Distribution ($)
		Estimated Allowed Claims	Low	High	Low	High
Post-petition loan payable (Sun Capital)	k	2,266	0%	0%	—	—

Net estimated proceeds available to pay secured claims					$4,238	$6,165

Bank Secured Claim	l	54,500	4%	7%	2,449	3,562
NCFE Secured Claims	m	39,820	4%	7%	1,789	2,603
Other Misc. Secured Claims	n	90			unknown	unknown

Net estimated proceeds available to pay administrative expenses					$—	$—

Administrative Claims - Chpt. 7	o	—	0%	0%	—	—
Administrative Claims - Chpt. 11
Post-petition trade creditors	p	2,731	0%	0%	—	—
Wages, salaries and other payroll	q	632	0%	0%	—	—
Professional fees	r	64	0%	0%	—	—

Net estimated proceeds available to distribute to holders of priority claims					—	—

Priority Claims	s	3	0%	0%	—	—

Net estimated proceeds available to General Unsecured Creditors					—	—

General unsecured claims	t	82,795	0%	0%

The accompanying notes are an integral part of this analysis

CHARTWELL DIVERSIFIED SERVICES, INC.

CHARTWELL COMMUNITY SERVICES, INC.

CHARTWELL CARE GIVERS, INC.

Assumptions and Notes to Accompany
Hypothetical Liquidation Analysis

General Assumptions:

Chartwell Diversified Services, Inc. (“CDSI”), Chartwell Community Services, Inc. (“CCS”) and Chartwell Care Givers, Inc. (“CCG,” and together with CDSI and CCS, a “Debtor” or collectively, the “Debtors”) have prepared these hypothetical liquidation analyses (the “Liquidation Analysis”) in accordance with §1129(a)(7)(A)(ii) to demonstrate that the Plan of Reorganization is in the best interest of each holder of a claim or interest.

Except as otherwise indicated:

•                  The Liquidation Analysis is based on the unaudited values of the Debtors’ assets as of January 31, 2004 as reflected on their respective books and records and as set forth on the monthly operating report for January 2004 filed with the Court; and

•                  For the purpose of the Liquidation Analysis, the Debtors assume that these asset values are representative of the assets and post-petition liabilities as of the date of liquidation.

The Liquidation Analysis illustrates an estimate of recovery values and percentages in the event that:

•                  The Debtors’ bankruptcy cases are converted to cases under Chapter 7 of the Bankruptcy Code (“Chapter 7”); and

•                  The Debtors cease operations and a trustee is appointed to liquidate their assets.

The Liquidation Analysis assumes that the Debtors’ respective estates are not substantively consolidated and that a Chapter 7 trustee liquidates each Debtor’s assets independently.

The determination of the hypothetical proceeds from the liquidation of the Debtors’ assets is an uncertain process. To prepare the Liquidation Analysis, the Debtors' management has made a number of estimates and assumptions that it believes are developed and reasonable, but which may be inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies beyond the Debtors’ or their managements’ control.  Accordingly, neither the Debtors nor their management make any representation or warranty, or offer any assurance, that a Chapter 7 trustee would realize the liquidation values reflected in this Liquidation Analysis if the Debtors were, in fact, to undergo such a liquidation. Actual results could vary materially and adversely from those set forth on the accompanying chart.

CHARTWELL DIVERSIFIED SERVICES, INC.

Notes to Asset Accounts:

a                                          Unrestricted cash and equivalents:  The Debtor conducts no business operations. The Debtor, CCS and CCG maintain a centralized treasury function with cash concentrated at the CDSI level. Because CDSI conducts no operations, it is assumed that all of the cash in the CDSI bank account at January 31, 2004 represents cash deposits that CCS or CCG received from collections of accounts receivable. During January 2004, cash deposits from CCS and CCG represented approximately 70% and 30% of total monthly deposits, respectively. For the purpose of the Liquidation Analysis, it is assumed that the amount of unrestricted cash and equivalents at the date of the actual liquidation would be distributed back to the operating companies, CCS and CCG, in proportion to the amount of their respective monthly cash deposits and that the Debtor would not generate any further cash during the Chapter 7 cases, except for the net proceeds from the disposition of non-cash assets.

b                                         Due from subsidiaries and related parties:  The amount due from subsidiaries and related parties represents the Debtor’s net borrowings from CCS, CCG and Resource to fund the Debtor’s operating expenses, which benefit all of the operating entities. It is assumed that all intercompany accounts are eliminated and that the Debtor would not incur any liability or realize any recovery on account of this intercompany account.

c                                          Prepaid Expenses:  Prepaid expenses are comprised of deferred costs of software licenses, miscellaneous other deferred costs, and a deposit toward the purchase and implementation of an in-house payroll system. Management has reviewed the individual account balances for each account and, with respect to the deposit, assumes that the holder of the deposit would retain and apply the deposit to satisfy the Debtor’s outstanding post-petition obligations, which exceed the amount of the deposit. Accordingly, the Debtor assigns no recoverability to the pre-paid expenses.

d                                         Office furniture and equipment, net:  Office furniture and equipment represents the net book value of certain software costs, computer and other office equipment. Management has reviewed the individual account balances and estimated the percentage recoverability based on the age of assets within each asset class, applying higher realization rates to newer assets and lower realization rates to older assets. On a blended basis, the Debtor estimates that a Chapter 7 trustee would recover between 6% and 35% of the value of these assets.

e                                          Restricted cash:  Restricted cash consists of (i) cash collateral securing the Debtor’s obligations under letters of credit issued to support workers’ compensation, general and professional liability insurance policies and (ii) a security deposit securing the Debtor’s obligations under a fleet automobile lease and maintenance contract. For the purpose of the Liquidation Analysis, the Debtor assumes that in a liquidation the holders of such cash collateral or security deposits would retain those funds and apply them against the Debtor’s obligations. Accordingly, the Debtor assigns no recoverability to this asset.

f                                            Investments:  Investments represent the Debtor’s investment in its direct and indirect subsidiaries including CCG, CCS, Chartwell Home Therapies, LP (“CHT”) and Chartwell Management Company (“CMC”). Of the reported value of these investments, the Debtor values its interest in CHT, which holds the equity interests in the various hospital partnerships referred to as the NCOEs at approximately $10.5 million. The balance of the value of the investments is assigned to CCG, CCS and CMC.

Management has reviewed the liquidation analyses prepared for CCG and CCS and has determined that the Debtor will not receive any distribution from those subsidiaries on account of its respective ownership interests. Accordingly, the Debtor assigns no recoverability to those assets.

For the purpose of valuing its interest in CHT, the Debtor assumes that the liquidation of CDSI triggers the dissolution of CHT, which consequently triggers the dissolution and liquidation of the NCOEs. Based on the NCOEs’ respective balance sheets at December 31, 2003, the Debtor estimates that its share of the proceeds of liquidating the NCOEs would range from $4.6 million to $7.3 million. In addition, for the purpose of the Liquidation Analysis, the Debtor assumes that CHT would receive payment from CDSI on account of outstanding balance of the court approved post-petition financing, which would then

2

become proceeds of the liquidation of CHT. The principal amount outstanding at January 31, 2004 is $2,375. CMC owns no material assets and the Debtor assumes that any liquidation proceeds would be consumed in satisfying the claims of CMC’s creditors. Accordingly, the Debtor assigns no recoverability to CMC.

g                                         Other intangibles:  Other intangibles represent the value ascribed to the Administrative Service Agreements by and between CMC and each of the NCOEs, The Debtor assigns no realizable value to this asset.

h                                         Other assets:  Other assets represent security deposits on copier and other office equipment leases. For the purpose of the Liquidation Analysis, the Debtor assumes that the holders of those deposits would retain and apply the deposits to satisfy the Debtor’s obligations. Accordingly, the Debtor assigns no recoverability to the deposits.

i                                             Bankruptcy avoidance actions and other litigation claims:  Bankruptcy avoidance actions and other litigation claims represent potential preference claims, fraudulent conveyance litigation, other avoidance actions and litigation. Management has reviewed the Debtor’s books and records and does not believe that there are any material preference actions that would generate a meaningful recovery. Management has also consulted with counsel regarding the existence of other bankruptcy causes of action and the likelihood of success in prosecuting such claims. Considering the cost and expense of litigating any such bankruptcy causes of action and litigation claims, the uncertain outcome, the lack of funds to fund such litigation, and magnitude of the claims of the Bank and NCFE, the Liquidation Analysis does not assign any value to recoveries from any such bankruptcy causes of action.

Notes to Creditor Recoveries:

j                                             Post-petition loan payable (CHT):  This claim represents the claim of CHT for payment of the loans extended to CDSI pursuant to the court approved post-petition financing. This claim is entitled to super-priority treatment and would be paid in full from the first available liquidation proceeds. The Bank has a security interest in and lien against CHT’s interest in the payment of such loan. Accordingly, for the purpose of calculating the Bank’s deficiency claim, the Debtor assumed that the Bank receives and retains the distribution to CHT on account of the post-petition loan payable.

k                                          Bank Secured Claim:  This claim represents the secured claim of Private Investment Bank Limited relating to the debentures that Med issued to the Bank as the same were amended from time-to-time. The Debtor granted the Bank a security interest in, and lien against, certain of its asset to secure the payment of the debentures. For the purpose of this analysis, the Debtor assumed that Bank’s secured claim would be allowed in the principal amount of the amended debentures issued to the Bank in connection with the June 2002 settlement less approximately $3.0 million of total payments received and applied to principal including pre-petition payments and payments received pursuant to the Proceeds Distribution Agreement, but excluding interest, fees, costs or expenses accruing or assessable after the petition date, if any. For the purpose of the Liquidation Analysis, the Bank secured claim shares distributions, pari passu, with the NCFE secured claim.

l                                             NCFE Secured Claim:  This claim represents secured claims of NCFE for which the Debtor is the primary obligor including claims relating to promissory notes that the Debtor issued to NCFE. For the purpose of the Liquidation Analysis, the NCFE secured claim excludes claims for which the Debtor is secondarily liable including claims under the several Sales and

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Subservicing Agreements providing for the purchase and sale of CCG’s, and CCS’ accounts receivable, and a claim under a promissory note issued by CCG for which the Debtor is a guarantor. For the purpose of the Liquidation Analysis, the NCFE secured claims share distributions, part passu, with the Bank secured claim.

m                                       Other Misc. Secured Claims:  These claims include secured claims asserted by vendors, equipment lessors and insurance providers. For the purpose of the Liquidation Analysis, it is assumed that the chapter 7 trustee returns to such creditor, in full satisfaction of its secured claim, any property in the Debtor’s possession that constitutes collateral for such secured claim.

n                                         Administrative Claims—Chpt. 7:  These claims represent the claims of the Chapter 7 Trustee, his counsel and the costs of liquidation. As a consequence of the Bank’s and NCFE’s secured claims, the Debtor is administratively insolvent and it assumed that the Debtor’s chapter 7 case would be a no-asset case for which there would not be any material chapter 7 administrative claims.

o                                         Post-petition trade creditors:  These claims consist of the sum of (i) the accounts payable and (ii) other liabilities shown on the Debtor’s balance sheet at January 31, 2004. As noted above, the Liquidation Analysis illustrates that the Debtor is administratively insolvent, and consequently, there would not be sufficient funds to make any distribution on account of allowed post-petition trade creditors' claims. Under the Plan, holders of allowed post-petition trade claims would be paid in full.

p                                         Wages, salaries and other payroll:  These claims consist of the claims of the Debtor’s employees for wages and other payroll benefits including accrued salaries, accrued PTO, accrued fringe benefits and accrued payroll taxes in each case as shown on the Debtor’s balance sheet at January 31, 2004. As noted above, the Liquidation Analysis illustrates that the Debtor is administratively insolvent, and consequently, there would not be sufficient funds to make any distribution on account of the Debtor’s employees’ allowed claims for wages, salaries and other payroll items. Under the Plan, holders of allowed claims for wages, salaries and other payroll items would be paid in full.

q                                         Professional fees:  These claims consist of the claims of the professionals that the Bankruptcy Court authorized the Debtors and the Official Unsecured Creditors’ Committees to retain, at the expense of the Debtor’s estate. For the purpose of the Liquidation Analysis, the Debtor assumes that all professional fees, with the exception of professional fees incurred by the CCG Creditors’ Committee and by professionals retained by Trestle and allocated to CCG and Trestle, respectively, are allocated to the estate of Med. As noted above, the Liquidation Analysis illustrates that the Debtor is administratively insolvent, and consequently, there would not be sufficient funds to make any distribution on account of allowed professional fees. Under the Plan, holders of allowed professional fees would be paid in full.

r                                            Priority Claims:  These claims consist of claims entitled to priority under §507 of the Bankruptcy Code. Creditors filed proofs of claim asserting approximately $4 million of priority claims against the Debtor. These claims include a claim asserted by the IRS in the amount of $3.6 million. Having reviewed all of such proofs of claim, the Debtor has determined that, with the exception of approximately $5 thousand of tax claims, creditors have filed claims against the wrong debtor, misclassified their claims or that such claims are otherwise not allowable and that such claims would not be allowed a priority claims. Nonetheless, as noted above, the Liquidation Analysis illustrates that the Debtor is administratively insolvent, and consequently, there would not be sufficient funds to make any distribution on account of allowed priority

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claims.  Under the Plan, holders of allowed priority claims would be paid in full either on the Effective Date or over time.

s                                          General Unsecured Claims:  Creditors filed proofs of claim asserting approximately $10 million of unsecured claims against the Debtor. For the purpose of the Liquidation Analysis, general unsecured claims consists of the Debtor’s estimate of the allowed amount of such filed proofs of claim, the allowed amount of claims filed as secured or priority that should be classified as unsecured, and the estimated amount of the unsecured deficiency claims of the Bank., after giving effect to distributions it receives from the other Debtors’ estates (including Med, Resource and Trestle) and NCFE, or approximately $49 million. In a liquidation, the Debtor estimates that no funds would be available to distribute to holders of allowed general unsecured claims. As a result of compromises contained in the Plan, the Debtor estimates that the amount of allowed general unsecured claim will be $874 thousand. Under the Plan, holders of these allowed claims would receive their pro rata share of a $250 thousand note for the benefit of CDSl’s and CCS’ unsecured creditors, representing a recovery of approximately 29%.

CHARTWELL COMMUNITY SERVICES, INC.

Notes to Asset Accounts:

a                                          Unrestricted cash and equivalents;  The Liquidation Analysis assumes that the Debtor and its subsidiaries would cease operations immediately upon conversation of their respective bankruptcy cases to proceedings under Chapter 7 and that, as a consequence, the Debtor would not generate any further cash during the Chapter 7 cases, except for the net proceeds from the disposition of non-cash assets. CCS, CDSI and CCG maintain a centralized treasury function with cash concentrated and managed at the CDSI level, CDSI disburses cash to CCS’ operating and payroll accounts on a periodic basis. For the month of January 2004, CCS deposited approximately 70% of the cash received in the centralized account maintained at CDSI. It is assumed that the amount of unrestricted cash and equivalents at the date of the actual liquidation would be equal to the balance sheet balance as of January 31, 2004, which in the case of CCS was ($149) thousand, plus 70% of the unrestricted cash and equivalents carried on CDSI’s balance sheet at January 31, 2004. For the purpose of the Liquidation Analysis, the Debtor assumes that positive net cash balance is recoverable in full.

b                                         Accounts receivable:  The Debtor generates substantially all of its accounts receivable from its contract with the Texas Department of Human Services (“TDHS”), with the balance relating to an HMO contract with Star Plus. Accounts receivable represents the gross balance of the accounts receivable shown on the Debtor’s books before an allowance for uncollectible accounts of approximately $92 thousand. The Debtor assumes that the Chapter 7 trustee will bill and collect these receivables. For the purpose of the Liquidation Analysis, management anticipates recovering between 70% and 90% of net accounts receivable. These percentages are based upon a review of the detailed aging balances for the various payors. Management has assessed the potential recoverability for these accounts receivable based on payor-mix, days outstanding and historical experience, adjusted for a liquidation. The following table summarizes the realization rates applied to the Debtor’s accounts receivable:

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	Book Value	Realization Rate		Liquidation Value
		Low %	High %	Low $	High $
0-30 Days	$4,896	77%	97%	$3,763	$4,743
31-60 Days	$229	58%	78%	132	178
61-90 Days	$39	45%	65%	18	26
91-120 Days	$29	43%	63%	12	18
121-150 Days	$11	27%	47%	3	5
151-180 Days	$22	47%	67%	11	15
181 Days +	104	9%	29%	10	30

Total	$5,330	74%	94%	$3,949	$5,015

c                                          Other Receivable:  This asset represents a payment that the Debtor received for services provided by another provider. The Debtor refunded this amount to the payor in February 2004. Accordingly, for the purpose of the Liquidation Analysis, the Debtor assigns no realizable value to this asset.

d                                         Intercompany with related parties:  As noted above, CDSI, CCS and CCG maintain and operate a centralized treasury function with cash concentrated and managed at the CDSI level. The Intercompany account represents net advances from CCS to or for the account of the other Debtors and Med Diversified to fund operating and bankruptcy related expenses. For the purpose of the Liquidation Analysis, the Debtor assumes that all intercompany accounts are eliminated and that the Debtor would not incur any liability or realize any recovery on account of this intercompany account.

e                                          Prepaid Expenses:  Prepaid expenses represent the unamortized portion, net of fees, of the premium paid for excess insurance policies that the Debtor maintains to support its self-insured workers’ compensation insurance program. Pursuant to a premium financing arrangement, the Debtor paid the annual premium in full upon the issuance of the policies. The insurance program provides that the premium is earned when paid and does not provide for any proration or return of unearned premium in the event of early termination of the policy. Accordingly, the Debtor assigns no realizable value to this asset.

f                                            Office furniture and equipment, net:  Office furniture and equipment represents the net book value of certain leasehold improvements, furniture and fixtures, office equipment and computers. Management has reviewed the individual account balances for each sub-account and estimated the percentage recoverability based on the age of assets within each asset class, applying higher realization rates to newer assets and lower realization rates to older assets. On a blended basis, the Debtor estimates that a Chapter 7 trustee would recover between 11.0% and 22% of the value of these assets as set forth in the following table.

	Book Value	Realization Rate		Liquidation Value
		Low %	High %	Low $	High $
Leasehold Improvements	$29	0%	5%	$—	$1
Furniture & Fixtures	55	15%	25%	8	14
Office Equipment	65	15%	25%	10	16
Computers	17	5%	34%	1	6
				—	—
Subtotal	$165	11%	22%	$19	$37

g                                         Goodwill, net:  Goodwill represents the fair value of the Debtor’s goodwill. The Debtor assigns no realizable value to this asset.

h                                         Restricted cash:  Restricted cash represents receipts from a now closed branch office that CCS

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managed under a management services agreement pending the acquisition of that branch. The acquistion was not completed and the branch office was closed. This restriction is self-imposed and accordingly, the Debtor assumes that the full amount of this asset is realizable.

i                                             Intangible Asset:  The intangible asset represents the carrying value of the Debtor’s intangible assets, which consist primarily of the Debtor’s payer contracts. This value is derived from an enterprise valuation of the Debtor. For the purpose of the Liquidation Analysis, the Debtor assumes that the business is not sold as a going concern and therefore assigns no realizable value to this asset.

j                                             Deposits:  Deposits represent security deposits on real property leases, copier and other office equipment leases, deposits held by utilities and workers’ compensation loss fund deposits. For the purpose of the Liquidation Analysis, the Debtor assumes that the holders of those deposits would retain and apply the deposits to the Debtor’s obligations. Accordingly, the Debtor assigns no recoverability to the deposits.

k                                          Bankruptcy avoidance actions and other litigation claims:  Bankruptcy avoidance actions and other litigation claims represent potential preference claims, fraudulent conveyance litigation, other avoidance actions and litigation. Management has reviewed the Debtor’s books and records and does not believe that there are any material preference actions that would generate a meaningful recovery. Management has also consulted with counsel regarding the existence of other bankruptcy causes of action and the likelihood of success in prosecuting such claims. Considering the cost and expense of litigating any such bankruptcy causes of action and litigation claims, the uncertain outcome, the lack of funds to fund such litigation, and magnitude of the claims of the Bank and NCFE, the Liquidation Analysis does not assign any value to recoveries from any such bankruptcy causes of action.

Notes to Creditor Recoveries:

l                                             Bank Secured Claim:  This claim represents the secured claim of Private Investment Bank Limited relating to the debentures that Med issued to the Bank as the same were amended from time-to-time. The Debtor granted the Bank a security interest in, and lien against, certain of its asset to secure the payment of the debentures. For the purpose of this analysis, the Debtor assumed that Bank’s secured claim would be allowed in the principal amount of the amended debentures issued to the Bank in connection with the June 2002 settlement less approximately $3.0 million of total payments received and applied to principal including pre-petition payments and payments received pursuant to the Proceeds Distribution Agreement, but excluding interest, fees, costs or expenses accruing or assessable after the petition date, if any. For the purpose of the Liquidation Analysis, the Bank secured claim shares distributions, pari passu, with the NCFE secured claim.

m                                       NCFE Secured Claim:  This claim represents secured claims of NCFE for which the Debtor is the primary obligor including obligations arising under the Sales and Subservicing Agreement by and among NCFE and the Debtor. NCFE has asserted separate claims against CDSI, CCS, CCG and Med of approximately $38 million for obligations arising under the Sales and Subservicing Agreements among NCFE and CCS and NCFE and CCG. For the purpose of the Liquidation Analysis, the Debtors assume that each of CCS and CCG is liable for 50% or approximately $19 million of these claims. For the purpose of the Liquidation Analysis, the NCFE secured claims share distributions, pari passu, with the Bank secured claim.

n                                         Other Misc. Secured Claims:  These claims include secured claims asserted by vendors, equipment lessors and insurance providers. For the purpose of the Liquidation Analysis, it is assumed that the chapter 7 trustee returns to such creditor, in full satisfaction of its secured

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claim, any property in the Debtor’s possession that constitutes collateral for such secured claim.

o                                         Administrative Claims—Chpt. 7:  These claims represent the claims of the Chapter 7 Trustee, his counsel and the costs of liquidation. As a consequence of the Bank and the NCFE secured claims, the Debtor is administratively insolvent and it assumed that the Debtor’s chapter 7 case would be a no-asset case for which there would not be any material chapter 7 administrative claims.

p                                         Post-petition trade creditors:  These claims consist of the sum of (i) the accounts payable and (ii) other liabilities shown on the Debtor’s balance sheet at January 31, 2004. As noted above, the Liquidation Analysis illustrates that the Debtor is administratively insolvent, and consequently, there would not be sufficient funds to make any distribution on account of allowed post-petition trade creditors’ claims. Under the Plan, holders of allowed post-petition trade claims would be paid in full.

q                                         Wages, salaries and other payroll:  These claims consist of the claims of the Debtor’s employees for wages and other payroll benefits including accrued salaries, accrued PTO, accrued fringe benefits and accrued payroll taxes in each case as shown on the Debtor’s balance sheet at January 31, 2004. As noted above, the Liquidation Analysis illustrates that the Debtor is administratively insolvent, and consequently, there would not be sufficient funds to make any distribution on account of the Debtor’s employees’ allowed claims for wages, salaries and other payroll items. Under the Plan, holders of allowed claims for wages, salaries and other payroll items would be paid in full.

r                                            Professional fees:  These claims consist of the claims of the professionals that the Bankruptcy Court authorized the Debtors and the Official Unsecured Creditors’ Committees to retain, at the expense of the Debtor’s estate. For the purpose of the Liquidation Analysis, the Debtor assumes that all professional fees, with the exception of professional fees incurred by the CCG Creditors’ Committee, and professionals retained by Trestle, and allocated to CCG and Trestle, respectively, are allocated to the estate of Med. As noted above, the Liquidation Analysis illustrates that the Debtor is administratively insolvent, and consequently, there would not be sufficient funds to make any distribution on account of allowed professional fees. Under the Plan, holders of allowed professional fees would be paid in full.

s                                          Priority Claims:  These claims consist of claims entitled to priority under §507 of the bankruptcy Code. Creditors filed proofs of claim asserting approximately $927 thousan of priority claims against the Debtor. Having reviewed all of such proofs of claim, the Debtor has determined that creditors have filed claims against the wrong debtor or misclassified their claims and that no such claims would by allowed as priority claims. Nonetheless, as noted above, the Liquidation Analysis illustrates that the Debtor is administratively insolvent, and consequently, there would not be sufficient funds to make any distribution on account of allowed priority claims, if any. Under the Plan, holders of allowed priority claims would be paid in full either on the Effective Date or over time.

t                                            General Unsecured Claims:  Creditors filed proofs of claim asserting approximately $51 million of unsecured claims against the Debtor. For the purpose of the Liquidation Analysis, general unsecured claims consists of the Debtor’s estimate of the allowed amount of such filed proofs of claim, the allowed amount of claims filed as secured or priority that should be classified as unsecured, and the estimated amount of the unsecured deficiency claims of the Bank , after giving effect to distributions it receives from the other Debtors’ estates (including Med, Resource and Trestle) and NCFE, or approximately $72 million. In a liquidation, the

8

Debtor estimates that no funds would be available to distribute to holders of allowed general unsecured claims. As a result of compromises contained in the Plan, the Debtor estimates that the amount of allowed general unsecured claim will be $631 thousand. Under the Plan, holders of these allowed claims would receive their pro rata share of a $350 thousand note for the benefit of CCS’ and CDSI’s unsecured creditors, representing a recovery of approximately 55%.

CHARTWELL CARE GIVERS, INC.

Notes to Asset Accounts:

a                                          Unrestricted cash and equivalents: The Liquidation Analysis assumes that the Debtor and its subsidiaries would cease operations immediately upon conversation of their respective bankruptcy cases to proceedings under Chapter 7 and that, as a consequence, the Debtor would not generate any further cash during the Chapter 7 cases, except for the net proceeds from the disposition of non-cash assets. CCS, CDSI and CCG maintain a centralized treasury function with cash concentrated and managed at the CDSI level. CDSI disburses cash to CCG’s operating and payroll accounts on a periodic basis. For the month of January 2004, CCG deposited approximately 30% of the cash received in the centralized account maintained at CDSI. It is assumed that the amount of unrestricted cash and equivalents at the date of the actual liquidation would be equal to the balance sheet balance as of January 31, 2004, which in the case of CCG was ($54) thousand, plus 30% of the unrestricted cash and equivalents carried on CDSI’s balance sheet at January 31, 2004. For the purpose of the Liquidation Analysis, the Debtor assumes that positive net cash balance is recoverable in full.

b                                         Accounts receivable: The Debtor generates substantially all of its accounts receivable from its contracts with third-party payors including Medicare, Medicaid and private insurers. Accounts receivable represents the gross balance of accounts receivable shown on the Debtor’s books before an allowance for uncollectible accounts of $2,064 thousand and unposted collections of approximately $6 thousand. The Debtor assumes that the Chapter 7 trustee will bill and collect these receivables. For the purpose of the Liquidation Analysis, management anticipates recovering between 48% and 68% of net accounts receivable. These percentages are based upon a review of the detailed aging balances for the various payors. Management has assessed the potential recoverability for these accounts receivable based on payor-mix, days outstanding and historical experience, adjusted for a liquidation. The following table summarizes the realization rates applied to the Debtor’s accounts receivable.

	Book Value	Realization Rate		Liquidation Value
		Low%	High%	Low $	High $

0-30 Days	$2,159	75%	95%	$1,611	$2,043
31-60 Days	1,270	80%	100%	1,010	1,264
61-90 Days	690	50%	70%	342	480
91-120 Days	511	36%	56%	184	286
121-150 Days	371	32%	52%	119	193
151-360 Days	1,415	33%	53%	469	752
360+ Days	1,052	0%	20%	—	210

Total	$7,467	48%	68%	$3,618	$5,112

c                                          Inventory: Inventory consists of drugs and medical supplies and equipment. For the purpose of the Liquidation Analysis, the Debtor assumes that the Chapter 7 trustee would liquidate the inventory through sales to competitors and returns to wholesalers. At January 31, 2004, the book value of the inventory exceeded the post-petition accounts payable to the wholesalers. Accordingly, the Debtor

9

estimates that the Chapter 7 trustee would recover between 25% and 55% of inventory.    The following table summarizes the realization rates applied to the Debtor’s inventory.

	Book Value	Realization Rate		Liquidation Value
		Low%	High%	Low $	High $
Drugs and Supplies	$377	30%	60%	$113	$226
Supplies	$328	20%	50%	$66	$164
Subtotal	$705	25%	55%	$179	$390

d                                         Intercompany with bankrupt subsidiaries: As noted above, CDSI, CCS and CCG maintain and operate a centralized treasury function with cash concentrated and managed at the CDSI level. The Intercompany account represents the Debtor’s net borrowings to fund operating and bankruptcy related expenses. For the purpose of the Liquidation Analysis, the Debtor assumes that all intercompany accounts are eliminated and that the Debtor would not incur any liability or realize any recovery on account of this intercompany account.

e                                          Prepaid Expenses: Prepaid expenses consist of deferred accreditation costs. Accordingly, the Debtor assigns no recoverable value to this asset.

f                                            Property, plant and equipment, net: Property, plant and equipment represents the net book value of certain leasehold improvements, furniture and fixtures, office equipment and computers. Management has reviewed the individual account balances and estimated the percentage recoverability based on the age of assets within each asset class, applying higher realization rates to newer assets and lower realization rates to older assets. On a blended basis, the Debtor estimates that a Chapter 7 trustee would recover between 23.0% and 38% of the value of these assets as set forth in the following table.

	Book Value	Realization Rate		Liquidation Value
		Low%	High%	Low $	High $
Leasehold Improvements	$19	0%	5%	$—	$1
Furniture & Fixtures	57	14%	24%	8	14
Office Equipments	84	18%	27%	15	23
Vehicles	143	31%	47%	44	67
Computers	28	5%	17%	1	5
Rental Equipment	$1,100	24%	40%	260	441
Subtotal	$1,432	23%	38%	$328	$550

g                                         Goodwill, net: Goodwill represents the fair value of the Debtor’s goodwill. The Debtor assigns no realizable value to this asset.

h                                         Intangible Asset: The intangible asset represents the fair carrying value of the Debtor’s intangible assets, which consist primarily of the Debtor’s payor contracts. This value is derived from an enterprise valuation of the Debtor. For the purpose of the Liquidation Analysis, the Debtor assumes that the business is not sold as a going concern and therefore assigns no realizable value to this asset.

i                                             Other assets: Other assets represent security deposits on real property leases, copier and other office equipment leases, and deposits held by utilities. For the purpose of the Liquidation Analysis, the Debtor assumes that the holders of those deposits would retain and apply the deposits to the Debtor’s obligations. Accordingly, the Debtor assigns no recoverability to the deposits.

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j                                             Bankruptcy avoidance actions and other litigation claims: Bankruptcy avoidance actions and other litigation claims represent potential preference claims, fraudulent conveyance litigation, other avoidance actions and litigation. Management has reviewed the Debtor’s books and records and does not believe that there are any material preference actions that would generate a meaningful recovery. Management has also consulted with counsel regarding the existence of other bankruptcy causes of action and the likelihood of success in prosecuting such claims. Considering the cost and expense of litigating any such bankruptcy causes of action and litigation claims, the uncertain outcome, the lack of funds to fund such litigation, and magnitude of the claims of the Bank and NCFE, the Liquidation Analysis does not assign any value to recoveries from any such bankruptcy causes of action.

Notes to Creditor Recoveries:

k                                          Post-petition loan payable (Sun Capital): Sun Capital Healthcare, Inc. (“Sun Capital”) provided court approved, asset based, post-petition financing to the Debtor through the factoring of the Debtor’s receivables. Pursuant to the terms of its financing documents, Sun Capital has a security interest in and lien upon the Debtor’s factored and non-factored accounts receivable and a super-priority administrative claim in the Debtor’s bankruptcy case. In connection with the sale of its assets, Resource Pharmacy, an affiliate of the Debtor, granted to Sun Capital a lien against the cash sale proceeds from such sale and an administrative super-priority claim in the Resource Pharmacy bankruptcy case. For the purpose of the Liquidation Analysis, the Debtor assumes that Sun Capital elects to enforce its rights against the Resource sale proceeds. Accordingly, for the purpose of the Liquidation Analysis, the Debtor assumes that Sun Capital does not share in the distribution of the proceeds from the liquidation of the Debtor’s assets.

l                                             Bank Secured Claim: This claim represents the secured claim of Private Investment Bank Limited relating to the debentures that Med issued to the Bank as the same were amended from time-to-time. The Debtor granted the Bank a security interest in, and lien against, certain of its asset to secure the payment of the debentures. For the purpose of this analysis, the Debtor assumed that Bank’s secured claim would be allowed in the principal amount of the amended debentures issued to the Bank in connection with the June 2002 settlement less approximately £3.0 million of total payments received and applied to principal including pre-petition payments and payments received pursuant to the Proceeds Distribution Agreement, but excluding interest, fees, costs or expenses accruing or assessable after the petition date, if any. For the purpose of the Liquidation Analysis, the Bank secured claim shares distributions, pari passu, with the NCFE secured claim.

m                                       NCFE Secured Claim: This claim represents secured claims of NCFE for which the Debtor is the primary obligor including claims relating to promissory notes that the Debtor issued to NCFE and obligations arising under the Sales and Subservicing Agreement by and among NCFE and the Debtor. NCFE has asserted separate claims against CDSI, CCS, CCG and Med of approximately $38 million for obligations arising under the Sales and Subservicing Agreements among NCFE and CCS and NCFE and CCG. For the purpose of the Liquidation Analysis, the Debtors assume that each of CCS and CCG is liable for 50% or approximately $19 million of these claims. For the purpose of the Liquidation Analysis, the NCFE secured claims share distributions, pari passu, with the Bank secured claim.

n                                         Other Misc. Secured Claims: These claims include secured claims asserted by vendors, equipment lessors and insurance providers. For the purpose of the Liquidation Analysis, it is assumed that the chapter 7 trustee returns to such creditor, in full satisfaction of its secured claim, any property in the Debtor’s possession that constitutes collateral for such secured claim.

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o                                         Administrative Claims – Chpt. 7: These claims represent the claims of the Chapter 7 Trustee, his counsel and the costs of liquidation. As a consequence of the Bank and the NCFE secured claims, the Debtor is administratively insolvent and it assumed that the Debtor’s chapter 7 case would be a no-asset case for which there would not be any material chapter 7 administrative claims.

p                                         Post-petition trade creditors: These claims consist of the sum of (i) the accounts payable and (ii) other liabilities shown on the Debtor’s balance sheet at January 31, 2004. As noted above, the Liquidation Analysis illustrates that the Debtor is administratively insolvent, and consequently, there would not be sufficient funds to make any distribution on account of allowed post-petition trade creditors’ claims. Under the Plan, holders of allowed post-petition trade claims would be paid in full.

q                                         Wages, salaries and other payroll: These claims consist of the claims of the Debtor’s employees for wages and other payroll benefits including accrued salaries, accrued PTO, accrued fringe benefits and accrued payroll taxes in each case as shown on the Debtor’s balance sheet at January 31, 2004. As noted above, the Liquidation Analysis illustrates that the Debtor is administratively insolvent, and consequently, there would not be sufficient funds to make any distribution on account of the Debtor’s employees’ allowed claims for wages, salaries and other payroll items. Under the Plan, holders of allowed claims for wages, salaries and other payroll items would be paid in full.

r                                            Professional fees: These claims consist of the claims of the professionals that the Bankruptcy Court authorized the Debtor and the Official Committee of CCG’s Unsecured Creditors' Committee to retain, at the expense of the Debtor’s estate. The Debtor estimates that the amount of these expenses will be $215 thousand as of March 31, 2004. The Debtor has allocated all other professional fees to Med. As noted above, the Liquidation Analysis illustrates that the Debtor is administratively insolvent, and consequently, there would not be sufficient funds to make any distribution on account of allowed professional fees. Under the Plan, holders of allowed professional fees would be paid in full.

s                                          Priority Claims: These claims consist of claims entitled to priority under §507 of the Bankruptcy Code. Creditors filed proofs of claim asserting approximately $463 thousand of priority claims against the Debtor. Having reviewed all of such proofs of claim, the Debtor has determined that, with the exception of approximately $3 thousand of tax claims, creditors have filed claims against the wrong debtor or misclassified their claims and that such claims would not be allowed a priority claims. Nonetheless, as noted above, the Liquidation Analysis illustrates that the Debtor is administratively insolvent, and consequently, there would not be sufficient funds to make any distribution on account of allowed priority claims. Under the Plan, holders of allowed priority claims would be paid in full either on the Effective Date or over time.

t                                            General Unsecured Claims: Creditors filed proofs of claim asserting approximately $15 million of unsecured claims against the Debtor. For the purpose of the Liquidation Analysis, general unsecured claims consists of the Debtor’s estimate of the allowed amount of such filed proofs of claim, the allowed amount of claims filed as secured or priority that should be classified as unsecured, and the estimated amount of the unsecured deficiency claims of the Bank, after giving effect to distributions it receives from the other Debtors’ estates (including Med, Resource and Trestle) and NCFE, or approximately $83 million. In a liquidation, the Debtor estimates that no funds would be available to distribute to holders of allowed general unsecured claims. As a result of compromises contained in the Plan, the Debtor estimates that

12

the amount of allowed general unsecured claim will be $3.3 million. Under the Plan, holders of these allowed claims would receive their pro rata share of a $2.35 million note, representing a recovery of approximately 70%.

13

EXHIBIT D

EXHIBIT D
PREFERENCE AND FRAUDULENT TRANSFER ACTIONS

RESOURCE PHARMACY, INC.

The Debtor has reviewed its books and records for payments made within the ninety (90) day period preceding the Petition Date and prepared the attached chart listing recipients of potential preference payments including where applicable:

•                  The name of each payee receiving one or more payments aggregating $5,000 or more

•                  The number of checks issued; and

•                  The total amount paid to such payee.

In addition, certain Creditors of the Debtor are investigating, or may hereafter investigate, whether the Debtor’s estates may have causes of action against any current or former Insiders including, without limitation, claims for breach of fiduciary duties of loyalty, good faith and due care, self dealing, or other actionable conduct. These Insiders may include, without limitation:

John F. Andrews	Frank P. Magliochetti, Jr.
Donald Ayers	Edwin A. Reilly
Richard Boudreau	Samuel Romeo
Dale Clift	Michael Rusnak
John Collura	David Savitsky
John H. Derby	Stephen Savitsky
George Kuselias	J. Dale Sherrat
Mark A. MacLennan	Gregory Simms
Mitchell Stein

The Debtor and its current and former Insiders vigorously dispute that any such claims exist or have any validity whatsoever.

In addition to the asserted and potential claims and litigation matters described in the Disclosure Statement (which are incorporated in this Exhibit by reference as if set forth in full), the Debtor is also a party to several pending pre-petition litigation matters listed on its Statement of Financial Affairs. The Debtor is investigating, and the applicable trust will continue to investigate, whether to continue pursuing these matters in which the Debtor has claims or counter-claims. In accordance with the releases contained in the Plan, the action pending in the U.S. District Court for the District of Massachusetts, Med Diversified, et al. v. Lance Poulsen, Hal Pole, NPF VI Inc., NPF XII, Inc., Bank One and JP Morgan Chase, Case No. 02-12214 NG, shall be dismissed upon confirmation of the plan.

defenses to such avoidance actions. These lists do not represent a definitive list of all such preference and fraudulent conveyance actions. All recipients of payments or other transfers of interests in any of the Debtor’s property within the applicable statutory periods for preference or fraudulent conveyance actions are notified that the Debtor is continuing to investigate potential preference, fraudulent conveyance actions and litigation matters, and to the extent determined to be actionable and material, the Debtor or the applicable trusts may pursue them pursuant to the terms of the applicable Plan.

Resource Pharmacy, Inc.

Potential Preference Actions

PAYEE	NO. OF CHECKS ISSUED	TOTAL AMOUNT PAID
McKesson HBOC	11	$1,476,736
Green Valley Commerce	3	22,808
Baxter	3	22,347
Green Valley Drugs	3	19,910
Network Pharmaceuticals	4	18,113
Automed Technologies	4	12,452
Resource Pharmacy Inc.	1	8,743
Bankcard Center	3	8,726
A & T Delivery	4	7,811
Chuck Wildberger	7	6,930
Nevada Power	3	6,702
Home Health Care Association	1	6,260
Christopher Shea Pharm.	4	6,003

Subtotal		$1,623,539
Total Amount Paid During Preference Period		$1,729,836

EXHIBIT E

RESOURCE PHARMACY, INC.

Liquidation Analysis

($000s)

Unaudited Balance Sheet Data as of January 31, 2004

		Book Value	Realization Rate		Liquidation Value
Current Assets	Notes		Low	High	Low	High

Gross sale proceeds	a	$5,000	100%	100%	$5,000	$5,000
Unrestricted cash and equivalents	b	346	100%	100%	346	346
Total current assets		5,000			5,346	5,346

		Book Value	Realization Rate		Liquidation Value
Other Assets	Notes		Low	High	Low	High

Bankruptcy avoidance claims and other litigation claims	c	$—	0%	0%	$—	$—
Total other assets		—			$—	$—

Total Gross Liquidation Value		5,000			5,346	5,346

Creditor Recoveries
Net proceeds available to creditors					$5,346	$5,346

			Estimated Recovery (%)		Estimated Distribution ($)
		Estimated Allowed Claim	Low	High	Low	High
Post-petition loan payable (Sun Capital)	d	$2,266	100%	100%	$2,266	$2,266

Net estimated proceeds available to pay secured claims					$3,080	$3,080

Bank Secured Claims	e	—	0%	0%	—	—
NCFE Secured Claims	f	3,856	80%	80%	3,080	3,080
Other Misc. Secured Claims	g	149			unknown	unknown

Net estimated proceeds available to pay administrative expenses					—	—

Administrative Claims - Chpt. 7	h	230	0%	0%	—	—
Administrative Claims - Chpt. 11
Post-petition trade creditors	i	509	0%	0%	—	—
Wages, salaries and other payroll	j	—			—	—
Reclamation claims	k	162	0%	0%	—	—
Professional fees	l	—	0%	0%	—	—

Net estimated proceeds available to distribute to holders of priority claims					—	—

Priority Claims	m	—	0%	0%	—	—

Net estimated proceeds available to General Unsecured Creditors					—	—

General unsecured claims	n	2,538	0%	0%	—	—

The accompanying notes are an integral part of this analysis

RESOURCE PHARMACY, INC.

Assumptions and Notes to Accompany

Hypothetical Liquidation Analysis

General Assumptions:

Resource Pharmacy, Inc. (the “Debtor”) has prepared this hypothetical liquidation analysis (the “Liquidation Analysis”) in accordance with §1129(a)(7)(A)(ii) to demonstrate that the Plan of Reorganization is in the best interest of each holder of a claim or interest.

The Liquidation Analysis is based on the unaudited values of the Debtor’s assets as of January 31, 2004 as reflected on its books and records and as set forth on the monthly operating report for January 2004 filed with the Court. Except as otherwise noted, for the purpose of the Liquidation Analysis, the Debtor assumes that these asset values are representative of the assets and post-petition liabilities as of the date of liquidation.

The Liquidation Analysis illustrates an estimate of recovery values and percentages in the event that:

•                  The Debtor’s bankruptcy case is converted to a case under Chapter 7 of the Bankruptcy Code (“Chapter 7”); and

•                  A trustee is appointed to liquidate the Debtor’s assets.

The Liquidation Analysis assumes that the Debtor’s estate is not substantively consolidated with those of Med, CDSI, CCG, CCS and Trestle, and that a Chapter 7 trustee liquidates each Debtor’s assets independently.

The determination of the hypothetical proceeds from the liquidation of the Debtor’s assets is an uncertain process. To prepare the Liquidation Analysis, the Debtor’s management has made a number of estimates and assumptions that the Debtor’s management believes are developed and reasonable, but which may be inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies beyond the Debtor’s or its management’s control. Accordingly, neither the Debtor nor its management makes any representation or warranty, or offers any assurance, that a chapter 7 trustee would realize the liquidation values reflected in this Liquidation Analysis if the Debtor were, in fact, to undergo such a liquidation. Actual results could vary materially and adversely from those set forth on the accompanying chart.

Notes to Asset Accounts:

a                                          Cross sale proceeds: On March 12, 2004, after a notice and a hearing, the Bankruptcy Court approved the Debtor’s sale of its assets to Omnicare, Inc. (“Omnicare”) for a cash purchase price of $5.0 million, plus the assumption of certain liabilities. The Debtor and Omnicare expect to consummate the sale on or before March 31, 2004. As a result of the sale of its assets, the assets available for distribution to the holders of allowed claims against and interests in the Debtor are limited to the unrestricted cash and equivalents on the balance sheet on the day prior to the closing, which Omnicare did not purchase, the cash proceeds from the sale of the Debtor’s assets to Omnicare, and bankruptcy avoidance claims. For the purpose of the Liquidation Analysis, the Debtor assumes that the gross sale proceeds of $5.0 million are available for distribution to holders of allowed claims and interests.

b                                         Unrestricted cash and equivalents: As noted in note a, above, the Bankruptcy Court approved the Debtor’s sale of substantially all of its assets to Omnicare for a cash purchase price of $5.0 million, plus the assumption of certain liabilities. Omnicare did not purchase the cash on the Debtor’s balance us of the closing date. For the purpose of the Liquidation

Analysis, the Debtor assumes that the value of the unrestricted cash and cash equivalents at January 31, 2004 of $346 thousand is available for distribution to holders of allowed claims and interests.

c                                          Bankruptcy avoidance actions and other litigation claims: Bankruptcy avoidance actions and other litigation claims represent potential preference claims, fraudulent conveyance litigation, other avoidance actions and litigation. Management has reviewed the Debtor’s books and records and does not believe that there are any material preference actions that would generate a meaningful recovery. Management has also consulted with counsel regarding the existence of other bankruptcy causes of action and the likelihood of success in prosecuting such claims. Considering the cost and expense of litigating any such bankruptcy causes of action and litigation claims, the uncertain outcome, the lack of funds to fund such litigation, and magnitude of the claims of the Bank and NCFE, the Liquidation Analysis does not assign any value to recoveries from any such bankruptcy causes of action.

Notes to Creditor Recoveries:

d                                         Post-petition loan payable (Sun Capital): Sun Capital Healthcare, Inc. (“Sun Capital”) provided court approved, asset based, post-petition financing to the Debtor’s affiliate, Chartwell Care Givers (“CCG”), through the factoring of CCG’s receivables. Pursuant to the terms of its financing documents, Sun Capital has a security interest in and lien upon CCG’s factored and non-factored accounts receivable and a super-priority administrative claim in its bankruptcy case. In connection with, and to satisfy Sun Capital’s objection to, the sale of its assets, the Debtor, granted to Sun Capital a lien against the cash sale proceeds from such sale and an administrative super-priority claim in its bankruptcy case. For the purpose of the Liquidation Analysis, the Debtor assumes that Sun Capital will exercise its right to enforce its lien against the cash proceeds from the sale of the Debtor’s assets.

d                                         Bank Secured Claim: This claim represents the secured claim of Private Investment Bank Limited relating to the debentures that the Debtor issued to the Bank as the same were amended from time-to-time. In connection with the amendment of the debentures, the Debtor granted to the Bank a security interest in and to certain of its accounts receivable and other assets, specifically excluding accounts receivable sold to NCFE. At the petition date, the Debtor reported accounts receivable of $3,856 thousand on its balance sheet. NCFE has also asserted a security interest in the Debtor’s accounts receivable, including both purchased and non-purchased accounts receivable. Pursuant to various cash collateral orders, the Bankruptcy Court granted adequate protection liens to the Bank and NCFE to protect the value of their respective security interests in the Debtor’s accounts receivable. The value of the Debtor’s accounts receivable at the petition date is less than the amount of the secured claim that NCFE asserts. Accordingly, solely for the purpose of this analysis, the Debtor assumed that the Bank would not have any allowed secured claim against the Debtor’s accounts receivable or other assets. This assumption is without prejudice to any of the Bank’s rights or remedies and is solely for the purposes of the Liquidation Analysis.

e                                          NCFE Secured Claim: This claim represents secured claims of NCFE for which the Debtor is the primary obligor including obligations arising under the Sales and Subservicing Agreement by and among NCFE and the Debtor and a lease agreement by and between NCFE and the Debtor. As noted above, the Debtor has granted to NCFE and to the Bank security interests in its accounts receivable. For the purpose of the Liquidation Analysis, the Debtor assumed that all of the accounts receivable on its balance sheet at the petition date represent accounts receivable sold to NCFE and that NCFE’s security interest in such accounts receivable is senior to the

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security interest granted to the Bank. Accordingly, for the purpose of the Liquidation Analysis, the Debtor assumed that NCFE would have an allowed secured claim against the Debtor in the amount of the Debtor’s accounts receivable on the petition date.

f                                            Other Misc. Secured Claims: These claims include secured claims asserted by vendors and equipment lessors. For the purpose of the Liquidation Analysis, it is assumed that the chapter 7 trustee returns to such creditor, in full satisfaction of its secured claim, any property in the Debtor’s possession that constitutes collateral for such secured claim.

g                                         Administrative Claims – Chpt. 7: These claims represent the claims of the Chapter 7 Trustee, his counsel and the costs of liquidation. As a consequence of the Bank and the NCFR secured claims, the Debtor is administratively insolvent and it assumed that the Debtor’s chapter 7 case would be a no-asset case for which there would not be any material chapter 7 administrative claims.

h                                         Post-petition trade creditors: These claims consist of the post-petition accounts payable that Omnicare did not assume in connection with its purchase of the Debtor’s assets. At January 31, 2004, the amount of such claims was approximately $509 thousand. As noted above, the Liquidation Analysis illustrates that the Debtor is administratively insolvent, and consequently, there would not be sufficient funds to make any distribution on account of allowed post-petition trade creditors’ claims. Under the Plan, holders of allowed post-petition trade claims would be paid in full.

i                                             Wages, salaries and other payroll: These claims consist of the claims of the Debtor’s employees for wages and other payroll benefits including accrued salaries, accrued PTO, accrued fringe benefits and accrued payroll taxes. Omnicare assumed the Debtor’s payroll related obligations in connection with its purchase of the Debtor’s assets. Accordingly, holders of such claims would not share in any distribution of the Debtor’s assets.

j                                             Reclamation Claims: These claims consist of the claims of vendors who have sought to exercise their reclamation rights. For the purpose of the Liquidation Analysis, the Debtor assumes that such vendors have complied with the requirements to establish an allowed reclamation claim under §546 of the Bankruptcy Code and applicable state law. The Debtor estimates that the amount of such claims is $162 thousand.

k                                          Professional fees: These claims consist of the claims of the professionals that the Bankruptcy Court authorized the Debtors and the Official Unsecured Creditors’ Committees to retain, at the expense of the Debtor’s estate. For the purpose of the Liquidation Analysis, the Debtor assumes that all professional fees, with the exception of professional fees incurred by Trestle and the CCG Creditors’ Committee and allocated to Trestle and CCG, respectively, are allocated to the estate of Med. As noted above, the Liquidation Analysis illustrates that the Debtor is administratively insolvent, and consequently, there would not be sufficient funds to make any distribution on account of allowed professional fees. Under the Plan, holders of allowed professional fees would be paid in full

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l                                             Priority Claims: These claims consist of claims entitled to priority under §507 of the Bankruptcy Code. Creditors filed proofs of claim asserting approximately $534 thousand of priority claims against the Debtor. Having reviewed all of such proofs of claim, the Debtor has determined that creditors have filed claims against the wrong debtor or misclassified their claims and that such claims would not be allowed a priority claims. Accordingly, the Debtor estimates that there are not any allowed priority claims entitled to share in the proceeds from the sale of the Debtor’s assets.

m                                       General Unsecured Claims: Creditors filed proofs of claim asserting approximately $884 thousand of unsecured claims against the Debtor. For the purpose of the Liquidation Analysis, general unsecured claims consists of the Debtor’s estimate of the allowed amount of such filed proofs of claim, the allowed amount of claims filed as secured or priority that should be classified as unsecured, and the estimated amount of the unsecured deficiency claims of NCFE, or approximately $2.5 million. In a liquidation, the Debtor estimates that no funds would be available to distribute to holders of allowed general unsecured claims. As a result of compromises contained in the Plan, the Debtor estimates that the amount of allowed general unsecured claim will be $1.2 million. Under the Plan, holders of these allowed claims would receive their pro rata share of approximately $930, representing a recovery of approximately 80%.

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